PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-298830

PASQAL HOLDING SA

Up to 17,333,333 Ordinary Shares Issuable Upon Exercise of Warrants

and

Up to 286,674,886 Ordinary Shares
Up to 7,750,000 Private Placement Warrants
Offered by the Selling Securityholders

This prospectus relates to the issuance by us of an aggregate of up to 17,333,333 ordinary shares, €0.02 par value per share (the “Ordinary Shares”), which consists of (i) up to 9,583,333 Ordinary Shares that are issuable upon the exercise of 9,583,333 warrants (the “Public Warrants”) originally issued in the initial public offering of Bleichroeder Acquisition Corp. II (“Bleichroeder”) and (ii) up to 7,750,000 Ordinary Shares that are issuable upon the exercise of 7,750,000 warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) originally issued in a private placement to Bleichroeder Sponsor 2 LLC (the “Sponsor”), Cohen & Company Securities, LLC (“Cohen”) and Clear Street LLC (“Clear Street”) in connection with the initial public offering of Bleichroeder. Each Warrant is exercisable at $11.50 per Ordinary Share, subject to adjustment. We will receive the proceeds from any exercise of the Warrants to the extent such Warrants or Investment Warrants are exercised for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 286,674,886 Ordinary Shares, consisting of (a) up to 56,287,179 Ordinary Shares issuable upon conversion of the Senior Unsecured Convertible Bonds (the “Convertible Bonds”) issued pursuant to the Securities Purchase Agreement, dated as of March 4, 2026 and as amended on May 23, 2026 (the “March 2026 SPA”), assuming a conversion price of $7.80 per Ordinary Share and taking into account payment-in-kind interest accrued for a period of three years from the Closing Date, (b) up to 50,080,128 Ordinary Shares issuable upon exercise of the Investment Warrants issued pursuant to the March 2026 SPA, assuming an exercise price of $7.80 per Ordinary Share, (c) up to 9,583,333 Ordinary Shares held by certain securityholders, received upon conversion and subsequent distribution by the Sponsor of 9,583,333 Bleichroeder Class B ordinary shares (the “Founder Shares”) in connection with the Business Combination (defined below), (d) up to 7,750,000 Ordinary Shares issuable upon exercise of the Private Placement Warrants, (e) up to 162,974,246 Ordinary Shares issued to certain former shareholders of Pasqal Holding SAS (“Legacy Pasqal”) in connection with the Merger (defined below), and (ii) up to 7,750,000 Private Placement Warrants.

We will not receive any proceeds from the sale of Ordinary Shares or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus. We will receive the proceeds from any exercise of the Warrants and the Investment Warrants to the extent such Warrants or Investment Warrants are exercised for cash, but not from the sale of the Ordinary Shares issuable upon such exercise.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under the Amended and Restated Registration Rights Agreement, dated as of August 27, 2026 (as it may be amended, restated or otherwise modified from time to time, the “A&R Registration Rights Agreement”). Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Ordinary Shares or Private Placement Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. See the section titled “Plan of Distribution.”

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Ordinary Shares and Public Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “PSQL” and “PSQLW,” respectively. On October 6, 2026, the last reported sales price of our Ordinary Shares on Nasdaq was $6.84 per share, and the last reported sales price of our Public Warrants on Nasdaq was $1.08 per warrant.

We are a “foreign private issuer” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, under U.S. federal securities laws, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain Nasdaq corporate governance rules. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 7, 2026.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the Selling Securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the Ordinary Shares issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of Ordinary Shares underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section titled “Where You Can Find More Information.”

Bleichroeder, Legacy Pasqal, and Bleichroeder Acquisition France Merger Sub 2, a French société anonyme and a subsidiary of Bleichroeder (“Merger Sub”), entered into an Agreement and Plan of Merger, dated February 28, 2026 (as amended, the “Business Combination Agreement”), which, among other things and subject to the terms and conditions contained therein, provided for (a) the merger of Bleichroeder with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub continuing as the surviving company (the “Bleichroeder Surviving Corporation”), and (b) the merger of Legacy Pasqal with and into Bleichroeder Surviving Corporation by way of a merger by absorption (fusion-absorption) in accordance with Articles L. 236-1 et seq. of the French Commercial Code, with the Bleichroeder Surviving Corporation continuing as the surviving company and changing its name to Pasqal Holding SA (the “Merger”, and together with the Reincorporation Merger and the other transactions contemplated by the Business Combination Agreement and the related agreements, the “Business Combination”).

On August 25, 2026, Bleichroeder held an extraordinary general meeting of shareholders of Bleichroeder where the shareholders of Bleichroeder considered and approved a number of matters, including the consummation of the Business Combination.

On August 27, 2026 (the “Closing Date”), we consummated the transactions contemplated by the Business Combination Agreement and effected the Business Combination. On the Closing Date, at the effective time of the Reincorporation Merger, (i) each then issued and outstanding Bleichroeder Class A Ordinary Share (excluding Treasury Shares and Redeeming Shares) and each then issued and outstanding Bleichroeder Class B Ordinary Share was cancelled and automatically converted into one Ordinary Share, and (ii) each then issued and outstanding whole warrant to purchase Bleichroeder Class A Ordinary Shares was converted into one warrant to purchase one Ordinary Share on the same terms and conditions existing prior to such conversion. At the effective time of the Merger, Legacy Pasqal was dissolved without liquidation (dissolution sans liquidation), together with the completion of a universal transfer of assets and liabilities (transmission universelle de patrimoine) pursuant to which New Pasqal succeeded to all of the rights and obligations of Legacy Pasqal, and, among other things: (a) each then issued and outstanding “Class Seed” ordinary share, common ordinary share, “Class A” ordinary share, “Class B” ordinary share and “Class C” ordinary share of Legacy Pasqal, in each case with a par value of €0.10 per share, was exchanged for Ordinary Shares using an exchange ratio of approximately 22.736 (the “Exchange Ratio”), resulting in the issuance of 199,999,960 Ordinary Shares to the former shareholders of Legacy Pasqal; and (b) each then issued and outstanding equity warrant governed by French law (bons de souscription de parts de créateur d’entreprise) of Legacy Pasqal (the “Rollover BSPCEs”) was assumed by the Company and grants the right to subscribe for Ordinary Shares, with the number of shares adjusted to reflect the Exchange Ratio, on the same terms and conditions (including vesting, exercise period and expiration date) as were applicable immediately prior to the effective time of the Merger.

Substantially concurrently with the Closing, we consummated the March 2026 Financing, pursuant to which we issued $312,500,000 aggregate principal amount of Senior Unsecured Convertible Bonds, initially convertible into 26,041,667 Ordinary Shares at an initial conversion price of $12.00 per Ordinary Share, together with 32,552,083 Investment Warrants exercisable at $12.00 per Ordinary Share, for an aggregate subscription price of $250.0 million, reflecting a 20% original issue discount in a private placement.

Except as otherwise indicated or required by context, references in this prospectus to “Pasqal”, “the Company”, “we”, “us”, or “our” refer to Pasqal Holding SA, a French société anonyme, together with its consolidated subsidiaries, following the consummation of the Business Combination.

PRESENTATION OF FINANCIAL INFORMATION

Pasqal SAS

The audited consolidated financial statements of Pasqal SAS as of and for the years ended December 31, 2025 and 2024, and the related notes thereto, were prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and are included elsewhere in this prospectus.

Legacy Pasqal

On February 28, 2026, Pasqal SAS effected an internal reorganization (the “Pasqal Reorganization”), pursuant to which Pasqal SAS became a wholly owned subsidiary of Legacy Pasqal and the existing shareholders of Pasqal SAS became shareholders of Legacy Pasqal. Prior to the consummation of the Mergers, Legacy Pasqal had no material assets or operating activities outside of those of Pasqal SAS.

The unaudited condensed consolidated financial statements of Legacy Pasqal at June 30, 2026 and December 31, 2025 and for the six months ended June 30, 2026 and 2025 were prepared in accordance with IFRS as issued by the IASB and are included elsewhere in this prospectus.

Bleichroeder

The audited consolidated financial statements of Bleichroeder are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

EXCHANGE RATE PRESENTATION

Certain amounts described herein have been expressed in U.S. dollars for convenience and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires, “$,” “US$” and “U.S. dollar” each refer to the United States dollar, and “euro” or “€” refers to the currency established for participating member states of the European Union (“E.U.”) as of the beginning of stage three of the European Monetary Union on January 1, 1999.

INDUSTRY AND MARKET DATA

In this prospectus, we present industry data, information and statistics regarding the markets in which we compete, as well as publicly available statistics, data and other information provided by third parties relating to markets, market sizes, market shares, market positions and other industry data pertaining to our business and markets. Such information is supplemented where necessary with our own internal estimates, taking into account publicly available information about other industry participants and the judgment of our management where information is not publicly available.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and ℠ symbols, but such references are not intended to indicate, in any way, that we or the owners thereof will not assert, to the fullest extent under applicable law, our or their rights to these trademarks, trade names and service marks.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus may constitute “forward-looking statements” for purposes of U.S. federal securities laws (collectively, “forward-looking statements”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect our current views with respect to, among other things, our capital resources, performance and results of operations. Likewise, all of our statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “expected,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “anticipated,” “projected,” “future” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. In particular, this prospectus contains forward-looking statements pertaining to our strategy, future operations, financial position, projected costs, prospects and plans. We do not guarantee that the events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•        general economic uncertainty;

•        our limited operating history, concentrated customer base and early-stage commercial model, which make it difficult to forecast our future results of operations and funding requirements;

•        the possibility that quantum computing may never become commercially viable or widely adopted, and that our technology roadmap and the anticipated milestones and timing thereof may change;

•        our need for a significant amount of additional capital to pursue our business objectives, risks relating to our outstanding indebtedness and the risk that additional financing may not be available on acceptable terms or at all, which could require us to delay, limit or substantially reduce our development efforts;

•        the risk that our technical roadmap and plans for commercialization involve technology that is still under development and may not become available on the expected timeline or achieve the intended performance level;

•        our ability to scale and adapt our business and existing technology, including our manufacturing capacity, in a timely or cost-effective manner to meet customer and market demand;

•        the effects of competition on our future business;

•        competition in the quantum computing industry on a global scale, including the risk that competitors achieve technological breakthroughs that render our systems obsolete or inferior, and competitive pressures on our pricing;

•        our dependence on relationships with third-party providers, including cloud providers and suppliers of specialized components such as laser systems, and the risk that any disruption of or interference with our use of such providers would adversely affect our business;

•        our reliance on future collaborative partners and our ability to establish and maintain suitable strategic partnerships;

•        our dependence on our ability to attract and retain senior executive leadership and other key employees, including quantum physicists, software engineers and other key technical personnel;

•        our ability to penetrate multiple markets, and the additional regulatory burdens and political, social and geographical risks associated with our international operations and investment commitments in France, the United States, Canada, Saudi Arabia, South Korea and the United Kingdom;

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•        restrictions or delays in changes of control or significant investments in us due to French State influence and French foreign investment regulations, and limitations on shareholder liquidity and transferability of our securities arising therefrom;

•        delays or limitations in our strategic decision-making due to our governance structure and restrictions under French law, including the strategic committee established at the level of Pasqal SAS and the business allocation agreement;

•        our ability to obtain and maintain patent protection for our technology and the risk that the scope of patent protection obtained is not sufficiently broad or robust, including risks arising from license and co-ownership arrangements originating in academic research and from our use of open-source software;

•        cybersecurity, physical hardware and human-related security risks that could result in significant operational disruption, financial loss, legal liability or reputational harm;

•        our dependence on contracts with French and other governmental entities and the European Commission, which are subject to public procurement processes, budgetary constraints and changes in government priorities, and the risk that government grants may be reduced, cancelled or required to be repaid and new grants may not be available on terms acceptable to us or at all;

•        risks arising from litigation, investigations and regulatory proceedings, including product liability claims and environmental and safety regulation;

•        our status as a foreign private issuer, which exempts us from certain provisions applicable to United States domestic public companies and the additional costs we would incur if that status were lost, and the difficulties investors may face in protecting their interests because we are organized under the laws of France, including limitations on the ability to enforce rights through the U.S. federal courts;

•        potential litigation, governmental or regulatory proceedings, investigations or inquiries involving us, including in relation to the Business Combination;

•        international, national or local economic, social, political or legal conditions that could adversely affect us and our business;

•        the effectiveness of our internal controls and our corporate policies and procedures;

•        the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, including French tax legislation, limitations on the deductibility of interest and on the use of our tax loss carry-forwards, accounting guidance and similar matters in regions in which we operate or will operate in the future;

•        the volatility of the market price and liquidity of the Ordinary Shares and the Public Warrants and our ability to maintain the listing of our Ordinary Shares and Warrants on Nasdaq and operate as a public company;

•        risks relating to any unforeseen liabilities of the Company;

•        restrictions and oversight arising from our governance arrangements with Bpifrance and under French law, including the strategic committee of Pasqal SAS and the business allocation agreement;

•        failure to obtain lender consent, industry partner and other third party consents and approvals, when required;

•        changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        our expectations with respect to market opportunity and market growth;

•        the expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with other businesses, governments and government entities;

•        the potential for our quantum computing technology to achieve quantum advantage;

•        expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”);

•        expansion plans and opportunities, including risks related to the rollout of the Company’s business and expansion strategy; and

•        the need to obtain required approvals from regulatory authorities, including under French foreign investment control and applicable export control regimes.

The forward-looking statements contained herein may prove incorrect. These forward-looking statements speak only as of the date of this prospectus and are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors” and our filings with the U.S. Securities and Exchange Commission (www.sec.gov). There may be additional risks that we do not presently know or that we currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements.

Such forward-looking statements are based on a number of estimates and assumptions that we believe are reasonable when made including, but not limited to, the perceived benefits of the Business Combination; the effects of the Business Combination on Legacy Pasqal; assumptions that none of the risks identified in this prospectus materialize; that there are no unforeseen changes to economic and market conditions, and no significant events occur outside the ordinary course of business. Such estimates and assumptions are made in light of the experience of management and its perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, these forward-looking statements should not be relied upon as guarantees of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual future results, levels of activity, performance and events and circumstances could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risks and uncertainties may emerge from time to time, and management cannot predict all risks and uncertainties. Except as required by applicable law, we do not undertake to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires:

•        the term “Legacy Pasqal” means Pasqal Holding SAS, a French société par actions simplifiée, and its consolidated subsidiaries;

•        the term “Bleichroeder” means Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company;

•        the term “Merger Sub” means Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France, of which Bleichroeder owned substantially all of the outstanding share capital prior to the consummation of the Reincorporation Merger;

•        the term “Bleichroeder Surviving Corporation” means Merger Sub as the surviving company following the consummation of the Reincorporation Merger and prior to the consummation of the Merger; and

•        the term “New Pasqal” means Bleichroeder Surviving Corporation or Pasqal Holding SA, a French société anonyme, and its consolidated subsidiaries, following the merger of Legacy Pasqal with Bleichroeder Surviving Corporation.

“A&R Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement entered into on the Closing Date by and among the Company, the Sponsor, certain former shareholders of Legacy Pasqal, the Investors and the other parties thereto, pursuant to which that certain Registration Rights Agreement, dated as of January 7, 2026, was amended and restated in its entirety, as of the Closing, as such agreement may be amended, restated or otherwise modified from time to time.

“Bleichroeder” means Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company that was the SPAC party to the Business Combination Agreement.

“Bleichroeder IPO” means the initial public offering of 28,750,000 Bleichroeder units, including 3,750,000 units pursuant to the underwriters’ full exercise of the over-allotment option, which closed on January 9, 2026.

“Bpifrance” means Bpifrance Investissement S.A.S., a French société par actions simplifiée, having its registered office at 27-31, avenue du Général Leclerc, 94710 Maisons-Alfort Cedex, France.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Reincorporation Merger and the Merger.

“Business Combination Agreement” means Agreement and Plan of Merger, entered into on February 28, 2026, by and among Bleichroeder, Merger Sub and Legacy Pasqal, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger and Assignment and Assumption Agreement entered into on May 26, 2026, as further amended by that certain Amendment No. 2 to the Agreement and Plan of Merger entered into on June 25, 2026, as further amended by that certain Amendment No. 3 to the Agreement and Plan of Merger entered into on July 22, 2026, and as may be further amended, supplemented or otherwise modified from time to time.

“Clear Street” means Clear Street LLC.

“Closing” means the closing of the Business Combination and the March 2026 Financing.

“Closing Date” means August 27, 2026, the date on which the Closing occurred.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Cohen” means Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC.

“coherence” means the ability of a quantum system to maintain a well-defined phase relationship between different states in a superposition (when qubits are in multiple states at the same time).

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands as the same may be amended from time to time.

“Continental” means Continental Stock Transfer & Trust Company.

“Convertible Bonds” or “Senior Unsecured Convertible Bonds” means the senior unsecured convertible bonds convertible into Ordinary Shares (obligations convertibles en actions ordinaires) issued on the Closing Date pursuant to the March 2026 SPA.

“DTC” means the Depository Trust Company.

“entanglement” means a fundamental phenomenon where two or more quantum bits (qubits) become interconnected and instantly correlated with the state of each other, regardless of the distance between them. This unique linkage enables quantum systems to represent and manipulate complex correlations in data.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the exchange ratio of approximately 22.736 calculated in accordance with the French Merger Agreement.

“fault-tolerant quantum computing” means quantum computing that operates reliably even in the presence of errors, provided the error rate is below a certain threshold.

“fidelity” means the likelihood that a gate operation between two qubits is performed correctly without introducing errors.

“Founder Shares” means the 9,583,333 Ordinary Shares held by certain securityholders as distributed by the Sponsor, originally issued as Bleichroeder Class B ordinary shares, which converted into Ordinary Shares in connection with the Business Combination.

“French Commercial Code” means the French Code de commerce.

“French Merger Agreement” means the draft merger agreement dated July 3, 2026, as amended by Amendment No. 1 thereto dated July 27, 2026, entered into in connection with the Merger, between Merger Sub and Legacy Pasqal and in accordance with the requirements of the French Commercial Code.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incentive Plans” means, collectively, the RSU Incentive Plan, the BSPCE Incentive Plan and the Stock Option Incentive Plan.

“Inflection Point” means Inflection Point Fund I LP, in whose general partner Mr. Gundlach has, individually and through affiliates, a non-voting, non-controlling indirect financial interest.

“Investment” means the convertible financing by Legacy Pasqal and Bleichroeder with select key investors as evidenced by the March 2026 SPA.

“Investment Warrants” means the warrants (bons de souscription d’actions) to purchase Ordinary Shares issued pursuant to the March 2026 SPA on the Closing Date, initially exercisable at $12.00 per Ordinary Share, subject to adjustment.

“IP Investors” means, in connection with the Investment provided for under the March 2026 SPA, those certain investors led by Inflection Point holding the Designation Right to designate one IP Nominee.

“Investors” means the investors party to the March 2026 SPA.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Legacy Equity Program” means the legacy BSPCE program established by Legacy Pasqal.

“March 2026 Financing” means the $312.5 million aggregate principal amount of Senior Unsecured Convertible Bonds convertible into New Pasqal Ordinary Shares and Investment Warrants for an aggregate purchase price of $250.0 million be issued pursuant to the March 2026 SPA immediately following the closing of the Business Combination.

“Masse” means the holders of the Senior Unsecured Convertible Bonds who are organized as a group for the representation of their interests.

“March 2026 SPA” means that certain Securities Purchase Agreement, dated as of March 4, 2026, as amended by Amendment No. 1 thereto dated May 23, 2026, by and among Bleichroeder, Merger Sub and the Investors.

“MC Advisory” means MC Advisory L.L.C-FZ, an entity formed in Dubai (of which Michel Combes, our Lead Independent Director, is the manager).

“Merger” means the merger of Legacy Pasqal with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation surviving the merger and continuing as New Pasqal, the surviving company, pursuant to the French Merger Agreement and changing its name to “Pasqal Holding SA”.

“Mergers” means the Merger and the Reincorporation Merger.

“Nasdaq” means the Nasdaq Stock Market LLC.

“neutral atoms” refer to the modality that builds quantum systems by isolating, controlling and measuring atoms in a vacuum chamber using lasers, enabling long coherence times, high gate fidelities and precision sensing.

“Board” or “Board of Directors” means the board of directors of New Pasqal, effective upon the Closing.

“Ordinary Shares” means ordinary shares, par value of approximately €0.02 per share, of the Company.

“Private Placement Warrants” means the 7,750,000 warrants originally issued in a private placement to the Sponsor (5,000,000), Cohen (2,612,500) and Clear Street (137,500) concurrently with the Bleichroeder IPO, each of which is exercisable at $11.50 per Ordinary Share, subject to adjustment.

“Public Warrants” means the 9,583,333 warrants sold in connection with the Bleichroeder IPO, each of which is exercisable at $11.50 per Ordinary Share, subject to adjustment.

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

“quantum advantage” means when a quantum device (e.g., quantum computer) outperforms the best-in-class classical device at a task.

“quantum computing” means computations that run simultaneously from qubits’ superposed states, which are manipulated with wave interference.

“qubits” means the basic unit of quantum information; unlike bits (0 or 1) used in classical computing, qubits can hold both values simultaneously.

“Reincorporation Merger” means the merger of Bleichroeder with and into Merger Sub in accordance with Part 16 of the Cayman Companies Act and the French Commercial Code, with Merger Sub continuing as the surviving entity, such that the undertaking, property and liabilities of Bleichroeder and Merger Sub vested in the Bleichroeder Surviving Corporation by virtue of such merger.

“Rollover BSPCEs” means each outstanding Legacy Pasqal BSPCE (bons de souscription de parts de créateur d’entreprise), which are French startup stock warrants that give employees the right to subscribe to shares at a predefined exercise price, that, at the Closing, were assumed by New Pasqal and will grant the right to subscribe for Ordinary Shares, with the number of shares adjusted, as applicable, to reflect the exchange ratio set forth in the French Merger Agreement and as set forth in the allocation schedule delivered pursuant to the Business Combination Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Bleichroeder Sponsor 2 LLC, a Delaware limited liability company.

“superposition” means the potential for a qubit to be in a state of 0, 1, or in a quantum superposition of both 0 and 1 at the same time.

x

“Warrants” means the Public Warrants and the Private Placement Warrants.

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 7, 2026, by and between Bleichroeder and Continental, as warrant agent, as amended by the Warrant Amendment Agreement in connection with the Business Combination.

“Warrant Delegation” means the delegation of authority to grant warrants (bons de souscription d’actions) approved by the shareholders of New Pasqal in connection with the Business Combination.

“U.S. GAAP” means United States generally accepted accounting principles.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information set forth in the sections titled “Risk Factors,” “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

The Company

We build and deliver industry-ready neutral-atom quantum processing units (“QPUs”), which are designed to transform cutting-edge scientific breakthroughs into real-world business solutions across multiple industries.

Founded in 2019 out of the Institut d’Optique by Dr. Georges-Olivier Reymond, Dr. Christophe Jurczak, Professor Alain Aspect (Nobel Prize Laureate Physics, 2022), Professor Antoine Browaeys and Dr. Thierry Lahaye, we are at the forefront of neutral-atom quantum computing. As of the date of this prospectus, following the consummation of the Business Combination, we have approximately $360 million or €310 million of cash available, employ approximately 300 people worldwide including more than 70 PhDs, hold approximately 92 issued and pending patents, and have offices in France, the United States, Canada, Saudi Arabia, South Korea, and the United Kingdom.

Our neutral-atom technology enables complex computational challenges to be solved for numerous applications in key sectors such as energy and utilities, finance, high value materials and manufacturing, healthcare and pharmaceuticals, logistics, aerospace and defense and artificial intelligence. We employ a modular approach to our neutral-atom processors, enabling the expansion of qubit arrays without compromising performance or fidelity. Our technology supports the arrangement of large numbers of neutral atoms (over 1,000 trapped atoms already demonstrated) in both two- and three-dimensional configurations, paving the way for systems with tens of thousands of physical qubits and hundreds of logical qubits by the end of this decade. We have demonstrated the scaling of our commercial capability with seven QPUs installed and three in production, and have two operational QPU manufacturing facilities in France and Canada.

We work with a diverse set of customers and strategic partners globally, including IBM (we are part of the IBM quantum network), NVIDIA, Google, Microsoft, and leading high-performance computing centers such as GENCI/CEA, CINECA and Forschungszentrum Jülich. Our revenue is derived from direct sales of QPUs, cloud-based access to QPUs, and software and algorithm services. For the year ended December 31, 2025, we recorded revenue of €16.4 million. For the six months ended June 30, 2026, we recorded revenue of €4.9 million. As of June 30, 2026, we had approximately $79.1 million (€70.4 million) in booked and awarded business, including grants.

Background

On February 28, 2026, Bleichroeder, Legacy Pasqal and Merger Sub entered into the Business Combination Agreement, which, among other things and subject to the terms and conditions contained therein, provided for (a) the merger of Bleichroeder with and into Merger Sub, pursuant to Part 16 of the Cayman Companies Act and the French Commercial Code, with Merger Sub surviving the merger, and (b) the merger of Legacy Pasqal with and into Bleichroeder Surviving Corporation by way of a merger by absorption (fusion-absorption) in accordance with Articles L. 236-1 et seq. of the French Commercial Code, with the Bleichroeder Surviving Corporation continuing as the surviving company and changing its name to Pasqal Holding SA.

On August 25, 2026, Bleichroeder held an extraordinary general meeting of shareholders of Bleichroeder where the shareholders of Bleichroeder considered and approved a number of matters, including the consummation of the Business Combination. In connection with the Reincorporation Merger, Bleichroeder merged with and into Merger Sub, with Merger Sub continuing as the surviving entity. Following the Reincorporation Merger, Legacy Pasqal merged with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation surviving the Merger and being renamed as Pasqal Holding SA.

On August 27, 2026, we consummated the transactions contemplated by the Business Combination Agreement and effected the Business Combination. On the Closing Date, at the effective time of the Reincorporation Merger, (i) each then issued and outstanding Bleichroeder Class A Ordinary Share (excluding Treasury Shares and Redeeming Shares) and each then issued and outstanding Bleichroeder Class B Ordinary Share was cancelled and automatically converted into one Ordinary Share, and (ii) each then issued and outstanding whole warrant to purchase Bleichroeder Class A Ordinary Shares was converted into one warrant to purchase one Ordinary Share on the same terms and conditions existing prior to such conversion. At the effective time of the Merger, Legacy Pasqal was dissolved without liquidation (dissolution sans liquidation), together with the completion of a universal transfer of assets and liabilities (transmission universelle de patrimoine) pursuant to which New Pasqal succeeded to all of the rights and obligations of Legacy Pasqal, and, among other things: (a) each then issued and outstanding “Class Seed” ordinary share, common ordinary share, “Class A” ordinary share, “Class B” ordinary share and “Class C” ordinary share of Legacy Pasqal, in each case with a par value of €0.10 per share, was exchanged for Ordinary Shares using the Exchange Ratio, resulting in the issuance of 199,999,960 Ordinary Shares to the former shareholders of Legacy Pasqal; and (b) each then issued and outstanding Rollover BSPCE was assumed by the Company and grants the right to subscribe for Ordinary Shares, with the number of shares adjusted to reflect the Exchange Ratio, on the same terms and conditions (including vesting, exercise period and expiration date) as were applicable immediately prior to the effective time of the Merger.

Substantially concurrently with the Closing, we consummated the March 2026 Financing, pursuant to which we issued $312,500,000 aggregate principal amount of Senior Unsecured Convertible Bonds, initially convertible into 26,041,667 Ordinary Shares at an initial conversion price of $12.00 per Ordinary Share, together with 32,552,083 Investment Warrants exercisable at $12.00 per Ordinary Share, for an aggregate subscription price of $250.0 million, reflecting a 20% original issue discount in a private placement.

Corporate Information

Our principal executive offices are located at 24, rue Emile Baudot, 91120 Palaiseau, France and our telephone number is +33 (0) 7 49 63 73 31. Our corporate website address is www.pasqal.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address is an inactive textual reference only.

Implications of Being an Emerging Growth Company

We are an emerging growth company as defined in the JOBS Act. We may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies but not to emerging growth companies including, but not limited to, the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Implications of Being a Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

Summary of Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should carefully consider the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

•        We are in our growth stage and have a limited operating history, which makes it difficult to forecast our future results of operations and funding requirements. It is also possible quantum computing might never become commercially viable or embraced.

•        We have a history of operating losses and expect to incur significant expenses and continuing losses for the foreseeable future.

•        We may require a significant amount of additional capital to pursue our business objectives and cannot be sure that additional financing will be available on reasonable terms or at all.

•        Our technical roadmap involves technology that is still under development and may not become available on the expected timeline or achieve the intended performance level.

•        The quantum computing industry is competitive on a global scale and we may not be successful in competing in this industry.

•        Our products and services are dependent upon our relationship with various third-party providers.

•        We may be unable to maintain current strategic partnerships or realize the anticipated benefits from existing or future customer and government relationships.

•        Our future growth depends, in part, on our ability to penetrate multiple international markets.

•        We may be subject to restrictions or delays in changes of control or significant investments due to French State influence and foreign investment regulations.

•        If we are unable to obtain and maintain patent protection for our technology, our competitors could develop and commercialize similar products.

•        We currently report financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

•        As a société anonyme formed under the laws of France, we are permitted to adopt certain home country practices that differ from Nasdaq corporate governance listing standards.

•        Because we are organized under the laws of France, investors may face difficulties in protecting their interests through the U.S. federal courts.

•        We may face limitations on shareholder liquidity and transferability of our securities due to French State interests and regulatory requirements.

•        The market price of our Ordinary Shares may be volatile, which could cause the value of your investment to decline.

•        The exercise of outstanding warrants or the conversion of the Convertible Bonds issued in connection with the March 2026 Financing will dilute existing stockholders and could adversely affect the market price of our Ordinary Shares.

•        Significant sales of our Ordinary Shares, or the perception that such sales could occur, could cause the market price of our Ordinary Shares to decline.

•        We qualify as a foreign private issuer and as such are exempt from certain provisions applicable to United States domestic public companies.

•        We may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus before investing in our securities, including the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, our consolidated financial statements and notes to those consolidated financial statements and other financial information presented herein.

Issuer	Pasqal Holding SA

Issuance of Ordinary Shares Pursuant to Exercise of Warrants

Ordinary Shares offered by us

Up to 17,333,333 Ordinary Shares, consisting of (i) up to 9,583,333 Ordinary Shares issuable upon the exercise of 9,583,333 Public Warrants and (ii) up to 7,750,000 Ordinary Shares issuable upon the exercise of 7,750,000 Private Placement Warrants.

Ordinary Shares outstanding prior to the exercise of all Warrants	212,293,691
Ordinary Shares outstanding assuming exercise of all Warrants	229,627,024
Exercise price of Warrants	$11.50 per Ordinary Share, subject to adjustment as described herein.
Use of proceeds

We will receive proceeds from the exercise of the Warrants at an exercise price of $11.50 per Ordinary Share, assuming cash exercise. We expect to use the net proceeds from such exercises for general corporate purposes. See the section titled “Use of Proceeds.”

Resale of Ordinary Shares and Private Placement Warrants

Ordinary Shares offered by the Selling Securityholders	We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of up to an aggregate of 286,674,886 Ordinary Shares, consisting of:

•   up to 56,287,179 Ordinary Shares issuable upon conversion of the Convertible Bonds;

•   up to 50,080,128 Ordinary Shares issuable upon exercise of the Investment Warrants;

•   up to 9,583,333 Founder Shares

•   up to 7,750,000 Ordinary Shares issuable upon exercise of the Private Placement Warrants; and

•   up to 162,974,246 Ordinary Shares held by certain former shareholders of Legacy Pasqal in connection with the Merger.

Private Placement Warrants offered by the Selling Securityholders	Up to 7,750,000 Private Placement Warrants.
Redemption	The Public Warrants are redeemable in certain circumstances. See the section titled “Description of Our Securities — Warrants.”
Lock-up restrictions	Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods.

Use of proceeds

We will not receive any proceeds from the sale of Ordinary Shares or Private Placement Warrants by the Selling Securityholders. We will receive proceeds from any exercise of the Warrants at $11.50 per Ordinary Share or the Investment Warrants, but not from the sale of the Ordinary Shares issuable upon such exercise.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in the section titled “Risk Factors” beginning on page 7.
Nasdaq ticker symbols	Our Ordinary Shares and Public Warrants are currently traded on Nasdaq under the symbols “PSQL” and “PSQLW,” respectively.

For additional information concerning the offering, see the section titled “Plan of Distribution” beginning on page 160.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties set forth herein as well as the other information in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The occurrence of any of the events or developments described below, or of additional risks and uncertainties not presently known to us or that we currently deem immaterial, could materially and adversely affect our business, financial condition, growth prospects, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Financial Condition and Status as an Early Stage Company

We are in our growth stage and have a limited operating history, concentrated customer base and an early-stage commercial model, which makes it difficult to forecast our future results of operations and our funding requirements. It is also possible quantum computing might never become commercially viable or embraced. Our technology roadmap, including the anticipated milestones and timing thereof, may change.

We were founded in 2019 and, as a result of our limited operating history, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Accordingly, our historical results should not be considered indicative of our future performance. Our ability to generate revenues will largely be dependent on our ability to develop and produce neutral atom-based quantum technology. We have experience in delivering early versions of our systems in limited quantities, and scaling them to high volumes requires additional learnings and work. Scaling production to higher volumes will require additional operational capabilities, industrialization efforts, and process improvements. There are significant technological and logistical challenges associated with developing, producing, marketing, selling, and distributing products in an advanced technology industry, and we may not be able to resolve all of the difficulties that may arise, including managing production at a scale or quality consistent with customer demand, in a timely or cost-effective manner, or at all. As a result, our scalable business model has not been formed and its technical roadmap may not be realized as quickly as hoped, or even at all. We may further update our technology roadmap in the future, including anticipated milestones and timeline. The development of our scalable business model will likely require substantially higher costs than incurred to date, while revenues will not substantially increase until more powerful, scalable computers are produced and commercially available, which requires technological advancements that may not occur on the currently anticipated timetable or at all. Our success as a business ultimately relies upon fundamental research and development breakthroughs in the coming years, and there is no certainty these milestones will be achieved as quickly as hoped, or even at all.

In future periods, our growth could slow or decline for a number of reasons, including slowing demand for our products and services, increased competition, changes to technology, inability to scale up our technology, a decrease in the growth of the market, or our failure, for any reason, to continue to take advantage of growth opportunities. We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations.

As an early-stage company, we have generated revenues from a limited number of customers, and our customer contracts to date have been largely project-based and individually negotiated. We have not yet established a broad, diversified customer base with recurring revenue streams, and our existing customer engagements have generally not been repeated in nature; past sales to any particular customer are not necessarily indicative of future sales to that customer. While the Company intends to expand and diversify our customer base over time, there can be no assurance that it will be successful in attracting new customers or that new customer relationships will generate revenues at levels comparable to those of our existing customers. Our ability to grow our customer base will depend on a number of factors, including market acceptance of our quantum computing solutions, our pricing and go-to-market strategy, and broader adoption of quantum computing technologies. Until we are able to establish a larger and more diversified customer base, our revenues may be volatile and difficult to predict.

Our ability to transition to a more standardized, recurring commercial model will depend on, among other things, the development of scalable quantum computing products, broader market adoption, and our ability to structure repeatable commercial arrangements with new and existing customers. There can be no assurance that we will be successful in making this transition, and until it does, our revenues may remain volatile and difficult to predict.

We have a history of operating losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We have incurred net losses since inception and experienced negative cash flows from operations. We incurred net losses of €(48.5) million and €(92.4) million in 2024 and 2025, respectively. We incurred net losses of €(26.1) million and €(53.2) in the six months ended June 30, 2025 and 2026, respectively. As of December 31, 2025 and June 30, 2026 we had an accumulated deficit of €(32.5) million and €(124.9) million, respectively. These losses and accumulated deficit are a result of the substantial investments we have made to grow our business and we expect to make significant expenditures to expand our business in the future. To date, our primary sources of capital have been through private placements of our securities, revenue from the sale of our products and services and government assistance in the form of grants. Until such time as we can generate significant revenue from our products and services, we expect to finance our cash needs through public or private equity or debt financings or other capital sources. However, we may be unable to raise additional funds or enter into such other arrangements, when needed, on favorable terms or at all.

We have not yet achieved profitability on an annual or quarterly basis and it is unclear if we will be able to achieve or sustain, if achieved, profitability. We plan to continue to invest in our research and development, sales, marketing and professional services efforts, and we anticipate that our operating expenses will continue to increase as we scale our business and expand our operations. We also expect our general and administrative expense to increase as a result of our growth and operating as a public company. Our expenses may be greater than we anticipate, and our investments intended to reach our technical targets and scale our business and make our technical infrastructure more efficient may not be successful. Our ability to achieve and sustain profitability is based on numerous factors, many of which are beyond our control. We may never be able to generate sufficient revenue to achieve or sustain profitability and we may incur significantly higher losses in future periods.

In addition, we may make decisions that would reduce our short-term operating results if we believe those decisions will improve the experiences of our customers or if we believe such decisions will improve our operating results over the long-term. These decisions may not be consistent with the expectations of investors and may not produce the long-term benefits we expect, in which case our business may be materially and adversely affected.

We have generated initial, limited revenues from project sales, that were largely project-based, and our ability to scale project sales into a repeatable, standardized commercial model remains uncertain.

We have generated initial revenues from product sales. However, such revenues have historically been limited and largely project-based. Our future growth will depend on our ability to transition from customized or one-off projects to scalable and repeatable commercial model with standardized products, pricing and contractual terms applicable to a broader customer base. If we are unable to achieve this transition, our revenues and growth prospects could be affected.

We may face unforeseen risks and challenges as a result of our corporate reorganization.

On February 28, 2026, Legacy Pasqal undertook a significant corporate reorganization, pursuant to which all shareholders of Pasqal SAS contributed their shares in Pasqal SAS to Legacy Pasqal in exchange of Legacy Pasqal Shares. As a result, we may face unforeseen legal, tax, or operational risks related to such reorganization. Unforeseen issues could include, among other things, disputes over transfers of assets, recognition of tax positions, or fulfillment of contractual or regulatory obligations. Any such issues could result in additional costs, delays, or disruptions to our business, and could adversely affect our financial condition or our ability to execute our business strategy. Furthermore, the reorganization may require adjustments due to evolving regulatory and business needs.

We may require a significant amount of additional capital to pursue our business objectives and respond to business opportunities, challenges and unforeseen circumstances, and we cannot be sure that additional financing will be available on terms reasonably acceptable or at all. If we are unable to raise additional funding when needed, we may be required to delay, limit or substantially reduce our development efforts.

Our business and our future plans for expansion are capital-intensive, and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. Our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations or other transactions. In addition, we may seek additional capital even if we believe that we have sufficient funds for current or future operating plans. Such financings may result in dilution to shareholders, the issuance of securities (including convertible debt) with priority as to liquidation and dividend and other rights more favorable than ordinary shares, and the imposition of covenants, including those limiting or restricting our ability to take certain actions, such as incurring additional debt or equity, making capital expenditures or declaring dividends, imposing repayment obligations or other restrictions that may adversely affect our business. Additionally, the March 2026 Financing, as well as significant indebtedness incurred as a result of the March 2026 Financing and the issuance of the Senior Unsecured Convertible Bonds may make our future fund raising more difficult. See the risk factor titled “We have incurred significant indebtedness as a result of the March 2026 Financing and the issuance of the Senior Unsecured Convertible Bonds and we may incur additional indebtedness in the future. The indebtedness created by the sale of Senior Unsecured Convertible Bonds and any future indebtedness we incur exposes us to risks that could adversely affect our business, financial condition, and results of operations.”

Any funds we raise may not be sufficient to fund our operations or enable us to continue to implement our long-term business strategy. Further, our ability to raise additional capital may be adversely impacted by worsening global economic conditions, disruptions to and volatility in the credit and financial markets in the United States and France and current and future military conflicts and wars around the world including related sanctions, tariffs and trade protection measures. There can be no assurance that deterioration in credit and financial markets and loss of confidence in economic conditions will not occur. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our products and services and our ability to raise additional capital when needed on acceptable terms, if at all. If the equity and credit markets deteriorate, it may make any necessary financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could impair our ability to achieve our growth strategy, could harm our financial performance and stock price, could require us to delay or abandon our business plans and could require us to delay, limit or substantially reduce our development efforts.

There can be no assurance that financing will be available to us on favorable terms or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans. In addition, our ability to raise additional capital through the sale of securities could be significantly impacted by the resale of our securities by holders of our securities which could result in a significant decline in the trading price of our securities and potentially hinder our ability to raise capital.

We may not be able to scale and adapt our business and existing technology in a timely or cost-effective manner to meet customer and market demand, which could result in lower profitability or cause us to fail to execute on our business strategies.

In order to grow our business, we will need to continually evolve and scale our business and operations to meet customer and market demand. Quantum computing technology has never been sold at large-scale commercial levels. Evolving and scaling our business and operations places increased demands on our technology and management as well as our financial and operational resources to:

•        attract new customers and grow our customer base;

•        maintain and increase the rates at which existing customers use our platform, sell additional products and services to our existing customers, and reduce customer churn;

•        invest in our platform and product offerings;

•        effectively manage organizational change;

•        accelerate and/or refocus research and development activities;

•        expand manufacturing and supply chain capacity;

•        increase sales and marketing efforts;

•        broaden customer-support and services capabilities;

•        maintain or increase operational efficiencies;

•        implement new or improved technologies in our products and services;

•        implement appropriate operational and financial systems; and

•        maintain effective financial disclosure controls and procedures.

Commercial traction of quantum computing technology may never occur. As noted above, there are significant technological challenges associated with developing, producing, marketing and selling services in the advanced technology industry, including our services, and we may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all. We may not be able to cost effectively manage production at a scale or quality consistent with customer demand in a timely or economical manner.

In order to meet the performance and other requirements of our future customers, we intend to continue to make significant investments to increase capacity and to develop and implement new technologies in our products and services. These technologies include hardware and infrastructure, cloud provisioning, software architecture and the team’s capacity to triage and provide direct support. We may not be successful in developing or implementing these technologies. In addition, as our business grows, we must continue to improve and expand our information technology infrastructure. It takes a significant amount of time to plan, develop and test improvements to our technologies and infrastructure, and we may not be able to accurately forecast demand or predict the results we will realize from such improvements.

Our ability to scale is dependent also upon components it must source from multiple industries, including the electronics and laser systems industries, and shortages or supply interruptions in any of these components will adversely impact our ability to deliver revenues.

If large-scale development of our quantum computers commences, our computers may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair and design changes. Our quantum computers are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our computers. There can be no assurance that we will be able to detect and fix any defects in our quantum computers in a timely manner that does not disrupt our services to our customers or at all. If our technology fails to perform as expected, customers may seek out a competitor or turn away from quantum computing entirely, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations. If defects in our technology lead to erroneous outputs, third parties relying on those outputs may draw from them erroneous conclusions, creating a risk that we will be liable to those third parties.

Furthermore, ongoing improvements to our infrastructure may be more expensive than we anticipate, and may not yield the expected savings in operating costs or the expected performance benefits. If we cannot evolve and scale our business and operations effectively, it may not be able to execute our business strategies in a cost-effective manner and our business, financial condition, profitability and results of operations could be adversely affected.

We may rely heavily on future collaborative partners.

We have entered into, and may enter into, strategic partnerships to develop and commercialize our current and future research and development programs with other companies to accomplish one or more of the following:

•        obtain expertise in relevant markets;

•        obtain sales and marketing services or support;

•        obtain equipment and facilities;

•        develop relationships with potential future customers; and

•        generate revenue.

We may not be successful in establishing or maintaining suitable partnerships, and we may not be able to negotiate collaboration agreements having terms satisfactory to us, or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could harm our business and financial condition.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts, including those generated by us and those derived from market reports by leading research and consulting firms, are subject to significant uncertainty and are based on assumptions that may not prove to be accurate, as well as data published by third parties that we have not independently verified. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of companies covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. In addition, alternatives to quantum computing may present themselves and if they did, could substantially reduce the market for quantum computing services. Any expansion in our market depends on a number of factors, including the cost, performance, and perceived value associated with quantum computing solutions. The methodology and assumptions used to estimate market opportunities may differ materially from the methodologies and assumptions previously used to estimate total addressable market. Advances in classical computing may prove more robust for longer than currently anticipated. This could adversely affect the timing of any quantum advantage being achieved, if at all.

Our success will depend upon our ability to expand, scale our operations and increase our sales capability. Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all.

Moreover, because of our unique technology, our customers will require particular support and service functions, some of which are not currently available. If we experience delays in adding such support capacity or servicing our customers efficiently, or experience unforeseen issues with the reliability of our technology, it could overburden our servicing and support capabilities. Similarly, increasing the number of our customers, products or services, for example by entering into government contracts and expanding to new geographies, has required and may continue to require us to rapidly increase the availability of these services. Failure to adequately support and service our customers may inhibit our growth and ability to expand computing targets globally.

There can be no assurance that our projections on which such targets are based will prove accurate or that the pace of growth will meet customer expectations. Failure to grow at rates similar to that of the quantum industry may adversely affect our operating results and ability to effectively compete within the industry.

Our contracts with French governmental entities and the European Commission may subject us to regulatory and budgetary risks that could potentially impact our revenues and financial condition.

Our revenues may be derived from governmental contracts, including those with French and European public entities such as the European Commission.

These contracts are subject to specific regulations, public procurement processes, and budgetary constraints applicable to government customers. Any reduction, delay, suspension, or termination of these contracts, whether due to shifts in government priorities, changes in public budgets, administrative decisions, or increased regulatory standards, could potentially have an adverse impact on our revenues and financial results, and may negatively affect our ability to secure future governmental projects. As a result, our revenues may fluctuate depending on the timing, renewal, and performance under these government contracts.

We may not manage growth effectively.

Our failure to manage growth effectively could harm our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on our management, operational and financial resources. For example, expansion of and upgrades to our facilities and systems is continual and ongoing, and we may not complete expansions and upgrades on terms originally anticipated, in a timely manner or at all, which could have a material impact on our business, financial condition or results of operations. Expansion will require significant cash investments and management resources and there is no guarantee that they will generate additional sales of our products or services, or that we will be able to avoid cost overruns or be able to hire additional personnel to support them. In addition, we will also need to ensure our compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of our products. To manage the growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. We may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities.

Risks Related to our Business and Industry

Our technical roadmap and plans for commercialization involve technology that is still under development and may not become available on the expected timeline or achieve the intended performance level.

Our current and planned products are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our products and services and we may be unable to detect and fix any defects in our quantum computers or cloud services infrastructure prior to the sale of products or services to potential consumers. Our products may contain defects in design, manufacturing and/or delivery that may cause them to fail to perform as expected or may require repair, recalls and/or design changes. These could be affected by infrastructure downtime either within our own service or because of third-party service providers on which we are dependent. If our products or services fail to perform as expected, customers may delay orders or terminate further orders, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations.

If we cannot evolve and scale our business and operations effectively, we may not be able to execute our business strategies in a cost-effective manner and our business, financial condition, profitability and results of operations could be adversely affected.

Building quantum computers requires advances in both science and engineering, and we may not have the ability to deliver those advances. The markets in which we operate are still rapidly evolving and highly competitive and the impact of rapidly changing science and engineering technologies could have an impact on the delivery of our technical roadmap which means that future generations of products both in quantum and in gate model may be delayed or may never be delivered. If this happens, our technical roadmap may be delayed or may never be achieved, either of which would have a material impact on our business, financial condition or results of operations.

The quantum computing industry is competitive on a global scale and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers. Additionally, competitive pressures may put pressure on our pricing, which may require us to reduce our pricing in order to provide competitively priced access to our products and services.

The markets in which we operate are fragmented by approach, rapidly evolving and highly competitive. As the marketplace continues to mature and new technologies and competitors enter, we expect competition to intensify. Our current competitors include:

•        large, well-established tech companies that generally compete across our products, including Honeywell, Google, Microsoft, Amazon, and IBM;

•        large research organizations funded by sovereign nations such as China, Russia, Canada, Australia and the United Kingdom, and those in the European Union as of the date of this prospectus and we believe additional countries in the future;

•        less-established public and private companies with competing technology, including companies located outside the United States; and

•        new or emerging entrants seeking to develop competing technologies.

Many of our competitors have substantially greater brand recognition, customer and other third-party relationships, and financial, technical and other resources, including an experienced sales force and sophisticated supply chain management, including major distribution agreements with consultants, system integrators and resellers. They may be able to respond more quickly and effectively than us to new or changing opportunities, technologies, standards, customer requirements and buying practices or to cross-subsidize their quantum offerings from their other higher margin operations. In addition, many countries (in addition to France) are focused on developing quantum computing solutions either in the private or public sector and may subsidize quantum computers which may make it difficult for us to compete. Many of these competitors do not face the same challenges we do in growing our business. In addition, other competitors may be able to compete with us by bundling their other products or making acquisitions in a way that does not allow us to offer a competitive solution. Following such potential consolidations, companies may create more compelling product offerings and be able to offer more attractive pricing options, making it more difficult for us to compete effectively. Smaller or early-stage companies may also prove to be significant competitors, particularly if they pursue competing solutions through collaborative arrangements with large and established companies.

With the adoption of new technologies, such as AI and machine learning, and new market entrants, we expect competition to intensify in the future. For example, our competitors may more successfully incorporate AI into their products, gain or leverage superior access to certain AI technologies and achieve higher market acceptance of their AI solutions. In addition, as we continue to expand our focus into new use cases or other product offerings beyond software development teams, we expect competition to increase. Pricing pressures and increased competition generally could result in reduced sales, reduced margins, losses, or the failure of our products to achieve or maintain more widespread market acceptance, any of which could harm our business, results of operations and financial condition.

Our competitors have extensive experience in developing and protecting intellectual property and may develop and patent processes or products earlier than us, obtain regulatory approvals for competing products more rapidly than we are able to and develop more effective and less expensive products or technologies that would render our products non-competitive or obsolete. We may also face intellectual property litigation risks if competitors assert patents or other intellectual property rights that overlap with our technologies or product offerings.

Additionally, if we do not achieve our objectives in a timely manner, we may lose competitive positioning relative to other quantum computing companies, as well as competing technologies and alternative solutions. Because there are a large number of market participants, including certain sovereign nations (in addition to France), such as the United States, focused on developing quantum computing technology, we must dedicate significant resources to achieving any technical objectives on the timelines established by our management team. Any failure to achieve objectives in a timely manner could adversely affect our business, operating results and financial condition.

For all of these reasons, competition may negatively impact our ability to maintain and grow consumption of our platform or put downward pressure on our prices and gross margins, any of which could materially harm the reputation, business, results of operations, and financial condition of the Company.

Our products and services are dependent upon our relationships with various third-party providers, including cloud providers and suppliers of specialized components such as laser systems, and any disruption of or interference with our use of such third parties would adversely affect our business, results of operations and financial condition.

We rely upon third parties to operate our platform, third-party facilities to house some of our systems, third parties to provide our services, and specialized components sourced from third-party providers, including laser system providers, to operate our business. Our business is currently dependent upon our relationships with cloud providers (such as Google Cloud and Microsoft Azure) and producers of lasers. There are no assurances that we will be able to commercialize quantum computers from these relationships or without continued access to high-quality and reliable components and services from such providers.

Any disruption of or interference with our use of such third-party providers or locations, including extended outages, interruptions, or the unavailability of services on commercially reasonable terms, could adversely affect our business, results of operations and financial condition. We could experience delays in our ability to provide our solutions or run our business, increased expenses, interruptions in our ability to manage finances, and impairments in our processes for managing sales of our platform and supporting our customers until equivalent services, if available, are identified, obtained, and implemented. If we need to transition to alternative providers, we may face difficulties securing providers on acceptable terms or with the capabilities required to support our systems. As we seek to scale production to higher volumes, our reliance on these third-party providers may increase, and any failure to effectively manage our supply chain could limit our ability to meet customer demand and achieve our growth objectives.

We have experienced, and expect that it may experience, interruptions, delays and outages in service and availability due to a variety of factors, including infrastructure changes, human or software errors, hosting disruptions and capacity constraints, which may result from technical failures, natural disasters, fraud or security attacks. If our security, or that of our hosting provider, is compromised, or if our platform or products are unavailable or users are unable to use our products within a reasonable amount of time or at all, our business, results of operations and financial condition could be adversely affected. Our ability to conduct security audits on our hosting provider is limited and our contracts do not contain strong indemnification terms in our favor. In some instances, we may not be able to identify or remedy the causes of these performance problems within a time period acceptable to customers, and it may become increasingly difficult to maintain and improve platform performance as products become more complex and usage increases. Any changes in service levels from our hosting providers may adversely affect our ability to meet customer requirements.

Our cloud providers and certain suppliers, including laser producers, have internal or potential competing technologies and significant resources. There is a risk that such providers could use their control over public clouds or essential components to embed competing capabilities, bundle competing products, provide unfavorable pricing, leverage customer relationships to exclude we from opportunities, or treat our customers differently with respect to terms, conditions or regulatory requirements. These providers may also acquire or partner with competing technology providers and thereby accelerate adoption of competing technologies. All of the foregoing could make it difficult or impossible for us to provide products and services that compete favorably.

We currently rely on a limited number of specialized suppliers for critical components, including lasers used in our quantum processors. Partnerships with such suppliers could be terminated, may not scale as anticipated, or may not materialize at all. If our contractual and other business relationships with our third-party providers are terminated, suspended, or materially changed, including through the elimination of components or services on which we depend, we may be unable to provide our solutions at the same scale, experience significant delays, and incur additional expenses in transitioning to alternative providers.

Any of the foregoing circumstances may harm our reputation, cause customers to stop using our products, impair our ability to attract new customers and increase revenue from existing customers, subject us to financial penalties and liabilities under service level agreements, result in reduced use of our systems, increased expenses, and otherwise adversely affect our business, financial condition and results of operations.

Even if we are successful in developing quantum computing systems and executing our strategy, competitors in the industry may achieve technological breakthroughs which render our quantum computing systems obsolete or inferior to other products.

Our continued growth and success depend on our ability to innovate and develop quantum computing technology in a timely manner and effectively market these products. Without timely innovation and development, our quantum computing solutions could be rendered obsolete or less competitive by changing customer preferences or because of the introduction of a competitor’s newer technologies. We believe that many competing technologies will require a technological breakthrough in one or more problems related to science, fundamental physics or manufacturing. While it is uncertain whether such technological breakthroughs will occur in the next several years that does not preclude the possibility that such technological breakthroughs could eventually occur. Any technological breakthroughs which render our technology obsolete or inferior to other products, could have a material effect on our business, financial condition or results of operations.

Our revenue projections are dependent on our ability to sell the QPUs in a cost-competitive fashion in the market.

Our revenue projections are dependent on our ability to sell the QPUs in a cost-competitive fashion in the market. These revenue projections are based on economies of scale due to demand for our computer systems, technological innovation and negotiations with third-party parts suppliers. If these revenue projections do not materialize, our quantum computing solution may become less competitive than those produced by our competitors, which could have a material effect on our business, financial condition or results of operations.

QPU contracts typically involve delivery and commissioning lead times of approximately two years following contract execution and receipt of payment. As a result of this extended timeline between receipt of customer payment and the ultimate transfer of the equipment, these contracts contain a significant financing component, requiring the transaction price to be adjusted by discounting at the prevailing market interest rate. We may need to identify solutions that can act as consistent sources of revenue or change our pricing model from time to time. As the market for our platform matures, or as competitors introduce new solutions that compete with ours, we may be unable to attract potential customers at the same prices or based on the same pricing models that we intend to implement. Our assessments of competitive pricing may not be accurate and we could be underpricing or overpricing our platform and services. Our limited history means we do not have long-term market data on the optimal method of pricing our products and services and maximizing the opportunities they represent. In addition, if the offerings on our platform or our services change, we may need to revise our pricing strategies. Any such changes to our pricing strategies or our ability to efficiently price our offerings could adversely affect our business, results of operations and financial condition. In addition, as we continue to expand internationally, we also must determine the appropriate pricing strategy to enable us to compete effectively internationally. Pricing pressures and decisions could result in reduced sales, reduced margins, losses or the failure of our products and services to achieve or maintain more widespread market acceptance, any of which could negatively impact our overall business, results of operations and financial condition. Moreover, larger companies and public sector organizations, which are a primary focus of our direct sales efforts, may demand substantial price concessions. As a result, we may be required to price below our targets in the future, which could adversely affect our revenue, gross margin, profitability, cash flows and financial condition.

The quantum computing industry is in its early stages and is volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our products and services, if it encounters negative publicity or if our solution does not drive commercial engagement, the growth of our business will be harmed.

The market for quantum computers is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If the market for quantum computers in general does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed. We have focused our efforts on the optimization market with our quantum computers, and in the near term expect our business to grow from this market. If optimization does not require quantum computing or if other classical or quantum solutions perform better than our products and services, we could see a decrease in customer uptake and revenue. In addition, our growth and future demand for our products is highly dependent upon the adoption by developers and customers of quantum computing, as well as on our ability to demonstrate the value of quantum computing to our customers. Delays in future generations of our quantum computers or technical failures at other quantum computing companies could limit market acceptance of our solution. Negative publicity concerning our solution or the quantum computing industry as a whole could limit market acceptance of our solution. While we believe quantum computing will solve many large-scale problems, we do not yet have evidence that quantum computers will be able to do so and such problems may never be solvable by quantum computing technology. If our customers do not perceive the benefits of our solution, or if our solution does not drive customer engagement, then our market may not develop at all, or it may develop more slowly than us expect. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations. If progress towards “quantum advantage” (as described below) slows relative to expectations, it could adversely impact revenues and customer confidence to continue to pay for testing, access and “quantum readiness.” This would harm or even eliminate revenues in the period before quantum advantage.

If our products and services fail to deliver customer value to a broader range of customers than classical approaches, our business, financial condition and future prospects may be harmed.

“Quantum advantage” means the moment when a quantum computer can compute faster than existing classical computers, while quantum supremacy is achieved once quantum computers are powerful enough to complete calculations that traditional supercomputers cannot perform at all. Broad quantum advantage is when quantum advantage is seen in many applications and developers prefer quantum computers to a traditional computer. No current quantum computers, including our quantum hardware, have reached a broad quantum advantage, and they may never reach such advantage. Achieving a broad quantum advantage will be critical to the success of any quantum computing company, including us. However, achieving quantum advantage would not necessarily lead to commercial viability of the technology that accomplished such advantage, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine a quantum advantage. Other companies, including some of our customers, are working on classical approaches that target similar use cases, increasing competition and risk of not capturing market share. As quantum computing technology continues to mature, broad quantum advantage may take decades to be realized, if ever. If we cannot develop quantum computers that have quantum advantage, customers may not continue to purchase our products and services. If customers decide to wait until broad quantum advantage is reached, this could impair the growth of our business. If other companies’ quantum computers reach a broad quantum advantage prior to the time our reaches such capabilities, it could lead to a loss of customers. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations.

Since quantum computing is a new form of computing, some customers may want to understand the details of how our products operate. However, because this is proprietary and trade secret information we cannot or may not want to share and we may lose customers as a result.

We could suffer disruptions, outages, defects and other performance and quality problems with our quantum computing systems, our production technology partners or with the public cloud, data centers and internet infrastructure on which we rely. Real or perceived errors, disruptions, outages, defects and other performance and quality problems in our products and services could materially and adversely affect our operating results, financial condition and growth prospects.

Our business depends on our quantum computing systems to be available. We have experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with our systems. We have also experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with the public cloud and internet infrastructure on which our systems rely. These problems can be caused by a variety of factors, including failed introductions of new functionality, vulnerabilities and defects in proprietary and open-source software, hardware components, human error or misconduct, capacity constraints, design limitations or denial of service attacks or other security-related incidents. We do not have a contractual right with our public cloud providers that compensates us for any losses due to availability interruptions in the public cloud.

Any real or perceived disruptions, outages, defects and other performance and quality problems with our quantum computing system or with the public cloud and internet infrastructure on which it relies, could result in reduced use of our systems, increased expenses, including service credit obligations, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our products may not achieve market success, but will still require significant costs to develop.

We believe that it must continue to dedicate significant resources to our research and development efforts before knowing whether there will be market acceptance of our quantum computing technologies. Furthermore, the technology for our products is new, and the performance of these products is uncertain. Our quantum computing technologies could fail to attain sufficient market acceptance, if at all, for many reasons, including:

•        pricing and the perceived value of our systems relative to their cost;

•        delays in releasing quantum computers with sufficient performance and scale to the market;

•        failure to produce products of consistent quality that offer functionality comparable or superior to existing or new products;

•        ability to produce products fit for their intended purpose;

•        failures to accurately predict market or customer demands;

•        defects, errors or failures in the design or performance of our quantum computing system;

•        negative publicity about the performance or effectiveness of our system;

•        strategic reaction of companies that market competitive products; and

•        the introduction or anticipated introduction of competing technology.

To the extent we are unable to effectively develop and market a quantum computing system to address these challenges and attain market acceptance, our business, operating results and financial condition may be adversely affected.

We are highly dependent on our ability to attract and retain senior executive leadership and other key employees, such as quantum physicists, software engineers and other key technical employees, and on effective succession planning and the transfer of knowledge among key scientific, technical and managerial personnel. If we fail to retain talented, highly qualified senior management, engineers and other key employees or attract them when needed, or fail to ensure smooth leadership transitions, such failure could negatively impact our business.

Our future success is highly dependent on our ability to attract and retain our executive officers, key employees and other qualified personnel. As we build our brand and become more well known, there is increased risk that competitors or other companies may seek to hire our personnel. The loss of the services provided by these individuals will adversely impact the achievement of our business strategy. These individuals could leave our employment at any time, as they are “at will” employees. A loss of a member of senior management, or an engineer or other key employee particularly to a competitor, could also place us at a competitive disadvantage. Effective succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder the company’s strategic planning and execution.

Our future success also depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. The market for highly skilled workers and leaders in the quantum computing industry is extremely competitive. In particular, hiring qualified personnel specializing in supply chain management, engineering and sales, as well as other technical staff and research and development personnel are critical to our business and the development of our quantum computing systems. Some of these professionals are hard to find and we may encounter significant competition in our efforts to hire them. Many of the other companies with which we compete for qualified personnel have greater financial and other resources than we do. The effective operation of our supply chain, including the acquisition of critical components and materials, the development of our quantum computing technologies, the commercialization of our quantum computing technologies and the effective operation of our managerial and operating systems all depend upon our ability to attract, train and retain qualified personnel in the aforementioned specialties. Additionally, changes in immigration and work permit laws and regulations or the administration or interpretation of such laws or regulations could impair our ability to attract and retain highly qualified employees. If we cannot attract, train and retain qualified personnel in this competitive environment, we may experience delays in the development of our quantum computing technologies and be otherwise unable to develop and grow our business as projected, or even at all.

Our future growth and success depend on our ability to sell effectively to customers.

Our future growth and success depend on our ability to sell effectively to our customers. Our potential customers tend to be large companies and public sector customers. Therefore, our future success will depend on our ability to effectively sell our products to such large companies and public sector customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by public sector customers and large customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our solutions. Public sector customers and large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by public sector customers and large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. In the future, we may be required to increase our marketing spend to sell effectively to customers.

Additionally, changes in government spending could have adverse consequences on our financial position, results of operations and business. Our anticipated future revenues from the government result from contracts awarded under various government programs. Significant reduction in government spending could have long-term consequences to our financial results and operations. In addition, changes in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition.

Finally, public sector customers and large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

We may not be able to accurately estimate the future supply and demand for our quantum computers, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our quantum computers or our ability to develop, manufacture, and deliver quantum computers, or our profitability, if any, in the future.

If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of quantum computers and related compute time to our potential customers could be delayed, which would harm our business, financial condition and operating results.

Our ability to scale our operations and meet customer demand for our QPUs is dependent on having adequate manufacturing facilities. Our current facilities may not provide sufficient space to support the production volumes required to accommodate a growth in demand. The assembly, calibration, and testing of QPUs requires specialized environments with precise environmental controls, and expanding or reconfiguring our facilities to increase production capacity may involve significant time, capital expenditure, and operational disruption. If we are unable to secure additional space on acceptable terms, or if there are delays in constructing, equipping, or qualifying new or expanded facilities, we may be unable to manufacture QPUs in the quantities or on the timelines required by our customers.

Our deployment cost estimates are highly sensitive to a range of economic factors, and our ability to control or manage our costs may be limited.

Capital and operating costs for the foreseeable future, are difficult to project, inherently variable and are subject to significant change based on a variety of factors including regulatory oversight, operating agreements, supply chain availability, inflation and other factors. The commercial viability of our quantum computing systems depends in part on our ability to reduce the cost of developing, manufacturing and operating our quantum processing units and related infrastructure. Achieving such cost reductions will require continued technological improvements, industrialization efforts and process optimization, which may not occur as expected or within the anticipated timeframe. If we are unable to reduce these costs sufficiently, the adoption of our quantum computing solutions and our ability to achieve profitable operations could be affected. While we believe our cost estimates are reasonable, they may increase significantly through design maturity, when accounting for supply chain availability or as a result of other factors. To the extent cost reductions in these areas are not achieved within the expected timeframe or magnitude, our products, may not be cost competitive with alternative technologies, which may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation.

In the future we may be required to record significant charges for impairment of our long-lived assets, other assets or investments.

An adverse change in market conditions, including a negative change to our position in the market or lack of growth in demand for our products could be considered to be an impairment triggering event. Such changes in the future could impact valuation assumptions relating to the recoverability of assets and may result in impairment charges to our long-lived assets, other assets or investments, which would have a negative impact on our operating results and harm our business.

There are inherent uncertainties in management’s estimates, judgments and assumptions used in assessing recoverability of intangible and other long-lived assets. Any material changes in key assumptions, including failure to meet business plans, a deterioration in the U.S. and global financial markets, an increase in interest rates or an increase in the cost of equity financing by market participants within the industry or other unanticipated events and circumstances, may decrease our projected cash flows or increase discount rates and could potentially result in an impairment charge. From time to time, we may be required to record a significant charge to earnings in our consolidated financial statements during the period in which any impairment of our long-lived assets is determined, which might have a materially adverse impact on our business operations and our financial position or results of operations.

Our quantum computing systems may not be compatible with some or all industry-standard software and hardware in the future, which could harm our business.

Our quantum computing systems may not be compatible with some or all industry-standard software and hardware in the future, our business could be harmed. We have focused our efforts on creating quantum computing hardware, the operating system for such hardware and a suite of software programs that optimize execution of quantum algorithms on our hardware. If a proprietary (not open source) software toolset became the standard for quantum application development in the future by a competitor, usage of our hardware might be limited as a result which would have a negative impact on us. Similarly, if a piece of hardware became a necessary component for quantum computing (for instance, quantum networking) and we cannot integrate with it, the result might have a negative impact on us. If our customers are unable to achieve compatibility between other software and hardware and our hardware, it could impact our relationships with such customers or with customers, generally, if the incompatibility is more widespread. In addition, the mere announcement of an incompatibility problem relating to our products with higher level software tools could cause us to suffer reputational harm and/or lead to a loss of customers. Any adverse impacts from the incompatibility of our quantum computing solutions could adversely affect our business, operating results and financial condition.

Our operations are subject to a variety of cybersecurity, physical hardware, and human-related security risks that could result in significant operational disruption, financial loss, legal liability, or reputational harm.

Our operations rely on information technology systems for the use, storage and transmission of sensitive and confidential information with respect to our customers, our customers’ customers, our employees and other third parties. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of products and services, such as us, have been and are expected to continue to be targeted by sophisticated hackers and cybercriminals, including nation-state and nation-state-supported actors, who employ advanced techniques such as social engineering (phishing), automated attacks (including denial-of-service attacks), malicious code (including viruses and worms), ransomware, and employee theft or misuse, which may evade detection for extended periods. Due to our use of third-party cloud infrastructure, we depend in part on third-party security measures to protect against cybersecurity-related attacks. Despite efforts to create security barriers, it is not feasible for us to entirely mitigate these risks, as the techniques used to obtain unauthorized access to or compromise of systems change frequently. A breach of our networks, or those of our service providers or vendors, could result in unauthorized access to, use of, loss of, or unauthorized disclosure of sensitive and confidential information, including personal information, and disruption of business operations.

Our quantum processing units are highly complex and sensitive systems, and damage to a QPU, whether caused by a malicious actor or accident, could result in significant repair or replacement costs, project delays, and inability to meet customer commitments. Equipment failures affecting our information technology infrastructure could result in the unavailability of critical data and systems and disruption of operations, and potentially lead to the loss or unauthorized disclosure of confidential company or customer information.

Additionally, our operations may be adversely affected by employee negligence, misconduct, or insider threats. Employees or contractors with access to sensitive systems, intellectual property, or confidential data may, whether intentionally or inadvertently, cause security breaches, damage to equipment, or unauthorized disclosure of proprietary information.

Many governments, including the French government and the European Commission, have enacted laws requiring companies to provide notice of data security incidents involving certain types of personal data, and some of our customers require notification of data security breaches. Security compromises experienced by us, our competitors, or our customers may lead to public disclosures and negative publicity, harm our reputation, erode confidence in our security measures, negatively affect our ability to attract new customers, encourage customers to restrict use of our platform or not renew subscriptions, or subject us to lawsuits, regulatory fines or other liability.

Our existing general liability insurance coverage and coverage for cyber liability or errors or omissions may not continue to be available on acceptable terms or in sufficient amounts to cover one or more large claims, and our insurer may deny coverage with respect to future claims. The successful assertion of one or more large claims that exceed available insurance coverage, or changes in our insurance policies, including premium increases or the imposition of large deductibles or co-insurance requirements, would harm our business.

Any of the foregoing risks, individually or in combination, could materially adversely affect our business, financial condition, and results of operations.

Unfavorable conditions in the quantum computing industry or the global economy, including uncertain geopolitical conditions, could limit our ability to grow our business and negatively affect our results of operations.

Unfavorable conditions in the quantum computing industry or the global economy, could limit our ability to grow our business and negatively affect our results of operations. Our results of operations may vary based on the impact of changes in our industry or the global economy on the company or our customers and potential customers. Negative conditions in the general economy both in the United States, France and in other countries, including conditions resulting from changes in gross domestic product growth, inflation, financial and credit market fluctuations, tightening of the credit markets, including as a result of bank failures and any resulting issues in the broader U.S., European or global financial system, any higher interest rates, recessions, international trade relations, political turmoil, natural catastrophes, warfare, and terrorist attacks, could negatively impact our business, financial condition, results of operation, and liquidity or cause a decrease in business investments, including the progress on development of quantum technologies, and negatively affect the growth of our business. Similarly, geopolitical tensions in and around Ukraine, the Middle East and other areas of the world, including the conflict in the Middle East arising from strikes by Israel and the U.S. on Iran that began on February 28, 2026, the ensuing multi-week armed conflict involving retaliatory Iranian missile and drone strikes across the region, the resumption of the Israel-Hezbollah conflict in Lebanon, and the effective closure of the Strait of Hormuz, have created extreme volatility in the global capital markets and are expected to have further global economic consequences, including disruptions of the global supply chain and energy markets. Although a conditional ceasefire was announced on April 8, 2026, the situation remains unresolved. The ceasefire has been tested by further exchanges of fire, negotiations remain ongoing, and traffic through the Strait of Hormuz has not fully resumed. Any breakdown of the ceasefire, resumption of hostilities or further acts of war, terror, or responses to each could result in similar or increased impacts on the global economy. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs. In addition, higher inflation also could increase our customers’ operating costs, which could result in reduced budgets for our customers and potentially less demand for our quantum software products and the development of quantum technologies. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition.

The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects.

The occurrence of newsworthy events in the quantum computing industry as a whole, including, but not limited to, the delay of major projects, inflated cost adjustments, fluctuations in product pricing strategies, cancellations of public offerings, customer withdrawals, or disruptions in supply chain may adversely affect our business in several ways, including:

•        Negative news or events associated with industry peers may lead to decreased investor confidence in the sector, which could impact the broader stock market performance of companies operating within the industry, including us. This could result in fluctuations or declines in our stock price irrespective of our internal performance.

•        Adverse events involving our competitors may alter the competitive landscape, affecting market share dynamics, pricing strategies, and overall positioning within the industry. This could impact our ability to retain or expand our market presence.

•        Changes in market dynamics influenced by competitors’ actions, such as inflated cost adjustments or potential cancellations, could have ripple effects on our financial stability and profitability, influencing our financial metrics and potentially impacting investor perceptions.

While we implement risk mitigation strategies, there is no guarantee that we will be insulated from the adverse effects of such events and the occurrence of any of these events could negatively impact our business operations and financial condition.

Our operations, business, customers and partners could be adversely affected by climate change and related environmental sustainability matters.

There are increasing and rapidly evolving concerns over the risks of climate change and related environmental sustainability matters. our operations, business, customers and partners could be adversely affected by climate change. The physical risks of climate change include rising average global temperatures, rising sea levels and an increase in the frequency and severity of extreme weather events and natural disasters. Such events and disasters could disrupt our operations or the operations of customers or third parties on which we rely and could result in market volatility. Additionally, we may face risks related to the transition to a low-carbon economy. We could experience increased expenses resulting from strategic planning, litigation and changes to our technology, operations, products and services, access to energy and water, as well as reputational harm as a result of negative public sentiment, regulatory scrutiny and reduced stakeholder confidence, due to our response to climate change or real or perceived vulnerability to climate change-related risks. Changes in consumer preferences, travel patterns and legal requirements could increase expenses or otherwise adversely impact our business, customers and partners.

Government actions and regulations, such as tariffs and trade protection measures, may limit our ability to obtain products from our suppliers or sell our products and services to customers.

Changes to trade policies, including tariff rates and customs duties, by the United States, France and other countries in which our suppliers are located could adversely impact our business. Tariffs or other trade restrictions imposed on components sourced from our suppliers could increase our costs and adversely affect our margins. In addition, tariffs imposed on our QPUs and other products entering the U.S. could require us to adjust our pricing, which may reduce demand or compress our margins. There is also a possibility of future tariffs, trade protection measures or other restrictions imposed on our products or on our customers by the U.S. or other countries that could have a material adverse effect on our business. We cannot predict what actions may ultimately be taken with respect to tariffs or international trade policies, and any such actions could materially and adversely affect our business, liquidity, financial condition and/or results of operations.

In reaction to new trade and geopolitical circumstances, the EU and its member states, including France, are already changing their traditionally open trade policies in order to provide more support to their sovereign interests (see the draft EU Industrialisation Accelerating Act although in its current version this project would not impact us). It is not possible to discard that such reorientation might become more aggressive in the future. In addition, should our technology become important for military and internal security purposes, the French government could envisage limiting the use of this technology in non-amicable countries, for instance via a strict application of export control rules. Such changes, if they materialize, could adversely affect our business, liquidity, financial conditions, and/or results of operations.

Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt our business and harm our financial condition and operating results.

We may pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. As an early-stage company, we may enter into certain of these transactions which, while potentially less profitable, may nevertheless be of strategic value and provide important opportunities for visibility and market positioning. The identification of suitable candidates for such transactions can be costly and time consuming and can distract our management team from our current operations. To the extent we choose to pursue such transactions, it may be unable to consummate them on favorable terms. The success of such transactions will depend, in part, on a variety of factors, including our ability to obtain debt or equity financing on acceptable terms and requisite governmental approvals. If we are unable to obtain such financing on terms favorable to it or at all, such transactions may adversely affect our liquidity and capital structure.

Any strategic transaction might not strengthen our competitive position, may increase some of our risks, and may be viewed negatively by our customers, partners or investors. Even if we successfully complete a strategic transaction, it may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into our business. We may experience unexpected changes in how it is required to account for strategic transactions pursuant to IFRS and may not achieve the anticipated benefits of any strategic transaction. We cannot provide assurances that the anticipated strategic benefits of these transactions will be realized in the long term or at all. Further, we may fail to identify or assess the magnitude of certain liabilities, shortcomings or other circumstances prior to entering into such transactions. We may incur unexpected costs, claims or liabilities during the transaction or assume them from the acquired company, or may discover adverse conditions post-acquisition for which it has limited or no recourse. We may not obtain sufficient warranties, indemnities, insurance or other protections, which could result in unexpected litigation or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes, a loss of anticipated tax benefits or other adverse effects on our business, operating results or financial condition. Additionally, some warranties and indemnities may give rise to unexpected and significant liabilities.

Our facilities or operations could be damaged or adversely affected as a result of prolonged power outages, natural disasters and other catastrophic events.

Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, and other calamities. We cannot assure you that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause delays in development and fabrication, the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services.

Our use of generative artificial intelligence (“AI”) tools may pose risks to our proprietary software and systems and subject us to legal liability.

We use generative AI tools in our business, and expect to use generative AI tools in the future, for various internal and external uses. Generative AI refers to deep-learning models that can generate new data, such as text, images and other content, by analyzing and emulating existing data. Advanced generative AI tools, which may produce content indistinguishable from that generated by humans, are a relatively novel development, with benefits, risks and liabilities still unknown. Recent decisions of governmental entities and courts (such as the U.S. Copyright Office, U.S. Patent and Trademark Office and U.S. Court of Appeals for the Federal Circuit) interpret U.S. copyright and patent law as limited to protecting works and inventions created by human authors and inventors, respectively. We are therefore unlikely to be able to obtain U.S. copyright or patent protection for works or inventions wholly created by a generative AI tool, and our ability to obtain U.S. copyright and patent protection for source code, text, images, inventions, or other materials, which are developed with some use of generative AI tools, may be limited, if available at all. Likewise, the availability of such IP protections in other countries is unclear. In addition, we may have little or no insight into and no control over the content and materials used by vendors to train these generative AI tools. There is ongoing litigation over whether the use of copyrighted materials to train the AI models used in these tools is lawful, and the impact of decisions in such litigation on our use of generative AI tools is unknown. Additionally, our use of third-party generative AI tools to develop source code, text, images, inventions, or other materials may expose us to greater risks than utilizing contracted human developers, as third-party generative AI vendors typically do not provide warranties or indemnities with respect to the output generated by such generative AI tools, and generative AI tools may also hallucinate, providing output that appears correct but is erroneous.

Additionally, while we employ practices designed to evaluate, track and mitigate risk around our use of third-party generative AI tools, our use of such tools may inadvertently violate a third party’s rights, be non-compliant with the applicable terms of use or our other legal obligations, or result in a security or privacy risk or data leakage. Our use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. For example, we may face claims from third parties claiming infringement of their intellectual property rights or mandatory compliance with open-source software or other license terms with respect to software or other materials or content we believed to be available for use and not subject to license terms or other third-party proprietary rights. Any of these claims could result in legal proceedings and could require us to purchase costly licenses, comply with the requirements of third-party licenses, or limit or cease using the implicated software or other materials or content, unless and until we can re-engineer such software, materials or content to avoid infringement or change the use of, or remove, the implicated third-party materials, which could reduce or eliminate the value of our technologies and services. Our use of generative AI tools to generate code may also present additional security risks because the generated source code may contain security vulnerabilities. Additionally, the vendors of these generative AI tools may fail to comply with their contractual obligations to us regarding the confidentiality or security of any data or other inputs provided to such vendor or outputs generated by their generative AI tools. Our sensitive information or that of our customers could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s or vendors’ use of third-party generative AI technologies.

We rely on funding and financial contributions from contracts with the public sector, including the governments in Europe, Canada and South Korea.

Historically, we have derived a portion of our revenue and financial contributions from the European, Canadian and South Korean governments and government agencies. We believe that the success and growth of our business for the foreseeable future will depend, in part, on our ability to win government contracts, grants and loans, and to attract repayable or non-repayable contributions from various government agencies.

These grants are typically evaluated on an annual or project basis, based on prevailing local regulations and policies, and are thus non-recurring in nature. Consequently, there is no guarantee that we will continue receiving or benefiting from them in the future and it is also challenging for us to predict the amounts of future grants. Under the terms and conditions of the government grants received and anticipated to be received, in some cases, the Company is required to meet certain requirements such as achievement of employment targets and execution of committed investment expenditures. There can be no assurance that we will be able to fully satisfy these conditions or perform such obligations, and it is possible that regulatory authorities may discontinue such grants or require us to repay part or all of the government grants we previously received. Any reduction, cancellation, or repayment resulting from our failure to perform such obligations could adversely affect our business, financial condition, and results of operations.

Many of our government customers and many government funding programs are subject to budgetary constraints and our continued performance under these contracts, or award of additional contracts from these agencies, could be jeopardized by spending reductions or budget cutbacks at these agencies.

A significant decline in government expenditures generally, or with respect to programs for which we provide products and/or services, could adversely affect our business and prospects. our operating results may also be negatively impacted by other developments that affect these government programs generally, including the following:

•        changes in government programs that are related to our products and services or the funding R&D or related commercialization supports;

•        changes in the availability of, or ability to qualify for, R&D tax credits, such as through the Government of Canada’s Scientific Research and Experimental Development program;

•        adoption of new laws or regulations relating to government contracting or changes to existing laws or regulations;

•        changes in political or public support for security and defense programs;

•        public sentiment regarding economic nationalism and protectionism;

•        delays or changes in the government appropriations and budget process;

•        ability to comply with existing and new or modified laws and regulations applicable to our business;

•        uncertainties associated with the current global threat environment and other geo-political matters; and

•        delays in the payment of our invoices by government payment offices.

These developments and other factors could cause governmental agencies to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from renewing contracts or entering into new contracts, any of which would cause our revenue to decline and could otherwise harm our business, financial condition and results of operations. Similarly, these developments and other factors could lead to a reduction in available funding under repayable or non-repayable contributions agreements or tax credits under public sector programs.

Risks Related to our International Expansion and Future Operations

Because our success depends, in part, on our ability to expand sales internationally, our business is susceptible to risks associated with international operations.

We currently maintain offices and/or have personnel in the United States, France, Saudi Arabia, Canada, South Korea and the United Kingdom and expect to continue to expand our international operations by developing our sales and operational presence in additional jurisdictions. We cannot be certain that the investment and resources required to establish and expand operations in other countries will produce desired levels of revenue or profitability, and our limited experience in marketing, selling and supporting our platform outside of our existing markets increases the risk that such expansion efforts will not be successful.

Conducting international operations subjects us to a variety of risks, some of which we have not generally faced in our existing markets, including:

•        lack of familiarity with, and the burdens of complying with, foreign laws, legal standards, privacy and cybersecurity requirements, tariffs and other barriers, and the risk of penalties to us, our customers or our employees if our practices are deemed non-compliant;

•        practical difficulties in enforcing intellectual property rights and reduced or varied protection for such rights in certain jurisdictions;

•        evolving legal and regulatory frameworks for privacy and cybersecurity, which may require the establishment of local data storage systems, additional data centers and network infrastructure, and locally compliant documentation, resulting in substantial expense and diversion of resources;

•        unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, customs duties and other trade restrictions;

•        difficulties in managing systems integrators, partners and international operations, including staffing challenges, differing employment laws and classification requirements;

•        increased or unexpected supply chain challenges or delays and differing technology standards;

•        different pricing environments, longer sales cycles, extended payment cycles and difficulties in collecting accounts receivable;

•        increased financial reporting and accounting burdens and complexities;

•        increased costs associated with recruiting and retaining employees, including highly skilled personnel, and regulatory restrictions and legal costs associated with issuing equity compensation in certain jurisdictions;

•        global political and regulatory changes, including restrictions on immigration and travel;

•        fluctuations in exchange rates and foreign exchange controls that may reduce the value of foreign revenue or increase operating costs;

•        global public health threats and geopolitical events, including tensions in and around Ukraine and the Middle East, including the escalation of conflict and hostilities in connection with strikes by Israel and the U.S. on Iran that began on February 28, 2026 and related retaliatory attacks, which could adversely affect our operations in the Middle East;

•        potentially adverse tax consequences, including value added tax regimes, transfer pricing requirements and restrictions on the repatriation of earnings;

•        permanent establishment risks and complexities related to payroll, tax and social security obligations; and

•        protectionist laws and business practices that favor local businesses, price controls, and restrictions on the export or import of technology.

Operating internationally also requires significant management attention and financial resources, and we may be unable to effectively engage with customers in international markets due to limited sales force capacity. Compliance with applicable laws and regulations increases the cost of doing business, and we may be unable to keep pace with regulatory changes. In addition, in many countries it is common for others to engage in business practices that are prohibited by our internal policies or applicable laws. Although we have implemented policies and procedures designed to ensure compliance, there can be no assurance that our employees, contractors, partners and agents will comply with such laws and policies. Violations could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions or restrictions on the importation or exportation of our solutions.

From time to time, we may evaluate the performance of our subsidiaries and consider strategic alternatives, including restructuring or wind-down of certain operations. Our international operations are conducted through subsidiaries subject to the laws of multiple jurisdictions, including local insolvency and creditor protection regimes that differ from those in the United States. If any such subsidiary becomes subject to insolvency or similar proceedings, our ability to direct or influence the outcome may be limited, and such proceedings could give rise to claims by creditors or other third parties, result in costly litigation or regulatory actions, divert management’s attention and lead to adverse publicity. While we do not believe any current subsidiary insolvency proceeding will have a material adverse effect, there can be no assurance that such proceedings will be resolved without adverse consequences or that additional claims will not be asserted.

If we are unable to successfully manage these risks and challenges, our business, financial condition, revenues, results of operations and cash flows could be materially adversely affected.

Our operations and strategic partnerships in the Middle East expose us to heightened geopolitical, regulatory, and operational risks that could materially and adversely affect our business, financial condition, and results of operations.

The Middle East has experienced, and continues to experience, significant geopolitical instability, including the conflict arising from strikes by Israel and the U.S. on Iran that began on February 28, 2026, the ensuing multi-week armed conflict involving retaliatory Iranian strikes on U.S. military bases, Gulf states (including Saudi Arabia), and Israel, and the effective closure of the Strait of Hormuz. A conditional ceasefire was announced on April 8, 2026, however the situation remains fragile and unresolved. Any escalation or breakdown of the ceasefire, including the resumption or widening of armed conflict, the imposition of international sanctions, retaliatory military actions, acts of terrorism, or disruptions to critical infrastructure, could directly or indirectly affect our operations in Saudi Arabia, delay or impair the deployment and operation of our QPUs, and jeopardize our ability to perform under existing and possible future contractual arrangements. In particular, a widening of the conflict involving Iran and its proxies in the region could pose risks to the physical security of our assets and personnel in Saudi Arabia, disrupt supply chains for critical components needed to maintain and operate quantum computing systems, and create conditions that make it impractical to conduct business in the region.

Our international operations may subject us to greater than anticipated tax liabilities.

The amount of taxes we may pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to any future intercompany arrangement or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our consolidated financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that we are subject to tax in a jurisdiction where we believe it has not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions.

Risks Related to Litigation and Government Regulation

Our future growth depends, in part, on our ability to penetrate multiple markets, in which we would be subject to additional regulatory burdens and other political, social and geographical risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize our products and services, in markets in Europe, the United States and other countries, which would subject us to additional risks and uncertainties, including:

•        foreign currency exchange rate fluctuations and currency controls;

•        economic weakness, including inflation and rising interest rates, or political instability in particular economies and markets;

•        potentially adverse and/or unexpected tax consequences, including penalties due to the failure of tax planning or due to the challenge by tax authorities on the basis of transfer pricing and liabilities imposed from inconsistent enforcement;

•        the burden of complying with complex and changing regulatory, tax, accounting and legal requirements, many of which vary between countries;

•        tariffs or other trade protection measures, trade barriers, import or export licensing requirements or other restrictive actions;

•        compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•        workforce uncertainty in countries where labor unrest is common;

•        reduction or loss of protection of intellectual property rights in some foreign countries; and

•        becoming subject to the different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations.

These and other risks associated with international operations may adversely affect our ability to attain or maintain profitable operations.

Our (and our service providers’) actual or perceived failure to comply with stringent and evolving European and other foreign laws, regulations, rules, contractual obligations, policies, and other obligations related to data privacy and security could harm our reputation, subject us to fines and liability, and otherwise adversely affect our business.

We and our service providers must comply with numerous foreign and domestic laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations regarding privacy and the storing, sharing, use, processing, disclosure, security, and protection of personal information and other data, such as information that we collect. We strive to comply with all applicable requirements and obligations; however, new laws, policies, codes of conduct, and legal obligations may arise, continue to evolve, be interpreted and applied in a manner that is inconsistent from one jurisdiction to another, and conflict with one another. Any failure or perceived failure by us or third parties working on our behalf to comply with applicable laws and regulations, any privacy and data security obligations pursuant to contract or pursuant to our stated privacy or security policies, or obligations to third parties may result in governmental enforcement actions (including fines, penalties, judgments, settlements, and public censure), civil claims, litigation, damage to our reputation, and loss of goodwill, any of which could have an adverse effect on our business, operations, and financial performance.

In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws, and other similar laws. Certain states can or may impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. These developments further complicate compliance efforts and increase legal risk and compliance costs for us, the third parties upon whom we rely, and our customers. Our employees and personnel may use generative artificial intelligence, or AI, technologies to support their work, and the disclosure and use of personal data in generative AI technologies is subject to various privacy laws and other privacy obligations. Governments have passed and are likely to pass additional laws regulating generative AI. The use of this technology might result in additional compliance costs, regulatory investigations and actions, and lawsuits.

The global data protection landscape is rapidly evolving, and we expect that there will continue to be new and proposed laws, regulations, and industry standards concerning privacy, data protection, and information security, and we cannot yet determine the impact that such future laws, regulations, and standards may have on our business. The EU General Data Protection Regulation (the “EU GDPR”) applies to the collection and processing of personal data by us. The EU GDPR has increased compliance burdens on we, such as requiring the following:

•        processing personal data only for specified, explicit, and legitimate purposes for which personal data were collected;

•        establishing a legal basis for processing personal data and creating obligations for controllers and processors to appoint data protection officers in certain circumstances;

•        increasing transparency obligations to data subjects for controllers (including presentation of certain information in a concise, intelligible, and easily accessible form about how their personal data is used and their rights vis-à-vis that data and its use);

•        introducing the obligation to carry out so-called data protection impact assessments in certain circumstances;

•        establishing limitations on collection and retention of personal data through “data minimization” and “storage limitation” principles;

•        introducing obligations to honor increased rights for data subjects (such as rights for individuals to be “forgotten,” rights to data portability, and rights to object, etc., in certain circumstances);

•        formalizing a heightened and codified standard of data subject consent;

•        establishing obligations to implement certain technical and organizational safeguards to protect the security and confidentiality of personal data; and

•        introducing the obligation to provide notice of certain personal data breaches to the relevant supervisory authority or authorities and affected individuals.

The processing of sensitive personal data is subject to compliance with specific exceptions under the EU and UK GDPR which may impose heightened compliance burdens and is a topic of active interest among foreign regulators.

The EU and UK GDPR also provide for more robust regulatory enforcement and greater penalties for noncompliance than previous data protection laws, including fines of up to 20 million euros under the EU GDPR, 17.5 million pound sterling under the UK GDPR, or in each case, 4% of global annual revenue for the preceding financial year, whichever is higher. In addition to administrative fines, a wide variety of other potential enforcement powers are available to competent supervisory authorities in respect of potential and suspected violations of the EU and UK GDPR, including extensive audit and inspection rights, and powers to order temporary or permanent bans on all or some processing of personal data carried out by non-compliant actors. The EU and UK GDPR also confer a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the EU and UK GDPR.

In the ordinary course of business, we may transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the EEA and the United Kingdom have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws are generally believed to be inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and United Kingdom to the United States in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement/Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States.

If there is no lawful manner for us to transfer personal data from the EEA or UK, including, for example, obtaining individuals’ explicit consent to transfer their personal data from the EEA or UK to the United States or other countries, we will face increased exposure to regulatory actions, substantial fines, and injunctions against processing personal data from the EEA or United Kingdom. Additionally, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our products and operating our business. The type of challenges we face in Europe will likely also arise in other jurisdictions that adopt laws similar in construction to the EU and UK GDPR or regulatory frameworks of equivalent complexity.

It is possible that the EU and UK GDPR or other laws and regulations relating to privacy and data protection may be interpreted and applied in a manner that is inconsistent from jurisdiction to jurisdiction or inconsistent with our current policies and practices, and compliance with such laws and regulations could require us to change our business practices and compliance procedures in a manner adverse to our business. We cannot guarantee that we are in compliance with all such applicable data protection laws and regulations, and we cannot be sure how these regulations will be interpreted, enforced, or applied to our operations. Furthermore, other jurisdictions outside the EEA are similarly introducing or enhancing privacy and data security laws, rules, and regulations, which could increase our compliance costs and the risks associated with noncompliance. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices, and our efforts to comply with the evolving data protection rules may be unsuccessful. We cannot guarantee that we, our third-party collaborators, or our vendors are in compliance with all applicable data protection and privacy laws and regulations as they are enforced now or as they evolve. Further, for example, our privacy policies may be insufficient to protect any personal information we collect, or may not comply with applicable laws. Our non-compliance could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures, and systems.

Our actual or perceived failure to adequately comply with applicable laws and regulations relating to privacy and data protection, or to protect personal data and other data we process or maintain, could result in regulatory enforcement actions against us, including fines, penalties, orders that require a change in our practices, additional reporting requirements and/or oversight, and public censure, claims for damages by affected individuals, other lawsuits, or reputational damage.

We are subject to anti-corruption laws, as well as export control laws, customs laws, sanctions laws, and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, results of operations, and financial condition.

We are subject to other laws and regulations governing our international operations, including regulations administered by the authorities in the United States, France and the E.U., including applicable export control regulations, economic sanctions on countries and persons, and customs requirements and currency exchange regulations, collectively referred to as the trade control laws.

Exports of our products must be made in compliance with trade control laws. In some cases, certain reporting requirements may need to be performed. In addition, these laws may restrict or prohibit altogether the supply of certain of our products or services to certain governments, persons, entities, countries, and territories. Changes in our products and services and changes in applicable trade control laws may create delays in the introduction or provision of our products and services in certain jurisdictions, prevent others from using our product services or, in some cases, prevent the export or import of our product services to certain countries, governments, or persons altogether. Any limitation on our ability to export or provide our products and services could adversely affect our business, financial condition, and results of operations.

We are also subject to anti-corruption laws in the countries where we operate, including the United States and France. The Foreign Corrupt Practices Act (“FCPA”) prohibits companies and their employees, third-party intermediaries, and other associated persons from paying, offering, authorizing payment, or providing anything of value, directly or indirectly, to any foreign official, political party, or candidate for the purpose of influencing any act or decision of a foreign entity in order to obtain or retain business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem.

French anti-corruption laws also prohibit acts of bribery and influence peddling:

•        Article 433-1, 1°, of the French Criminal Code (bribery of domestic public officials);

•        Article 433-1, 2°, and 433-2 of the French Criminal Code (influence peddling involving domestic public officials);

•        Article 434-9 of the French Criminal Code (bribery of domestic judicial staff);

•        Article 434-9-1 of the French Criminal Code (influence peddling involving domestic judicial staff);

•        Articles 435-1 and 435-3 of the French Criminal Code (bribery of foreign or international public officials);

•        Article 435-9 of the French Criminal Code (bribery of foreign or international judicial staff);

•        Articles 435-2, 435-4, 435-8 and 435-10 of the French Criminal Code (active and passive influence peddling involving foreign or international public officials and foreign or international judicial staff);

•        Articles 445-1 and 445-2 of the French Criminal Code (bribery of private individuals); and

•        French Law n°2016-1691 of December 9th, 2016 on Transparency, the Fight Against Corruption and the Modernization of the Economy (Sapin 2 Law), which provides for numerous new obligations for large companies such as the obligation (i) to draw up and adopt a code of conduct defining and illustrating the different types of behavior to be proscribed as being likely to characterize acts of corruption or influence peddling, (ii) to set up an internal warning system designed to enable the collections of reports from employees relating to the existence of conduct or situations contrary to the company’s code of conduct, (iii) to set up risk mapping designed to identify, analyze and prioritize the company’s exposure to external corruption risks, based on the sectors of activity and geographical areas in which the company operates, (iv) to set up procedures regarding risk mapping for assessing the situation of exposed third parties (such as customers, primary suppliers and intermediaries), (v) to set up accounting control procedures, whether internal or external, designed to ensure that the books, registers and accounts are not used to conceal acts of corruption or influence peddling, (vi) set up a training program for managers and staff most exposed to the risks of corruption and influence peddling; (vii) to set up a disciplinary system for sanctioning company employees in the event of a breach of the company’s code of conduct or a system for monitoring and evaluating the measures implemented.

We might not be effective in ensuring compliance by our employees, representatives, contractors, business partners, and agents with all applicable anti-corruption laws, including the FCPA, the French anti-corruption laws, or other applicable legal requirements, including trade control laws. If we are not in compliance with the FCPA, the French anti-corruption laws, and other anti-corruption laws or trade control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations, and liquidity. Likewise, any investigation of any potential violations of the FCPA, the French anti-corruption laws, other anti-corruption laws or trade control laws by the United States or other authorities could also have an adverse impact on our reputation, our business, results of operations, and financial condition.

Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.

We may in the future face legal, administrative and regulatory proceedings, claims, demands and/or investigations involving stockholder, consumer, competition, intellectual property, data privacy, employment, whistleblower, product liability and/or other issues relating to our business on a global basis. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping we from engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents. An unfavorable outcome or settlement may result in a material adverse impact on our business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to our operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. In addition, the laws and regulations our business is subject to are complex and change frequently. We may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.

Additionally, we could be adversely affected by reviews, inquiries, or actions by the Committee on Foreign Investment in the United States (the “CFIUS”). The CFIUS has authority to review, condition, delay, or block certain transactions involving foreign investment in U.S. businesses for national security reasons, including transactions where a non-U.S. company acquires or has control over any U.S. operations. While our U.S. presence is currently limited and the risk of CFIUS intervention appears small, any such review or mitigation could result in delays, increased costs and restrictions on our business and operations.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, even those without merit, which could harm our business prospects, operating results, and financial condition. We may face inherent risk of exposure to claims in the event our quantum computers do not perform as expected or malfunction. A successful product liability claim against we could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our quantum computers and business and inhibit or prevent commercialization of other future quantum computers, which would have material adverse effects on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and is forced to make a claim under our policy.

We are subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business, operating results and reputation.

We are subject to numerous environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases to the cost of production.

Our manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact the company brand, finances, or ability to operate.

We may be subject to restrictions or delays in changes of control or significant investments due to French State influence and foreign investment regulations.

We are subject to French foreign investment regulations, which require prior authorization from the French Ministry of the Economy for the acquisition of significant interests by non-French investors in companies operating in sensitive sectors, including quantum technology and defense. Bpifrance is a French public investment bank that is jointly controlled by the French government and Caisse des Dépôts et Consignations (Deposits and Consignments Fund controlled by the French parliament).

These factors may restrict or delay future changes in control or significant acquisitions of our shares, or strategic transactions involving us, including mergers, acquisitions, or sales of substantial assets. If our shareholders fail to obtain required governmental approvals, certain transactions may be invalidated or impossible, and we could face regulatory sanctions or the loss of key governmental contracts. This regulatory environment may also deter potential investors or partners, limiting our strategic options and access to capital.

We may experience delays or limitations in strategic decision-making due to governance structure and restrictions under French law.

Certain strategic decisions, such as the transfer of all or most intellectual property, the sale of all or most significant assets, or changes to our jurisdiction of incorporation, are subject to the prior approval of the shareholders of the Company and of a strategic committee of Pasqal SAS which will be comprised of certain existing shareholders, including a representative of Bpifrance. The consent of the strategic committee (majority vote with the positive vote of Bpifrance) is also required for a range of ongoing operational matters, including, among other things, the development of any intellectual property by Pasqal SAS filed outside of France, the license of any intellectual property by Pasqal SAS including to any subsidiary of our Group, any transfer to be made pursuant to the Business Allocation Agreement, any amendment to the Business Allocation Agreement, any production of critical parts that are not one generation behind outside of France, any amendment to the definition of core hardware technical activities subject to a firewall, and the ratification of the appointment of Pasqal SAS’ President.

Furthermore, our operations are governed by a business allocation agreement between us and Pasqal SAS. This agreement establishes a framework for the segregation of activities within the Company, including the allocation of research and development and hardware activities to our subsidiaries. The business allocation agreement is intended to ensure compliance with French sovereignty and national security requirements, and any amendment to the business allocation agreement will require approval by the strategic committee of Pasqal SAS (including the positive vote of Bpifrance).

In addition, the business allocation agreement provides that if we acquire an entity that carries out certain hardware protected activities (as defined in the business allocation agreement), such activities may continue to be carried out by the acquired company, subject to approval of the acquisition by the strategic committee. Furthermore, if our group contemplates acquiring an entity that carries out other protected activities, Pasqal SAS or a subsidiary of Pasqal SAS must complete such acquisition, unless the strategic committee authorizes the acquisition by us or another subsidiary of the Company.

These governance arrangements are intended to ensure alignment with French national interests and to provide oversight of sensitive activities. However, they may also limit our ability to respond quickly to market opportunities, implement strategic initiatives, or adapt our business model. The requirement for unanimous approval from shareholders or committees may result in delays or the inability to complete certain transactions if consensus cannot be reached. This could place us at a competitive disadvantage relative to companies with more flexible governance structures.

In addition, Bpifrance has the right, pursuant to the Bpifrance Board Representation Letter which was entered into on the Closing Date, to propose the appointment of one member to our Board (who will also be proposed for appointment to the Board’s nominating and governance committee) for so long as the BPI Investor beneficially owns any Ordinary Shares, which will provide Bpifrance with continued representation on, and influence over, our Board. For this purpose, the “BPI Investor” consists, collectively, of Bpifrance and its affiliated funds and managed or advised entities (including FPS Fonds Innovation Défense and FPS Bpifrance Innovation I, Compartiment B Large Venture 2), together with Caisse des Dépôts et Consignations, the French State and their respective affiliated entities. See “Certain Relationships and Related Person Transactions — Bpifrance Board Representation Letter.”

Contracts with the U.S. and French government and state agencies are subject to a number of challenges and risks.

Contracts with U.S. and French government and state agencies are subject to a number of challenges and risks. The bidding process for government contracts can be highly competitive, expensive and time-consuming, often requiring significant up front time and expense without any assurance that these efforts will generate revenue.

We also must comply with both local and international laws and regulations relating to the formation, administration, and performance of contracts, which provide public sector customers rights, many of which are not typically found in commercial contracts. Any changes to the government regulations applicable to government contracts could affect our ability to enter into, or the profitability of, contracts with government entities.

In addition, other parties’ perceptions of our relationship with the U.S. and France could adversely affect our business prospects in jurisdictions outside the U.S. and France. Conversely, other parties’ perceptions of our relationship with foreign (non-U.S. governments and non-French) governments could adversely affect our business prospects with the U.S. or French governments.

Accordingly, our business, financial condition, results of operations, and growth prospects may be adversely affected by certain events or activities, including, but not limited to:

•        changes in government fiscal or procurement policies, or decreases in government funding available for procurement of goods and services generally, or for our federal government contracts specifically;

•        changes in U.S. and French government programs or applicable requirements;

•        restrictions in the grant of personnel security clearances to our employees;

•        ability to maintain facility clearances required to perform on classified contracts for U.S. and French government agencies, as applicable;

•        changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;

•        changes in the U.S. and French governments’ attitude towards us as a company or our technology;

•        appeals, disputes, or litigation relating to government procurement, including but not limited to bid protests by unsuccessful bidders on potential or actual awards of contracts to us or our partners by the government;

•        the adoption of new laws or regulations or changes to existing laws or regulations;

•        budgetary constraints, including automatic reductions as a result of “sequestration,” operating under continuing resolutions, disruptions from government shutdowns, or similar measures and constraints imposed by any lapses in appropriations for the federal government or certain of its departments and agencies;

•        influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers;

•        changes in legal obligations or political or social attitudes with respect to security or privacy issues;

•        potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters, and public health concerns; and

•        increased or unexpected costs or unanticipated delays caused by other factors outside of our control.

Any such event or activity, among others, could cause governments and governmental agencies to delay or refrain from entering into contracts with us and/or purchasing our computers in the future, reduce the size or timing of payment with respect to our services to or purchases from existing or new government customers, or otherwise have an adverse effect on our business, results of operations, financial condition, and growth prospects.

We may be subject to penalties or lose French or other government contracts if, when required by the French government, it fails to protect classified information.

We may be required to protect classified information, including information related to defense-related research and development and core hardware activities, as well as organize a segregation of this information within specific subsidiaries managed exclusively by French nationals with appropriate security clearances. This segregation would be designed to comply with French sovereignty and national security requirements, and to protect classified technologies and information.

Any unauthorized transfer of classified information, intellectual property, or other confidential information could result in regulatory penalties, the loss of governmental contracts, or reputational harm. In addition, these requirements may limit our flexibility to reorganize our operations, pursue international expansion, or enter into certain partnerships, which could adversely affect our growth prospects and operational efficiency.

We may be subject to risks and obligations arising from our international operations and commitments to invest in specific countries.

Operations in international markets may subject us to additional business, political, regulatory, operational, financial, and economic risks, any of which could increase our costs and hinder our growth. We have made, and may continue to make, formal commitments to governmental authorities to invest in certain countries, including the United States, Canada, Saudi Arabia, South Korea, France, and the United Kingdom as part of our growth strategy. These commitments may include obligations to establish operations, create jobs, or invest specified amounts of capital within agreed timeframes.

We face risks associated with expanding into markets where we have limited or no experience or recognition. We may be unable to attract a sufficient number of customers, fail to anticipate competitive conditions, or face difficulties in operating effectively in these new markets. Due to the evolving and potentially conflicting regulatory environment for the quantum computing industry across the globe, we may also be required to comply with more stringent compliance requirements in overseas markets. Failure to timely comply with such requirements or to meet investment commitments could result in penalties, loss of governmental support, reputational harm, or the inability to secure future permits, licenses, or incentives in those jurisdictions. Complying with the laws and regulations of different countries, as well as fulfilling investment obligations, may also require us to invest more resources and incur higher costs, to assign or license partially or in whole intellectual property assets, which may impact our profitability.

Successful operations in international markets will also depend on a number of other factors, including our ability to (i) identify appropriate overseas markets,(ii) localize products and adapt them to local preferences, (iii) compete with local developers, publishers, and operators with existing market shares and experience, (iv) protect our intellectual property rights in multiple jurisdictions and manage the related costs, (v) identify appropriate partners and establish and maintain cooperative relationships with them, (vi) manage costs associated with doing business in foreign jurisdictions and (vii) address the impact of potential political, economic, and social instability.

These and other risks associated with international activities and investment commitments could significantly affect our financial condition and operating results.

We may be subject to restrictions and obligations arising from undertakings given to the Canadian government in connection with the acquisition of Aeponyx Enterprises Inc., which could limit our operational flexibility and growth.

We entered into a series of undertakings and compliance obligations with the Canadian government in connection with our 2024 acquisition of Aeponyx Enterprises Inc. These undertakings and compliance obligations cover a range of areas, including, but not limited to, governance commitments regarding certain employment restrictions, prohibitions on collaboration involving Aeponyx personnel, products or technology (but allowing the incorporation of Aeponyx technology in our products), requirements regarding the location of work in Canada and the use of certain foundries, and obligations to continue the development of Aeponyx technology within Canada.

Compliance with these undertakings may limit our ability to reorganize our operations, relocate personnel or activities, enter into certain collaborations or partnerships or access Aeponyx technologies. Any failure to comply with these commitments could result in regulatory penalties, restrictions on future acquisitions or investments in Canada, or reputational harm. Furthermore, these obligations may require us to allocate resources to maintain operations and technology development in Canada, which could adversely affect our operational flexibility, cost structure, and ability to pursue strategic opportunities elsewhere.

Foreign investment regulations may restrict or delay future changes in control or significant acquisitions involving us.

We operate under a group structure that is subject to French foreign investment regulations, particularly in sectors deemed sensitive such as quantum technology and defense. Under French law, the direct or indirect acquisition of a significant interest in us by non-EU persons or entities (or by multiple non-EU acquirers acting in concert) is subject to prior authorization by the French Ministry of the Economy. These regulations are intended to protect French national interests and may apply to any future takeover, significant acquisition of our shares, or change of control involving us, provided the acquirers are non-EU entities.

Accordingly, any attempt by a non-EU investor (or by multiple non-EU acquirers acting in concert) to acquire a controlling stake or to cross the threshold of 10% or more of the voting rights may be delayed, restricted, or even prohibited by the French authorities. If a non-EU investor acquires 10% or more of our voting rights without the prior authorization of the French Ministry of the Economy, such acquisition may be considered null and void under French law or such investor may lose its voting rights and/or rights to any dividends and be subject to fines or other criminal and civil liabilities. These restrictions may limit the ability of shareholders to freely transfer their shares or to effect a change of control, and may adversely affect the market value and liquidity of our securities.

Depending on where it operates, we may, in the future, also be subject to foreign investment regulations in other countries, with comparable consequences.

Risks Related to our Intellectual Property

If we are unable to obtain and maintain patent protection for our technology, or if the scope of the patent protection obtained is not sufficiently broad or robust, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our products and technology may be adversely affected.

Our success depends, in large part, on our ability to obtain and maintain patent protection in the United States, France and other countries with respect to our technology. We have sought, and intends to seek, to protect our proprietary position by filing patent applications in Europe, the United States and other jurisdictions related to our technology that are important to our business.

Our pending and future patent applications may not result in patents being issued which protect our technology or products or which effectively prevent others from commercializing competitive technologies. Because patent applications in most countries are confidential for a period of time after filing, and some remain so until issued,

We cannot be certain that our licensors were the first to file a patent application relating to any particular aspect of a product. Foreign patents may be subject also to opposition or comparable proceedings in the corresponding foreign patent office.

The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

We have not pursued or maintained, and may not pursue or maintain in the future, patent protection for our technologies in every country or territory in which we may sell our products. In addition, the laws of some countries do not protect intellectual property rights to the same extent as European laws and federal and state laws in the United States. Consequently, we may not be able to prevent third parties from infringing our patents in all countries outside the European Economic Area (the “EEA”) or the United States, or from selling or importing products that infringe our patents in and into the EEA or the United States or other jurisdictions.

Moreover, the scope claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if the patent applications we license or own do issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and our patents may be challenged in the courts or patent offices in EEA countries, the United States, and other jurisdictions. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products or could limit the duration of the patent protection of our technology and products.

In addition, although our employees are generally required to assign their intellectual property rights to us, there can be no assurance that such assignments will be effective or enforceable in all circumstances, or that former employees will not challenge the scope or validity of such assignments, which could result in disputes, litigation, or claims over the ownership of intellectual property developed during their employment.

Furthermore, our owned and in-licensed patents may be subject to a reservation of rights by one or more third parties. As a result, such third parties may have certain rights, including “march-in” rights, to such patent rights and technology. When new technologies are developed with such partners, they generally obtain certain rights in any resulting patents, including a nonexclusive license authorizing the party to use the invention for noncommercial purposes. These rights may permit the funding partner to disclose our confidential information to third parties and to exercise “march-in” rights to use or allow third parties to use our licensed technology. The funding partner can exercise its “march-in” rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, to meet requirements of federal regulations, or to give preference to the United States or other country industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States or other countries. Any exercise by the funding partners of such rights could harm our competitive position, business, financial condition, results of operations, and prospects.

Obtaining and maintaining our patent rights depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business. The following examples are illustrative:

•        others may be able to develop technologies that are similar to our technology platforms but that are not covered by the claims of any patents, should they issue, that we own or licenses;

•        we might not have been the first to file patent applications covering certain of our technologies;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•        it is possible that our pending patent applications will not lead to issued patents;

•        issued patents that we own or licenses may not provide us with any competitive advantages or may be held invalid or unenforceable as a result of legal challenges;

•        Our competitors might conduct research and development activities in the United States and other countries where we do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•        we may not develop additional proprietary technologies that are patentable; and

•        the patents of others may have an adverse effect on our business.

The United States Patent and Trademark Office (the “USPTO”) and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. In addition, periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or patent applications will have to be paid to the USPTO and various government patent agencies outside the United States over the lifetime of our owned and licensed patents and/or applications and any patent rights we may own or license in the future. We rely on our service providers or our licensors to pay these fees. We employ reputable law firms and other professionals to help us comply, and we are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our licensed intellectual property. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, nonpayment of fees, and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our products or technologies, we may not be able to use such patents and patent applications or stop a competitor from marketing technologies that are the same as or similar to our technology, which would have an adverse effect on our business. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market and this circumstance could harm our business.

In addition, if we fail to apply for applicable patent term extensions or adjustments, we will have a more limited time during which we can enforce our granted patent rights. In addition, if we are responsible for patent prosecution and maintenance of patent rights in-licensed to us, any of the foregoing could expose us to liability to the applicable patent owner.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating, or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a negative impact on the success of our business.

Our commercial success depends, in part, upon our ability and the ability of others with whom we may collaborate to develop, manufacture, market, and sell our current and any future products and technologies without infringing, misappropriating, or otherwise violating the proprietary rights and intellectual property of third parties.

We may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current and any future products and technology, including interference proceedings, post grant review and inter partes review before the USPTO. Foreign patents may be subject also to opposition or comparable proceedings in the corresponding foreign patent office. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation with us to enforce or to otherwise assert their patent rights against us. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could have a negative impact on our ability to commercialize our current and any future products.

In order to successfully challenge the validity of any such United States patent in federal court, we would need to overcome a presumption of validity. As this is a high burden and requires us to present clear and convincing evidence as to the invalidity of any such United States patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such United States patent. Moreover, given the vast number of patents in our field of technology, we cannot be certain that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. While we may in the future decide to initiate proceedings to challenge the validity of these or other patents in the future, we may be unsuccessful, and courts or patent offices in Europe, the United States, and other jurisdictions could uphold the validity of any such patent. Even if we are successful in obtaining a first-instance judgement from a court or patent office that such patents are invalid, such judgements may be subject to appeal procedures which suspend revocation of the patent until a final appeal judgment is reached. This may result in many years of uncertainty and could ultimately lead to reversal of the original judgment and the patent being upheld. Furthermore, because patent applications can take many years to issue and are typically confidential for 18 months or more after filing, and because pending patent claims can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use, or sale of our technology. Regardless of when filed, we may fail to identify relevant third-party patents or patent applications, or we may incorrectly conclude that a third-party patent is invalid or not infringed by our products or activities. If a patent holder believes that our products or technology platform infringes its patent, the patent holder may sue us even if we have received patent protection for our technology. Moreover, we may face patent infringement claims from nonpracticing entities that have no relevant product revenue and against whom our own patent portfolio may thus have no deterrent effect. If a patent infringement suit were threatened or brought against us, we could be forced to stop or delay research, development, manufacturing, or sales of the product that is the subject of the actual or threatened suit.

If we are found to infringe a third party’s valid and enforceable intellectual property rights, we could be required to obtain a license from such third party to continue developing, manufacturing, and marketing our product(s) and technology. Under any such license, we would most likely be required to pay various types of fees, milestones, royalties, or other amounts. Moreover, we may not be able to obtain any required license on commercially reasonable terms or at all, and if such an instance arises, our ability to commercialize our products may be impaired or delayed, which could in turn significantly harm our business. Parties making claims against us may also seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our products.

The licensing or acquisition of third-party intellectual property rights is a competitive area, and more established companies may also pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources, and greater commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or any return on our investment at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of our products and technologies, which could have an adverse effect on our business, financial condition, results of operations, and prospects. Furthermore, even if we were able to obtain a license, it could be nonexclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. We could be forced, including by court order, to cease developing, manufacturing, and commercializing the infringing technology or product candidate. We may also have to redesign our products, which may not be commercially or technically feasible or may require substantial time and expense. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. We may be required to indemnify collaborators or contractors against such claims. A finding of infringement could prevent us from manufacturing and commercializing our current or any future product candidates or force us to cease some or all of our business operations, which could harm our business. Even if we are successful in defending against such claims, litigation can be expensive and time-consuming and would divert management’s attention from our core business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our securities.

Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business, financial condition, results of operations, and prospects.

Certain of our intellectual property rights, know-how, and technologies have been licensed from, co-owned with, or developed in collaboration with universities, research institutions, consortium partners, acquisition targets, and other third parties.

Our origins in academic research mean that aspects of our quantum computing technology may be subject to license agreements, co-ownership arrangements, or other contractual terms that impose limitations on our ability to exclusively use, sublicense, or commercialize such intellectual property. The terms of these arrangements may restrict our freedom to operate in certain fields of use, geographies, or applications, or may grant the counterparty rights to use or license the same or related intellectual property in ways that could be competitive with our products and services.

Our platform and software stack rely in part on open-source software components, which are licensed under various open-source license terms and the use of open-source software presents a number of risks.

Certain open-source licenses require that any software that incorporates or is derived from open-source components be made available in source code form and be distributed under the same or similar license terms. If we have inadvertently incorporated open-source software into our proprietary software in a manner that triggers such obligations, we could be required to disclose portions of our proprietary source code, license our proprietary software on unfavorable terms, or re-engineer our software stack to eliminate the open-source components, any of which could be costly, time-consuming, and disruptive to our operations. Our compliance efforts with respect to open-source license terms may not always be sufficient, and the interpretation of certain open-source license provisions remains subject to legal uncertainty. In addition, open-source software is developed by distributed communities of contributors and may contain security vulnerabilities, bugs, or defects that are not promptly identified or remediated. Because we do not control the development or maintenance of open-source software it utilizes, there can be no assurance that such software will continue to be maintained, updated, or supported by the relevant community, or that security vulnerabilities will be addressed in a timely manner. Furthermore, the terms of open-source licenses may be changed or reinterpreted in ways that impose additional obligations or restrictions on our use of such software, and new versions of open-source components may be released under different or more restrictive license terms. Any of the foregoing could require us to devote significant resources to re-engineering portions of our software stack, delay product development or releases, expose us to intellectual property claims or litigation, or otherwise have a material adverse effect on our business, financial condition, and results of operations.

We may be involved in lawsuits to protect or enforce our patents or our other intellectual property rights, which could be expensive, time-consuming, and unsuccessful.

Competitors may infringe, misappropriate, or otherwise violate our patents, or our other intellectual property rights, or may allege that we have infringed on their intellectual property rights. To counter infringement or unauthorized use or defend against such claims, we may be required to file legal claims, which can be expensive and time-consuming and are likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities.

In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our owned or licensed patents at risk of being invalidated or interpreted narrowly and could put our owned or licensed patent applications at risk of not issuing. The initiation of a claim against a third party might also cause the third party to bring counterclaims against us, such as claims asserting that our patent rights are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement, or lack of statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO or similar foreign authorities or made a materially misleading statement during prosecution. Third parties may also raise similar validity claims before the USPTO in post-grant proceedings such as exparte reexaminations, inter partes review, post-grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is or will be no invalidating prior art, of which we and the patent examiner were unaware during prosecution. For the patents and patent applications that we have licensed, we may have limited or no right to participate in the defense of any licensed patents against challenge by a third party. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of any future patent protection on our current or future products. Such a loss of patent protection could harm our business.

We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. our business could be harmed if in litigation the prevailing party does not offer us a license, or if the license offered as a result is not on commercially reasonable terms. Any litigation or other proceedings to enforce our intellectual property rights may fail and, even if successful, may result in substantial costs and distract our management and other employees.

We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon, misappropriating, or successfully challenging our intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have an adverse effect on our ability to compete in the marketplace.

Developments in patent law could have a negative impact on our business.

Changes in either the patent laws or interpretation of the patent laws could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. For example, from time to time, the United States Congress, the USPTO, or similar foreign authorities may change the standards of patentability, and any such changes could have a negative impact on our business. In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in September 2011, includes a number of significant changes to United States patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes to the way issued patents are challenged, and changes to the way patent applications are disputed during the examination process, such as allowing third-party submission of prior art to the USPTO during patent prosecution. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. Under a first-to-file system, assuming that other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor made the invention earlier. The USPTO has developed new regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective in March 2013. Substantive changes to patent law associated with the America Invents Act, or any subsequent United States legislation regarding patents, may affect our ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will have on the cost of prosecuting our United States patent applications, our ability to obtain United States patents based on our discoveries, and our ability to enforce or defend any patents that may issue from our patent applications, all of which could have a material adverse effect on our business, prospects, financial condition, and results of operations.

In addition, changes to or different interpretations of patent laws in the United States and other countries may permit others to use our or our partners’ discoveries or to develop and commercialize our technology and products without providing any compensation to us, or may limit the number of patents or claims we can obtain. Recent United States Supreme Court rulings have narrowed the scope of United States patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the United States Congress, the federal courts, the USPTO, as well as similar bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future, which could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Risks Related to Investment in a French Company and our Status as a Foreign Private Issuer

We currently report and we will continue to report financial results under IFRS, which differs in certain significant respect from U.S. GAAP.

We currently report and we will continue to report financial results under IFRS as issued by the IASB. There are and there may in the future be certain significant material differences between IFRS and U.S. GAAP. As a result, financial information and reported earnings of us for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we are not required to and do not intend to provide a reconciliation between IFRS and U.S. GAAP as a foreign private issuer. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those of companies that prepare financial statements under U.S. GAAP. Please see the section entitled “Risks Related to our Foreign Private Issuer Status” for more information.

As a société anonyme formed under the laws of the Republic of France, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards applicable to domestic U.S. companies. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

We are a foreign private issuer as such term is defined in Rule 405 under the Securities Act and are a société anonyme formed under the laws of the Republic of France, and, are listed on the Nasdaq. The Nasdaq listing rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in France, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards applicable to domestic U.S. companies.

Among other things, we are not required to have: (i) a majority of the board of directors consisting of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating and corporate governance committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, we have a majority-independent board of directors and a compensation committee consisting of independent directors. Subject to the foregoing, we intend to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq applicable to U.S. domestic public companies.

Because we are organized under the laws of France, the rights of our shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in Ordinary Shares and our ability to conduct equity financings, and our shareholders may face difficulties in protecting their interests, their ability to protect their rights through the U.S. federal courts may be limited and investors may be unable to recover in civil proceedings for U.S. securities laws violations.

Our corporate affairs are governed by our Articles of Association and the Board Internal Regulations and the laws of the Republic of France, including the French Commercial Code (Code de commerce). The rights of our shareholders and the responsibilities of our directors and officers under French law are different from those applicable to a corporation incorporated in the United States. For example, under Delaware law, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and our shareholders. French law similarly imposes duties on directors of a French company, including a duty to act in good faith and to exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances. However, French directors must act in the “corporate interest” (intérêt social). Additionally, under Delaware law, a shareholder may bring a derivative action on behalf of a company to enforce a company’s rights. French law also permits derivative-type actions. Pursuant to Article L.225-252 of the French Commercial Code, individual shareholders or groups of shareholders may bring an action sociale ut singuli on behalf of the company to seek damages from directors for harm caused to the company. However, the procedural framework and scope of such actions differ from those under Delaware law. For claims other than those against directors, the decision to initiate legal proceedings generally lies with the company’s legal representative (e.g., the Président in a SAS).

Further, the disclosure requirements applicable to us under French and European Union law differ from those applicable to U.S. issuers under the Exchange Act. While French and EU regulations, including the Transparency Directive, the Market Abuse Regulation and the Prospectus Regulation, impose substantial disclosure obligations on listed companies, the specific content, timing and format of such disclosures differ from the securities laws and regulations in the U.S., and there may be less publicly available information about us than is regularly published by or about U.S. issuers. In addition, while French law provides certain protections for minority shareholders, including mandatory tender offer rules, approval procedures for related-party transactions and judicial remedies against abuse of majority power (abus de majorité), these protections operate differently from, and in some respects may be less extensive than, those available under U.S. state corporation laws. Similarly, enforcement mechanisms and the availability of private litigation remedies differ between the two jurisdictions, with French law relying more on regulatory oversight by the AMF than on private securities litigation.

Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in French courts. As a result, holders of securities who obtain a judgment against us in the United States may not be able to require us to pay the amount of the judgment. It may not be possible for holders to effect service of process within the United States upon our directors and officers or to enforce against these persons, or us, judgments of United States courts predicated upon civil liability provisions of the federal securities laws of the United States. In addition, shareholders of French companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors, officers or principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

Our operations in France could be adversely affected by complex labor laws, union activity and potential labor disruptions.

We have a significant number of permanent employees in France, where labor laws provide employees with extensive protections, including rights to collective bargaining, consultation through works councils, and legal support through union representation.

Our operations in France are subject to complex labor regulations, and we may be required to consult with or obtain the opinion of employee representative bodies before implementing material operational changes. In addition, strikes and other labor disruptions could adversely impact our operations, delay strategic initiatives, and increase costs. Any failure to comply with French labor laws or manage labor relations effectively could materially and adversely affect our business, financial condition, and results of operations.

Currency exchange rate fluctuations present a risk to our operations and financial results.

Our operations based in France expose us to fluctuations in exchange rates between the Euro and other major currencies, notably the U.S. dollar. Given the volatile nature of currency markets, these fluctuations may significantly impact our results. For example, an appreciation of the Euro against the U.S. dollar could increase the relative price of our services for clients outside the Eurozone, potentially reducing demand and impacting revenue. Conversely, a depreciation of the Euro against the U.S. dollar would increase our costs for any goods or services we procure or pay for in dollars, further affecting profitability.

Our exposure to foreign exchange risk is considerable, making our cash flow and earnings susceptible to currency market volatility. This volatility could materially affect our financial performance, particularly if adverse exchange rate movements reduce our competitive pricing or increase the relative cost of key imports.

French tax legislation may change, which could adversely affect the tax treatment of shareholders.

The French tax authorities may disagree with the tax treatment described in this prospectus, and their determination may be upheld by a court. Future legislation, regulations, administrative rulings or court decisions may adversely affect the accuracy of the statements regarding French tax treatment herein. Changes in French tax laws, including changes to withholding tax rates, the taxation of dividends or capital gains, or the rules applicable to tax treaties, could increase the tax burden on shareholders. Such changes may be implemented on a prospective or retroactive basis, and there can be no assurance that any such changes would not materially affect the financial position of shareholders or the value of our securities.

French tax law may limit our ability to deduct interest for tax purposes, which could increase our tax burden.

As a French tax resident company, we are subject to interest deductibility limitations set forth under French tax law, including those provided under Articles 212 bis and 39, 1-3° of the French Tax Code. Under Article 212 bis, net financial expenses may only be deductible up to the higher of (i) €3 million or (ii) 30% of the taxpayer’s “tax EBITDA” (as defined under French tax law), subject to certain adjustments and conditions. Additional restrictions may apply to interest paid to related parties or in connection with intra-group financing arrangements. These limitations may be further tightened under ATAD II provisions which aim at dealing with the deduction of certain expenses or the taxation of certain income which are recognized in the context of a cross-border hybrid situation. To the extent we incur significant indebtedness, including in connection with future financings, these rules could limit the deductibility of a material portion of our interest expenses and thereby increase our effective tax rate. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our ability to use our tax loss carry-forwards may be limited, which could adversely affect our financial condition and results of operations.

We have incurred significant operating losses since our incorporation and, as a result, has accumulated substantial tax loss carry-forwards. Under French tax law, tax loss carry-forwards may be carried forward indefinitely but their utilization is subject to an annual cap: only one million euro increased by 50% of the excess profits may be offset in any given fiscal year. In addition, the ability to effectively use such tax loss carry-forwards will depend on a variety of factors, including: (i) our ability to generate sufficient future taxable income against which tax losses may be utilized; (ii) changes in applicable French tax law and regulations, including potential further restrictions on the use of tax loss carry-forwards; (iii) the outcome of present and future tax audits or disputes with the French tax authorities; and (iv) potential limitations on the transfer or use of tax losses in connection with the Business Combination, the Reincorporation Merger or future reorganizations. If we are unable to fully utilize our tax loss carry-forwards, our effective tax rate may increase, which could have a material adverse effect on our business, financial condition and results of operations.

The French financial transaction tax may apply to certain acquisitions of our shares, which could affect the liquidity and market value of our shares.

Under Article 235 ter ZD of the French Tax Code, a financial transaction tax (taxe sur les transactions financières) applies, subject to certain conditions and exemptions, to certain acquisitions of equity securities or equivalent instruments of French companies whose market capitalization exceeds €1 billion as of December 1st of the year preceding the year during which the taxable acquisition takes place, and whose shares are admitted to trading on a regulated market within the European Union, the European Economic Area or a foreign regulated market formally recognized as such by the Autorité des Marchés Financiers (“AMF”) (as of now, Nasdaq has not been formally recognized as a regulated market by the AMF). The tax is currently levied at a rate of 0.4% of the acquisition price of the shares. If our market capitalization were to exceed the applicable threshold and we were to be admitted on a French or European market, or a foreign regulated market formally recognized as such by the AMF or if the scope of the financial transaction tax is broadened, acquisitions of our shares on the secondary market could become subject to this tax. The imposition of such a tax could increase transaction costs for investors, reduce the liquidity of our shares and adversely affect their market value. We have no control over future changes to the rate, scope or conditions of the financial transaction tax. The Merger itself should not trigger any financial transaction tax under Article 235 ter ZD of the French Tax Code.

Like in other countries, French government authorities may, in certain extreme cases for public interests, have the power to exercise nationalization, expropriation, requisition, or compulsory licensing with respect to our assets, properties or intellectual property rights.

French law provides public authorities with certain powers to nationalize, expropriate, requisition, compulsorily license or otherwise interfere with private property rights in limited circumstances, where public necessity, national defense, public health or other essential public interests are implicated. These powers may apply to assets and properties located in France and, in certain circumstances, to intellectual property rights. Under French constitutional principles, deprivation of property is permitted only where public necessity, legally determined, clearly requires it and subject to just and prior compensation. Although such powers are never or very rarely used (and never outside special historical circumstances), the following can be said about them.

French defense legislation, like legislation in other countries, permits requisition of persons, goods and services in circumstances involving actual or foreseeable threats to activities essential to the life of the nation, protection of the population, territorial integrity, continuity of institutions or France’s defense commitments. Requisition is typically not a lasting deprivation of property but an obligation for the owner to produce certain goods and services or permit the State to use its assets. Requisition measures are financially compensated but may not include lost net profits. EU intellectual property law provides for compulsory patent licensing mechanisms in the event of declared crisis or for public health, national economic needs or defense purposes. If such measures were applied to our intellectual property, we could lose exclusivity or be required to license rights to third parties or the State, for compensation determined by agreement or by a French court. Although these measures are conceived to be exceptional and subject to compensation mechanisms, there can be no assurance that compensation would be adequate to totally offset the harm resulting from any such measure.

Any nationalization, expropriation, requisition, compulsory licensing or similar governmental action affecting our assets, business operations or intellectual property rights could materially adversely affect our ability to conduct our business, commercialize our products, or generate revenues, and could have a material adverse effect on our business, financial condition, results of operations and prospects.

The issuance, exercise of BSPCEs and sale of underlying shares may give rise to adverse tax and social security consequences for us and for BSPCE holders and could negatively affect investors’ financial returns and the liquidity of their investment.

BSPCEs are equity warrants governed by Article 163 bis G of the French Tax Code, that entitle eligible employees and corporate officers to subscribe for shares at a predefined exercise price under certain conditions. BSPCEs can benefit from a preferential tax and social security regime under French law, provided that a number of conditions are satisfied both at the level of the issuing company and at the level of the individual beneficiaries at the time of grant.

At the company level, BSPCE eligibility requires for French entities, among other conditions, that the issuing company (i) is a joint stock company (société par actions) incorporated less than fifteen years prior to the date of grant, (ii) is subject to French corporate income tax, (iii) has at least 15% (prior to 2026, 25%) of our share capital held directly and continuously by natural persons or by entities that themselves meet certain holding requirements, and (iv) is not formed as a result of a restructuring, extension of a pre-existing activity, or takeover of such activity, unless additional conditions are met. At the beneficiary level, BSPCEs may only be granted to employees and certain corporate officers.

In addition, the exercise price of BSPCEs must be set at a level at least equal to the fair market value of the underlying shares at the time of grant. The French tax authorities provide further guidance in their published comments on valuation methodologies, including the potential application of discounts. Prior to our listing, the determination of the fair market value for a privately held company preparing to go public involved inherent uncertainty and required the application of valuation methods, even if documented properly, that are subject to potential challenge of the French tax authorities.

In the event of a successful challenge by the French tax or social security authorities, holders of BSPCEs could face a reclassification of their exercise gains as employment income and thus support personal income tax at progressive rates, social security contributions, together with late payment interest and potential penalties. In parallel, we, as the employer, could also be liable for social security contributions on the reclassified amounts, together with late payment interest and potential penalties.

Furthermore, the Business Combination or any subsequent change in our corporate structure, shareholding or tax residence could affect the eligibility conditions for BSPCEs or the ability of us to issue new BSPCEs in the future but would not affect the qualification of outstanding BSPCEs. Changes in applicable French tax law, administrative guidance, or case law, including any legislative reforms affecting the taxation of equity-based compensation, could also adversely modify the tax and social security treatment of outstanding or future BSPCEs. Any such adverse consequences could negatively affect investors’ financial returns and the liquidity of their investment, reduce the attractiveness of BSPCEs as a compensation and retention tool and have a material adverse effect on our ability to attract, retain and motivate key employees.

Risks Related to Ownership of Our Shares

There is no guarantee of a positive return on Ordinary Shares.

We can make no guarantee in respect of the market price of Ordinary Shares, and any acquirer of our shares, whether by direct issue, conversion, or acquisition on-market, may not necessarily make a profit on any capital expended in the acquisition. The value of Ordinary Shares will be determined by the stock market and will be subject to a range of factors beyond the control of our directors and management.

The market price of publicly traded stock is affected by many variables not directly related to the success of the company. These factors include, but are not limited to, the demand for, and availability of, the company’s shares, movements in domestic interest rates, exchange rates, fluctuations in the French, United States and international stock markets, and general domestic and economic activity. Securities markets can experience high levels of price and volume volatility, and the market price of securities of many companies can experience wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that such fluctuations will not affect the price of our securities going forward.

There can be no assurance that our Ordinary Shares will be approved for listing on the regulated market of Euronext, and if such listing is successful, a dual listing of our Ordinary Shares may adversely affect the liquidity and value of our Ordinary Shares.

The parties to the Business Combination Agreement have agreed to use their reasonable best efforts to obtain listing of Ordinary Shares on the regulated market of Euronext, subject to market conditions and considerations, within 12 months from the closing of the Business Combination. We may not be able to meet the initial listing requirements for the Euronext, and even if Ordinary Shares are so listed, we may be unable to maintain the listing of such securities in the future.

In the event of such a secondary listing on Euronext (in addition to Nasdaq), trading of Ordinary Shares in these markets will take place in different currencies (U.S. dollars on Nasdaq and Euros on Euronext), at different times (resulting from different time zones, different trading days and different public holidays in the United States and France) and with different settlement mechanics. The trading prices of Ordinary Shares on these two markets may differ due to these and other factors and we cannot predict the effect of this dual listing on the value of Ordinary Shares. Any decrease in the price of Ordinary Shares on Euronext could cause a decrease in the trading price of Ordinary Shares on Nasdaq and vice versa. Investors could seek to sell or buy Ordinary Shares to take advantage of any price differences between the markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both the trading prices on one exchange and Ordinary Shares available for trading on the other exchange. Further, the dual listing of Ordinary Shares may reduce the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for Ordinary Shares in the United States.

We may face limitations on shareholder liquidity and transferability of our securities due to French State interests and regulatory requirements.

Following the implementation of Regulation (EU) 2019/452 of 19 March 2019, the scope of French foreign investment screening has been expanded to cover additional economic sectors. Prior authorization from the French Minister of Economy is required for investments in companies that (i) participate in the exercise of public authority, even occasionally, (ii) may affect public order, public security or national defense interests, or (iii) are engaged in the research, production or trade of arms, ammunition, explosives or related materials.

Due to the presence of French State interests and the application of French foreign investment regulations, our shareholders may face significant restrictions on the transfer of their shares or on the ability to effect a change of control. In particular, under the French foreign investment control regime, the direct or indirect acquisition by a non-EU acquirer (or by multiple non-EU acquirers acting in concert) of 10% or more of the voting rights of the Company requires the prior authorization of the French Ministry of the Economy. This approval process may be lengthy, subject to conditions, or even denied, depending on the nature of the acquirer and the strategic importance of our business activities. See “Risk Factors — Risks Related to Litigation and Government Regulation — Foreign investment regulations may restrict or delay future changes in control or significant acquisitions involving us.”

These restrictions may result in delays or prevent certain transactions from being completed, and may be outside the control of our shareholders. As a result, the liquidity and market value of our securities may be adversely affected, and shareholders may be unable to realize the full value of their investment or to exit their position in a timely manner. Furthermore, these regulatory requirements may limit our ability to attract new investors, pursue certain strategic transactions, or respond flexibly to changes in our shareholder base.

Depending on where our activities will develop, we may, in the future, also be subject to foreign investment regulations in other countries, with comparable consequences.

Ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

As of the closing of the Business Combination, our directors, executive officers and their affiliates as a group beneficially own approximately 18.7% of the issued and outstanding Ordinary Shares. As a result, these shareholders will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the articles of association and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

The market price and trading volume of our Ordinary Shares may be volatile and could decline significantly.

The stock markets, including Nasdaq on which have listed our Ordinary Shares, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for Ordinary Shares, the market prices of Ordinary Shares may be volatile and could decline significantly. In addition, the trading volumes in Ordinary Shares may fluctuate and cause significant price variations to occur. If the market prices of Ordinary Shares decline significantly, you may be unable to resell your Ordinary Shares at or above the market price of Ordinary Shares as of the date immediately following the Business Combination. There can be no assurance that the market prices of Ordinary Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•        the realization of any of the risk factors presented in this prospectus;

•        actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, cash flows, liquidity or financial condition;

•        announcements by our competitors of significant business developments including acquisitions, dispositions, strategic partnerships, joint venture or capital commitments;

•        changes in customers;

•        acquisitions or expansion plans;

•        our involvement in litigation and government investigations;

•        sale of Ordinary Shares or other securities in the future;

•        market conditions in our industry;

•        changes in key personnel;

•        the trading volume of Ordinary Shares;

•        actual, potential or perceived control, accounting or reporting problems of the Company;

•        changes in accounting principles, policies and guidelines;

•        other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics, natural disasters, war, acts of terrorism or responses to these events; and

•        general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of Ordinary Shares, regardless of our operating performance. The trading price may also be adversely affected by third parties attempting to drive the market price up or down, including short sellers and others who may publish rumors or commentary, including anonymously on social media, which can negatively affect our stock price and increase volatility. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation it could incur substantial costs and our management’s attention and resources could be diverted. The impact of any of the foregoing on our management, employees, partners, customers and operating results could, in turn, exacerbate volatility in the market price and trading volume of Ordinary Shares.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding New Pasqal Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. We will not redeem New Pasqal Warrants unless (i) a registration statement under the Securities Act covering the sale of the Ordinary Shares issuable upon exercise of New Pasqal Warrants is effective and a current prospectus relating to those Ordinary Shares is available throughout the Measurement Period and the Redemption Period or (ii) we require holders to exercise the New Pasqal Warrants on a “cashless basis.” Redemption of the outstanding New Pasqal Warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Warrants and Investment Warrants will become exercisable for Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Warrants to purchase an aggregate of 17,333,333 Ordinary Shares will become exercisable in accordance with the terms of the Warrant Amendment Agreement and the existing Warrant Agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the holders of Ordinary Shares and increase the number of shares eligible for resale in the public market. In addition, the Investment Warrants are currently exercisable and will expire five years from the date of Closing. The exercise price of these warrants is $12.00 per Ordinary Share, subject to certain anti-dilution and other adjustments as set forth in the Terms and Conditions governing such warrants. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Ordinary Shares.

We may issue additional ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

We may issue additional ordinary shares or other equity securities of equal or senior rank in the future in connection with, among other things, capital-raising initiatives, future investments and acquisitions, or repayment of outstanding indebtedness, in most cases without stockholder approval.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•        existing shareholders’ proportionate ownership interest will decrease;

•        the number of shares eligible for resale in the public market will increase;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each share of previously outstanding ordinary shares may be diminished; and

•        the market price of our Ordinary Shares may decline.

We have incurred significant indebtedness as a result of the March 2026 Financing and the issuance of the Senior Unsecured Convertible Bonds and we may incur additional indebtedness in the future. The indebtedness created by the sale of Senior Unsecured Convertible Bonds and any future indebtedness we incur exposes us to risks that could adversely affect our business, financial condition, and results of operations.

Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

•        increasing our vulnerability to adverse economic and industry conditions;

•        limiting our ability to obtain additional financing on reasonable terms or at all;

•        requiring the dedication of a portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

•        limiting our flexibility in planning for, or reacting to, changes in our business; and

•        placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. Further, in the ordinary course of its business, we have also entered into, and may in the future be required to enter into, bank guarantees and similar arrangements to support its performance obligations under customer contracts. These arrangements may require us to pledge cash deposits or other collateral, which could reduce our liquidity and financial flexibility. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the Senior Unsecured Convertible Bonds or any indebtedness which we may incur in the future, we would be in default, which could have a material adverse effect on our business, results of operations and financial condition.

The March 2026 Financing may impact our financial results, result in dilution to our shareholders, create downward pressure on the price of our Ordinary Shares, and restrict our ability to raise additional capital or take advantage of future opportunities.

Subject to the conditions to conversion set forth in the Senior Unsecured Convertible Bond Terms and Conditions, a holder of the Senior Unsecured Convertible Bonds has the right, at such holder’s option, to convert all or any portion of its bonds into Ordinary Shares at an initial conversion rate of $12.00 per share. The conversion rate and conversion price are subject to customary adjustments upon the occurrence of certain events, including with respect to future issuances or sales of New Pasqal Ordinary Shares at prices less than the conversion price then in effect, and the conversion price is subject to a one-time downward VWAP reset six months after issuance, subject to a floor price. Please see the section entitled “Description of Our Securities — Senior Unsecured Convertible Bonds and Investment Warrants” for more information.

If Ordinary Shares are issued to the Investors upon conversion of the Senior Unsecured Convertible Bonds or the exercise of the Investment Warrants, there will be dilution to our shareholders and the market price of Ordinary Shares may decrease due to the additional selling pressure in the market. Any downward pressure on the price of Ordinary Shares caused by the sale, or potential sale, of shares issuable upon conversion of the Senior Unsecured Convertible Bonds or exercise of the Investment Warrants could also encourage short sales by third parties, creating additional selling pressure on our share price.

The Senior Unsecured Convertible Bonds contain certain restrictions and limitations that could impact our ability to operate our business.

For as long as 10% of the Senior Unsecured Convertible Bonds issued as of the Closing Date remain held by the investors in the March 2026 Financing and their respective affiliates, we may not, without the affirmative vote or written consent of the Masse (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of the Company, or commence or consent to any bankruptcy proceeding relating to the Company; (ii) amend, alter, or repeal any provision of the Company’s bylaws or the Senior Unsecured Convertible Bonds Terms and Conditions in a manner that materially and adversely affects the powers, preferences or rights given to the holders of the Senior Unsecured Convertible Bonds; (iii) create, authorize or issue any other equity security or security convertible into or exercisable for any equity security unless such security ranks junior to the Senior Unsecured Convertible Bonds with respect to its rights, preferences and privileges, or increase the aggregate amount of the Senior Unsecured Convertible Bonds accordingly; (iv) pay any cash dividend or redeem any equity or equity-linked security prior to repayment in full, redemption or conversion of the Senior Unsecured Convertible Bonds into Ordinary Shares, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of the Company; (v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under our incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of the Company, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of the Company; or (vi) incur or guarantee any new indebtedness, including secured and/or senior debt, other than equipment leases or trade payables incurred in the ordinary course of business. These restrictions could affect our ability to operate our business, may limit our ability in the future to satisfy currently outstanding obligations and may limit our ability to take advantage of potential business opportunities as they arise.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, our share price and trading volume could decline significantly.

The trading market for Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about our business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of the Company, or if these securities or industry analysts are not widely respected within the general investment community, the demand for Ordinary Shares could decrease, which might cause its share price and trading volume to decline significantly. In the event that we obtain securities or industry analyst coverage or, if one or more of the analysts who cover us downgrade their assessment of the Company or publish inaccurate or unfavorable research about our business, the market price and liquidity for Ordinary Shares could be negatively impacted.

If our operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of our Ordinary Shares may decline.

In the future, we may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this filing. Our actual results may not always be in line with or exceed any guidance we may provide, especially in times of economic uncertainty. Further, lengthy sales cycle may contribute to substantial fluctuations in our quarterly or annual operating results as significant sales can be delayed to subsequent periods. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our ordinary shares may decline as well. There can be no assurance that we will issue or continue to issue public guidance in the future.

Our financial results may vary significantly from period to period.

We expect revenue and operating results to vary from period to period. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when customers are newly acquired. Additionally, payments due to us from our customers may be delayed for a variety of reasons, and these delays could cause significant fluctuations from period to period.

Additional factors that may cause our financial results to fluctuate from period to period include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

•        the terms of customer contracts that affect the timing of revenue recognition;

•        labor availability and costs for hourly and management personnel;

•        profitability of our products, especially in new markets;

•        changes in interest rates;

•        impairment of long-lived assets;

•        macroeconomic conditions, both nationally and locally;

•        size and scope of our revenue arrangements with our customers;

•        negative publicity related to our products;

•        changes in customer preferences and competitive conditions;

•        the loss of strategic relationships or existing contracts with any customer;

•        lengthy customer sales cycle, leading to difficulty in forecasting the timing of purchasing decisions;

•        expansion to new markets; and

•        fluctuations in commodity prices.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

We expect to incur additional legal, accounting and other expenses following the Business Combination. We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Nasdaq listing requirements and other applicable securities rules and regulations. These expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to the Company’s business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements applicable to us as a public company. We may need to hire more employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Ordinary Shares.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect these laws and regulations to increase our legal and financial compliance costs and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

Our management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to obtain such coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, compensation committee and nominating and corporate governance committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, the time and resources necessary to resolve them and negative publicity, could have an adverse effect on our business, financial condition, results of operations and prospects.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we fail to establish and maintain effective internal control over financial reporting, we may be unable to timely produce or accurately report our financial results or prevent fraud. We may identify additional material weaknesses in our internal controls over financial reporting which we may not be able to remedy in a timely manner.

As of December 31, 2024 and 2025, management identified material weaknesses in our internal control over financial reporting.

The material weaknesses relate to:

•        the design and formalization of our control environment and entity-level ICFR governance framework;

•        the absence of an effective risk assessment process covering financial reporting risks;

•        deficiencies in information technology general controls;

•        insufficiently designed and documented review controls over significant and complex accounting judgments and non-routine transactions; and

•        limitations in internal resources, both in terms of personnel quantity and technical expertise, including with respect to IFRS and SEC reporting and disclosure requirements as a first-time SEC registrant.

Specifically:

•        We did not design and maintain an internal control environment and governance framework commensurate with our financial reporting requirements. Certain financial reporting responsibilities were concentrated among a limited number of individuals, segregation of duties was not consistently implemented across all relevant processes, and documentation and formalization of key controls and independent review activities were not sufficiently formalized and documented.

•        We did not design and maintain a sufficiently formalized and documented process to identify and assess changes in our business and operations that could impact financial reporting risks. Our risk assessment activities were primarily based on management experience and ad hoc processes, without a comprehensive and periodically updated framework aligned with the COSO principles.

•        We did not design and maintain effective information technology general controls over systems relevant to financial reporting. In particular, deficiencies were identified in change management processes, user access controls (including privileged access), periodic access reviews, governance over and oversight of third-party IT service providers, and documentation of system implementations and modifications. In addition, certain key financial data and reports relied on manual processing and adjustments, increasing the risk of data integrity issues.

•        We did not design and maintain effective controls to ensure that significant and non-routine accounting matters and judgments are consistently documented and independently reviewed on a timely basis. These matters include, among others, business combinations, share-based compensation, capital instruments, and other complex or non-recurring transactions. Although analyses were performed, including with the assistance of external advisors, effective controls were not consistently designed and maintained to ensure such analyses were appropriately documented, reviewed and approved on a timely basis.

•        As a first-time SEC registrant, we did not have sufficient internal capabilities or formalized processes to address SEC reporting and disclosure requirements. In addition, we had limited internal resources, both in terms of personnel quantity and technical expertise, including with respect to IFRS and SEC reporting and disclosure requirements, which impacted both the design and operating effectiveness of our internal controls over financial reporting.

Accordingly, there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements would not be prevented or detected on a timely basis.

Although adjustments identified in connection with the preparation of our consolidated 2024 and 2025 financial statements were recorded and corrected prior to issuance, the existence of these material weaknesses could result in future misstatements if not remediated.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control over financial reporting under the Sarbanes-Oxley Act. However, in connection with the preparation of our consolidated financial statements, management identified the material weaknesses described above. Had we performed a formal assessment of our internal control over financial reporting, or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified. We are required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, and we expect to continue to enhance our internal control framework as part of this process.

We have initiated a remediation plan to address these material weaknesses. However, the remediation efforts are ongoing and will require significant time, costs and resources. We intend to complete the remediation of these material weaknesses as expeditiously as possible, aiming to get remediation completed prior to the date on which we cease to qualify as an “emerging growth company”. We cannot provide assurance that we will be able to complete full remediation by then or that additional material weaknesses will not be identified in the future.

Our remediation plan includes, among other measures:

•        strengthening our finance organization, including the recruitment and training of personnel with appropriate IFRS and SEC public company reporting expertise;

•        enhancing the documentation of our accounting policies, technical accounting analyses and key judgments;

•        implementing formalized control procedures, including independent review and approval controls over complex and non-routine transactions;

•        developing and implementing a more formalized financial reporting risk assessment process aligned with the COSO framework;

•        strengthening IT governance and implementing more robust information technology general controls; and

•        continuing to leverage external advisors to support complex accounting and SEC reporting matters during this transition period.

As of the date of this filing:

•        certain remediation actions have been initiated, including:

•        the preparation of technical accounting documentation and position papers;

•        increased involvement of external advisors to support complex accounting and SEC reporting matters; and

•        other remediation actions remain to be implemented, including:

•        the full formalization and implementation of control procedures across key financial reporting processes;

•        the development and implementation of a comprehensive financial reporting risk assessment framework;

•        further strengthening of internal finance resources and technical expertise; and

•        the implementation and testing of IT general controls.

There can be no assurance that the remediation plan will be fully implemented within the expected timeframe, that the remediation measures will be sufficient to address the identified material weaknesses, or that additional material weaknesses will not be identified in the future.

We have incurred and expect to continue to incur material costs in connection with our remediation efforts, including external advisory fees, incremental personnel costs, training costs, IT control enhancement costs, and process documentation and implementation costs. These costs are not expected to be capitalized and will be recognized as incurred.

We are an “emerging growth company” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, our shareholders may not have access to certain information they deem important. We cannot predict if investors will find Ordinary Shares less attractive because we rely on these exemptions. If some investors do find Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Ordinary Shares may be more volatile.

It is not expected that we will pay dividends in the foreseeable future.

It is expected that we will retain most, if not all, of our available funds and any future earnings to fund the development and growth of its business. In addition, we are a holding company and our subsidiaries are located in various locations, including Europe, Canada, the United States, Saudi Arabia, South Korea and the United Kingdom. Part of our primary internal sources of funds to meet our cash needs will be our share of the dividends, if any, paid by our subsidiaries. The distribution of dividends to us from the subsidiaries in certain markets where we operate is subject to restrictions imposed by the applicable laws and regulations in these markets. As a result, it is not expected that we will pay any cash dividends in the foreseeable future.

Our board of directors have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that the shares of the Company will appreciate in value or that the trading price of the shares will not decline. Holders of Ordinary Shares should not rely on an investment in Ordinary Shares as a source for any future dividend income.

Short sellers may engage in manipulative activity intended to drive down the market price of our ordinary shares, which could also result in related regulatory and governmental scrutiny, among other effects.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of later buying lower priced identical securities to return to the lender. Accordingly, it is in the interest of a short seller of our ordinary shares for the price to decline. At any time, short sellers may publish, or arrange for the publication of, opinions or characterizations that are intended to create negative market momentum. Issuers, like us, whose securities have historically had limited trading history or volumes and/or have been susceptible to relatively high volatility levels can be vulnerable to such short seller attacks. Short selling reports can cause increased volatility in an issuer’s stock price, and result in regulatory and governmental inquiries. A short seller report about us could result in an inquiry or formal investigation from a governmental organization or other regulatory body, including any inquiry from the SEC or the U.S. Department of Justice, which could result in a material diversion of our management’s time and could have a material adverse effect on our business and results of operations.

The rights of our shareholders may be different from the rights of shareholders of U.S. companies and provisions of our Articles of Association and the Board Internal Regulations and applicable law may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for our Ordinary Shares or to make changes in our board of directors.

Our corporate affairs are governed by our Articles of Association and the Board Internal Regulations and the laws of the Republic of France. The rights of shareholders and the responsibilities of members of our board of directors may differ from the rights of shareholders and duties of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, our board of directors are required under French law to act in the corporate interest (intérêt social) of the Company.

Under French law, shareholders’ ability to bring derivative actions on behalf of a company, or to bring actions against third parties to recover indirect losses, may be more limited than in certain U.S. jurisdictions. Generally, shareholders may only bring an individual claim against a third party where the acts or omissions of such third party also constitute a tort toward the shareholder, causing the shareholder direct, personal and distinct loss.

French law provides limited collective litigation mechanisms. While certain forms of collective actions exist under French law, including actions brought by approved associations of investors, such mechanisms are more limited than class actions available in certain U.S. jurisdictions and may not be available with respect to acts affecting shareholders’ rights. Approved associations of shareholders or investors may be permitted to bring claims in respect of wrongful acts harming the “collective interest” of the investors or of certain categories of investors. Such associations may request that the court order responsible persons to comply with relevant legal requirements to end irregularities or eliminate their effects. They may also seek indemnification in the name of individual investors who have suffered individual damages if mandated by at least two such investors.

The provisions of French corporate law and our Articles of Association and the Board Internal Regulations may have the effect of concentrating control over certain corporate decisions and transactions in the hands of our board of directors. As a result, holders of our shares may encounter differences in the manner in which they may protect their interests in connection with actions taken by members of our board of directors than if we were incorporated in the United States.

In addition, several provisions of our Articles of Association and the Board Internal Regulations and the laws of the Republic of France may discourage, delay or prevent a merger, consolidation or acquisition that shareholders may consider favorable, such as requirements to disclose the crossing of ownership thresholds. Under French law, our shareholder meeting may empower our board of directors to issue shares, or warrants to subscribe new shares, and restrict or exclude preemptive rights on the issue of those shares or warrants, including in the context of takeover offers. These provisions could impede the ability of our shareholders to benefit from a change in control and, as a result, could materially adversely affect the market price of Ordinary Shares and our shareholders’ ability to realize any potential change of control premium. French law generally does not provide appraisal rights comparable to those available under certain U.S. laws to shareholders seeking to challenge the consideration payable in connection with certain mergers or similar transactions.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Under French law, provisions of bylaws that waive or limit the civil liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers arising from acts performed in the course of their duties as directors or officers of the company. While fines or criminal penalties cannot be indemnified or insured under French law, insurance policies may cover certain defense costs incurred in connection with criminal proceedings, subject to applicable law and policy terms. We intend to maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act. We have or will maintain insurance on behalf of our directors and executive officers. We have entered into agreements with our directors and executive officers to provide contractual indemnification and plan to enter into indemnification agreements with future directors and executive officers. With certain exceptions and subject to limitations on indemnification under French law, these agreements provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These arrangements may discourage shareholders from bringing actions against our directors and executive officers for alleged breaches of duty. These provisions also may reduce the likelihood of litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the company pays any costs of settlement or damages against directors and officers pursuant to these arrangements.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Ordinary Shares to drop significantly, even if our business is doing well.

Sales of a substantial number of Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Ordinary Shares. Although the Sponsor, certain shareholders of Legacy Pasqal, certain shareholders of Bleichroeder and certain directors and officers will be prohibited from transferring any securities of the Company until the earlier of (i) 180 days after the date on which the Closing occurred, (ii) the day after the date on which the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the date on which the Closing occurred, and (iii) the date on which we consummate a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their shares for cash, securities or other property, in each case, subject to certain customary exceptions, these shares may be sold after the expiration or early termination or release of the respective applicable lock-up provisions. As restrictions on resale end and the registration statements are available for use, the market price of Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Our only significant asset is our ownership interest in the Pasqal SAS business, and such ownership may not be sufficiently profitable or valuable to enable us to satisfy our other financial obligations.

We have no direct operations and no significant assets other than our ownership interest in the Pasqal SAS business. We depend on the Pasqal SAS business for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company. The earnings from, or other available assets of, the Pasqal SAS business may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the ordinary shares or satisfy our other financial obligations.

Please see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for more information.

Risks Related to our Foreign Private Issuer Status

As a foreign private issuer, we are exempt from certain Nasdaq corporate governance requirements and a number of rules under the U.S. securities laws. You will therefore not have the same protections afforded to shareholders of companies that are subject to Nasdaq requirements and the information available to holders of our Ordinary Shares may be limited.

We qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act including, among other things: (i) the rules under the Exchange Act requiring the filing of annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act and (iii) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with IFRS. We are not required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders.

As a foreign private issuer, we will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after we publicly announces these events. However, because of the above exemptions for foreign private issuers, which we intend to rely on, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, our shareholders may receive less or different information about us than investors would receive about a United States domestic public company.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter.

Pursuant to the Business Combination Agreement, we have agreed to use commercially reasonable efforts to maintain our status as a foreign private issuer, however, in the future, we could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, including potentially costs related to the preparation of financial statements in accordance with U.S. GAAP, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

In addition, certain information may be provided by us in accordance with French law, which may differ in substance or timing from such disclosure requirements under the Exchange Act.

The corporate governance rules of Nasdaq require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors and corporate governance matters. However, as a foreign private issuer, we will be permitted to, and may, follow home country practice in lieu of the above requirements, subject to certain exceptions. As long as we rely on the foreign private issuer exemption for certain of these corporate governance standards, a majority of our Board will not be required to be independent directors and our compensation committee and nominating and corporate governance committee are not required to be composed entirely of independent directors. Therefore, our Board’s approach to governance may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, management oversight may be more limited than if it were subject to all the corporate governance standards of Nasdaq. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all the corporate governance requirements of Nasdaq.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

In the future, we would lose our “foreign private issuer” status if a majority of our shareholders, directors or management are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of that status. Although we have elected to comply with certain U.S. regulatory provisions, the loss of our “foreign private issuer” status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms required to be filed by a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

You may face difficulties in protecting your interests as a shareholder, as French law provides substantially different protection when compared to the laws of the United States.

We are incorporated under the laws of the Republic of France. The rights of holders of shares are governed by French law, including the provisions of the articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations.

Our corporate affairs are governed by our Articles of Association and the Board Internal Regulations and the laws of the Republic of France, including the Commerce Code. The rights of our shareholders and the responsibilities of our directors and officers under French law are different from those applicable to a corporation incorporated in the United States. Further, under French law, there may be differences in the type, timing and format of publicly available information about us compared with that regularly published by or about U.S. issuers. In addition, the legal and regulatory framework governing the securities of French companies differs from that applicable to U.S. issuers, and French laws and regulations in respect of corporate governance matters provide protections to minority shareholders that differ in scope and operation from those available under state corporation laws in the United States. Therefore, our shareholders may face differences in the manner and extent to which they may protect their interests in connection with actions taken by our directors, officers or principal shareholders compared with shareholders of corporations incorporated in the United States. As a result of these differences, the rights and remedies available to our shareholders may differ from those available to shareholders of U.S. issuers.

It may be difficult to enforce a U.S. judgment against our directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

Several of our directors and executive officers are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See “Description of Our Securities”. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

In particular, investors should be aware that there is uncertainty as to whether the courts of the Republic of France would recognize and enforce judgments of U.S. courts obtained against our directors or management or against the selling shareholder predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. There is also uncertainty as to whether the courts of the Republic of France would entertain original actions against our directors or officers or against the selling shareholder predicated upon the securities laws of the United States or any state in the United States. As a result of the difficulty associated with enforcing a judgment against us, you may not be able to collect any damages awarded by either a U.S. or foreign court.

Risks Related to U.S. Tax Matters

We may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If we are a PFIC for any taxable year that is included in the holding period of a U.S. Holder of Ordinary Shares or Warrants, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There can be no assurance that we will not be treated as a PFIC for any taxable year. For a more detailed discussion with respect to our PFIC status, see the section entitled “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”

Any new tax legislation introduced by governments may change the current tax treatment, which could adversely impact our cash flow.

Our tax treatment is subject to the enactment of, or changes in, tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in various jurisdictions, all of which could change on a prospective or retroactive basis. Such changes may include, but are not limited to, the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid, payroll taxes, fringe benefit taxes, and changes in royalties. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position overall or effective tax rates in the future, reduce post-tax returns to our shareholders, and increase the complexity, burden and cost of tax compliance.

USE OF PROCEEDS

All of the Ordinary Shares and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will pay certain expenses associated with the registration of the securities as described in the section titled “Plan of Distribution.”

We will receive up to an aggregate of approximately $199.3 million or €171.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We will receive up to an aggregate of approximately $390.6 million or €336.3 million from the exercise of the Investment Warrants, assuming an exercise price of $7.80 per Ordinary Share and assuming the exercise in full of all of the Investment Warrants for cash. We expect to use the net proceeds from such exercises for general corporate purposes. We will have broad discretion over the use of proceeds from such exercises. There is no assurance that the holders of the Warrants or the Investment Warrants will elect to exercise any or all of such Warrants or Investment Warrants. To the extent that the Warrants or the Investment Warrants are exercised on a “cashless basis,” the amount of cash we would receive from such exercises will decrease.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Ordinary Shares and Public Warrants are currently listed on Nasdaq under the symbols “PSQL” and “PSQLW,” respectively.

Dividend Policy

We have not paid any cash dividends on the Ordinary Shares to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. The payment terms for dividends approved by the general meeting of shareholders are determined by the general meeting of shareholders or, failing that, by the Board of Directors. However, cash dividends must be paid within a maximum of nine months after the close of the financial year, unless this period is extended by court order. Payment of dividends will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Ordinary Shares in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (this “Discussion and Analysis”) to “Pasqal”, “the Company”, “we”, “us”, or “our” refer to Legacy Pasqal and its subsidiaries prior to the completion of the Business Combination (each as defined below) and to Pasqal Holding SA, a French société anonyme (“New Pasqal”) and its subsidiaries after giving effect to the Business Combination. This Discussion and Analysis provides information which Pasqal’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This Discussion and Analysis should be read together with the sections of this prospectus entitled “Our Business”, Pasqal’s unaudited half-year condensed consolidated financial statements and related notes thereto that are included in this prospectus, as well as its audited consolidated financial statements and the related notes thereto for the years ended December 31, 2025 and 2024, and the section in this prospectus entitled “Risk Factors”. In addition to historical consolidated financial information, this Discussion and Analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section in this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus. Discrepancies in any table between totals and sums or differences of the amounts are due to rounding.

Overview

Pasqal builds and develops neutral-atom quantum processing units (“QPUs”), designed to deliver scalable quantum computing capabilities. Its technology is designed to support deployment in standard data center environments and enable high-performance quantum computing across a range of applications.

Pasqal employs a modular approach to its neutral-atom processors, enabling the expansion of qubit arrays without compromising performance or fidelity. Its technology supports the arrangement of large numbers of neutral atoms in both two- and three-dimensional configurations, paving the way for systems with tens of thousands of physical qubits and hundreds of logical qubits by the end of this decade.

Pasqal’s neutral-atom technology is designed to address complex computational challenges across a range of industries, such as energy and utilities, finance, high value materials and manufacturing, healthcare and pharmaceuticals, logistics, aerospace and defense, and artificial intelligence. Pasqal works with a diverse set of customers and strategic partners globally, including IBM (Pasqal is part of the IBM quantum network), NVIDIA, Google, Microsoft, and leading high-performance computing centers such as GENCI/CEA (“GENCI”), CINECA, and Forschungszentrum Jülich.

Pasqal continues to invest in research partnerships and cloud-delivery capabilities to advance the practical adoption of quantum computing and expand the range of real-world applications supported by its technology.

Recent Developments

Reorganization

In connection with the signing of the Agreement and Plan of Merger (as amended, the “Business Combination Agreement”), on February 28, 2026, Pasqal SAS effected an internal reorganization (the “Pasqal Reorganization”), pursuant to which Pasqal SAS and its subsidiaries became the wholly-owned subsidiaries of Pasqal Holding SAS, a French société par actions simplifiée and a new holding company (“Legacy Pasqal”). Following the consummation of the Pasqal Reorganization, Legacy Pasqal owned 100% of the share capital of Pasqal SAS and its subsidiaries.

The Business Combination

On August 27, 2026 (the “Closing Date”), Bleichroeder Acquisition Corp. II (“Bleichroeder”), a special purpose acquisition company, Bleichroeder Acquisition France Merger Sub 2 (“Merger Sub”), a wholly-owned subsidiary of Bleichroeder, and Pasqal consummated the Business Combination, pursuant to which, among other things: (i) Bleichroeder merged with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub remaining as the surviving company (the “Bleichroeder Surviving Corporation”) and (ii) Pasqal merged with and into Bleichroeder Surviving Corporation, with Bleichroeder Surviving Corporation continuing as the surviving entity (the “Business Combination”). Following the consummation of the Business Combination, Bleichroeder Surviving Corporation changed its name to Pasqal Holding SA.

In connection with the Business Combination, each then issued and outstanding “Class Seed” ordinary share, common ordinary share, “Class A” ordinary share, “Class B” ordinary share and “Class C” ordinary share of Legacy Pasqal, in each case with a par value of €0.10 per share, was exchanged for New Pasqal ordinary shares using an exchange ratio of approximately 22.736, resulting in the issuance of 199,999,960 New Pasqal ordinary shares to the former shareholders of Legacy Pasqal.

The Business Combination was accounted for as a capital reorganization in accordance with IFRS as issued by the IASB (as defined below). Under this method of accounting, Bleichroeder is treated as the “acquired” company for financial reporting purposes, and Legacy Pasqal is the accounting “acquirer”. The Business Combination is treated as the equivalent of New Pasqal issuing its ordinary shares in exchange for the net assets of Bleichroeder. As a result, the net assets of Bleichroeder are stated at historical cost, with no goodwill or other intangible assets recorded. In accordance with IFRS 2 (as defined below), any excess of the fair value of New Pasqal ordinary shares issued to Bleichroeder shareholders over the fair value of the identifiable net assets of Bleichroeder acquired represents compensation for the service of a stock exchange listing and is expensed as incurred.

Financing for the Business Combination

Substantially concurrently with the closing of the Business Combination, Pasqal consummated a financing pursuant to the securities purchase agreement dated as of March 4, 2026 and as amended on May 23, 2026 entered into by Bleichroeder and Merger Sub with certain investors (the “Investors”), whereby New Pasqal issued $312.5 million aggregate principal amount of senior unsecured convertible bonds initially convertible into 26,041,667 New Pasqal ordinary shares (the “Senior Unsecured Convertible Bonds”) and 32,552,083 warrants initially exercisable at $12.00 per New Pasqal ordinary share (the “Investment Warrants”), for an aggregate subscription price of $250.0 million, reflecting a 20% original issue discount in the private placement (the “March 2026 Financing”). The Investment Warrants are currently exercisable and will expire five years from the Closing Date.

The Senior Unsecured Convertible Bonds and the Investment Warrants were accounted for in accordance with International Accounting Standards (“IAS”) 32, Financial Instruments: Presentation (“IAS 32”) and International Financial Reporting Standards (“IFRS”) 9, Financial Instruments (“IFRS 9”). The Senior Unsecured Convertible Bonds require settlement through the delivery of a variable number of New Pasqal’s own equity instruments and do not meet the criteria for equity classification. Accordingly, the host convertible bond is qualified for and classified as a financial liability in accordance with IAS 32 and is designated as a financial liability measured at fair value through profit or loss (“FVTPL”), with transaction costs expensed as incurred, if any. The Investment Warrants are freestanding instruments that do not meet the fixed-for-fixed criterion for equity classification and are classified as derivative financial liabilities measured at FVTPL.

At initial recognition, both instruments are measured at their respective fair values. Any difference between the total proceeds received and the aggregate fair value of the Senior Unsecured Convertible Bonds and the Investment Warrants at issuance results in a day-one gain or loss. A day-one gain or loss may be deferred in accordance with IFRS 9 when the fair value measurement includes significant unobservable inputs and recognized in profit or loss over the term of the instruments. However, when the most significant inputs to the fair value measurement become observable, any such day-one gain or loss should be recognized immediately in profit or loss. As the closing of the Business Combination results in the share price of New Pasqal ordinary shares, which represents the most significant input to the fair value measurement for both instruments, becoming observable, the day-one loss is recognized immediately in profit or loss. Accordingly, the Senior Unsecured Convertible Bonds and the Investment Warrants are initially recognized at their respective fair values and the related day-one loss is recognized in profit or loss immediately upon the closing of the Business Combination.

Technological Achievements

Many of Pasqal’s potential commercial opportunities depend on its ability to demonstrate the technological feasibility and performance of its neutral-atom quantum computing platform and to continue advancing its technology in a timely manner in order to remain competitive in a rapidly evolving industry. Achieving these objectives requires the successful execution of several technological milestones, including scaling hardware capacity, improving qubit performance, and further developing the software and cloud infrastructure supporting Pasqal’s products and services.

Pasqal’s technology development strategy combines two complementary approaches. In the near term, Pasqal is advancing analog quantum computing capabilities based on physical qubits, which may support the development of initial commercial applications. At the same time, Pasqal continues to pursue a longer-term roadmap focused on digital fault-tolerant quantum computing, which aims to address errors that may occur during quantum computations.

Progress along this roadmap is generally assessed through a number of technical performance indicators, including the number of qubits available in a system, the repetition rate of quantum operations, and the fidelity of quantum gate operations. Improvements in these metrics are expected to contribute over time to the performance and scalability of Pasqal’s quantum computing systems.

Pasqal is also investing in a range of supporting technologies designed to enhance the performance and scalability of its hardware platform. Among these technologies are photonic integrated circuits (“PICs”), which are being explored as part of Pasqal’s hardware architecture and may contribute to improved qubit control and system integration. PICs represent one element within a broader set of enabling technologies under development as part of Pasqal’s research and development activities.

The quantum computing industry remains subject to significant technological uncertainty and rapid innovation. Competing quantum computing architectures, as well as alternative computing approaches, including advances in classical high-performance computing and artificial intelligence, may affect the pace of adoption of quantum computing technologies. As a result, Pasqal’s ability to develop commercially viable solutions will depend in part on its capacity to execute its technology roadmap while adapting to technological developments and competitive dynamics within the broader computing landscape.

NVIDIA’s CUDA-Q Integration

In March 2026, Pasqal announced the integration of NVIDIA’s CUDA-Q platform with its Quantum Resource Management Interface runtime, enabling quantum workloads to be scheduled and orchestrated on Pasqal quantum systems through standard high-performance computing (“HPC”) workflows. The integration is designed to facilitate hybrid GPU-QPU computing environments and support broader adoption of quantum computing within existing HPC infrastructures. Pasqal expects to deploy its on-premises software stack at CINECA, integrating its quantum processor with the Leonardo supercomputer to support hybrid GPU-QPU workloads.

Experimental Validation of Quantum Simulation

In March 2026, Pasqal and its academic partners used up to 256 atoms on Pasqal’s Orion Beta QPUs to simulate the magnetic material TmMgGaO₄ and compared the results against laboratory measurements on crystals of that material. The work was conducted with Los Alamos National Laboratory, the National High Magnetic Field Laboratory at Florida State University and the University of Tennessee, and was among the studies cited by Nature on March 30, 2026 in its coverage of quantum simulations being verified against experimental data for the first time.

Strategic Collaboration with True Nexus

On March 9, 2026, Pasqal entered into a strategic collaboration with True Nexus to apply quantum computing technology to the modeling and prediction of protein functionality in food applications. As part of the collaboration, the parties achieved an initial milestone by successfully encoding selected protein structures associated with protein gelation on Pasqal’s quantum hardware, representing an early step toward developing computational tools to predict and optimize protein functionality for food and biotechnology applications.

PROQCIMA Program

In September 2026, Pasqal announced its plans to shift its areas of collaboration with the French public authorities to now focus on commercial applications. This evolution included the termination of Pasqal’s participation in the defense program LSQUARE (otherwise known as PROQCIMA). Pasqal participated in the first phase of the program and successfully completed all associated technological objectives.

Scaling of the Qubit Register

In April 2026, Pasqal prepared defect-free registers of 1,024 atoms, doubling its previous result of 506 atoms, and extended atom lifetimes approximately 40-fold through a redesigned cryogenic platform. Registers at this scale provide the overhead in physical qubits required for quantum error correction.

XPRIZE Quantum Applications Competition

In May 2026, Pasqal was selected as one of five wildcard finalists, from 62 wildcard submissions, to advance into Phase II of the XPRIZE Quantum Applications competition, a three-year, $5 million global competition evaluating quantified impact, hardware feasibility and advantage over classical approaches.

Quantum Computing Deployment in Saudi Arabia

On May 18, 2026, Pasqal and Saudi Arabian Oil Company inaugurated Saudi Arabia’s first quantum computer and launched the region’s first commercial Quantum Computing as a Service (QCaaS) platform. The platform, powered by Pasqal’s 200-qubit neutral-atom quantum processor and hosted at Aramco’s data center in Dhahran, provides cloud-based access to quantum computing capabilities for industrial, research, and commercial applications. The collaboration supports the development of quantum use cases across energy, materials, logistics, and other industrial sectors.

Research Milestone in Logical Qubit Computing

On May 21, 2026, Pasqal announced that it had successfully executed a full machine-learning application for solving differential equations using logical qubits and demonstrated that the logical implementation outperformed its physical-qubit counterparts, in what the Company believes to be the first such comparison on a full application rather than on isolated sub-routines. Progress toward fault-tolerant architectures remains subject to substantial further technical development.

Deployment of Quantum Computer at CINECA

In 2026, Pasqal announced the inauguration of Italy’s first neutral-atom quantum computer, a 140-qubit system deployed at CINECA, Italy’s largest public supercomputing center. The system is intended to be integrated with the Leonardo supercomputer to support hybrid quantum and HPC workloads and forms part of the EuroHPC initiative to expand Europe’s federated HPC-quantum infrastructure. Upon commissioning, the deployment will represent Pasqal’s third EuroHPC-linked quantum system in Europe and will further expand the Company’s installed base of quantum computing systems.

Aeponyx PICs Packaging Center of Competency

On July 2, 2026, Pasqal launched, through its Canadian subsidiary Aeponyx Enterprises Inc. (“Aeponyx”), a Center of Competency in PICs Packaging at the C2MI in Bromont, Quebec, intended to establish a domestic Canadian supply chain supporting the photonic layer of Pasqal’s hardware roadmap. In August 2026, Pasqal trapped individual atoms using laser light generated by a PIC, holding four rubidium atoms in four optical traps from a single photonic chip with lifetimes of approximately 27.5 seconds, matching the Company’s bulk-optics systems. The platform was co-developed with Aeponyx, acquired less than 18 months earlier, and reduces the optical footprint by up to a factor of 50, addressing a principal constraint on manufacturing neutral-atom processors at industrial scale.

Trends and Key Factors Affecting Performance

Pasqal’s business is supported by continued growth in commercial activity through (i) sales of QPUs and (ii) sales of QPU-related services mainly consisting of research and development services and QPU upgrade services. Pasqal’s revenue was €4.9 million for the six months ended June 30, 2026 compared to €4.3 million for the six months ended June 30, 2025; the 14% revenue growth was primarily attributable to the timing of revenue recognition associated with the QPU upgrade under the Forschungszentrum Jülich contract. Revenue may fluctuate between periods based on project milestones and the performance of services. For example, although the Saudi Arabian Oil Company QPUs were commissioned during the period and entered its operational phase, the revenue associated with the related services is expected to be recognized in future periods as those services are performed.

Government Funding

A portion of Pasqal’s business is conducted with various governments, consisting of the governments and government agencies in Europe, Canada, United States of America, and South Korea. Since many of Pasqal’s government customers and government funding programs are subject to budget constraints, Pasqal’s continued performance under these contracts or award of additional contracts from these agencies, could be jeopardized by governmental regulations, public procurement processes and spending reductions or budget cutbacks from the governments and government agencies. As a result, the changes in government spending levels and the timely funding thereof could impact Pasqal’s financial performance. The long-term outlook for Pasqal’s business is influenced by government funding priorities, the diversity of Pasqal’s programs and customers, and Pasqal’s ability to evolve its products and services and successfully execute on its contracts.

Strategic Partnerships

Pasqal’s future growth depends in part on its ability to identify, establish, and maintain strategic partnerships. Historically, Pasqal has relied upon third parties to operate its platform, house some of its systems, provide its services, and provide certain specialized components, such as laser components, to operate its business. Any disruption to, or interference with, Pasqal’s reliance on these third-party providers or facilities could adversely affect its business, results of operations, and financial condition. Pasqal expects to continue evaluating and pursuing additional academic, institutional, and commercial partnership opportunities that are complementary to its technology roadmap and long-term business objectives.

Research Collaboration with KACST

On August 12, 2026, Pasqal entered into a research collaboration agreement with King Abdulaziz City for Science and Technology (“KACST”), represented by its National Center for Quantum Technologies, to advance research and development in quantum technologies in the Kingdom of Saudi Arabia. The collaboration focuses on the development and validation of quantum-safe cryptographic solutions by combining Pasqal’s neutral-atom quantum computing technology and cloud services with KACST’s research infrastructure. The agreement further expands the Company’s presence in Saudi Arabia and complements its existing activities in the region, including the deployment of QPUs with the Saudi Arabian Oil Company. While the collaboration reflects the parties’ shared intention to explore broader opportunities in quantum technologies, the agreement does not provide for any commercial commitments, and there can be no assurance that the collaboration will result in future commercial arrangements or products.

Memorandum of Understanding with Eleven Ventures

On August 24, 2026, Pasqal announced a memorandum of understanding (the “Saudi MoU”) with Eleven Ventures, a Kingdom of Saudi Arabia based investment platform and venture capital firm, to establish a commercial joint venture to deploy, commercialize, and scale our quantum computing systems across the Kingdom of Saudi Arabia and the wider region. No definitive agreements have been entered into and, accordingly, no financial effect has been recognized.

Strategic Partnership with USA Rare Earth and Riven Systems

On September 17, 2026, Pasqal announced a strategic partnership with USA Rare Earth and Riven Systems to develop next-generation separation technology for the rare earth value chain. Using quantum machine learning, the project aims to identify new separation molecules that bind more effectively to rare earths than existing alternatives, enabling smaller, lower-cost, less energy-intensive processing facilities. The partnership brings together Riven Systems’ self-driving minerals separation laboratory and Pasqal’s quantum computing power with USA Rare Earth’s rare earth processing expertise. Under the planned project, Riven Systems would conduct thousands of automated experiments and generate the training data needed to build machine learning models of extractant selectivity for rare earth elements. Pasqal’s neutral atom QPU would then benchmark quantum machine learning models against classical computing-based models (each trained on data from the self-driving lab) to support USA Rare Earth in optimizing extractant selection.

Macroeconomic Considerations

Pasqal’s results of operations may be affected by broader macroeconomic, geopolitical, and industry conditions, including inflation, U.S. custom tariffs, interest rates, supply chain constraints, evolving trade policies, government funding priorities, and global economic uncertainty. In addition, a portion of Pasqal’s operations and revenues is derived from projects in Saudi Arabia, and developments in the Middle East could affect project execution timelines or future contract opportunities. While Pasqal has not experienced material disruptions to date, these factors could impact future operating results, liquidity, and cash flows.

Basis of Presentation

Pasqal conducts business through one operating segment, which is the development and implementation of quantum computing solutions. Its activities have been conducted primarily in France. Pasqal’s historical results are reported in IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

Key Components of Results of Operations

Revenue

Pasqal generates revenue primarily through (i) sales of QPUs and (ii) sales of QPU-related services mainly consisting of cloud services or cloud access to QPUs, research and development, software and algorithms, and operating, maintenance and QPU upgrade services. Pasqal’s suite of products and services includes production-ready neutral atom quantum computers, its comprehensive accompanying software suite, which includes powerful solvers, developer quantum software development kits and scalable emulation tools, and cloud computing solutions. Pasqal’s product and service offerings are sold both directly to enterprise and research customers, and through partnerships with external software providers and hyperscalers who resell and integrate Pasqal’s quantum capabilities into broader solutions. Pasqal also generates revenue from sales of its cryogenic systems used in quantum technology research (“Cryostat”), which is recognized at a point in time when control transfers to the customer, generally upon delivery or acceptance as specified in the contract.

Pasqal’s primary revenue streams and related recognition policies are as follows:

•        Sales of QPUs — Revenue is recognized at a point in time when control transfers to the customer, generally upon installation of the QPUs and acceptance by the customer, as specified in the contract.

•        Sales of QPU-related services — Revenue is recognized over time on a usage or straight-line basis over the service period. Revenue related to research and development services is recognized over time using the cost-to-cost method to measure progress to completion.

Government Grant Income

Government grant income represents a component of Pasqal’s operating income and primarily reflects funding received in connection with research and development activities, including programs supported by French, European and other public institutions. The level of government grant income may vary from period to period depending on the timing of project milestones, the recognition of eligible costs, and the availability of public funding programs. Government grants related to operating expenses are recognized in income over the period in which the related costs are incurred, while grants related to assets are recognized over the useful life of the underlying assets.

Certain Pasqal’s borrowings bear interest at rates below the prevailing market rate for comparable instruments. In accordance with IFRS 9, these borrowings were initially recognized at fair value using market borrowing rates. The difference between the cash proceeds received and the initial fair value of the loans is accounted for as a government grant under IAS 20, Accounting for Government Grants and Disclosure of Government Assistance and presented as deferred income from government grants, which is recognized in profit or loss on a systematic basis over the respective borrowing terms.

Other Operating Income

Other operating income consists primarily of changes in fair value of the contingent consideration related to the acquisition of Aeponyx Enterprises Inc., foreign exchange gains on trade receivables and trade and other payables and other non-recurring items.

Purchases of Material

Purchases of material consist of the purchases of components, goods, raw materials, and consumables to be used in (1) the development of specialized quantum computing hardware that supports Pasqal’s quantum computing products and service offerings and (2) the delivery of related software and cloud services.

Changes in Inventory

Changes in inventories reflect the period-over-period movements in raw materials, supplies, and other inputs used in the development of Pasqal’s quantum computing systems. Changes in inventories also include the movements in inventory impairment charges and costs associated with the contractual guarantee provided under Pasqal’s agreement with DistriQ.

Employee Salaries and Benefit Expenses

Employee salaries and benefit expenses consist of compensation-related expenses including employee salaries and wages, social security and other employee benefit contributions, and share-based compensation costs.

Professional Services and Other Services

Professional services and other services consist of expenses for outsourced activities, primarily related to fees incurred for third-party professional services such as legal, intellectual property advisors, consultants, and technical and scientific subcontractors. Professional services and other services also include costs for short-term and low-value leases that qualify for the recognition exemption under IFRS 16, Leases, advertising costs, travel and entertainment costs, repairs and maintenance costs, costs incurred for other outsourced services, and other miscellaneous costs.

Depreciation and Amortization

Depreciation and amortization expense results from depreciation of property, plant and equipment that are recognized over their estimated useful lives, amortization of intangible assets that are recognized over their estimated useful lives, and amortization of right-of-use assets over the lease term.

Net Impairment Losses

Net impairment losses consist of an impairment of the acquired intangible assets as part of Pasqal’s historical acquisition of Qu&Co Solutions GmbH (“Qu&Co”) in 2021, in connection with the wind-down of Qu&Co following the closure of Pasqal Netherlands B.V. on June 24, 2025.

Other Operating Expenses

Other operating expenses consist primarily of taxes on salaries and other taxes and levies, losses incurred on the disposal of property, plant and equipment, costs related to the derecognition of certain fixed assets upon disposal and other miscellaneous operating expenses.

Other Income (Expenses)

Change in Fair Value of Financial Liabilities at FVTPL

The change in fair value of financial liabilities at FVTPL primarily consists of changes in the fair values of convertible bonds and redeemable bonds. The bonds are recognized at their fair value and subsequently remeasured to fair value at each reporting period, with resulting gains and losses recognized in profit or loss.

Finance Income

Finance income consists primarily of interest income earned from cash and cash equivalents and foreign currency gains on foreign currency transactions.

Interest Expense

Interest expense primarily consists of the accretion of the financing component associated with contracts and interest incurred on borrowings, which mainly include Bpifrance S.A. (“BPI”) loans, a loan facility with Investissement Québec, a promissory note with BDC Capital Inc., and various other loans.

Other Financial Expense

Other financial expense consists of interest expense on lease liabilities, amortization of issuance costs related to redeemable bonds, and foreign currency losses on foreign currency transactions.

Income (Expense) Tax Benefit

Income (expense) tax benefit consists of income taxes related to the jurisdictions in which Pasqal conducts business.

Results of Operations

The following table sets forth Pasqal’s results of operations for the six months ended June 30, 2026 and 2025:

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Revenue	€4,872	€4,286	€586	14%
Government grant income	2,950	3,544	(594)	-17%
Other operating income	182	1,275	(1,093)	-86%
Purchases of material	(2,569)	(2,692)	123	-5%
Changes in inventory	1,372	1,825	(453)	-25%
Employee salaries and benefit expenses	(41,594)	(15,353)	(26,241)	171%
Professional services and other services	(19,553)	(8,261)	(11,292)	137%
Depreciation and amortization	(4,302)	(4,396)	94	-2%
Other operating expenses	(518)	—	(518)	100%
Operating loss	(59,161)	(19,773)	(39,388)	199%

Change in fair value of financial liabilities at FVTPL	7,048	(3,033)	10,081	-332%
Finance income	1,414	1,101	313	28%
Interest expense	(1,996)	(1,838)	(158)	9%
Other financial expense	(521)	(2,608)	2,087	-80%
Loss before tax	(53,216)	(26,150)	(27,066)	104%
Income (expense) tax benefit	(20)	31	(51)	-165%
Loss for the year	€(53,236)	€(26,118)	€(27,118)	104%

Revenue

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
QPU sales	€—	€—	€—	0%
QPU-related services	3,944	2,943	1,001	34%
Cryostat sales	927	1,342	(415)	-31%
Total revenue	€4,872	€4,286	€586	14%

Total revenue is comprised of sales of QPU-related services and Cryostat sales for the six months ended June 30, 2026 and 2025.

Revenue from QPU-related services increased by €1.0 million, or 34% from €2.9 million for the six months ended June 30, 2025 to €3.9 million for the six months ended June 30, 2026. This increase was primarily driven by the timing of revenue recognition associated with the QPU upgrade under the Forschungszentrum Jülich contract, amounting to €0.8 million.

Revenue from Cryostat sales decreased by €0.4 million, or 31% from €1.3 million for the six months ended June 30, 2025 to €0.9 million for the six months ended June 30, 2026. This decrease was primarily driven by fewer Cryostat deliveries during the six months ended June 30, 2026 as compared to the six months ended June 30, 2025, as revenue is recognized upon delivery.

Government Grant Income

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Government grant income	€2,950	€3,544	€(594)	-17%

Government grant income decreased by €0.6 million, or 17% from €3.5 million for the six months ended June 30, 2025 to €3.0 million for the six months ended June 30, 2026. The decrease was primarily driven by the timing of grant income recognition, which is based on the achievement of project milestones and the occurrence of eligible costs associated with primarily programs funded by BPI, the EIC Accelerator, and South Korean government initiatives. The decrease was not a result of a reduction in grants awarded.

Other Operating Income

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Other operating income	€182	€1,275	€(1,093)	-86%

Other operating income decreased by €1.1 million, or 86% from €1.3 million for the six months ended June 30, 2025 to €0.2 million for the six months ended June 30, 2026. The decrease was primarily because there were non-recurring items included in the six months ended June 30, 2025 that did not recur during the six months ended June 30, 2026. These non-recurring items primarily consist of a €0.6 million reversal of a VAT-related tax risk provision, and €0.1 million reclassification of a credit balance previously recognized in other operating expenses.

Purchases of Material

	For the six months ended June 30,
	2026	2025	€ Change	% Change
	(in thousands, except percentages)
Purchases of material	€(2,569)	€(2,692)	€123	-5%

Purchases of material decreased by €0.1 million, or 5% from €2.7 million for the six months ended June 30, 2025 to €2.6 million for the six months ended June 30, 2026.

Changes in Inventory

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Changes in inventory	€1,372	€1,825	€(453)	-25%

Changes in inventory decreased by €0.5 million, or 25% from €1.8 million for the six months ended June 30, 2025 to €1.4 million for the six months ended June 30, 2026. The decrease was primarily due to higher work-in-progress inventory levels associated with the ramp-up of the GENCI and Forschungszentrum Jülich QPUs during the six months ended June 30, 2025.

Employee Salaries and Benefit Expenses

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Salaries, wages and benefits	€(9,386)	€(10,742)	€1,356	-13%
Social security contributions	(4,225)	(3,244)	(981)	30%
Other salaries expenses	(27,902)	(1,286)	(26,616)	2070%
Allowance for retirement plan	(81)	(81)	—	0%
Employee salaries and benefit expenses	€(41,594)	€(15,353)	€(26,241)	171%

For the six months ended June 30, 2026, salaries, wages and benefits were €9.4 million, a decrease of €1.4 million or 13% compared to the six months ended June 30, 2025. The decrease was primarily driven by the inclusion of employee compensation costs associated with Pasqal Netherlands B.V. prior to its closure on June 24, 2025, partially offset by higher employee compensation costs across the rest of the Company.

Social security contributions increased by €1.0 million, or 30% from €3.2 million for the six months ended June 30, 2025 to €4.2 million for the six months ended June 30, 2026. The increase was primarily due to the loss of Jeune Entreprise Innovante status, which resulted in the cessation of certain employer social security contribution exemptions.

Other salaries expenses increased by €26.6 million, or 2070% from €1.3 million for the six months ended June 30, 2025 to €27.9 million for the six months ended June 30, 2026. This increase was primarily driven by higher expenses recognized related to BSPCEs, SARs, and stock options as a result of new BSPCEs granted and changes in the fair value of the instruments associated with the Business Combination. These expenses totaled €27.3 million for the six months ended June 30, 2026 compared to €1.0 million for the six months ended June 30, 2025.

Professional Services and Other Services

	For the six months ended June 30,
	2026	2025	€ Change	% Change
	(in thousands, except percentages)
Fees for external professional services	€(15,501)	€(4,552)	€(10,949)	241%
Property costs (including rentals)	(1,246)	(1,476)	230	-16%
Advertising and public relation expenses	(393)	(493)	100	-20%
Travel and entertainment expenses	(851)	(460)	(391)	85%
Other outsourced services	(477)	(364)	(113)	31%
Other external charges	(216)	(258)	42	-16%
Maintenance and repairs	(336)	(268)	(68)	25%
Insurance	(153)	(89)	(64)	72%
Bank fees	(207)	(130)	(77)	59%
Transport costs	(116)	(123)	7	-6%
Telephone and postage	(57)	(48)	(9)	19%
Total professional services and other services	€(19,553)	€(8,261)	€(11,292)	137%

Professional services and other services increased by €11.3 million, or 137% from €8.3 million for the six months ended June 30, 2025 to €19.6 million for the six months ended June 30, 2026. The increase was primarily driven by higher fees incurred for external professional services in connection with Pasqal’s preparation for becoming a public company; these fees for external professional services consist of advisory, legal, and other professional services.

Depreciation and Amortization

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Depreciation and amortization	€(4,302)	€(4,396)	€94	-2%

Depreciation and amortization decreased by €0.1 million, or 2% from €4.4 million for the six months ended June 30, 2025 to €4.3 million for the six months ended June 30, 2026.

Other Operating Expenses

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Other operating expenses	€(518)	€—	€(518)	100%

Other operating expenses were €0.5 million for the six months ended June 30, 2026 with no other operating expenses recognized for the six months ended June 30, 2025. The increase was primarily driven by €0.2 million charge related to the disposal of certain fixed assets and €0.2 million of license and royalty expenses.

Other Income (Expenses)

Change in Fair Value of Financial Liabilities at FVTPL

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Change in fair value of financial liabilities at FVTPL	€7,048	€(3,033)	€10,081	-332%

Change in fair value of financial liabilities at FVTPL fluctuated by €10.1 million, or 332% from (€3.0) million for the six months ended June 30, 2025 to €7.0 million for the six months ended June 30, 2026. The change was primarily attributable to a €7.0 million income recognized for the fair value remeasurement of the ORA Bonds (as defined below) prior to conversion, compared to €3.0 million expense recognized for the fair value remeasurements of the ORA Bonds and OCA Bonds (as defined below).

Finance Income

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Finance income	€1,414	€1,101	€313	28%

Finance income increased by €0.3 million, or 28% from €1.1 million for the six months ended June 30, 2025 to €1.4 million for the six months ended June 30, 2026. The increase was driven by a €0.7 million increase in financial income earned on cash equivalents, partially offset by a €0.4 million decrease in foreign exchange gains on financial transactions.

Interest Expense

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Interest expense	€(1,996)	€(1,838)	€(158)	9%

Interest expense increased by €0.2 million, or 9% from €1.8 million for the six months ended June 30, 2025 to €2.0 million for the six months ended June 30, 2026.

Other Financial Expense

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Other financial expense	€(521)	€(2,608)	€2,087	-80%

Other financial expense decreased by €2.1 million, or 80% from €2.6 million for the six months ended June 30, 2025 to €0.5 million for the six months ended June 30, 2026. The decrease was primarily attributable to (i) a €1.6 million decrease in foreign exchange losses on financial transactions and (ii) a €0.5 million decrease in other financial expenses related to bond issuance costs for the ORA Bonds (as defined below).

Income (Expense) Tax Benefit

	For the six months ended June 30,		€ Change	% Change
	2026	2025
	(in thousands, except percentages)
Income (expense) tax benefit	€(20)	€31	€(51)	-165%

Income (expense) tax benefit decreased by €0.1 million, or 165% from €0.0 million for the six months ended June 30, 2025 to (€0.0) million for the six months ended June 30, 2026.

The following table sets forth Pasqal’s results of operations for the years ended December 31, 2025 and 2024:

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Revenue	€16,468	€3,508	€12,960	369%
Government grant income	7,211	10,794	(3,583)	-33%
Other operating income	1,907	259	1,648	636%
Purchases of material	(5,057)	(6,799)	1,742	-26%
Changes in inventory	(3,335)	7,220	(10,555)	-146%
Employee salaries and benefit expenses	(38,671)	(27,860)	(10,811)	39%
Professional services and other services	(19,641)	(20,933)	1,292	-6%
Depreciation and amortization	(8,667)	(6,241)	(2,426)	39%
Net impairment losses	—	(290)	290	-100%
Other operating expenses	(711)	(6,407)	5,696	-89%
Operating loss	(50,496)	(46,750)	(3,746)	8%

Change in fair value of financial liabilities at FVTPL	(34,931)	4	(34,935)	-873375%
Finance income	1,574	1,041	533	51%
Interest expense	(3,871)	(2,522)	(1,349)	53%
Other financial expense	(4,539)	(617)	(3,922)	636%
Loss before tax	(92,263)	(48,844)	(43,419)	89%
Income tax (expense) benefit	(93)	347	(440)	-127%
Loss for the year	€(92,355)	€(48,498)	€(43,857)	90%

Revenue

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
QPU sales	€7,457	€—	€7,457	n/a
QPU-related services	6,459	2,064	4,395	213%
Cryostat sales	2,552	1,444	1,108	77%
Total revenue	€16,468	€3,508	€12,960	369%

Total revenue is comprised of direct sales of QPU, sales of QPU-related services, and Cryostat sales. QPU sales were €7.5 million for the year ended December 31, 2025, with no revenue recognized for the year ended December 31, 2024. The increase was primarily attributable to the commissioning and the recognition of revenue under the GENCI and Forschungszentrum Jülich QPUs contracts as the related performance obligations were satisfied during the year ended December 31, 2025, which contributed approximately €6.1 million of revenue.

Revenue from QPU-related services increased by €4.4 million, or 213% from €2.1 million for the year ended December 31, 2024 to €6.5 million for the year ended December 31, 2025. This increase was primarily driven by higher revenue recognized under the French Direction Générale de l’Armement contract, resulting in revenue of €5.0 million for the year ended December 31, 2025, as compared to €0.8 million for the year ended December 31, 2024.

Cryostat sales increased by €1.1 million, or 77% from €1.4 million for the year ended December 31, 2024 to €2.6 million for the year ended December 31, 2025. This increase was primarily driven by a greater number of cryostat deliveries in 2025 as compared to 2024, as revenue is recognized upon delivery.

Government Grant Income

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Government grant income	€7,211	€10,794	€(3,583)	-33%

Government grant income decreased by €3.6 million, or 33% from €10.8 million for the year ended December 31, 2024 to €7.2 million for the year ended December 31, 2025. The decrease was primarily driven by (i) the wind-down of Qu&Co, following the closure of Pasqal Netherlands B.V, which contributed €1.5 million of government grant income for the year ended December 31, 2024, (ii) a €1.0 million reduction in research tax credit income driven mainly by legislative changes reducing eligible expenses during the year ended December 31, 2025, and (iii) the completion of the Quantum for Bio project, for which €0.7 million was recognized for the year ended December 31, 2024.

Other Operating Income

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Other operating income	€1,907	€259	€1,648	636%

Other operating income increased by €1.6 million, or 636% from €0.3 million for the year ended December 31, 2024 to €1.9 million for the year ended December 31, 2025. The increase is primarily due to the €0.7 million change in fair value of the contingent consideration for the acquisition of Aeponyx Enterprises Inc. and the recognition of €0.6 million reversal of the 2024 VAT provision.

Purchases of Material

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Purchases of raw materials and consumables	€(4,992)	€(6,645)	€1,653	-25%
Other purchases	(65)	(155)	90	-58%
Total purchases of material	€(5,057)	€(6,799)	€1,742	-26%

Purchases of raw materials and consumables decreased by €1.7 million, or 25% from €6.6 million for the year ended December 31, 2024 to €5.0 million for the year ended December 31, 2025. The decrease was driven by lower purchases of raw materials and consumables due to cost-reduction measures implemented in 2025, which reduced purchases of raw materials and the utilization in operations during the year ended December 31, 2025.

Changes in Inventory

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Changes in inventory	€(3,335)	€7,220	€(10,555)	-146%

Changes in inventory decreased by €10.6 million, or 146% from income of €7.2 million for the year ended December 31, 2024 to loss of €3.3 million for the year ended December 31, 2025. The changes in inventories in 2025 were primarily driven by the delivery of QPUs during the year, along with reduced procurement activity compared to prior period. The changes in inventories in 2024 were mainly attributable to the initial production phase of the first QPUs.

Employee Salaries and Benefit Expenses

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Salaries, wages and benefits	€(18,011)	€(18,808)	€797	-4%
Social security contributions	(6,261)	(5,268)	(993)	19%
Other salaries expenses	(14,214)	(3,648)	(10,566)	290%
Allowance for retirement plan	(186)	(137)	(49)	36%
Employee salaries and benefit expenses	€(38,671)	€(27,860)	€(10,811)	39%

For the year ended December 31, 2025, salaries, wages and benefits were €18.0 million, decreased by €0.8 million or 4% compared to the year ended December 31, 2024, due to the decrease in the average number of employees from 293 in 2024 to 286 in 2025.

Social security contributions increased by €1.0 million, or 19% from €5.3 million for the year ended December 31, 2024 to €6.3 million for the year ended December 31, 2025. The increase is primarily due to the increase in the headcount in the French workforce from 198 in 2024 to 224 in 2025.

Other salaries expenses increased by €10.6 million, or 290% from €3.6 million for the year ended December 31, 2024 to €14.2 million for the year ended December 31, 2025. This increase was primarily driven by higher expenses related to BSPCEs, SARs, and stock options, which amounted to €13.8 million in the year ended December 31, 2025, compared to €2.8 million in the prior year.

Professional Services and Other Services

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Fees for external professional services	€(11,909)	€(11,053)	€(856)	8%
Property costs (including rentals)	(2,540)	(2,455)	(85)	3%
Advertising and public relation expenses	(688)	(2,384)	1,696	-71%
Travel and entertainment expenses	(978)	(2,236)	1,258	-56%
Other outsourced services	(840)	(1,359)	519	-38%
Other external charges	(640)	(454)	(186)	41%
Maintenance and repairs	(926)	(316)	(610)	193%
Insurance	(294)	(189)	(105)	56%
Bank fees	(390)	(173)	(217)	125%
Transport costs	(336)	(159)	(177)	111%
Telephone and postage	(100)	(154)	54	-35%
Total professional services and other services	€(19,641)	€(20,933)	€1,292	-6%

Fees for external professional services increased by €0.9 million, or 8% from €11.1 million for the year ended December 31, 2024 to €11.9 million for the year ended December 31, 2025. The increase was primarily driven by costs incurred in connection with the Company’s preparation for becoming a public company, including advisory, legal, and other professional services.

Advertising and public relation expenses decreased by €1.7 million, or 71% from €2.4 million for the year ended December 31, 2024 to €0.7 million for the year ended December 31, 2025. The decrease was primarily attributable to cost-reduction measures implemented in 2025 in connection with the Company’s preparation for becoming a public company.

Travel and entertainment expenses decreased by €1.3 million, or 56% from €2.2 million for the year ended December 31, 2024 to €1.0 million for the year ended December 31, 2025. This change is consistent with cost-reduction measures implemented in 2025 in connection with the Company’s preparation for becoming a public company, including the temporary suspension of international expansion initiatives and participation in seminars.

Other outsourced services decreased by €0.5 million, or 38% from €1.4 million for the year ended December 31, 2024 to €0.8 million for the year ended December 31, 2025. The decrease is consistent with cost-reduction measures implemented in 2025 in connection with the Company’s preparation for becoming a public company.

Maintenance and repairs increased by €0.6 million, or 193% from €0.3 million for the year ended December 31, 2024 to €0.9 million for the year ended December 31, 2025. This increase was primarily driven by higher maintenance activity related to the expansion of deployed QPUs and associated infrastructure, as well as increased repair costs resulting from the growth of operations in the year ended December 31, 2025.

Depreciation and Amortization

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Depreciation and amortization	€(8,667)	€(6,241)	€(2,426)	39%

Depreciation and amortization increased by €2.4 million, or 39% from €6.2 million for the year ended December 31, 2024 to €8.7 million for the year ended December 31, 2025. The increase was primarily attributable to higher depreciation of tangible and intangible assets, including €1.3 million increase related to fixtures and fittings and €0.8 million increase related to intangible assets in connection with the acquisition of Aeponyx Enterprises Inc, as compared to the year ended December 31, 2024. The increase in fixtures and fittings was primarily attributable to refurbishment works at the Company’s head office (Phenix premises) in Palaiseau undertaken in late 2024. The increase in the intangible assets was due to full year amortization of the Aeponyx Enterprises Inc. intangible assets acquired in July 2024.

Net Impairment Losses

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Net impairment losses	€—	€(290)	€290	-100%

Net impairment losses were €0.3 million for the year ended December 31, 2024 with no net impairment losses recognized for the year ended December 31, 2025. Intangible assets related to Qu&Co were impaired for an amount of €0.3 million as of December 31, 2024, following the closure on June 24, 2025.

Other Operating Expenses

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Other operating expenses	€(711)	€(6,407)	€5,696	-89%

Other operating expenses decreased by €5.7 million, or 89% from €6.4 million for the year ended December 31, 2024 to €0.7 million for the year ended December 31, 2025. The decrease was attributable to the €1.4 million onerous contract provision related to the Québec Inc. contract recognized for the year ended December 31, 2024. For the year ended December 31, 2025, the €1.4 million provision for onerous contract was reversed with the positive impact recognized in other operating expenses; the €1.4 million provision was then reclassified as a write-down of work-in-progress inventory recognized in changes in inventory. The decrease in other operating expenses was also attributable to €2.7 million of lease termination costs related to the cancellation of the Sentier lease recognized for the year ended December 31, 2024 that did not occur for the year ended December 31, 2025.

Other Income (Expenses)

Change in Fair Value of Financial Liabilities at FVTPL

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Change in fair value of financial liabilities at FVTPL	€(34,931)	€4	€(34,935)	-873375%

Change in fair value of financial liabilities at FVTPL decreased by €34.9 million, or 873375% from €0.0 million for the year ended December 31, 2024 to (€34.9) million for the year ended December 31, 2025. The decrease was primarily attributable to €34.5 million related to the change in fair value of the ORA Bonds (defined below) issued between April and December 2025, compared to €0.2 million of changes in fair value recognized for the OCA Bonds (defined below) offset by €0.2 million for the change in fair value of the financial liability related to the acquisition of Aeponyx Enterprises Inc. for the year ended December 31, 2024.

Finance Income

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Finance income	€1,574	€1,041	€533	51%

Finance income increased by €0.5 million, or 51% from €1.0 million for the year ended December 31, 2024 to €1.6 million for the year ended December 31, 2025. The increase was driven by an increase of €0.6 million in foreign exchange gains on financial operations, partially offset by a decrease of €0.1 million in financial income from cash and cash equivalents. The increase in foreign exchange gains on financial operations was primarily due to favorable changes in foreign currency exchange rates.

Interest Expense

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Interest expense	€(3,871)	€(2,522)	€(1,349)	53%

Interest expense increased by €1.3 million, or 53%, from €2.5 million for the year ended December 31, 2024 to €3.9 million for the year ended December 31, 2025. The increase was primarily driven by higher interest on borrowings, reflecting new debt, including the IFA loan (defined below) of €5.1 million entered into in 2025, as well as an increase of €1.0 million in accretion expense on contract liabilities.

Other Financial Expense

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Other financial expense	€(4,539)	€(617)	€(3,922)	636%

Other financial expense increased by €3.9 million, or 636% from €0.6 million for the year ended December 31, 2024 to €4.5 million for the year ended December 31, 2025. The increase was primarily attributable to an increase of €1.6 million in issuance costs of the ORA Bonds (defined below) issued in 2025, an increase of €2.1 million in foreign exchange losses on financial operations and increase of €0.2 million in interest expense on lease liabilities. The increase in foreign exchange losses on financial operations was primarily due to unfavorable changes in foreign currency exchange rates.

Income Tax (Expense) Benefit

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Income tax (expense) benefit	€(93)	€347	€(440)	-127%

Income tax (expense) benefit decreased by €0.4 million, or 127% from €0.3 million for the year ended December 31, 2024 to (€0.1) million for the year ended December 31, 2025. The difference between the theoretical tax and the income tax expense benefit recognized is primarily due to tax losses carried forward for which no deferred tax assets have been recognized.

Liquidity and Capital Resources

Since inception, Pasqal has incurred significant losses. As of June 30, 2026 and December 31, 2025, Pasqal had an accumulated deficit of €124.9 million and €32.5 million, respectively. For the six months ended June 30, 2026 and 2025, Pasqal incurred net losses of €53.2 million and €26.1 million, respectively. For the years ended December 31, 2025 and 2024, Pasqal incurred net losses of €92.4 million and €48.5 million, respectively. Pasqal expects to incur significant losses for the foreseeable future.

Pasqal has historically funded its operations, capital expenditures, and working capital requirements from issuances of shares and convertible bonds, loans and borrowings from financial institutions, net proceeds from the closing of the Business Combination, and grants received from government organizations. As of June 30, 2026, Pasqal had cash and cash equivalents of €110.8 million. Pasqal believes that its cash and cash equivalents as of June 30, 2026 and the proceeds from the closing of the Business Combination and the March 2026 Financing will be sufficient to meet its working capital and capital expenditure needs for the next twelve months from the date of this Discussion and Analysis.

Pasqal receives cash from government grants, which may not be recurring in nature. For the  six months ended June 30, 2026 and 2025, the Company received government investment and income-related grants in cash of €0.5 million and €3.4 million, respectively. These government grants historically received were awarded by local governments in France, other European countries, and South Korea, primarily in recognition of Pasqal’s contributions to its research, development, and industrial deployment programs and projects. These grants are typically evaluated on an annual or project basis, based on prevailing local regulations and policies, and are thus non-recurring in nature. Consequently, there is no guarantee that Pasqal will continue receiving or benefiting from them in the future and it is also challenging for Pasqal to predict the amounts of future grants. Under the terms and conditions of the government grants received and anticipated to be received, in some cases, the Company is required to meet certain requirements such as achievement of certain technological milestones, achievement of employment targets, and execution of committed investment expenditures. There can be no assurance that Pasqal will be able to fully satisfy these conditions or perform such obligations, and it is possible that regulatory authorities may discontinue such grants or require Pasqal to repay part or all of the government grants Pasqal previously received. Any reduction, cancellation, or repayment resulting from Pasqal’s failure to perform such obligations could adversely affect Pasqal’s business, financial condition, and results of operations.

At the Closing Date, Pasqal completed the Business Combination and received aggregate proceeds of $27.7 million from the trust account established in connection with Bleichroeder’s initial public offering. Substantially concurrently with the closing of the Business Combination, Pasqal consummated the March 2026 Financing and received aggregate proceeds of $250.0 million. Pasqal expects that the proceeds from the Business Combination and the March 2026 Financing, together with cash flows from operating activities and proceeds from future debt and equity financings, are expected to support its ongoing business operations and future growth strategy.

Pasqal’s future capital requirements will depend on several factors, including its ability to attract and retain customers, the continuing market acceptance of its products and services, the introduction of new or upgraded products and services, the technological choices it makes, the expansion of sales and marketing activities, and overall economic conditions. Pasqal’s primary short-term cash requirements are to fund working capital and lease obligations. Working capital requirements can vary significantly from period to period, particularly as a result of the timing of receipts and disbursements related to long-term contracts. Pasqal’s medium-term to long-term cash requirements are primarily to invest in facilities, equipment, technologies, personnel, research and development, and strategic acquisitions. Pasqal could be required, or could elect, to seek additional funding through public or private equity or debt financings or other capital sources; however, additional funds may not be available on terms acceptable to Pasqal, if at all.

Pasqal’s product roadmap benefits significantly from external funding sources to advance the technological roadmap across quantum computing. Pasqal invests aggressively in research and development across quantum computing, including capital expenditures, business development, and engineering. In addition to the neutral-atom quantum computers in its technological roadmap, Pasqal also provides (i) cloud services that let users run quantum algorithms, simulations, and applications without specialized on-premises hardware and (ii) a software suite that enables the design, compilation, and integration of quantum algorithms into existing applications and workflows. Pasqal expects to continue to invest in research and development as a public company to fund these technological priorities and scale toward digital fault-tolerant quantum computing. While there can be no assurances, Pasqal intends to raise such capital through additional equity or debt fundraising activities. If additional financing is required from outside sources, Pasqal may not be able to raise it on terms acceptable to Pasqal or at all. If Pasqal is unable to raise additional capital when desired, Pasqal’s business, results of operations, and financial condition would be materially and adversely affected.

First-Demand Guarantee

In connection with contracts entered into with its customers, Saudi Arabian Oil Company and CINECA, Pasqal provided a first-demand bank guarantee in favor of the customers to support its performance obligations under the related agreements. As collateral for this guarantee, Pasqal pledged a cash deposit with the issuing bank; the cash deposit by Pasqal is recognized as deposits within non-current assets in Pasqal’s condensed consolidated financial statements. As of June 30, 2026, the associated pledged deposit for Saudi Arabian Oil Company and CINECA was €7.6 million and €0.3 million, respectively. As of December 31, 2025, the associated pledged deposit totaled €7.3 million and related solely to the Saudi Arabian Oil Company contract, as the CINECA guarantee had not yet been established.

Borrowings

As of June 30, 2026 and December 31, 2025, Pasqal’s outstanding borrowings, including accrued interest and excluding any redeemable and convertible bonds, consisted of the following:

	As of June 30, 2026	As of December 31, 2025
	(in thousands)
BDC Capital Inc.	€1,925	€2,090
Investissement Québec – Pasqal Canada	2,807	2,691
BPI Amorçage Investissement	1,128	1,256
BPI Innovation R&D	946	1,067
BPI Assurance Prospection	576	—
IFA Loan	2,236	1,930
Other borrowings	1,032	1,492
Total borrowings	€10,650	€10,526

Current	€2,854	€2,886
Non-current	7,796	7,640
Total borrowings	€10,650	€10,526

As of June 30, 2026, Pasqal’s outstanding borrowings consist primarily of the below debt agreements.

BDC Capital Inc.

On July 18, 2024, Pasqal entered into a loan agreement with BDC Capital Inc. in the aggregate principal amount of €2.0 million. The loan bears interest at a fixed rate of 15.00 % per annum and matured on September 19, 2026. The loan was repaid in full on September 17, 2026.

Investissement Québec — Pasqal Canada

On September 27, 2024, Pasqal entered into a loan agreement with Investissement Québec for a facility of up to CAD 15.0 million or €9.9 million, with a maturity date of September 27, 2034. On September 27, 2024, Pasqal received an initial disbursement under the facility of CAD 4.2 million or €2.8 million. In addition, on April 14, 2025, Pasqal received an additional drawdown under the facility of CAD 1.1 million or €0.7 million. Borrowings under the facility bear interest at a fixed rate of 4.09% per annum, which is below the market rate for comparable borrowings. The difference between the proceeds received and the fair value at inception is treated as a government grant resulting in recognition of deferred income with government grant income recognized in profit or loss on a systematic basis over the term of the loan. See Note 10 of Pasqal’s audited consolidated financial statements included elsewhere in this prospectus for further details.

BPI Loans

On December 31, 2021, Pasqal entered into an Amorçage Investissement loan with BPI in an aggregate principal amount of €2.0 million, with a maturity date of December 31, 2029. The loan bears interest at a fixed rate of 3.57% per annum, which is below the market rate for comparable borrowings. The difference between the proceeds received and the fair value at inception is treated as a government grant resulting in recognition of deferred income with government grant income recognized in profit or loss on a systematic basis over the term of the loan. See Note 10 of Pasqal’s audited consolidated financial statements included elsewhere in this prospectus for further details.

On September 30, 2021, Pasqal entered into an Innovation R&D loan with BPI in an aggregate principal amount of €2.0 million, with a maturity date of June 30, 2029. The loan bears interest at a fixed rate of 0.71% per annum, which is below the market rate for comparable borrowings. The difference between the proceeds received and the fair value at inception is treated as a government grant resulting in recognition of deferred income with government grant income recognized in profit or loss on a systematic basis over the term of the loan. See Note 10 of Pasqal’s audited consolidated financial statements included elsewhere in this prospectus for further details.

IFA Loan

On October 7, 2025, Pasqal entered into a USD 15.0 million or €12.9 million ten-year financing arrangement with the Illinois Finance Authority (“IFA”) to support its development in the U.S. As of December 31, 2025, Pasqal had drawn €5.1 million under the IFA loan. The IFA loan bears interest at a fixed rate of 3.55% per annum and includes a deferred-interest period; the IFA loan bears an interest rate below the market rate for comparable borrowings. The difference between the proceeds received and the fair value at inception is treated as a government grant resulting in recognition of deferred income with government grant income recognized in profit or loss on a systematic basis over the term of the loan. See Note 10 of Pasqal’s audited consolidated financial statements included elsewhere in this prospectus for further details.

In parallel, Pasqal entered into a long-term Tax Credit Agreement with the State of Illinois (“MICRO”), under which it may earn refundable tax credits over a ten-year period based on eligible expenses. The revocation of MICRO credits constitutes an event of default under the loan agreement. A variable fee may be owed to the IFA for quantum computers manufactured at the Illinois site and sold or leased during the loan term. As of June 30, 2026, no such fee has been incurred.

The financing arrangements described above are not subject to financial covenants that could affect the terms, repayment schedule, or continuity of the financing arrangements.

Convertible Bonds

OCA Bonds

On July 5, 2024, Pasqal issued convertible bonds to CMA CGM Group for an aggregate principal amount of €5.0 million with an interest rate of 5% per annum and maturity date of December 31, 2025 (the “OCA Bonds”). The OCA Bonds are converted into the most senior class of shares upon a change of control or at the option of the holder, at maturity. The OCA Bonds also convert upon a qualifying raise that occurs more than three months from the OCA Bonds’ issuance date, into the same class of shares issued to investors in that raise. In addition to the conversion features, the OCA Bonds have redemption features which permits the holder of the OCA Bonds to redeem for cash upon an event of default, upon a qualifying raise that occurs within three months from the OCA Bonds’ issuance date, or at maturity.

On October 15, 2025, the CMA CGM Group requested repayment of an amount equal to the aggregate principal and accrued interest, totaling €5.3 million. The liability due to CMA CGM Group was settled through the issuance of convertible bonds for €5.3 million (the “ORA Bonds”).

Redeemable Bonds

ORA Bonds

Between April 2025 and December 2025, Pasqal issued ORA Bonds to various parties for an aggregate principal amount of €68.3 million with an interest rate per annum of 12% and maturity date of June 30, 2026. The ORA Bonds are converted to either Series B or Series C shares, accompanied by the related ratchet warrants, upon the occurrence of one of the following events: qualified equity financing, non-qualified equity financing (at the option of the holder), exit event, IPO event, event of default, at maturity date, or any other mutually agreed redemption event. On March 2, 2026, the ORA Bonds were converted to 682,542 Series C shares at €139.54 per share, accompanied by ratchet warrants as a result of the issuance of Series C shares on February 28, 2026, which represented a qualified equity financing redemption event.

Upon conversion, Pasqal remeasured the fair value of the ORA Bonds as of the conversion date and derecognized the carrying amount of the liability, with a corresponding increase to equity. Accordingly, Pasqal recognized €7.0 million of change in fair value in the condensed half-year consolidated statement of profit or loss immediately prior to the conversion. As the ratchet warrants attached to the Series C shares were determined to have a nil fair value at inception, the entire fair value of the ORA Bonds at the conversion date was allocated to the Series C shares issued upon conversion.

Series C Financing

In December 2025, Pasqal executed a shareholders’ agreement with certain new and existing investors for the issuance of 225,741 Series C shares of Pasqal for total proceeds of €31.5 million, at a per-share price of €139.54. During January and February 2026, Pasqal issued 499,769 Series C shares at a price of €139.54 per share, for total proceeds of €69.7 million. Under the terms of the shareholders agreement, the Series C have the following ratchet warrants attached (collectively referred to as the “BSA Ratchets”):

•        “BSA Ratchet C” warrants are attached to all Pasqal Series C shares and entitle the holder to subscribe, at a nominal value, for additional Pasqal Series C shares in the event that Pasqal issues new shares or other securities that give access to a portion of its share capital based on a per-share price lower than the per-share price in the Series C financing of €139.54. The BSA Ratchet C warrants cease to be exercisable on the date Pasqal completes a direct or indirect initial public offering, including in connection with the Business Combination.

•        “BSA Ratchet C*” warrants are held by any participant in Series C financing whose investment was completed or committed prior to December 31, 2025 and entitle the holder to subscribe, at a nominal value, for additional Pasqal Series C shares in the event that Pasqal completes an initial public offering, including through a special purpose acquisition company, under which the pre-money valuation of Pasqal on a fully-diluted basis is less than $2.0 billion (a “Qualified IPO”). The BSA Ratchet C* warrants cease to be exercisable following a period of sixty days from the notification by Pasqal of either a Qualified IPO or a direct or indirect initial public offering project (including in connection with the Business Combination) with a pre-money valuation of Pasqal on a fully diluted basis that is greater than or equal to USD $2.0 billion.

•        “BSA Ratchet C**” warrants are held by any participant in Series C financing whose investment was completed or committed prior to December 31, 2025 and entitle the holder to subscribe, at a nominal value, for additional Pasqal Series C shares in the event Pasqal does not sign a business combination agreement with a special purpose acquisition company. Upon execution of the Business Combination Agreement on February 28, 2026, the BSA Ratchet C** warrants expired.

Contractual Obligations and Other Commitments

Pasqal’s primary use of cash is to fund its business operations, which consist primarily of employee-related costs, research and development activities, working capital requirements, lease obligations, capital expenditures and other anticipated costs to scale operations in the future and operate as a public company. Pasqal requires a significant amount of cash for expenditures and continued investment in ongoing quantum research and development and business operations.

Because of the numerous risks and uncertainties associated with research, development, and commercialization of Pasqal’s quantum technology, Pasqal is unable to estimate the exact amount of its working capital requirements. Pasqal’s operating plan may change because of factors currently unknown, and Pasqal may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations or other transactions. In addition, Pasqal may seek additional capital even if Pasqal believes that it has sufficient funds for current or future operating plans. Such financings may result in dilution to shareholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than ordinary shares, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect the business. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting Pasqal’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Pasqal is unable to raise additional funds through equity or debt financings when needed, Pasqal may be required to delay, limit, or substantially reduce its quantum computing development efforts. Pasqal’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors” included elsewhere in this prospectus.

As of June 30, 2026 and December 31, 2025, Pasqal’s contractual obligations and commitments are related to its lease obligations for office spaces and manufacturing facilities and contractual payments on its outstanding borrowings described above. The following tables summarize Pasqal’s contractual obligations and commitments as of June 30, 2026 and December 31, 2025. The amounts are gross and undiscounted, and include contractual interest payments and anticipated prepayments and related penalties:

Contractual Obligations as of June 30, 2026

	Carrying Amount	Contractual Cash Flow	Within 1 Year	Between 1 and 5 Years	Beyond
	(in thousands)
Lease liabilities	€9,879	€12,049	€997	€6,498	€4,554
Borrowings:
BDC Capital Inc.	1,925	1,925	1,925	—	—
Investissement Québec – Pasqal Canada	2,807	3,490	157	1,901	1,432
BPI Amorçage Investissement	1,128	1,400	400	1,000	—
BPI Innovation R&D	946	1,200	400	800	—
BPI Assurance Prospection	576	576	—	576
IFA Loan	2,236	5,266	—	2,229	3,037
Other borrowings	1,032	1,032	226	806	—
Total(1)	€20,529	€26,938	€4,105	€13,810	€9,023

____________

(1)      Excludes commitments and guarantees between Legacy Pasqal and New Pasqal and its subsidiaries and the first-demand guarantees in connection with the contracts entered into with Saudi Arabian Oil Company and CINECA.

Contractual Obligations as of December 31, 2025

	Carrying Amount	Contractual Cash Flow	Within 1 Year	Between 1 and 5 Years	Beyond
	(in thousands)
Lease liabilities	€10,151	€13,068	€2,235	€6,834	€3,999
Borrowings:
BDC Capital Inc.	2,090	2,090	2,090	—	—
Investissement Québec – Pasqal Canada	2,691	3,444	111	1,669	1,664
BPI Amorçage Investissement	1,256	1,600	400	1,200	—
BPI Innovation R&D	1,067	1,400	400	1,000	—
IFA Loan	1,930	5,114	—	1,852	3,262
Other borrowings	1,492	1,492	172	1,320	—
Total(1)	€20,677	€28,208	€5,408	€13,875	€8,925

____________

(1)      Excludes commitments and guarantees between Legacy Pasqal and New Pasqal and its subsidiaries and the first-demand guarantee in connection with the contract entered into with Saudi Arabian Oil Company.

Cash Flows

The following table sets forth Pasqal’s cash flows for the six months ended June 30, 2026 and 2025:

	For the six months ended June 30,
	2026	2025
	(in thousands)
Net cash flows used in operating activities	€(25,194)	€(19,956)
Net cash flows used in investing activities	(4,970)	(3,145)
Net cash flows from financing activities	67,251	41,523
Net change in cash and cash equivalents	€37,087	€18,422

Six months ended June 30, 2026

Cash Flows Used in Operating Activities

Net cash used in operating activities during the six months ended June 30, 2026, was €25.2 million, resulting primarily from a net loss of €53.2 million, offset by €22.7 million in net change of non-cash adjustments and interest paid in the period, and changes in operating assets and liabilities of €5.3 million.

The €22.7 million in non-cash adjustments and interest paid primarily include share-based payment and other personnel expenses of €23.4 million, depreciation of property, plant and equipment and amortization of intangible assets and impairments of €4.4 million, financial expense of €1.7 million, and interest paid of €0.2 million, partially offset by changes in the fair value of financial liabilities at FVTPL of €7.0 million.

The €5.3 million change in operating assets and liabilities for the six months ended June 30, 2026 consisted primarily of a €4.0 million increase in contract liabilities, a €4.4 million increase in trade payables and related accounts, and a €6.6 million increase in other liabilities, offset by a €5.6 million increase in other receivables, a €0.5 million increase in trade receivables and related accounts, and a €3.5 million increase in inventories. The increase in contract liabilities was primarily due to an increase in advance billings under customer contracts and amounts related to the financing component of the Saudi Arabian Oil Company contract remaining in contract liabilities, partially offset by revenue recognized during the period. The increase in trade payables and related accounts was mainly attributable to legal, audit and consulting fees incurred in connection with the Business Combination and provision and accrued invoices recognized associated with the DistriQ project. The increase in other liabilities was primarily due to (i) higher social security liabilities and VAT liabilities, consisting of VAT collected on DistriQ billings in Canada and VAT-related obligations in Saudi Arabia and (ii) increase in the expense recognized for cash-settled SARs during the period. The increase in other receivables was primarily due to (i) higher French research tax credit receivables and receivables related to Canadian funding programs, reflecting the level of eligible expenditures incurred during the period, (ii) an increase in VAT receivables in France and Canada, and (iii) changes in prepaid expenses and other operating receivables. The increase in trade receivables and related accounts was primarily due to the initial billings under the Saudi Arabian Oil Company contract and final billings under the DistriQ contract offset by cash collections during the period from other customers. The increase in inventories was primarily due to a €1.2 million reversal of a previously recognized inventory impairment charge in connection with the agreement with DistriQ and an increase in purchases of raw materials held in inventory.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the six months ended June 30, 2026, was €5.0 million, resulting primarily from the purchase of property, plant and equipment of €2.0 million, purchase of intangible assets of €2.4 million, change in deposits of €0.4 million, and payment of €0.5 million to former shareholders of MyCryoFirm, which was acquired by Pasqal in 2022, offset by receipt of government investment grants of €0.4 million.

Cash Flows Provided by Financing Activities

Net cash from financing activities during the six months ended June 30, 2026, was €67.3 million resulting primarily from proceeds from capital increases of €68.5 million, offset by the repayment of borrowings and lease liabilities of €1.1 million and interest payments of €0.2 million.

Six months ended June 30, 2025

Cash Flows Used in Operating Activities

Net cash used in operating activities during the six months ended June 30, 2025, was €20.0 million, resulting primarily from a net loss of €26.1 million and a change in operating assets and liabilities of €0.5 million, offset by €6.6 million in net change of non-cash adjustments and interest paid in the period.

The €6.6 million in non-cash adjustments and interest paid primarily include share-based payment and other personnel expenses of €0.7 million, change in provisions of €4.4 million, depreciation of property, plant and equipment and amortization of intangible assets and impairments of €4.3 million, change in fair value of financial liabilities at FVTPL of €3.0 million, financial expense of €2.7 million, and interest paid of €0.4 million.

The €0.5 million change in operating assets and liabilities for the six months ended June 30, 2025 consisted of €2.0 million increase in contract liabilities, €3.8 million increase in trade payables and related accounts, €3.0 million increase in other liabilities, and €0.8 million decrease in trade receivables and related accounts, offset by €2.8 million increase in inventories and €7.2 million increase in other receivables. The increase in contract liabilities was mainly due to an increase in advances received from customers. The increase in trade payables and related accounts was primarily due to higher legal, audit, and consulting fees. The increase in other liabilities was primarily due to higher employee-related liabilities. The decrease in trade receivables and related accounts was primarily driven by lower accrued receivables for customers. The increase in inventories was primarily due to the purchase of parts required to manufacture the quantum computers with delivery dates in 2025. The increase in other receivables was primarily due to interest receivables from financial accounts.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the six months ended June 30, 2025, was €3.1 million, resulting from the purchase of property, plant and equipment of €4.9 million, purchase of intangible assets of €0.1 million, and payment of €0.2 million due to the liquidations of certain subsidiaries, offset by the proceeds from the sale of intangible assets of €0.1 million, change in deposits of €0.6 million, and receipt of government grants of €1.4 million.

Cash Flows Provided by Financing Activities

Net cash from financing activities during the six months ended June 30, 2025, was €41.5 million resulting from proceeds from borrowings of €43.5 million, offset by repayments of borrowings of €1.6 million, and interest payments of €0.4 million.

The following table sets forth Pasqal’s cash flows for the years ended December 31, 2025 and 2024:

	For the Year Ended December 31,
	2025	2024
	(in thousands)
Net cash flows used in operating activities	€(24,270)	€(29,922)
Net cash flows used in investing activities	(5,371)	(28,595)
Net cash flows from financing activities	96,723	4,764
Net change in cash and cash equivalents	€67,082	€(53,754)

Year Ended December 31, 2025

Cash Flows Used in Operating Activities

Pasqal’s cash flows from operating activities are significantly affected by the growth of the business, changes in fair value of financial liabilities at FVTPL, changes in provisions, ongoing working capital needs to support growth in personnel-related expenditures, and fluctuations in other current assets and liabilities.

Net cash used in operating activities during the year ended December 31, 2025, was €24.3 million, resulting primarily from a net loss of €92.4 million, offset by €53.6 million in net change of non-cash adjustments and interest paid in the period and change in operating assets and liabilities of €14.3 million.

The €53.6 million in non-cash adjustments and interest paid primarily include share-based payment and other personnel expenses of €9.7 million, change in provision of €4.1 million, depreciation of property, plant and equipment and amortization of intangible assets and impairments of €8.8 million, changes in the fair value of financial liabilities at FVTPL of €34.9 million, gains and losses on disposal of assets of €0.2 million, financial expense of €3.4 million, and interest paid of €1.2 million.

The €14.3 million change in operating assets and liabilities for the year ended December 31, 2025 consisted primarily of a €10.0 million increase in contract liabilities, a €3.8 million increase in trade payables and related accounts, a €3.4 million decrease in inventories and a €0.9 million increase in other liabilities, partially offset by a €3.5 million increase in trade receivables and related accounts and a €0.3 million increase in other receivables. The increase in contract liabilities was primarily due to an increase in advances received from customers. The increase in trade payables and related accounts was mainly attributable to higher legal, audit and consulting fees incurred in connection with the Company’s preparation for becoming a public company. The decrease in inventories was primarily due to the delivery of QPUs during the year, combined with a €1.6 million impairment of work-in-progress inventory related to the contract entered into with Québec Inc. in 2025. The increase in other liabilities was primarily due to the recognition of deferred income related to the Korean grant of €0.9 million. The increase in trade receivables and related accounts was primarily attributable to the delivery of QPUs during the year, while the increase in other receivables was mainly due to interest receivable on financial assets.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the year ended December 31, 2025, was €5.4 million, resulting primarily from the purchase of property, plant and equipment of €5.7 million, purchase of intangible assets of €5.1 million, change in deposits of €2.1 million primarily related to the first-demand guarantee in connection with the recovery of the first-demand guarantee related to the Sentier lease, receipt of government investment grants of €3.9 million, proceeds from the sale of intangible asset of €0.2 million, and payment of €0.5 million to former shareholders of MyCryoFirm, which was acquired by Pasqal in 2022.

Cash Flows Provided by Financing Activities

Net cash from financing activities during the year ended December 31, 2025, was €96.7 million resulting from proceeds from borrowings of €69.4 million, including €63.0 million related to the issuance of the ORA Bonds, proceeds from issuance of Series C shares of €30.8 million, offset by repayments of borrowings and the principal portion of lease liabilities of €2.3 million, and interest payments €1.2 million.

Year Ended December 31, 2024

Cash Flows Used in Operating Activities

Pasqal’s cash flows from operating activities are significantly affected by the growth of the business, ongoing working capital needs to support growth in personnel-related expenditures, and fluctuations in inventories, trade receivables and related accounts, other receivables, and contract liabilities.

Net cash used in operating activities during the year ended December 31, 2024, was €29.9 million, resulting primarily from a net loss of €48.5 million, offset by €16.5 million in net change of non-cash adjustments and interest paid in the period and change in operating assets and liabilities of €2.0 million.

The €16.5 million in non-cash adjustments and interest paid primarily include share-based payment and other personnel expenses of €2.4 million, change in provision, depreciation of property, plant and equipment and amortization of intangible assets and impairments of €11.7 million, financial expense of €1.7 million, and interest paid of €0.7 million.

The €2.0 million change in operating assets and liabilities for the year ended December 31, 2024 consisted of €14.2 million increase in contract liabilities, €8.6 million increase in inventories, €1.9 million increase in trade receivables and related accounts, €1.8 million increase in other receivables, €0.9 million increase in other liabilities, offset by €0.7 million decrease in trade payables and related accounts. The increase in contract liabilities was primarily due to an increase in advances received from customers. The increase in inventories was primarily due to the purchase of parts required to manufacture the quantum computers with delivery dates in 2025. The increase in trade receivables and related accounts was primarily due to an increase in unbilled revenue. The increase in other receivables was primarily due to interest receivables from financial accounts. The increase in other liabilities was primarily due to the recognition of €0.8 million of tax payables. The decrease in trade payables and related accounts was primarily due to shorter payment terms from key suppliers.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the year ended December 31, 2024, was €28.6 million, resulting from the purchase of property, plant and equipment of €19.2 million, purchase of intangible assets of €0.9 million, change in deposits of €8.3 million related to the first-demand guarantee in connection with the contract entered into with Saudi Arabian Oil Company in 2024, and payment of €0.5 million to former shareholders of MyCryoFirm, which was acquired by Pasqal in 2022, offset by the impact of net cash acquired from Aeponyx Enterprises Inc. of €0.3 million.

Cash Flows Provided by Financing Activities

Net cash from financing activities during the year ended December 31, 2024, was €4.8 million resulting from proceeds from borrowings of €7.8 million, offset by repayments of borrowings of €1.0 million, payments of the principal portion of lease liabilities of €1.4 million, and interest payments €0.6 million.

Critical Accounting Estimates and Judgments

Pasqal’s consolidated financial statements are prepared in accordance with IFRS as issued by the IASB. In preparing its consolidated financial statements, Pasqal makes assumptions, judgments and estimates that can have a significant impact on amounts reported in the consolidated financial statements. Pasqal bases its material judgments, estimates and assumptions on historical experience and various other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions and are recognized prospectively. Pasqal regularly re-evaluates its material judgments, estimates and assumptions. See Note 4 of Pasqal’s audited consolidated financial statements included elsewhere in this prospectus for further details.

The estimates and assumptions that have significant risks of causing material adjustments in Pasqal’s consolidated financial statements relate to:

Revenue Recognition

Pasqal recognizes revenue in accordance with IFRS 15, Revenues from Contracts with Customers (“IFRS 15”). Pasqal’s revenue recognition requires significant judgement in assessing how customer contracts give rise to enforceable rights and obligations and determining the appropriate accounting treatment under IFRS 15. The most significant judgements in applying IFRS 15 relate to the identification of distinct performance obligations within customer contracts, the assessment of the timing of revenue recognition (at a point in time versus over time), and the determination of standalone selling prices for distinct performance obligations. The estimates involved in revenue recognition may materially impact the timing and allocation of revenue, and changes in assumptions could result in significant variations in reported results. Management reviews Pasqal’s revenue recognition policies for consistency and applies estimation techniques that reflect current market conditions. However, evolving contract structures, pricing models, and customer arrangements may require adjustments in future periods. Accordingly, Pasqal monitors these factors and evaluates the sensitivity of key assumptions to assess their potential effect on financial reporting and ensure transparency regarding potential impacts on financial performance.

Pasqal derives revenue from three significant types of revenue contracts in 2025: (i) sales of QPUs (ii) sales of QPU-related services and (iii) Cryostat sales. In 2024, Pasqal derived revenue from the sales of QPU-related services and Cryostat sales.

For sales of QPUs to customers, Pasqal recognizes revenue when control of the goods or services has been transferred to the customer and Pasqal’s performance obligations to customers have been satisfied. Pasqal measures revenue at an amount that reflects the consideration to which Pasqal expects to be entitled in exchange for transferring goods or services to a customer. Sales of QPUs typically include delivery and commissioning lead time of two years after signing the contract and receipt of payment. Considering the length of time between the customers’ payment and the transfer of the equipment, these contracts contain a significant financing component and the transaction price is discounted at the prevailing interest rate in the market.

For sales of QPU-related services to customers, revenue is recognized on a straight-line basis over the service period. Pasqal’s service agreements are generally fixed term and straight-line revenue recognition is an appropriate measure of progress towards satisfaction of the performance obligation.

For Cryostat sales, Pasqal recognizes revenue when control of the goods or services has been transferred to the customer and Pasqal’s performance obligations to customers have been satisfied. Pasqal measures revenue at an amount that reflects the consideration to which Pasqal expects to be entitled in exchange for transferring goods or services to a customer.

Fair Value Measurement of ORA Bonds

Pasqal classifies its ORA Bonds as financial liabilities and measures the ORA Bonds at fair value at each reporting date in the consolidated financial statements. The fair values of these financial liabilities cannot be determined based on quoted prices in active markets and are therefore measured using a valuation model based on discounted expected cash flows, taking into account the different conversion and redemption scenarios over the contractual term. Pasqal calculates the fair value of the ORA Bonds using the following key inputs: recovery rate, expected volatility, credit spread, and an underlying share price derived from the most recent observable transaction, being the latest financing round as of the valuation date. The determination of fair value requires the use of judgement, and changes in the assumptions applied could have a significant impact on the reported fair values of these financial instruments.

Capitalization of Development Expenses

Pasqal capitalizes certain product development costs when management determines that technological and economic feasibility has been achieved, typically upon reaching defined milestones under its project management model. This process involves significant judgment, including assumptions regarding the technical feasibility of completing the intangible asset such that it will be available for use or sale, Pasqal’s intention and ability to complete the asset and either use or sell it, how the asset will generate future economic benefits, the availability of resources to complete the development, and the ability to reliably measure expenditures incurred during development. Capitalized development costs, net of accumulated amortization totaled €0.3 million and €0.6 million as of December 31, 2025 and 2024, respectively, are presented as other intangible assets on the consolidated statements of financial position, and are subject to impairment testing whenever indicators of impairment arise. Such indicators may include changes in market conditions, technological developments, or lower-than-expected project performance. Adverse changes in these factors or in key assumptions could result in a material impairment charge. Management believes its estimates are reasonable; however, actual results may differ.

Share-Based Payments

Share-Based Compensation Expense

Pasqal accounts for share-based payments in accordance with IFRS 2, Share-based Payment (“IFRS 2”). Share-based compensation expense relates to equity awards issued to its employees and non-employees which consists of Founder Share Subscription Warrants (“BSPCEs”) and Stock Appreciation Rights (“SARs”) with service conditions and options with both service and non-market performance vesting conditions.

The fair value of share-based payment awards, which consists of BSPCEs, options, and SARs, is measured on the grant date and is estimated using a Monte Carlo simulation model, which involves significant judgment and reliance on complex assumptions. BSPCEs and options are equity settled awards. SARs are cash settled awards. Pasqal calculates the fair value of the share-based compensation using the following key inputs:

•        Risk-free interest rate: the risk-free rate applied in the valuation corresponds to the yield on French government bonds, using a maturity consistent with the expected exit horizon.

•        Expected volatility: the volatility assumption is derived from the observed share-price volatility of publicly listed companies operating in an industry comparable to Pasqal. The selected volatilities are measured over periods aligned with the various exit scenarios considered. Volatility is calculated on a weekly basis and subsequently annualized.

•        Exit date: a probabilistic distribution of potential exit dates is applied.

For SARs, fair value is remeasured at each reporting date until settlement, with changes recognized in profit or loss.

Pasqal measures and records compensation expense related to share-based awards based on the fair value of those awards as determined on the date of grant. Pasqal recognizes share-based compensation expense for BSPCEs and options over the service period, which generally represents the vesting period during which an employee provides service in exchange for the award. The expense recorded related to BSPCEs and options is adjusted at each reporting date to reflect the best estimate of the total number of equity instruments expected to be vested. Pasqal recognizes share-based compensation expense for SARs over the service period, which generally represents the vesting period during which an employee provides service in exchange for the award. The expense recorded related to SARs is remeasured each reporting period to reflect the current fair value of Pasqal’s shares and the estimated number of SARs that are expected to be vested.

Compensation expense for awards to non-employees is recognized in the same manner as if we had paid cash in exchange for the goods or services, which is generally over the vesting period of the award.

Management also reassesses the number of awards expected to vest based on non-market performance conditions, and any revisions are reflected in the consolidated financial statements. These estimates are subject to significant uncertainty and could materially impact future results. While Pasqal engages external valuation specialists, management retains responsibility for the assumptions used. Assumptions and methodologies are reviewed periodically, and changes may result in material adjustments to compensation expense. Actual outcomes may differ materially from these estimates due to changes in market conditions, volatility, or strategic developments, and such differences could significantly affect reported results in future periods.

When BSPCEs and options are forfeited, any expenses previously recognized are reversed with effect from the date of the forfeiture. When SARs are forfeited, the liability is derecognized, and expenses previously recognized are reversed.

Fair Value of Pasqal’s Ordinary Shares

As a privately held company, there has been no public market for Pasqal’s ordinary shares to date. The estimated fair value of Pasqal’s ordinary shares has been determined by its board of directors as of the date of each option grant, with input from management, considering the most recently available third-party valuations of its ordinary shares and its board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant.

Pasqal’s third-party valuations of ordinary shares were estimated by allocating Pasqal’s total equity value to the various classes of shares. Pasqal’s total equity value was projected using a Monte Carlo simulation, incorporating assumptions regarding share price volatility and the expected timing of an exit event. Under each simulated exit scenario, the corresponding equity value is allocated across the various classes of shares in accordance with their respective economic rights. The fair value of Pasqal’s ordinary shares is therefore determined as the average of the simulated values attributable to ordinary shares, discounted at the risk-free interest rate.

In addition to considering the results of these third-party valuations, Pasqal’s board of directors considered various objective and subjective factors to determine the fair value of its ordinary shares as of each grant date, including:

•        the prices at which Pasqal sold its ordinary shares with preferential rights relative to its ordinary shares at the time of each grant;

•        the lack of an active public market, for Pasqal’s ordinary shares and ordinary shares with preferential rights;

•        external market conditions affecting the quantum computing industry and trends within the industry;

•        Pasqal’s financial position, including cash and cash equivalents on hand, and its historical and forecasted performance and operating results;

•        the likelihood of achieving a liquidity event, such as an initial public offering or sale of Pasqal in light of prevailing market conditions; and

•        the analysis of initial public offerings and the market performance of similar companies in the quantum computing industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Pasqal had used significantly different assumptions or estimates, the fair value of its ordinary shares and its share-based compensation expense could have been materially different. For the year ended December 31, 2025, if there was a 10% increase in the valuation of the ordinary shares at each of the valuation dates and to the underlying exercise price of share-based awards granted during the year, the impact to the share-based compensation expense would have been an increase of €2.3 million. If there was a 10% decrease in the valuation of the ordinary shares at each of the valuation dates and to the underlying exercise price of share-based awards granted during the year, the impact to the share-based compensation expense would have been an decrease of €2.2 million.

Once a public trading market for Pasqal’s ordinary shares has been established in connection with the completion of the Business Combination, it will no longer be necessary for Pasqal’s board of directors to estimate the fair value of its ordinary shares in connection with its accounting for share-based awards and other such awards Pasqal may grant, as the fair value of its ordinary shares will be determined based on the quoted market price of its ordinary shares.

Share-Based Awards Granted

The following table summarizes by grant date the number of shares subject to BSPCEs granted from July 1, 2025 through the date of this prospectus, the per share exercise price of the BSPCEs, the per share fair value of ordinary shares underlying the BSPCEs on each grant date and the per share estimated fair value of the BSPCEs:

Grant Date	Number of Shares Subject to BSPCEs Granted	Per Share Exercise Price of BSPCEs	Per Share Fair Value of Common Stock	Per Share Estimated Fair Value of BSPCEs
October 31, 2025*	425,380	€73.17	€58.69	€35.87
November 5, 2025	68,700	€74.00	€58.57	€37.27
March 12, 2026	72,492	€73.17	€99.94	€79.31
July 28, 2026	500,388	€50.00	€96.16	€78.98
July 29, 2026**	440,941	€50.00	€96.16	€78.98

____________

*        Prior to the closing of the Business Combination, and in accordance with the Pasqal Board’s decision and the Pasqal Holding Board’s decision, these BSPCE holders will waive 425,380 Pasqal SAS BSPCEs, which will be replaced with 425,380 Pasqal Holding SAS BSPCEs, representing the right to acquire ordinary shares of Pasqal Holding SAS.

**      As part of the reorganization of Pasqal’s equity incentive plans, 409,261 of the 440,941 BSPCEs granted were reissued at the Pasqal Holding SAS level to replace BSPCEs previously granted at the Pasqal SAS level.

          There were no other share-based awards granted from July 31, 2026 through the date of this prospectus.

Emerging Growth Company Status

Pasqal is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the JOBS Act. As such, Pasqal is eligible to take advantage of certain exemptions from various reporting requirements that are otherwise applicable to other public companies. These provisions include: (i) being permitted to provide only two years of audited financial statements in addition to any required unaudited interim financial statements and a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; (ii) not being required to comply with the auditor attestation requirements in the assessment of the internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (iii) reduced disclosure obligations regarding executive compensation; (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved; and (v) exemptions from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Pasqal has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Pasqal, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pasqal’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Pasqal will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities pursuant to an effective registration statement, (b) the last date of the fiscal year in which Pasqal’s total annual gross revenue is equal to or more than $1.235 billion, (c) the date on which Pasqal is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Pasqal has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

As a foreign private issuer using foreign private issuer forms for Exchange Act reporting requirements (Forms 20-F and 6-K), New Pasqal will not be permitted to take advantage of the scaled reporting requirements available for smaller reporting companies.

Quantitative and Qualitative Disclosures about Market Risk

Pasqal is exposed to market risk in the ordinary course of its business. Market risk represents the risk of loss that may impact Pasqal’s financial position due to adverse changes in financial market prices and rates.

Interest Rate Risk

Interest rate risk is the risk of financial loss due to adverse changes in the value of assets and liabilities as a result of movements in interest rates. As of June 30, 2026, Pasqal’s debt portfolio is comprised entirely of fixed-rate debt. Other than certain interest-bearing assets and instruments classified at amortized cost, Pasqal has no other significant interest-bearing instruments. Pasqal considers its exposure to interest rate risk to be low and does not expect significant impacts from potential interest rate fluctuations.

Foreign Exchange Risk

Foreign exchange risk arises when future commercial transactions or recognized assets and liabilities are denominated in a currency other than the respective group companies’ functional currency. Pasqal has limited exposure to foreign exchange fluctuations. As of June 30, 2026 and December 31, 2025 and 2024, substantially all of Pasqal’s revenue was denominated in Euros. In addition, financial liabilities and lease liabilities are primarily denominated in the functional currencies of the respective entities, which further limits its foreign exchange risk exposure. Based on Pasqal’s foreign currency denominated cash balances as of June 30, 2026 and December 31, 2025 and 2024, a hypothetical 10% change in the relative value of Euros to other currencies during the six months ended June 30, 2026, or the years ended December 31, 2025 and 2024, would not have had a material effect on Pasqal’s condensed half-year consolidated financial statements or its audited consolidated financial statements for the years ended December 31, 2025 and 2024, respectively.

OUR BUSINESS

Pasqal builds and delivers industry-ready neutral-atom QPUs, which we believe are designed to transform cutting-edge scientific breakthroughs into real-world business solutions across multiple industries.

Executive Summary

As a pioneer in neutral-atom quantum computing, Pasqal seeks to play a leading role in advancing the field of quantum computing and believes it has established itself as a major global player in the space.

Pasqal is a French Company founded in 2019, out of the Institut d’Optique, by Dr. Georges-Olivier Reymond, Dr. Christophe Jurczak, Professor Alain Aspect, (Nobel Prize Laureate Physics, 2022), Professor Antoine Browaeys and Dr. Thierry Lahaye. The founding team are the co-inventors of neutral-atom technology.

As of the date of this prospectus, following the consummation of the Business Combination, Pasqal has approximately $360 million of cash available, employs approximately 300 people worldwide including more than 70 PhDs, holds approximately 92 issued and pending patents, and has offices in France, the United States, Canada, Saudi Arabia, South Korea, and the United Kingdom.

Pasqal’s key strengths include: (i) being at the forefront of neutral-atom technology, which is believed to be one of the most flexible and scalable technologies among quantum platforms; (ii) controlling every critical aspect of system development to drive operational and financial outcomes; and (iii) having a proven track record of bringing advanced quantum products to market.

The Company is at the forefront of developing scalable QPUs that deliver highly scalable computational capabilities, operate in standard data centers, and provide consistent performance enabled by precise qubit control and improved coherence times in both analog and digital modes. Pasqal’s neutral-atom technology enables complex computational challenges to be solved for numerous applications in key sectors such as energy and utilities, finance, high value materials and manufacturing, healthcare and pharmaceuticals, logistics, aerospace and defense and artificial intelligence (“AI”).

Pasqal’s commitment to innovation is reflected in its ongoing research collaborations with leading industrial and academic partners, as well as its ability to make its quantum computing capabilities accessible through leading cloud-based services. These initiatives are helping to drive the practical adoption of quantum technology and expanding its real-world applications.

To solve the scalability challenges inherent in other quantum computing initiatives, Pasqal employs a modular approach to its neutral-atom processors, enabling the expansion of qubit arrays without compromising performance or fidelity. The Company’s technology supports the arrangement of large numbers of neutral atoms (over 1,000 trapped atoms already demonstrated) in both two- and three-dimensional configurations, paving the way for systems with tens of thousands of physical qubits and hundreds of logical qubits by the end of this decade (over 200 logical qubits anticipated by 2029). By continuously improving qubit coherence, accuracy of operations through gate fidelity, and error correction strategies, Pasqal seeks to ensure that its quantum systems remain reliable and accurate as they scale, overcoming key barriers to widespread quantum adoption.

Pasqal has demonstrated the scaling of its commercial capability with seven QPUs installed and three in production. Pasqal has two operational QPU manufacturing facilities in France and Canada that are expected to ramp up to a capacity of 13 QPUs per year, subject to full staffing, preparation and parts availability. We believe this allows us to match our customers’ timelines and volumes.

Pasqal has worked with over 40 customers and strategic partners globally, including IBM (Pasqal is part of the IBM quantum network), NVIDIA, Google, Microsoft, and leading high-performance computing (“HPC”) centers such as GENCI/CEA, CINECA and Forschungszentrum Jülich. The Company’s revenue to date is derived from direct sales of its QPUs and from cloud-based access to its QPUs, serving a growing base of enterprise and research customers. This has resulted in the development of over 25 commercial use cases across different industry verticals and approximately $79.1 million (€70.4 million) in booked and awarded business, including grants, as of June 30, 2026.

In early 2026, Pasqal achieved a key technological milestone, successfully demonstrating an initial capability to construct and operate the key building blocks of a logical qubit, reflecting progress toward more fault-tolerant quantum computing architectures. In addition, in May 2026, Pasqal was selected as a finalist in the XPRIZE Quantum Applications competition, a three-year, $5 million global competition supported by Google Quantum AI, Google.org, and the Geneva Science and Diplomacy Anticipator (GESDA), which is designed to identify teams whose quantum computing solutions are grounded in clear, real-world use cases and ready for rigorous benchmarking against classical methods. Also in May 2026, Pasqal completed an experimental demonstration, run on its neutral-atom quantum processor, in which it applied a quantum kernel (a quantum machine-learning method) to solve differential equations and compared the end-to-end performance of the algorithm at the logical and physical levels, achieving a lower computational error with the logical-qubit implementation, which Pasqal believes represents, to its knowledge, the first experimental application of a quantum kernel to the task of solving differential equations.

Leadership

The Company is led by an experienced management team, including its Chief Executive Officer, Dr. Wasiq Bokhari, and its Chief Technology Officer, Dr. Loïc Henriet. Dr. Wasiq Bokhari brings to Pasqal more than 20 years of experience in deploying and scaling disruptive technologies as an entrepreneur, venture capitalist, and former business and technology leader at Google and Amazon. He has deep operating experience at scale, having built and grown multiple businesses in the deep tech sector. He has a unique combination of deep scientific and technology background combined with his business operating experience. He holds undergraduate degrees and a PhD in physics from the Massachusetts Institute of Technology.

As one of the earliest employees, Dr. Henriet oversees the Company’s hardware and software technological roadmap and its overall technical operations. His background pairs rigorous training in physics with deep knowledge in engineering, computer science and adjacent disciplines. This breadth allows him to integrate scientific, technical, and operational dimensions to maximize impact and value creation for Pasqal. He earned his engineering degree and PhD from École Polytechnique.

All members of Pasqal’s founding team remain actively involved in the Company’s operations and strategic direction. The continued presence of the co-founders, including world leading scientists such as Professor Alain Aspect, Nobel laureate in Physics 2022 (Chairman of Pasqal Scientific Advisory Board), Professor Antoine Browaeys (Chief Scientist), member of the French Académie des Sciences and 2025 John Stewart Bell Prize, and Dr. Georges-Olivier Reymond (Pasqal’s co-founder and former Chief Executive Officer), presents a unique combination of deep technical knowledge and a long-term commitment to innovation. This deeply committed and visionary leadership is a key asset, supporting Pasqal’s mission to deliver practical quantum computing solutions and drive the next wave of technological advancement.

The Pasqal founding team is responsible for creating the neutral-atom technology, which is believed to be one of the most scalable technologies in quantum computing. In 1982, Professor Alain Aspect experimentally demonstrated entanglement in his Nobel-winning experiment; in 2001, Dr Georges-Olivier Reymond performed the first experimental demonstration of a trapped neutral atom; and between 2009 and 2018, Professor Antoine Browaeys demonstrated the Rydberg blockade and worked on quantum simulations.

Overview of Quantum Computing

Quantum Computing History

We believe quantum computing represents a revolutionary change beyond classical approaches, enabling solutions to problems that are intractable for traditional Central Processing Unit (“CPU”) or emerging Graphics Processing Unit (“GPU”)-based systems. Unlike classical computers, which process information in binary bits, quantum computers use qubits that can exist in multiple states simultaneously and be correlated with one another through phenomena such as superposition and entanglement. Over the past century, foundational breakthroughs — including Planck’s discovery of energy quanta, Bohr’s atomic model, and the development of quantum mechanics — have paved the way for today’s quantum technologies. Experimental advances, such as the demonstration of nuclear magnetic resonance and the confirmation of quantum entanglement, have provided the tools and scientific validation necessary for building practical quantum devices.

The idea of harnessing quantum mechanics for computation gained momentum in the 1980s, when physicists like Richard Feynman and David Deutsch proposed that quantum computers could efficiently solve problems that are impossible for classical machines, such as simulating complex molecules or factoring large numbers. In 1983, Professor Dr. Alain Aspect and his team performed experiments that confirmed violations of Bell’s inequalities, providing definitive evidence that quantum entanglement is a real and fundamental feature of nature. The confirmation of entanglement by Professor Dr. Aspect was a turning point for quantum science. These theoretical insights were soon followed by experimental milestones, including the realization of the first quantum logic gates and the ability to trap and control individual atoms with lasers. Such advances laid the groundwork for new quantum computing platforms, including those based on neutral atoms.

Pasqal’s technology is rooted in these scientific achievements. In the early 2000s, researchers, including Dr. Georges-Olivier Reymond, demonstrated the trapping of single neutral atoms using optical tweezers.

Later, the entanglement of individual atoms using the Rydberg blockade effect was achieved. These breakthroughs proved that neutral atoms could be precisely manipulated and entangled, meeting the stringent requirements for quantum information processing. By 2016 and 2018, further progress enabled high-fidelity quantum operations and the control of large, programmable arrays of neutral atoms, establishing this approach as a leading contender for scalable quantum computing.

Building on this foundation, Pasqal was founded in 2019 to commercialize neutral-atom quantum computing. The Company brings together world-class expertise in quantum physics and engineering to transform laboratory innovations into practical quantum systems. Pasqal’s technology leverages the unique advantages of neutral atoms, such as scalability, precision, and stability, to deliver powerful quantum computers capable of addressing real-world challenges in fields ranging from logistics and energy to healthcare and pharmaceuticals, finance, materials and manufacturing, aerospace and defense and AI.

Quantum Computing as the Third Pillar of the Future of Compute

In our view, quantum computing will not replace existing CPU or GPU based computation, but will be a complementary and co-equal third pillar of computation. We expect quantum computing to be primarily used to solve problems that are difficult or impossible for CPU or GPU based computation to solve. In the near term we expect these problems to fall into three categories for Pasqal: materials simulation, quantum machine learning and optimization.

As an illustration of the difference between CPU or GPU based computation and quantum computing, we can look at a specific example of simulation and modeling of materials, chemicals and pharmaceuticals.

Currently, using CPU or GPU based computation, such simulation and modeling are performed inefficiently through approximations resulting in long times and high expense for discovery and design.

This is due to the following two reasons:

First, the number of possible chemical compounds, excluding polymers, is very large. There are approximately 1063 (i.e., 10 followed by 63 zeros) possible chemical compounds. For proteins, the challenge is greater. The number of possible proteins composed of 400 amino acids is 10520 (i.e., 10 followed by 520 zeros). For comparison, it is estimated that the number of atoms in the whole visible universe are about 1080. These number of possible solutions cannot be represented in any existing or foreseeable CPU based computation system’s memory. Beyond that, for any form of CPU or GPU based computation, it is physically impossible to go through all of these possibilities as it would take time that is many times longer than the age of the universe. This challenge of sifting through many possibilities is also encountered in optimization problems where the goal is to find the right answer among billions of alternatives.

Second, beyond the issue of being able to find the right molecule or protein amongst so many possibilities, the atomic and molecular level behavior is governed by the laws of quantum mechanics, including important correlations, that traditional or AI based systems cannot adequately approximate. This results in incomplete and inaccurate simulation of materials. As a result, identifying truly optimal materials or molecules for a given use is often out of reach. Instead, researchers experience costly trial and error in order to find materials or molecules that may be better than the existing ones. This helps explain why many molecules used in drugs or catalysts have remained largely unchanged for decades, often carry side effects, and are difficult to personalize or customize for specific individuals or use cases. These constraints drive significant inefficiencies and limit progress on persistent challenges, including those spanning personal health, energy, advanced materials, and chemical and biological processes.

Quantum computers operate differently. They replicate the actual quantum mechanical environment of the molecules or materials they are trying to simulate, including all the relevant system dynamics and correlations. Furthermore, a quantum computer scales in a fundamentally different — and often exponentially more powerful way than classical systems. A 100 qubit quantum computer can, in principle, represent 2100 or 1029 states. By roughly doubling the qubit count to 215 qubits, a quantum computer can represent 2215 or 1064 states, enough to represent all possible non polymer chemical compounds. A 2000 qubit quantum computer can encompass all possible proteins composed of 400 amino acids. In addition, computation in a quantum computer is inherently “parallel” where the quantum computer can explore all possibilities simultaneously, with quantum algorithms used to extract the right answer efficiently. Traditional computers or AI systems cannot traverse such vast spaces even over billions of years.

The inherent advantages of accurate quantum-mechanical modeling, efficient search across unimaginably large solution spaces, and exponential scaling that matches problem complexity make quantum computers unique and powerful.

This is why we focus on solving material simulations and optimization problems. Pasqal’s neutral-atom technology offers the ability to solve these complex problems that are beyond the reach of classical or AI based computers alone. Pasqal currently offers commercial systems in 200 or more qubit count range, has demonstrated systems with more than 1,000 trapped atoms and can scale to tens of thousands of qubits per QPU. Our quantum computing approach is poised to transform a wide range of industries, including financial services, energy and utilities, materials and manufacturing, logistics, pharmaceuticals and healthcare, logistics, aerospace and defense and AI.

Our quantum computers work alongside traditional computers or AI based systems to solve problems efficiently and at scale. Tasks that are very difficult or impossible for classical or AI systems are offloaded to our quantum computers, and the results are then integrated to produce the final answer. This hybrid approach leverages the best strengths of each form of computation.

In fields like pharmaceuticals and material science, neutral-atom quantum computers have the potential to revolutionize research and development. By simulating molecular and atomic interactions at the quantum level, these systems allow scientists to model molecules with greater accuracy, accelerating the discovery of new drugs and the design of advanced materials. Similarly, the energy sector can use quantum simulations to develop better materials for batteries and renewable energy technologies, supporting the transition to a more sustainable future.

Tasks such as optimizing global supply chains in logistics or minimizing risk in large investment portfolios in financial services involve countless variables and possible outcomes, making them extremely challenging for traditional systems.

Similarly, in AI and machine learning, the scalable architecture of neutral-atom quantum computers can significantly enhance the processing of datasets and the optimization of complex models, paving the way for breakthroughs in personalized medicine, autonomous systems, and more.

Quantum computing also brings both challenges and solutions to cybersecurity. While quantum computers could potentially break many classical encryption systems, they also enable new forms of quantum cryptography that promise more secure communication channels, resistant to both classical and quantum attack. This dual impact is particularly relevant for sectors such as telecommunications, defense, and advanced electronics, where data security and network optimization are critical.

Quantum Computing Market Opportunity

Overall, we believe the market opportunities linked to quantum computing are vast and rapidly expanding. In the near term, as the technology matures, it is expected to drive innovation, efficiency, and competitive advantage across multiple industries. Quantum computing presents a projected $700-800 billion market opportunity from 2035 to 2040, at par with what is expected from generative AI. The directly impacted use cases are predicted to be wide-ranging, from financial services to logistics, including advanced materials and life sciences, driven by algorithmic pillars such as optimization and machine learning that Pasqal is developing. This estimate does not include the impact of new use cases or products uniquely enabled by quantum computation that we cannot foresee at this time.

Quantum computing is expected to realize its full potential in three phases: Phase I — Quantum Utility Era (2024 to 2026); Phase II — Quantum Advantage Era (2027 to 2030); and Phase III — Fault Tolerant (2031 to 2035 and beyond). Each phase targets key industries such as finance, life sciences, energy, pharmaceuticals and cybersecurity, broadening the scope of impact. Pasqal is already commercializing Phase I and expects to deliver and monetize Phases II and III.

Since computation is at the center of every activity in our civilization, quantum computing is a fundamentally impactful capability that we expect will reshape our daily lives.

Our Technology

Pasqal is pioneering a cutting-edge approach to quantum computing based on neutral-atom technology, which we believe stands out as one of the most promising quantum architectures today. A key strength of this approach is its universal hardware platform, which supports both analog and digital quantum computing, delivering practical utility today while providing a clear long-term path toward fault-tolerant quantum computation. Neutral-atom technology works at room temperature and consumes relatively low energy. To appreciate the significance of Pasqal’s work, it is helpful to first understand the fundamentals of quantum computing.

As highlighted above, unlike classical computers, which process information using binary bits that represent either a 0 or a 1, quantum computers use quantum bits, or qubits, which can exist in multiple states at once due to the phenomenon of superposition. This property enables quantum computers to represent and manipulate superpositions of computational states, thereby allowing them to explore large solution spaces in parallel. In addition, quantum computers can exploit entanglement, a uniquely quantum correlation in which the joint state of multiple qubits cannot be described independently, even when the qubits are spatially separated. Further, entanglement provides access to non-classical correlations that can be leveraged for computational performance. For certain problem classes, such as combinatorial optimization (e.g., supply chain optimization) or quantum simulation (e.g., modeling molecular systems relevant to drug discovery), it can result in substantial advantages over classical approaches.

Pasqal’s technology leverages neutral atoms (atoms that carry no electrical charge) as qubits. These neutral atoms are laser-cooled and trapped in precise arrays of laser-generated optical tweezers. This technique allows scientists and engineers to arrange and control individual atoms with remarkable precision. Once the atoms are in place, additional lasers are used to manipulate their quantum states, enabling the creation of superposition and entanglement among the qubits. By using hundreds of such trapped qubits, Pasqal’s quantum computers are designed to execute highly complex calculations that are challenging for classical systems.

The same neutral-atom hardware supports two complementary computational modes. In the near term, Pasqal leads with high-performance analog quantum computing, harnessing naturally occurring interactions between atoms to solve optimization, quantum machine learning and material simulation problems efficiently. On the same physical platform, the system can also operate in a digital, gate-based mode, enabling universal quantum logic and providing a direct pathway toward quantum error correction and, ultimately, fault-tolerant computation. This dual capability and flexibility is a distinctive feature of Pasqal’s approach and underpins its performance today and its long-term scalability.

Traditionally, building quantum computers faced major engineering obstacles. Early quantum platforms often needed ultra-low temperatures, had limited coherence times, and were difficult to scale, which limited their practical use. One of the major advantages of neutral-atom quantum computing is its scalability. Many quantum computing platforms face significant manufacturing challenges due to the sensitivity and instability of their qubits. Unlike other quantum computing platforms, Pasqal does not need to manufacture qubits, as the Company uses neutral atoms as qubits, allowing Pasqal to leverage the uniformity provided by nature itself. This makes it possible to envision quantum computers with millions of high-quality qubits with long coherence times. Additionally, the neutral-atom quantum technology operates at room temperature, without the need for cryogenic refrigeration of qubits, leading to cost-effective and robust infrastructure.

The current mode of operation of a neutral-atom quantum computer can be broken down into several key steps. First, neutral atoms are cooled and trapped in an array using optical tweezers. Next, lasers are used to manipulate the quantum states of the atoms, performing the necessary quantum operations for a given computation. In digital mode, this corresponds to implementing sequences of quantum gates; in analog mode, the system is programmed by setting up the configuration of atoms in a way that represents the problem. During this process, quantum entanglement and superposition allow the computer to implement quantum algorithms intended to outperform certain classical approaches. Finally, once the computation is complete, lasers are again used to measure the states of the qubits through fluorescence and read out the results.

We believe neutral-atom platforms are particularly well positioned for the transition from today’s early computers to large-scale, quantum-error-corrected systems. Optical tweezer arrays provide a path to scaling to thousands and ultimately millions of qubits with flexible, reconfigurable geometries, directly addressing the substantial physical qubit overhead required for fault-tolerant architectures. Because both analog and digital approaches are implemented on the same hardware, advances in control, coherence, and system engineering directly benefit the roadmap toward logical, error-corrected qubits. At the same time, long coherence times, improving gate fidelities and gate speeds based on Rydberg-mediated interactions, and dynamic connectivity enable efficient implementation of error-correcting codes and repeated syndrome extraction. In addition, photonic interconnects between atom arrays offer a pathway to modular architectures, allowing multiple processors to be networked into larger systems without sacrificing qubit quality. These combined attributes support a roadmap from near-term analog quantum advantage to robust, universal, fault-tolerant quantum computing. Since the 2000s and the emergence of quantum computing platforms, neutral atoms have caught up with competing technologies such as trapped ions and superconducting qubits on key metrics like fidelity and outperforming technological platforms on qubit counts.

Through this approach, Pasqal seeks to enable the development of powerful, scalable quantum computers that have the potential to revolutionize industries ranging from logistics and energy to pharmaceuticals and beyond. By combining cutting-edge analog performance today with a credible path to digital, error-corrected quantum computing on the same hardware platform, we believe Pasqal is addressing some of the most significant challenges in quantum computing and positioning itself at the forefront of the next technological revolution.

Intellectual Property

Pasqal’s intellectual property portfolio plays a strategic role in advancing our innovation and leadership in quantum computing. The Company’s patent portfolio seeks to protect our current developments and the intellectual property space for the Company’s technology roadmap and anticipated areas of development. Pasqal relies upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with confidentiality and proprietary rights agreements with employees, consultants, contractors, vendors and business partners to establish and protect its intellectual property rights.

As of the date of this prospectus, Pasqal has approximately 92 issued and pending patent families across multiple jurisdictions that protect its full-stack technology across hardware, software, and services.

The Company’s hardware-related IP portfolio comprises approximately 57 patent families covering qubit and register-related technologies, QPU operations (fidelity and flexibility), industrialization, and quantum error correction. The Company’s applications and software IP portfolio comprises approximately 35 patent families covering optimization, quantum simulation and materials, quantum machine learning, and quantum software infrastructure.

Most of our issued patents will expire between 2039 and 2046, and the oldest patents for Aeponyx Technologies will expire in 2032.

Pasqal regularly reviews its development efforts to assess the existence and patentability of new inventions, and expects to file additional patent applications when it would benefit our business to do so.

Pasqal pursues international registration of its domain names and trademarks. It is the registered holder of a variety of domain name registrations, including “Pasqal.com”. As of the date of this prospectus, Pasqal’s trademark portfolio consists of (i) 8 U.S. trademark registrations (including 6 logos), (ii) 10 foreign trademark registrations (including 8 logos), and (iii) 10 recently filed foreign trademark applications (including 3 logos).

Technology Strategy and Competitive Strengths

Pasqal’s approach to developing and fostering real world application of quantum computing is structured around the following three core pillars:

•        Rapid deployment of quantum computers:    Pasqal is committed to making quantum computing accessible and impactful today by deploying its neutral-atom QPUs at scale. Over the past year, the Company has deployed QPUs at leading HPC centers in France, Germany and Saudi Arabia, and delivered an additional QPU to Italy, with commissioning planned for 2026. These installations mark a significant step toward integrating quantum processors into real-world computing infrastructures and enabling hybrid quantum-classical workflows. Pasqal is also collaborating with industry leaders, including NVIDIA and IBM, to standardize QPU integration in HPC environments, ensuring seamless orchestration and broader adoption of quantum computing.

•        Demonstration of quantum advantage (QA) on industry-relevant problems:    A central pillar of Pasqal’s strategy is to achieve and demonstrate quantum advantage where quantum computers outperform classical systems on practical, industry-relevant tasks. While competitors focus on universal gate-based computing (which tries to force all quantum physics into logical gates), our analog architecture natively mimics the physical laws of nature while preserving our ability to deliver state of the art logical gate-based computing. Native analog architecture eliminates the computational overhead of gate-based systems, delivering hardware-native solutions today. The Company has developed a 324 qubits QPU specifically optimized for this purpose, with first demonstrations achieved in the field of material sciences. Quantum materials discovery is a promising field that opens new avenues for breakthroughs with potential impacts on a number of industries. Pasqal’s efforts span key algorithmic domains, including optimization, quantum simulation, and machine learning, with applications in logistics, energy, finance, materials science, and pharmaceuticals.

•        An accelerated path toward digital fault-tolerant quantum computing (“FTQC”):    Looking ahead, Pasqal’s technology roadmap is focused on scaling toward digital fault-tolerant quantum computing, being quantum computing capable of automatically correcting errors that occur during quantum calculations. The Company has reached 1,000 physical trapped atoms and aims to reach 10,000 physical qubits by 2028, while simultaneously improving reliability through the development of logical qubits. Pasqal is also investing in photonic integrated circuits (PICs) to enhance qubit control fidelity and hardware scalability, following its acquisition of Aeponyx Technologies, a leading photonic integrated circuit company based in Canada. PICs are a strategic component for both Pasqal’s research and development and production hardware activities. PICs enable new capabilities, such as high-speed modulators, low-noise laser sources, low-noise amplifiers, and advanced filters, that are compatible with scaling quantum technology to tens of thousands of qubits. In addition, PICs present a unique opportunity to simplify the engineering of complex optical systems, supporting industrialization through greater compactness and large-scale production. To enable rapid and smooth innovation, Pasqal has built a modular, upgradable hardware architecture for future-proof excellence. This commitment to innovation is intended to keep Pasqal’s modular hardware platform competitive and capable of supporting the transition from today’s analog quantum computing to tomorrow’s fully digital, error-corrected systems.

We believe Pasqal’s approach stands out due to several key competitive strengths:

•        We are at the forefront of neutral-atom quantum technology, which we believe offers unmatched flexibility and scalability among quantum platforms. This foundation supports scalable quantum computing and opens the door to advanced applications.

•        We handle every critical aspect of our system’s development. By integrating all critical components in-house, we can innovate faster, enhance system reliability, and improve both manufacturing efficiency and financial outcomes.

•        We have a proven track record of bringing advanced quantum products to market, as we have already delivered functioning QPUs to external HPC centers in France, Germany, Saudi Arabia and Italy. Our focus is on commercializing neutral-atom platforms with a clear roadmap for scaling.

•        We believe we have one of the largest bases of high — qubit-count QPUs deployed, operational, or in active production among pure-play industry peers worldwide.

Products & Offerings

Quantum Hardware

While the long-term objective is to achieve FTQC and to reach universality of computation and improve quantum computing key metrics, which is expected to surpass classical systems in terms of speed, accuracy, and energy efficiency, Pasqal’s neutral-atom QPU hardware is already being used to address specific use cases in optimization, simulation, and machine learning.

Pasqal’s current commercially HPC integrated Orion machine features from 140 up to 200 physical qubits and requires only 4 kW compared to more than 1,400 kW for a classical supercomputer. Pasqal enables QPU for delivery and installation on-site so that its customers benefit from dedicated availability and full control over hardware updates.

With each next generation of machine (Vela expected in 2027, 200+ physical qubits, Centaurus expected in 2028, for early FTQC, and Lyra expected in 2029 delivering impactful FTQC), Pasqal’s processors are increasing not only in qubit count, but also in repetition rate, fidelity, and number of parallel gate operations (running tasks simultaneously).

To date, seven (7) Orion QPUs have been installed, of which four (4) QPUs have already been delivered to third parties: the first to the French supercomputing center GENCI/CEA, the second to the Jülich Supercomputing Centre at Forschungszentrum Jülich, the third in Saudi Arabia, and the fourth to the Italy-based European HPC center, CINECA, with commissioning of the CINECA unit planned for 2026.

Cloud Services

Pasqal is working to provide remote access to quantum hardware for clients worldwide. Pasqal offers a robust suite of cloud services designed to make quantum computing accessible to a broad range of users, from researchers and developers to enterprise clients. Through partnerships with major cloud providers such as Microsoft Azure and Google Cloud Marketplace, as well as its own user portal, Pasqal enables seamless remote access to its neutral-atom QPUs.

As a result of Pasqal’s full-stack approach, the cloud services allow users to run quantum algorithms, perform simulations, and experiment with quantum applications without the need for specialized on-premises hardware. Pasqal’s cloud platform supports analog quantum computing mode and is integrated with advanced software tools like Pulser and Pulser Studio, which facilitate the design, testing, and deployment of quantum algorithms. By providing scalable, on-demand access to quantum hardware and a comprehensive software stack, Pasqal’s cloud offering accelerates innovation, supports education and research, and empowers organizations to explore and develop real-world quantum solutions.

Software Platforms

Pasqal’s software stack is designed to address real-world challenges across industries such as logistics, finance, energy, telecom, and chemistry, supporting successful projects and industrial solutions.

User applications represent the front-end, where users design, develop, and submit quantum programs along with specifying computational resources. The Company offers ready-to-use libraries built around quantum-hybrid algorithms, tailored to problem classes like combinatorial optimization, dynamical system simulation, and quantum-inspired machine learning, with the aim of aligning customer needs with quantum solutions. Pasqal’s multi-level software development kit enables users to design quantum algorithms, compile them for neutral-atom architectures, and integrate them seamlessly into existing classical applications and workflows.

The middleware layer coordinates the hybrid execution environment, being the bridge between classical HPC (or cloud), AI and quantum computing. This offers scalable options for experimentation, benchmarking, and integration into larger quantum-classical workflows.

The core quantum engine manages quantum processing, control, and measurement.

Through consultation and training, Pasqal also supports businesses and researchers in adopting and implementing quantum technologies.

Manufacturing

Neutral-atom technology is a cost-effective approach compared with other competing platforms and enables scalable quantum computing. Building on this strength, Pasqal invested early in its lifetime, in in-house manufacturing capabilities foundational to its success. The Company’s investment in infrastructure and processes is expected to enable it to ramp up its capacity in the next few years to up to thirteen (13) QPUs per year, subject to full staffing and parts availability.

Go-to-Market & Business Model

Go-to-Market

Our business strategy is to provide high performance and cost effective quantum computing capabilities to our customers. Our customers are typically large supercomputing centers, enterprises in multiple sectors, the research community and industry innovators developing new materials, drugs and processes.

We generate revenue through three segments (i) direct sales of our QPUs, (ii) cloud services or cloud access to our QPUs through strategic partners and (iii) software and algorithms related to our QPUs and for specific use cases. Direct sales of our QPUs target large public or enterprise customers. Cloud access to our QPUs is designed for broader research community and for application-specific use cases for enterprise customers. We are a global company with a significant presence and customer base in France and the European Union, and a growing footprint in the U.S., the Gulf Cooperation Council and Asia-Pacific regions. Our approach allows us to expand efficiently across different markets.

Business Model, commercialization levers and growth

Building on enterprise-grade QPU and manufacturing capabilities, the company plans to shift from one-off sales to structured enterprise sales model with tailored strategies and deeper engagement across HPC centers and universities in Europe, the United States, the Gulf Cooperation Council and Asia-Pacific regions with dedicated regional teams.

As commercial capabilities expand, the Company expects to scale cloud-based quantum access and accelerate adoption of Quantum Computing As A Service using enterprise ready applications and QPU emulation for target industries. Initially, the Company expects to leverage a quantum advantage inflection point as a business driver and broaden the range of monetizable use cases during the quantum advantage era.

Based on promising results and the potential of quantum computing, Pasqal expects to deliver quantum embedded data unavailable by classical methods to unlock new insights in catalysis, corrosion and memory materials, creating a new business lever: Quantum Data as a Service.

Customers & Key Partners

Pasqal sees the future of quantum computing as dependent on building a strong network of forward-thinking organizations that are dedicated to advancing the field. The Company has been actively forming commercial and collaborative partnerships with groups that not only understand the unique challenges of their industries but also bring specialized scientific and engineering knowledge.

As such, Pasqal collaborates with a diverse range of leading clients and partners across sectors such as finance, healthcare, energy, and logistics. With approximately $79.1 million (€70.4 million) booked and awarded business including grants as of June 30, 2026, Pasqal’s network includes reputable academic institutions, research laboratories, and technology companies focused on advancing practical quantum computing applications. So far, Pasqal has concentrated on building a variety of customer relationships (leading to the identification of over 25 commercial use cases) and research collaborations with:

•        leading players in the energy sector seeking to leverage quantum computing for new use cases and algorithm development, such as EDF and Saudi Aramco, with whom Pasqal is deploying and operating the first 200-qubit quantum computer in Saudi Arabia;

•        companies in the logistics and mobility sector aiming at integrating quantum technology into the optimization of their operations, such as the CMA CGM Group;

•        companies in the industry and materials science sectors aiming at accelerating to solve complex business challenges and materials discovery through atomic structure modeling, multiphysics and material simulations such as LG Electronics Inc., Panasonic Industry, and Sumitomo Corporation;

•        global cloud service providers expanding access to quantum computing technology, such as Microsoft and Google Cloud, with whom Pasqal announced in 2025 integrations enabling users to access Pasqal’s neutral-atom quantum computer via Microsoft Azure Quantum and to access the Pasqal Cloud platform and QPU through the Google Cloud Marketplace, allowing organizations to integrate quantum capabilities into their workflows and enhance computational efficiency;

•        materials sciences researchers and quantum algorithm developers at renowned laboratories in academic venues such as Institut d’Optique Graduate School, Jülich, CEA, Cineca, Université de Sherbrooke, Calgary University, and KAIST; and

•        global technology leaders collaborating on integrated quantum-classical computing frameworks for high-performance computing, such as IBM (Pasqal being a member of IBM quantum network), with whom Pasqal established the first partnership of its kind between a major U.S. technology institution and a company developing neutral atom-based quantum processors, leveraging IBM’s Qiskit quantum software. As part of this collaboration, in 2025 researchers from Pasqal and IBM jointly published a paper proposing a rigorous, platform-agnostic framework for defining quantum advantage, including in the context of materials simulation.

On August 24, 2026, Pasqal announced a memorandum of understanding (the “Saudi MoU”) with Eleven Ventures, a Kingdom of Saudi Arabia based investment platform and venture capital firm, to establish a commercial joint venture to deploy, commercialize and scale our quantum computing systems across the Kingdom of Saudi Arabia and the wider region. The joint venture is intended to deploy and operate our neutral-atom systems in the Kingdom, to bring our offerings to market for customers in the Kingdom and the wider region, and to develop local talent and expertise. In connection with the arrangement, HRH Abdulaziz bin Turki bin Talal Al Saud, the founder of Eleven Ventures, is expected to be appointed as Chairman of the Board of the joint venture entity, Pasqal Arabia.

The establishment of the joint venture remains subject to the approval of our board of directors and to the negotiation and execution of definitive agreements between the parties. Accordingly, there can be no assurance that definitive agreements will be entered into on the terms currently contemplated, or at all, or that the joint venture will be established or achieve the results currently anticipated.

On August 12, 2026, we entered into a research collaboration agreement with King Abdulaziz City for Science and Technology (“KACST”), represented by its National Center for Quantum Technologies, to advance research and development across multiple domains of quantum technology and to enhance quantum cryptography readiness in the Kingdom of Saudi Arabia. Under the agreement, our neutral-atom quantum processing technology and cloud services will be paired with KACST’s national research infrastructure to develop, test and validate quantum-safe cryptographic solutions, with the work to be carried out at the National Center for Quantum Technologies. Quantum cryptography is the first focus area of what the parties intend to be a broader multi-year research program, and the parties have expressed a shared objective of ultimately bringing commercial offerings to the Saudi market. The agreement complements our other activities in the Kingdom, including our deployment of QPUs with Saudi Arabian Oil Company.

The research collaboration agreement does not obligate either party to enter into any commercial arrangement, and there can be no assurance that the collaboration will result in commercially viable products or offerings, that any future phases of the research program will be agreed, or that we will realize the anticipated benefits of the collaboration.

Sales & Marketing

Our go-to-market strategy centers on engaging high-value enterprise, public-sector, and research customers globally, both directly and through a network of ecosystem partners, including leading cloud providers and HPC centers. This model supports early adoption of our neutral-atom computing capabilities in mission-critical and high-value workflows and establishes a foundation for scaled procurement and embedded deployments as performance advances. We pursue opportunities across Europe and internationally, serving more than 30 customers in over 7 countries, and maintain deep collaborations with national research agencies and HPC institutions. We also form targeted strategic collaborations with major technology partners to integrate our systems into established compute workflows and accelerate customer adoption via the cloud, working alongside partners such as IBM, NVIDIA, Google, and Microsoft.

Pasqal’s marketing and public affairs strategy has centered on building global visibility, fostering industry partnerships, and positioning itself as a leader in quantum innovation. For example, in 2024, the Company participated in several industry and technology events, including a high-performance computing workshop organized by King Abdullah University of Science and Technology in Saudi Arabia focused on the convergence of high-performance computing and quantum computing. In the same year, Pasqal organized a “Quantum Computing for Energy” event in Houston, Texas, which convened participants from industry, research institutions, and investment firms to discuss potential applications of quantum computing in areas including artificial intelligence, climate modeling, and energy systems. The Company also organized Pasqal Thoughts, an event dedicated to discussions on developments in quantum computing and its potential applications across industries.

In addition, the Company conducted a roadshow in the Middle East in 2024, organizing events in Abu Dhabi and Riyadh to engage with regional stakeholders from industry, research institutions, and government organizations. The Company also participated in international technology conferences, including GITEX Global in Dubai.

The Company also organized two editions of a global sustainability-focused hackathon, Blaise Pascal Quantum Challenge, inviting students, developers, researchers, startups, and industry participants to explore applications of quantum computing and artificial intelligence aligned with the United Nations Sustainable Development Goals. The initiative attracted hundreds of participants from more than 70 countries and focused on topics including energy systems optimization, resource efficiency, and sustainable healthcare innovation.

In 2025, the Company continued to participate in a number of international technology and industry events, including LEAP Tech Conference in Saudi Arabia, the Quantum Innovation Summit in Dubai, NVIDIA GTC in the United States, Viva Technology in France, and the Supercomputing Conference in the United States. At the 2025 edition of NVIDIA GTC, Dr. Loïc Henriet participated in a session with Jensen Huang related to developments at the intersection of quantum computing and artificial intelligence. In 2026, the Company hosted its annual Pasqal Thoughts event in Paris, bringing together more than 150 participants from industry, academia, finance, and government across more than 10 countries.

Pasqal’s achievements and partnerships have been widely covered in leading media outlets such as Bloomberg, Reuters, Sifted, HPC Wire, The Quantum Insider, and L’Usine Digitale, further enhancing its reputation and reach in the global quantum technology landscape. As Pasqal’s hardware platforms evolve and scale with successive generations, the Company intends to increase its allocation of resources to sales and marketing activities, with the objective of broadening the base of enterprise customers who directly license access to Pasqal’s quantum computing solutions.

Competition

The quantum computing industry is rapidly changing and highly competitive. As new technologies emerge and more companies enter the field, Pasqal anticipates that competition will intensify over time. This could potentially impact Pasqal’s business performance and financial growth.

Pasqal faces competition from both established and emerging companies that are developing and operating quantum computing technologies. Leading players in quantum hardware and software development include IBM, Google, Microsoft, Amazon, Honeywell, IonQ, PsiQuantum, Rigetti, Quantinuum, Xanadu, Infleqtion, Horizon Quantum, IQM and QuEra. Additionally, many major cloud providers and traditional semiconductor companies are investing in quantum research and may pursue building their own quantum computers. There are also numerous startups focused on creating quantum hardware, software, applications, and cloud-based quantum services.

Pasqal expects its main competitors to be other firms working on advanced quantum computing solutions. Key factors that will shape competition in this space include the underlying technology used to build quantum computers, system performance (such as scalability, speed, and accuracy), ease of access and user experience, software and application support, integration with classical computing workflows, pace of innovation, ability to deliver value through strategic partnerships, quality of customer support, effectiveness of solutions, pricing, brand reputation, financial strength, and the ability to attract and retain top talent.

Competitive analysis of the quantum industry should be viewed through the lens of what advantage customers can realize with real-world commercial applications. With Pasqal’s position at the forefront of neutral-atom quantum technology, extensive intellectual property portfolio, ability to handle in-house every critical aspect of system development, record of commercial execution and emerging use cases demonstrating practical value to enterprise customers, Pasqal believes it is well positioned to compete, grow, and capture a significant share of the quantum computing market. However, Pasqal faces various risks relating to competition as described in “Risk Factors — Risks Related to Pasqal’s Business and Industry — The quantum computing industry is competitive on a global scale and Pasqal may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers. Additionally, competitive pressures may put pressure on our pricing, which may require us to reduce our pricing in order to provide competitively priced access to our products and services.”

Regulatory

The Company’s activities are subject to (or could be subject to in the future) various laws and regulations, particularly in the areas of export control and emerging European quantum technology regulation.

Currently, Pasqal’s QPUs are not classified as dual-use items and therefore are not subject to sensitive export control regulations. However, the Company remains vigilant, as changes in legislation could alter this status. To anticipate such risks, Pasqal has implemented active regulatory monitoring, rigorous internal compliance procedures, and maintains regular dialogue with the relevant authorities to ensure ongoing compliance and responsible international expansion (especially in geographies in which Pasqal is established such as France, United States, Canada, Saudi Arabia, South Korea and the United Kingdom).

At the European level, the proposed EU Quantum Act, which is not yet in force, may introduce new requirements regarding the development, commercialization, and compliance of quantum technologies. In preparation, Pasqal pursues a proactive advocacy strategy, including participation in industry events and engagement with policymakers, to ensure readiness for any regulatory changes and to promote a framework that supports the competitiveness of the European quantum sector.

Pasqal’s business is subject to certain restrictions and oversight as a result of its relationship with the French State and its corporate governance structure. Bpifrance, the French public investment bank, is a shareholder of Pasqal, and will have representation on the go-forward Pasqal board of directors.

In accordance with French law, certain matters, such as the transfer of all or most of the intellectual property owned by Pasqal, the sale of all or most of the significant assets of Pasqal, or changes to the jurisdiction of incorporation of Pasqal require approval from the shareholders of Pasqal.

In addition to the French Law restrictions detailed above, certain strategic decisions affecting Pasqal’s business operations are subject to the majority vote (including the positive vote of Bpifrance) of a strategic committee established at Pasqal SAS. This committee, which includes a representative of Bpifrance and other key stakeholders, has authority to approve or block decisions relating to, among other things, changes to Pasqal SAS’ jurisdiction of incorporation, the transfer of intellectual property owned by Pasqal outside of France, the sale of significant assets owned by Pasqal to non-EU acquirers, and the appointment of key executive officers.

Furthermore, Pasqal’s operations are governed by a business allocation agreement between Pasqal SAS and New Pasqal, which establishes a framework for the segregation of operations and activities within the Pasqal group, including the allocation of research and development and hardware activities to Pasqal SAS or its subsidiaries. The business allocation agreement is intended to ensure compliance with French sovereignty and national security requirements, and any amendment to the business allocation agreement will require the approval of the strategic committee of Pasqal SAS (including the positive vote of Bpifrance). See “Risk Factors — Risks Related to Litigation and Government Regulation — Pasqal may experience delays or limitations in strategic decision-making due to governance structure and restrictions under French law.”

Employees and Human Capital Resources

Pasqal’s success relies heavily on its talented team. The Company takes pride in hiring skilled professionals who are passionate about advancing quantum computing. As of the date of this prospectus, Pasqal employs approximately 300 people, including experts in quantum hardware and software, engineering, and business operations. Many of Pasqal’s staff are based out of the Palaiseau, France office, and the Company also works with a select group of consultants and contractors to support its core team. Most employees are focused on research and development, and more than 70 PhD degrees are held by these employees.

Pasqal has maintained positive relationships with its workforce and has not faced any work stoppages. Pasqal has maintained positive relationships with its workforce and has not faced any work stoppages. Pasqal’s employees are subject to a collective bargaining agreement (convention collective nationale des bureaux d’études techniques, des cabinets d’ingenieurs-conseils et des sociétés de conseils du 16 juillet 2021 — BET, SYNTEC). None of Pasqal’s employees are represented by a labor union at this time. In addition, working time organization is governed by a company-level agreement signed with employee representatives.

Facilities

Since July 2024, Pasqal’s corporate headquarters have been located in Palaiseau, France, occupying 57,113 square feet pursuant to a lease agreement that is scheduled to expire in June 2034. The headquarters house 14 specialized laboratories, 10 rooms dedicated to QPUs for research and development, production, and cloud activities, as well as more than 200 workstations for employees.

The Company also subleases approximately 6,673 square feet of space in Massy, France under a sublease agreement that is scheduled to expire in August 2028 with an option to renew for an additional one-year term. This facility is currently used to accommodate the parts of the assembly laboratory that have not yet been transferred to the corporate headquarters for operational reasons.

In addition, the Company’s cold and vacuum activity is operated from a facility located in Joinville-le-Pont, France, occupying 7,739 square feet of space, under a lease agreement that is scheduled to expire in November 2033.

In Paris, Pasqal (i) leases a coworking space of 1,700 square feet under a lease agreement that is scheduled to expire on September 6, 2026 and (ii) a coworking space of approximately 2,690 square feet in Paris under a lease agreement that is scheduled to expire on August 31, 2027.

In Amsterdam, the Netherlands, Pasqal is leasing a coworking space of approximately 485 square feet under a lease agreement that is scheduled to expire on December 31, 2026.

In 2025, Pasqal opened its first North American factory in Sherbrooke, in the province of Quebec, Canada, occupying an area of 10,545 square feet. This facility is the Company’s second factory worldwide after the Palaiseau site. This factory operates under a lease agreement that is scheduled to expire in February 2034.

Our Aeponyx subsidiary is currently leasing facilities in Montreal, Canada. The Montreal facility is 4,538 square feet and is governed by a lease agreement that is scheduled to expire in April 2027, with an option to renew for an additional 2-year term.

In the U.S., Pasqal currently leases one coworking space (one desk) in an unassigned common area in Chicago under an arrangement that is scheduled to expire in October 2026. The Company also subleases approximately 1,998 square feet of space in Chicago under a sublease agreement scheduled to expire on June 30, 2027.

In Riyadh, Kingdom of Saudi Arabia, Pasqal currently leases a four-person coworking space pursuant to a lease agreement that expires on January 31, 2027.

In Korea, the Company leases an eight-person coworking space in Seoul pursuant to a lease agreement that expires in October 2026. This coworking space is currently used to host our local team. In Daejong, the Company is currently leasing 2,938 square feet in a facility with a lease ending in October 2027. This lease is primarily for interactions with the local academic ecosystem.

Legal Proceedings

From time to time, Pasqal may be subject to actions, claims, suits, or other legal proceedings arising in the ordinary course of business. Management believes that Pasqal is not presently a party to any such actions, claims, suits, or proceedings, the outcome of which, if determined adversely, would have a material adverse effect on the Company’s results of operations, financial condition, or cash flows.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers as of the date hereof. Each executive officer is appointed for such term as may be prescribed by the board of directors or until a successor has been chosen and qualified or until such officer’s death, resignation or removal. Unless otherwise indicated, the business address of all executive officers and directors is 24, rue Emile Baudot, 91120 Palaiseau, France.

Name	Age	Position(s)
Dr. Wasiq Bokhari	56	Chief Executive Officer and Director
Dr. Loïc Henriet	36	Chief Technology Officer
Stéphane Rougeot	57	Chief Financial Officer
Alain Aspect	79	Non-Executive Chair of the Board
Georges-Olivier Reymond	50	Director
Michel Combes	64	Lead Independent Director
Barbara Dalibard	68	Director
Michael Blitzer	49	Director
Nicolas Berdou*	44	Director
Jean Raby	61	Director
Andrew Gundlach	55	Director

____________

*        Nicolas Berdou serves on our Board of Directors as the permanent representative of Bpifrance, which was designated as a director pursuant to the Business Combination Agreement. Under French law, a legal entity (personne morale) serving as a director of a société anonyme must be represented by a permanent representative (représentant permanent) who is a natural person.

Executive Officers

Dr. Wasiq Bokhari serves as our Chief Executive Officer and a member of our board of directors. Dr. Bokhari has served in various capacities at Legacy Pasqal including as President (Président) since March 2026, as Executive Chairman from January 2024 to March 2026 and as an advisor to the Legacy Pasqal Board and chief executive officer from September 2023 to January 2024. Dr. Bokhari also served as the Chief Technology Officer and Chief Product Officer in Residence at TONOMUS, the digital division of NEOM, from August 2023 until October 2024. Prior to that, Dr. Bokhari served as the Director and Chief Executive Officer of Strategic Initiatives at Amazon from May 2017 until June 2022, where he led a 300-person team to build and scale live-streamed marketplaces, consumer devices, and real-time machine learning solutions for video optimization, and played a pivotal role in initiating Amazon’s foray into quantum computing. Before Amazon, Dr. Bokhari served at Google, where he led moonshot initiatives in smart cities, including the creation of Sidewalk Labs. Prior to Google, Dr. Bokhari served as a partner at Draper Nexus, a venture capital firm focused on cutting-edge technology ventures, and as an Entrepreneur in Residence at New Enterprise Associates (NEA) focusing on deep technology investments. Earlier in his career, Dr. Bokhari founded a series of technology companies spanning enterprise middleware, chemical and biological threat detection sensors, inkjet-printed photodiodes for diagnostics, and a robotics-based tracking system for large scale solar projects, which was acquired by SolarCity (now Tesla). Prior to his entrepreneurial career, he was a faculty member in the department of physics at the University of Pennsylvania. Dr. Bokhari holds a Ph.D. in Physics and dual undergraduate degrees in Mathematics and Physics from the Massachusetts Institute of Technology. His Ph.D. thesis was one of the discovery modes of the top quark at Fermilab.

Dr. Loïc Henriet serves as our Chief Technology Officer. Dr. Henriet served as Chief Executive Officer of Legacy Pasqal until March 2026, where he was directly responsible for Legacy Pasqal’s hardware and software technological developments as well as its overall operations. As one of its earliest employees, he served as Head of Quantum Software and Applications from June 2019 to November 2021 and later served as Chief Technology Officer from November 2021 to February 2024. Dr. Henriet has also served on the board of directors of Legacy Pasqal. Dr. Henriet holds an engineering degree and a Ph.D. in theoretical quantum physics from École Polytechnique. He is also an alumnus of The Institute of Photonic Sciences.

Stéphane Rougeot serves as our Chief Financial Officer. Mr. Rougeot has served as Chief Financial Officer of Legacy Pasqal since June 2026. From 2024 to June 2026, Mr. Rougeot served as the founder and President of Sust.ance. From January 2022 to October 2024, Mr. Rougeot served as Deputy Chief Executive Officer and Chief Financial Officer of Deezer S.A., a global music streaming company listed on Euronext Paris. From 2016 to 2020, Mr. Rougeot served as Chief Financial Officer of Signify N.V., formerly Philips Lighting N.V., a global lighting company listed on Euronext Amsterdam, and as a member of its Board of Management. From 2008 to 2016, Mr. Rougeot held several senior executive positions at Technicolor S.A., formerly Thomson, including Chief Financial Officer, Head of Strategy and Portfolio Management and, beginning in 2015, Deputy Chief Executive Officer and President of its Technology business group. Prior to joining Technicolor, Mr. Rougeot held several senior positions at France Telecom-Orange, including Group Controller. Earlier in his career, Mr. Rougeot worked at Total and Thomson Multimedia where he led the IPO on Paris and NYSE and managed investor relations. Mr. Rougeot holds a postgraduate degree in international finance from Paris IX-Dauphine University and is a graduate of the Institut d’Études Politiques de Paris (Sciences Po).

Board of Directors

Alain Aspect serves as our Non-Executive Chair. Mr. Aspect is one of the founders of Legacy Pasqal and currently serves as Chair of Legacy Pasqal’s Scientific Advisory Board, a position he has held since 2023. Mr. Aspect also served as a scientific advisor of Legacy Pasqal from 2019 to 2024. Prior to his work at Pasqal, Mr. Aspect served as a member of the board of Essilor between 2001 and 2012. Mr. Aspect is a Professor at the Institut d’Optique — Université Paris-Saclay, a professor at École Polytechnique (Institut Polytechnique de Paris) emeritus, a CNRS senior researcher emeritus, and is a member of the French Academy of Sciences and the French Academy of Technologies. Mr. Aspect is co-recipient of the 2022 Nobel Prize in Physics for his experimental work on Bell inequalities, probing the foundations of quantum physics “and pioneering quantum information science”. He is a member of several national science academies, including those of Austria, Belgium, France, the United Kingdom, and the United States. Mr. Aspect’s awards include the French National Centre for Scientific Research gold medal (2005), the Wolf Prize (2010), the Niels Bohr International Gold Medal (2013), the Albert Einstein medal (2013), the UNESCO Niels Bohr Gold Medal (2013), and the Balzan Prize for Quantum Information Processing and Communication (2013). Mr. Aspect is an alumnus of ENS Cachan and earned his Ph.D. in physics at the Institut d’Optique — Université d’Orsay (now Université Paris-Saclay).

Georges-Olivier Reymond serves as a director. Mr. Reymond is one of the founders of Legacy Pasqal and served as Legacy Pasqal’s Chief Strategic Alliances Officer from April 2025 through September 2026 when he transitioned to being special advisor to the CEO. Since September 2025, Mr. Reymond has also served as a director and General Manager of Pasqal Canada Inc., and as a director of Aeponyx Enterprises Inc., both of which are subsidiaries of Legacy Pasqal. Mr. Reymond previously served as Chief Executive Officer of Legacy Pasqal from its founding in March 2019 until April 2025 and as chairman of the Legacy Pasqal Board of Directors from April 2021 until April 2025. Prior to founding Legacy Pasqal, Mr. Reymond held leadership roles in R&D and project management at UnitySC and Safran, where he specialized in bringing advanced technologies from research to commercialization. Mr. Reymond holds a Ph.D. in Quantum Physics from Université Paris-Sud, where, under the supervision of Philippe Grangier, he pioneered neutral atom technology for quantum computing. In 2025, he received the Yves Rocard Award from the French Society of Physics for outstanding technology transfer.

Michel Combes serves as a director. Since June 2022, Mr. Combes has served as Executive Chairman and Chief Executive Officer of Brightspeed, a broadband services company. Mr. Combes previously served as Chief Executive Officer and President of SoftBank Group International from June 2020 to June 2022, and President and Chief Executive Officer of Sprint (formerly NYSE: S) from January 2018 until April 2020. His prior leadership roles also include Chief Executive Officer of Altice N.V., Chief Executive Officer of Alcatel-Lucent (formerly NYSE: ALU), Chief Executive Officer of Vodafone Europe, Chairperson and Chief Executive Officer of TDF Group, and Chief Financial Officer and senior executive vice president of France Telecom. Mr. Combes has served on the board of directors of F5, Inc. (NASDAQ: FFIV), Philip Morris International Inc. (NYSE: PM), Etisalat (AED: EAND), SoFi Technologies, Inc. (NASDAQ: SOFI), WeWork Inc. (formerly NYSE: WE), and several private companies. Mr. Combes received an M.S. degree from École Polytechnique with a focus in engineering and a doctorate from Paris Dauphine University.

Barbara Dalibard serves as a director and is Chair of the nominating and corporate governance committee. From 2016 to 2021, Ms. Dalibard served as Chief Executive Officer of SITA, the world’s largest IT provider to the air transport industry, where she led innovation in global baggage, border, and aircraft systems. Prior to SITA, Ms. Dalibard served as Chief Executive Officer of SNCF Voyageurs from 2010 to 2016, managing France’s passenger rail services and launching the OUIGO low-cost train network. Earlier in her career, Ms. Dalibard held senior technology and telecommunications roles at France Télécom and Orange, including serving as CEO of Orange Business Services, where she expanded enterprise telecom and IT services across 220 countries, and as head of Alcanet International, an Alcatel subsidiary. Ms. Dalibard is the Chair of the Michelin Supervisory Board (Euronext Paris: ML) and has been a board member since 2008. She has served on the board of directors of Rexel S.A. (Euronext Paris: RXL) since 2021. She has also served as a board member of Devoteam since 2021 and ATC Europe since 2024. She also holds a seat on the Académie des Technologies. Ms. Dalibard holds dual master’s degrees from Télécom ParisTech and École Normale Supérieure and is an honorary Corps des Mines engineer. She is an Officer of the Légion d’honneur and the Ordre national du Mérite and holds an Honorary Doctorate from École Polytechnique de Montréal.

Michael Blitzer serves as a director. Mr. Blitzer is the founder and managing partner of Inflection Point Asset Management LLC, an investment platform focused on companies operating at the intersection of national security, technology, and critical infrastructure. He has also led strategic mergers and acquisitions transactions intended to support the growth and public market development of Inflection Point portfolio companies. Mr. Blitzer served as co-CEO and director of Inflection Point Acquisition Corp. from February 2021 until the closing of its business combination with Intuitive Machines, Inc. in February 2023; Chairman and CEO of Inflection Point Acquisition Corp. II from March 2023 until the closing of its business combination with USA Rare Earth, Inc. in March 2025; Chairman and CEO of Inflection Point Acquisition Corp. III from October 2024 until the closing of its business combination with Air Water Ventures Limited in August 2026; and President, CEO, and director of Inflection Point Acquisition Corp. IV from July 2025 until the completion of its initial business combination with Merlin Labs, Inc. in March 2026. He currently sits on the board of directors and audit committee of Intuitive Machines, Inc. (Nasdaq: LUNR); is the Executive Chairman of USA Rare Earth, Inc. (Nasdaq: USAR); and serves on the board of directors and as a member of the nominating and corporate governance committee of Merlin, Inc. (Nasdaq: MRLN). Mr. Blitzer also serves as Chairman and CEO of Inflection Point Acquisition Corp. V (Nasdaq: IPEX), which announced a business combination with GOWell Technology Limited on October 14, 2025; Chairman of Inflection Point Acquisition Corp. VI (Nasdaq: IPFX), which announced a business combination with Quantum Space, LLC on June 8, 2026; Chairman of Inflection Point Acquisition Corp. VII (Nasdaq: IPXG), which announced a business combination with Elroy Air on June 26, 2026; and Inflection Point Acquisition Corp. VIII (Nasdaq: IPHX), which completed its initial public offering on August 31, 2026. Prior to founding Inflection Point, Mr. Blitzer was the Founder and Chief Executive Officer of Kingstown Capital Management, an investment management firm he founded in 2004 with author and investor Joel Greenblatt and led until 2021. He began his career at J.P. Morgan in 1999, where he advised companies on private debt and equity capital raising transactions. Mr. Blitzer has taught courses at Columbia Business School and has served on the board of the Heilbrunn Center for Investing at Columbia Business School. Mr. Blitzer holds an M.B.A. from Columbia Business School and a B.S. from Cornell University.

Andrew Gundlach serves as a director and is Chair of the compensation committee. Mr. Gundlach is the President and Chief Executive Officer of Bleichroeder LP, a registered investment advisor focused on ultra-high-net worth families. In April 2026, Mr. Gundlach resigned from his positions as Chairman, President and Chief Executive Officer. Mr. Gundlach was subsequently appointed to serve as Executive Chairman of the Board, effective April 29, 2026. Mr. Gundlach re-created Bleichroeder with the support of First Eagle, the successor to Arnhold and S. Bleichroeder Holdings, Inc., which was renamed First Eagle Holdings in 2015 after private equity funds managed by The Blackstone Group and Corsair Capital acquired a controlling stake in the company, a transaction Mr. Gundlach initiated, negotiated and helped architect. Mr. Gundlach joined Arnhold and S. Bleichroeder Holdings, Inc. in 2006 to launch and co-run 21 April Funds Ltd., and soon thereafter served as a director to help negotiate and support the restructuring of the business via a minority investment from TA Associates. Thereafter, Mr. Gundlach continued to serve for over 15 years as a key director of this leading asset management firm in the public equity, high-yield municipal, and private credit markets with over $130 billion in assets under management. Since 2015 he has also headed Goldiron, a registered investment advisor focused on institutions and ultra-high-net-worth investors. Prior to joining Bleichroeder LP and First Eagle, Mr. Gundlach was a founding partner of Artemis Advisors, a hedge fund backed with a strategic investment from XL Capital of Bermuda, an insurance company. Mr. Gundlach co-chaired the Board of Directors of Materia, Inc. and led its sale to Exxon in December 2021, bringing Nobel Prize-winning technology with proprietary processes to commercial scale. Additionally, he was invited to invest alongside Sofina

SA, a public Belgian company, in their recapitalization and investment into Cambridge Associates, the preeminent advisory firm in asset allocation, manager selection and alternative investments. Mr. Gundlach is a Member of the Council on Foreign Relations, where he has served on the Investment Committee, and is an adjunct professor at Columbia Business School’s Heilbrunn Center for Graham & Dodd Investing, where he teaches courses on investing, and currently serves on the School’s Board and Endowment Board. In addition, Mr. Gundlach currently serves on the Board of Directors of Welltower (NYSE: WELL), a publicly traded health care infrastructure REIT. Mr. Gundlach began his career in the Investment Banking and M&A departments of Morgan Stanley and JPMorgan. He holds a BS and a Masters in International Relations and Affairs from Georgetown University, and an MBA from Columbia Business School.

Nicolas Berdou serves as a director, serving as the permanent representative of Bpifrance, the legal entity designated to serve as a director pursuant to the Business Combination Agreement and, following the Closing, the Bpifrance Board Representation Letter. Mr. Berdou has served as an Investment Director at Bpifrance, the French public investment bank, since November 2017, where he leads venture capital investments in technology, deep-tech and defense companies, including on behalf of the Fonds Innovation Défense and Definvest funds established with the French Ministry of the Armed Forces. Mr. Berdou has served as a director of Pasqal SAS since April 2021 and as a director of Pasqal Holding SAS since February 2026, and serves as a member of its audit committee and remuneration committee. Over the last nine years, Mr. Berdou has served as a member of the board of directors of ten companies as a representative of a French public entity, including deep-tech companies within the Bpifrance portfolio such as SiPearl, Unseenlabs, Exotrail and Cailabs. Prior to joining Bpifrance, Mr. Berdou spent the earlier part of his career at the French Direction Générale de l’Armement, where he held technical, supervisory and program management positions in aeronautical programs, including the Rafale fighter aircraft program, and he is an ingénieur en chef de l’armement. Mr. Berdou holds an engineering degree in aeronautics from the École Nationale Supérieure d’Ingénieurs de Constructions Aéronautiques (ENSICA) in Toulouse, France.

Jean Raby serves as a director as the designee of EIC Fund, and is Chair of the audit committee. Since 2022, Mr. Raby has served as a Partner and Chief Client and Business Development Officer of Astorg, a pan-European private equity firm, where he is responsible for investor relations and business development, and is a member of the Executive Committee. Prior to joining Astorg, Mr. Raby was a founding sponsor and Co-Chief Executive Officer of Odyssey Acquisition S.A., a special purpose acquisition company listed on Euronext Amsterdam, which combined with BenevolentAI in 2022. From 2017 to 2021, Mr. Raby served as Chief Executive Officer of Natixis Investment Managers and Head of Asset and Wealth Management for Natixis. From 2013 to 2016, he served as Executive Vice President and Chief Financial and Legal Officer of Alcatel-Lucent. Earlier in his career, Mr. Raby spent nearly two decades at Goldman Sachs, which he joined in 1996 in Paris, where he was named Managing Director in 2002 and Partner in 2004, later serving as Head of Investment Banking for France, Belgium and Luxembourg and, from 2011, as Co-Head of the firm’s operations in Russia. He began his career as a corporate lawyer at Sullivan & Cromwell in New York and Paris. Mr. Raby has served on the board of directors of AerCap Holdings N.V. (NYSE: AER), Fiera Capital Corporation (TSX: FSZ), SNC-Lavalin Group (now AtkinsRéalis) (TSX: ATRL) and BenevolentAI. Mr. Raby, a dual Canadian and French citizen and a retired member of the New York Bar, holds a Bachelor of Laws degree from Université Laval, a Master of Philosophy in International Relations from the University of Cambridge and a Master of Laws degree from Harvard Law School.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Certain corporate governance practices in France, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, we are not required to have:

•        a majority of the board of directors consist of independent directors;

•        a compensation committee consisting of independent directors;

•        a nominating and governance committee consisting of independent directors; or

•        regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, we currently have a majority independent board of directors, an independent compensation committee and an independent nominating and governance committee.

Government Oversight

Our business is subject to certain restrictions and oversight as a result of our relationship with the French State and our corporate governance structure. Bpifrance, the French public investment bank, is a shareholder of ours, and has representation on the Board of Directors.

In accordance with French law, certain matters, such as the transfer of all or most of the intellectual property owned by Pasqal, the sale of all or most of the significant assets of Pasqal, or changes to the jurisdiction of incorporation of Pasqal require approval from the shareholders of Pasqal.

In addition to the French Law restrictions detailed above, certain strategic decisions affecting Pasqal’s business operations are subject to the majority vote (including the positive vote of Bpifrance) of a strategic committee established at the level of Pasqal SAS consisting of five members, including (i) the Chief Executive Officer of the Company, (ii) Pasqal SAS’ Président, (iii) two board members of the Company and (iv) a representative of Bpifrance, one of Legacy Pasqal’s shareholders that will remain a shareholder of the Company. The consent of the Strategic Committee will be required in connection with decisions relating to, among other things, changes to Pasqal SAS’ jurisdiction of incorporation, the sale of a major portion of intellectual property or assets to a non-French acquirer, the development of any intellectual property by Pasqal SAS filed outside of France, the license of any intellectual property by Pasqal SAS including to any subsidiary of Pasqal, any transfer to be made pursuant to the Business Allocation Agreement, any amendment to the Business Allocation Agreement, any production of critical parts that are not one generation behind outside of France, any amendment to the definition of core hardware technical activities subject to a firewall, and the ratification of the appointment of Pasqal SAS’ President.

Furthermore, Pasqal’s operations are governed by a business allocation agreement between Pasqal SAS and the Company, which establishes a framework for the segregation of operations and activities within Pasqal, including the allocation of research and development and hardware activities to Pasqal SAS or its subsidiaries. The business allocation agreement is intended to ensure compliance with French sovereignty and national security requirements, and any amendment to the business allocation agreement will require the approval of the strategic committee of Pasqal SAS (including the positive vote of Bpifrance).

See “Risk Factors — Risks Related to Litigation and Government Regulation — Pasqal may experience delays or limitations in strategic decision-making due to governance structure and restrictions under French law.”

Independence of our Board of Directors

Currently, seven of our nine directors are independent directors and we have an independent audit committee, compensation committee and nominating and governance committee. Alain Aspect, Michel Combes, Barbara Dalibard, Michael Blitzer, Nicolas Berdou, Andrew Gundlach and Jean Raby are “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules.

Composition of the Board of Directors

Classified Board of Directors

Our Board of Directors is divided into three classes, designated Class I, Class II and Class III, with members of each class serving staggered three-year terms. The Board of Directors is divided into the following classes:

•        Class I, which consists of Michael Blitzer, Alain Aspect and Georges-Olivier Reymond, whose terms will expire at our first extraordinary general meeting of shareholders to be held after the consummation of the Business Combination;

•        Class II, which consists of Jean Raby, Andrew Gundlach and Barbara Dalibard, whose terms will expire at our second extraordinary general meeting of shareholders to be held after the consummation of the Business Combination; and

•        Class III, which consists of Dr. Wasiq Bokhari, Nicolas Berdou and Michel Combes, whose terms will expire at our third extraordinary general meeting of shareholders to be held after the consummation of the Business Combination.

At each extraordinary general meeting of shareholders to be held after the initial classification of the Board of Directors, the successors to the directors whose terms then expire will be elected to serve from the time of their election and qualification until the third annual general meeting of shareholders following their election and until their respective successors are duly elected and qualified. This classification of the Board of Directors may have the effect of delaying or preventing changes in control of the Company or its management.

Lead Independent Director

Mr. Combes currently serves as Lead Independent Director. As Lead Independent Director, Mr. Combes has the following roles and responsibilities:

•        calling meetings of our independent directors as may be necessary from time to time;

•        presiding executive sessions of our independent directors;

•        advising our Chief Executive Officer and other members of senior management on business strategy and leadership development, as appropriate;

•        serving as principal liaison between our independent directors and our Chief Executive Officer and Chair;

•        discussing any significant conclusions or requests arising from the independent director sessions with our Chief Executive Officer or Chair, and otherwise communicating from time to time with our Chief Executive Officer and Chair;

•        disseminating information to the rest of our board of directors as appropriate;

•        being available, as appropriate, for communication with shareholders;

•        providing leadership to our board of directors if circumstances arise in which the role of our Chief Executive Officer or Chair may be, or may be perceived to be, in conflict;

•        reviewing and approving agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to our board of directors; and

•        performing other duties as may be, from time to time, set forth in the Internal Regulations of the Board or requested by our board of directors to assist it in the fulfillment of its responsibilities, by individual directors, by our Chief Executive Officer or by our Chair.

Our board leadership structure allows us to leverage the experience of our Chief Executive Officer, expertise and long-term perspective of our Chair and the independent perspective of our Lead Independent Director. We believe that this structure, combined with our strong committee system, meets the current corporate governance needs and oversight responsibilities of the board of directors.

Committees of the Board of Directors

Our board of directors direct the management of our business and affairs, as provided by French law, and conduct its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and governance committee, which operate under their respective written charters. Our board of directors may from time to time establish other committees.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board of directors deems it necessary or advisable to address specific issues. Current copies of our committee charters are posted on our website, www.pasqal.com as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance with our Code of Conduct, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•        reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

The audit committee currently consists of Jean Raby, Michael Blitzer and Andrew Gundlach, with Jean Raby serving as chair.

Compensation Committee

The Compensation Committee’s responsibilities include, among other things:

•        reviewing and making recommendations to the board of directors regarding the compensation of the Company’s non-executive directors;

•        reviewing and making recommendations to the Company’s non-executive directors regarding the compensation of executive officers serving on the board of directors;

•        approving the compensation of the Company’s senior management;

•        recommending changes to the Company’s compensation policy, which governs the compensation of non-executive directors, executive officers and senior management;

•        reviewing and reporting to the board of directors, development and succession plans for the Company’s executive directors; and

•        overseeing the Company’s equity incentive and benefit plans and human capital management function.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including in accordance with applicable regulations and Nasdaq listing standards.

The compensation committee currently consists of Andrew Gundlach, Barbara Dalibard and Jean Raby, with Andrew Gundlach serving as chair.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

•        identifying and recommending nominees for election by the board of directors;

•        evaluating the board of directors on its performance;

•        recommend changes to the Company’s corporate governance framework and guidelines to the board of directors; and

•        overseeing the Company’s environmental, social and governance policies and practices.

The nominating and corporate governance committee currently consists of Barbara Dalibard, Michel Combes and Nicolas Berdou, with Barbara Dalibard serving as chair.

Code of Ethics

We have adopted a Code of Conduct applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We seek to conduct business ethically, honestly and in compliance with applicable laws and regulations. Our Code of Conduct sets out the principles and policies designed to guide our business practices with integrity, respect and dedication. Such principles encompass, without limitation, conflicts of interest, corporate opportunities, confidentiality, fair dealing, the protection and proper use of company assets, compliance with laws, rules and regulations, reporting of any illegal or unethical behavior, anti-corruption compliance and public communications. Any waivers of the code for executive officers or directors may be made only by the board of directions, and will be disclosed in a manner consistent with the applicable rules or regulations of the SEC and Nasdaq, when applicable. We expect that any substantive amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed in our annual report on Form 20-F. The Code of Conduct is posted on our website. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Insider Participation

None of our executive officers currently serve, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than the Company, that has one or more executive officers who also serve as a member of our board of directors.

Indemnification Agreements

We have entered into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

Role of the Board in Risk Oversight

The audit committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the board of directors. Going forward, we expect that the audit committee will receive reports from management periodically regarding the Company’s assessment of risks. In addition, the audit committee will report regularly to the board of directors, which also considers the Company’s risk profile. The audit committee and the board of directors will focus on the most significant risks we face and our general risk management strategies. While the board of directors oversees our risk management, management is responsible for day-to-day risk management processes. The board of directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the board of directors’ leadership structure, which also emphasizes the independence of the board of directors in its oversight of its business and affairs, supports this approach.

EXECUTIVE COMPENSATION

For the purposes of this section, any reference to “Pasqal” and “Pasqal Holding” refers to Pasqal SAS and Pasqal Holding SAS, respectively, prior to the consummation of the Business Combination.

Historical Corporate Officer Compensation

The aggregate amount expensed with respect to compensation paid, and benefits in kind granted, by Pasqal and its subsidiaries to the members of their respective management bodies for the year ended December 31, 2025, is described in the table below:

(In thousands of euros)
Short-term benefits:	637
Wages, salaries and allowances	457
Social security charges on salaries	180
Post-employment benefits	8
Additional benefit payments	—
Share-based payments	7,705
Total compensation	8,350

The above table reflects the aggregate amount expensed with respect to historical compensation paid by Pasqal and its subsidiaries for the year ended December 31, 2025 to the corporate officers of Pasqal during fiscal year 2025, The amounts reflected in the above table include annual compensation paid to the foregoing corporate officers in all their capacities, including, in certain instances, as employees or members of management bodies of subsidiaries of Pasqal.

Historical Director Compensation

Other than Wasiq Bokhari, Loïc Henriet and Georges-Olivier Reymond, whose remuneration as corporate officer and/or employees is included in the above section, Pasqal did not pay any compensation to its directors for the year ended December 31, 2025.

Historical Variable Compensation for Fiscal Year 2025

In fiscal year 2025, Pasqal did not provide corporate officers with quantitative variable compensation opportunities.

Corporate officers’ variable compensation for the year ended December 31, 2025 is included in the table in the above section entitled “Historical Corporate Officer Compensation.”

Historical Equity Incentives

Pasqal’s directors and corporate officers held the following BSPCEs (both vested and unvested) as of December 31, 2025:

Beneficiary	Pool	Grant date	Expiration date	Number of BSPCEs outstanding	Strike price
Mr. Wasiq Bokhari (Chief Executive Officer)	2025 – 2 BSPCE	October 31, 2025	October 31, 2035	286,920	€73.17

Mr. Loïc Henriet (Président)	2019 BSPCE	July 15, 2019	July 15, 2029	5,000	€0.37
	2019 BSPCE	April 24, 2020	April 24, 2030	60,000	€0.37
	2019 BSPCE	September 7, 2020	September 7, 2030	15,000	€0.37
	2025 – 1 BSPCE	October 31, 2025	October 31, 2035	138,460	€73.17

As described elsewhere in this prospectus, BSPCEs granted before consummation of the Business Combination were assumed by the Company and grant the right to subscribe for Ordinary Shares, with the number of shares adjusted, as applicable, to reflect the Exchange Ratio (the “Rollover BSPCEs”). Each Rollover BSPCE remains subject to the same terms and conditions as were applicable to the BSPCEs as of immediately prior to the Business Combination (including vesting, exercise period, and expiration date), except as otherwise provided by the Business Combination Agreement or except as required by applicable law.

On 22 June 2026, Mr. Loïc Henriet exercised his 80,000 2019 BSPCE and received 80,000 shares of Pasqal.

Following the written consultation of Pasqal Holding shareholders initiated on June 23, 2026, Mr. Loïc Henriet contributed his 80,000 shares to Pasqal Holding and received 80,000 shares of Pasqal Holding as remuneration of his contribution.

Prior to Closing, and in accordance with the Pasqal Board’s decision and the Pasqal Holding Board’s decision, Mr. Wasiq Bokhari waived his 286,920 Pasqal BSPCEs and received 665,507 Pasqal Holding BSPCEs corresponding to (i) the replacement of 286,920 Pasqal BSPCEs and (ii) the issuance of Tranche 3 BSPCEs approved by the Pasqal Board’s decision and the Pasqal Holding Board’s decision and authorized under the Pasqal Holding Shareholder’s Agreement and under the Business Combination Agreement.

Prior to Closing, and in accordance with the Pasqal Board’s decision and the Pasqal Holding Board’s decision, Mr. Loïc Henriet waived his 138,460 Pasqal BSPCEs and received 332,753 Pasqal Holding BSPCEs corresponding to (i) the replacement of 138,460 Pasqal BSPCEs and (ii) the issuance of Tranche 3 BSPCEs approved by the Pasqal Board’s decision and the Pasqal Holding Board’s decision and authorized under the Pasqal Holding Shareholder’s Agreement and under the Business Combination Agreement.

As a result and prior to Closing, Pasqal’s directors and corporate officers held the following Pasqal Holding BSPCEs (which were exchanged against New Pasqal BSPCEs as a result of the Merger):

Beneficiary	Pool	Grant date	Expiration date	Number of BSPCEs outstanding	Strike price
Mr. Wasiq Bokhari (Chief Executive Officer)	2026 BSPCE	July, 2026*	July, 2046	665,507	€50

Mr. Loïc Henriet (Président)	2026 BSPCE	July, 2026**	July, 2046	332,753	€50

____________

*        It being specified that with respect to the waived 286,920 Pasqal 2025-2 BSPCE, the vesting of Pasqal Holding BSPCEs shall take into account the vested period of Pasqal 2025-2 BSPCE.

**      It being specified that with respect to the waived 138,460 Pasqal 2025-2 BSPCE, the vesting of Pasqal Holding BSPCEs shall take into account the vested period of Pasqal 2025-2 BSPCE.

Stock appreciation rights (SARs)

Since 2022, Pasqal has granted stock appreciation rights (the “SARs”) to its employees and employees of its subsidiaries.

The SARs are not shares, equity securities, or any form of ownership interest in Pasqal, and do not confer any voting rights or entitlement to dividends. Rather, the SARs constitute a contractual right under which the beneficiaries may, upon the occurrence of certain events specified in the applicable SAR agreements, be entitled to receive a payment, the amount of which is calculated by reference to the increase in value of the relevant underlying shares.

The terms and conditions governing the grant, vesting, and exercise of the SARs, including any triggering events, are set out in the applicable SAR agreements.

As of December 31, 2025, 230,342 SARs remained outstanding.

A SAR agreement was entered into between Pasqal and Mr. Wasiq Bokhari, current Chief Executive Officer (Directeur Général), pursuant to which he was granted 20,000 SARs. The SARs were granted with a reference price of €74 per SAR for the calculation of payment upon a liquidity event.

The SAR agreements were amended by way of an addendum with each beneficiary so that (i) the underlying share used for calculation purposes upon the occurrence of a liquidity event is a share of New Pasqal, and (ii) the liquidity events triggering the payment of the bonus are liquidity events occurring at the level of New Pasqal. All SARs are subject to usual vesting periods (over 4 years) and some of them include, in addition, performance vesting.

One form of SAR agreement, concluded in 2025 among Pasqal, a subsidiary of Pasqal that employs the relevant beneficiary, and the beneficiary, provides for SARs granted in tranches that are subject to performance-based vesting conditions, with payment upon a liquidity event claimable against both the employing subsidiary and Pasqal.

A further form of SAR agreement, concluded in 2025 between Pasqal and the relevant beneficiary, provides for SARs granted in tranches that are subject to performance-based vesting conditions, cancels and replaces the beneficiary’s initial SAR agreement, and provides for payment upon a liquidity event claimable against Pasqal.

A further form of SAR agreement, concluded in 2022 among Pasqal, a subsidiary of Pasqal that employs the relevant beneficiary, and the beneficiary, provides for a single grant of SARs that is not subject to performance-based vesting conditions, with payment upon a liquidity event claimable against both the employing subsidiary and Pasqal.

A further form of SAR agreement, concluded in 2025 among Pasqal, a subsidiary of Pasqal that employs the relevant beneficiary, and the beneficiary, provides for a single grant of SARs that is not subject to performance-based vesting conditions, with payment upon a liquidity event claimable against both the employing subsidiary and Pasqal.

A further form of SAR agreement, concluded in 2025 between Pasqal and the relevant beneficiary, provides for a single grant of SARs that is not subject to performance-based vesting conditions, cancels and replaces the beneficiary’s initial SAR agreement, and provides for payment upon a liquidity event claimable against Pasqal.

Executive Officer and Director Compensation Following the Closing of the Business Combination

Following the Business Combination, the policies of New Pasqal with respect to the compensation of its executive officers are administered by the Board of Directors, within the limits of any authorization granted by the general meeting of New Pasqal shareholders, as applicable.

The New Pasqal Board may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.

Employment Agreements

Corporate Mandate Agreement of Mr. Wasiq Bokhari

Prior to Closing, New Pasqal entered into a Corporate Mandate Agreement (the “Bokhari Mandate Agreement”) with Mr. Wasiq Bokhari governing the terms and conditions of his appointment as Chief Executive Officer (Directeur Général). In consideration for the performance of his duties, Mr. Bokhari will receive an annual gross salary of EUR 414,000, payable in twelve equal monthly installments of EUR 34,500. Professional expenses incurred in New Pasqal’s interest are reimbursed upon presentation of supporting documents, in accordance with applicable Company policies. In addition, (i) New Pasqal makes available to Mr. Bokhari a flat in Paris whose monthly rent amounts to EUR 6,950 and (ii) Pasqal Inc. makes available to Mr. Bokhari a flat in New York whose monthly rent amounts to USD 18,000. The Bokhari Mandate Agreement may be terminated under certain circumstances, including, by mutual agreement, for just cause by decision of the shareholders, by resignation of the CEO (subject to a six-month notice period, which may be reduced upon certain conditions) or upon the CEO’s death, incapacity for work or major disability. The Bokhari Mandate Agreement also contains a non-competition undertaking applicable, for a period of twenty-four (24) months following the end of the mandate, in the European Union, Canada and the United States, in consideration for which Mr. Bokhari is entitled to a monthly indemnity equal to 50% of his last fixed monthly remuneration throughout that twenty-four (24)-month period, which New Pasqal may waive by written notice no later than the date of his effective departure.

Corporate Mandate Agreement/employment agreement of Mr. Loïc Henriet

Prior to Closing, Pasqal entered into a Corporate Mandate Agreement (the “Henriet Mandate Agreement”) with Mr. Loïc Henriet governing the terms and conditions of his appointment as Président of Pasqal. In consideration for the performance of his duties, Mr. Loïc Henriet will receive an annual gross salary of EUR 264,500, payable in twelve equal monthly installments of EUR 22,041.66. Professional expenses incurred in Pasqal’s interest are reimbursed upon presentation of supporting documents, in accordance with applicable Pasqal policies. The Henriet Mandate Agreement may be terminated under certain circumstances, including, by mutual agreement, for just cause by decision of the shareholder of Pasqal, by resignation of the Président (subject to a six-month notice period, which may be reduced upon certain conditions) or upon the Président’s death, incapacity for work or major disability. The Henriet Mandate Agreement also contains a non-competition undertaking applicable, for a period of twenty-four (24) months following the end of the mandate, in the European Union, Canada and the United States, in consideration for which Mr. Loïc Henriet is entitled to a monthly indemnity equal to 50% of his last fixed monthly remuneration throughout that twenty-four (24)-month period, which Pasqal may waive by written notice no later than the date of his effective departure.

Other corporate officers

New Pasqal may also enter into other corporate officer agreements with its other corporate officers. There are at this time no assurances that any such agreements with New Pasqal will be executed, and if so, what the terms and conditions of any such agreements would be.

Equity Plans

In connection with the Business Combination, the shareholders of Bleichroeder approved the adoption of the following equity incentive plans and a delegation of authority to issue warrants: (i) the 2026 Restricted Stock Units Plan (the “RSU Incentive Plan”), (ii) the 2026 Founder Share Subscription Warrants (BSPCE) program (the “BSPCE Incentive Plan”), (iii) the 2026 Stock Option Program (the “Stock Option Incentive Plan,” and together with the RSU Incentive Plan and the BSPCE Incentive Plan, the “Incentive Plans”) and (iv) a delegation of authority to grant warrants (bons de souscription d’actions) in accordance with Article L.228-91 et seq. of the French Commercial Code (the “Warrant Delegation”), with the terms and conditions of Warrants to be decided by the Board.

Legacy Equity Program

The Incentive Plans are intended to replace, with respect to future awards, the legacy BSPCE program established by Legacy Pasqal (the “Legacy Equity Program”). The Legacy Equity Program consisted of several tranches of BSPCEs granted to employees, corporate officers and directors of Legacy Pasqal between 2019 and 2025 pursuant to Article 163 bis G of the French Tax Code, as well as SARs granted to non-French employees beginning in 2022, and stock options granted in connection with the acquisition of Aeponyx in 2024. BSPCEs entitle their holders to subscribe for newly issued shares at an exercise price fixed on the date of grant. SARs are cash-settled contractual rights that do not confer any equity ownership, voting rights or entitlement to dividends. Following the Closing, no additional equity awards will be granted under the Legacy Equity Program.

In connection with the Merger, each Rollover BSPCE was assumed by New Pasqal and grants the right to subscribe for Ordinary Shares, with the number of shares adjusted to reflect the Exchange Ratio. Each Rollover BSPCE remains subject to the same terms and conditions as were applicable to the corresponding BSPCE as of immediately prior to the effective time of the Merger (including vesting, exercise period and expiration date), except as otherwise provided by the French Merger Agreement or as required by applicable law. All outstanding equity awards granted under the Legacy Equity Program immediately prior to the Closing will continue to be settled by New Pasqal and remain subject to the terms and conditions as set forth in the agreements evidencing such equity awards and the terms of the Legacy Equity Program (in each case as may be amended from time to time in accordance with their terms).

RSU Incentive Plan

Overview

In connection with the Business Combination, the shareholders of New Pasqal approved the RSU Incentive Plan and the material terms thereunder. The RSU Incentive Plan became effective as of the Closing Date. The purpose of the RSU Incentive Plan is to provide a means whereby New Pasqal can attract new talents and secure and retain the services of existing corporate officers and employees, to provide incentives for such persons to exert maximum efforts for the success of New Pasqal and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of Ordinary Shares through the granting of awards under the RSU Incentive Plan. It is essential to New Pasqal’s long-term success that the interests of corporate officers and employees be tied to their success as “owners” of the business.

The following is a summary of the material features of the RSU Incentive Plan. The summary is qualified in its entirety by reference to the full text of the RSU Incentive Plan, a copy of which is filed as Exhibit 10.12 to the registration statement of which this prospectus forms a part.

Purpose

The RSU Incentive Plan is intended to motivate and associate certain corporate officers and employees of New Pasqal, as well as its eligible subsidiaries within the meaning of Article L. 225-197-2 of the French Commercial Code (the “New Pasqal Group”) to the New Pasqal Group’s growth and to value their active participation to the success of the New Pasqal Group, through their initiative, contributions and performance.

Types of Awards

The RSU Incentive Plan permits the grant of free shares (actions gratuites) granted in accordance with Article L. 225-197-1 of the French Commercial Code (“RSUs”).

Share Reserve

Subject to adjustments as set forth in the RSU Incentive Plan, the maximum number of Ordinary Shares available for grant under the RSU Incentive Plan is equal to ten percent (10%) of the fully diluted, subject to any limitation applicable in accordance with the French Commercial Code, and as converted, outstanding Ordinary Shares immediately following the Closing, it being specified that this ten percent (10%) limitation is a global limitation shared across the RSU Incentive Plan, the BSPCE Incentive Plan, the Stock Option Incentive Plan, the Warrant Delegation and any equivalent equity incentive instruments under local laws.

Eligibility

Subject to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, the RSU Incentive Plan and applicable shareholder authorizations, the Board (the “RSU Incentive Plan Administrator”) may decide to grant RSUs to any corporate officer or employee of New Pasqal or of one of the New Pasqal Group companies referred to in Article L. 225-197-1 et seq. of the French Commercial Code, as the case may be, that the RSU Incentive Plan Administrator designates. No RSUs may be granted to an eligible participant if such eligible participant already owns more than 10% of New Pasqal’s share capital or if the grant would allow such eligible participant to own more than 10% of New Pasqal’s share capital in accordance with Article L. 225-197-1 of the French Commercial Code (excluding for purposes of this calculation, shares of New Pasqal held by the concerned beneficiary for more than seven (7) years).

Administration

The RSU Incentive Plan is administered by the RSU Incentive Plan Administrator. The RSU Incentive Plan Administrator defines the terms of the grant and vesting of RSUs granted under the RSU Incentive Plan. The RSU Incentive Plan Administrator also has the discretionary power to analyze and interpret the terms of the RSU Incentive Plan.

Vesting

Each RSU will be settled in Ordinary Shares after vesting, subject to the terms of the RSU Incentive Plan. The grant of the RSUs will be evidenced by a notice of grant issued by New Pasqal that includes the number of granted RSUs, the grant date, the vesting dates, the duration of the applicable holding period and any obligation binding on a participant.

Subject to certain acceleration provisions under the RSU Incentive Plan, on each of the anniversary dates referred to below (the “Anniversary Dates”), subject to having remained an eligible participant until the relevant Anniversary Date, a participant will have acquired an irrevocable right to receive a percentage of the number of Ordinary Shares set out in the notice of grant, as follows (unless a different vesting schedule is set forth in the applicable notice of grant): (i) 1st anniversary of the grant date: 25% of the RSUs (subject to the applicable holding period); (ii) 2nd anniversary of the grant date: 25% of the RSUs (not subject to any holding period); (iii) 3rd anniversary of the grant date: 25% of the RSUs (not subject to any holding period); and (iv) 4th anniversary of the grant date: 25% of the RSUs (not subject to any holding period). Vested Ordinary Shares underlying RSUs will be delivered to the participant as soon as possible following the applicable Anniversary Dates. The vesting period is at least one (1) year for French participants as from the date of grant.

For purposes of the foregoing vesting provisions, a participant will cease to be an eligible participant if the participant is no longer bound to New Pasqal, or to any other company within the New Pasqal Group, by a corporate mandate or an employment contract, for whatever reason, including by reason of death, disability, resignation, dismissal, or voluntary or compulsory retirement. A participant will also cease to be an eligible participant if New Pasqal no longer owns at least 50% of the capital or voting rights of the New Pasqal Group company in which such participant holds a position, unless the RSU Incentive Plan Administrator decides otherwise.

Acceleration

The vesting of RSUs will fully accelerate in the event of disability or death; provided that, in the case of death, the participant’s heirs must request the delivery of the Ordinary Shares within six months of the date of the death (after which the RSUs will become null and void). In the case of disability or death, the Ordinary Shares subject to the RSUs will be delivered in advance, even if the event occurs before the 1st anniversary of the grant date.

In addition, all or part of the RSUs granted to a participant may be definitively vested in advance, regardless of any continued service condition, in the event of an express decision to that effect by the RSU Incentive Plan Administrator upon the occurrence of any of the following transactions: (i) sale of ninety-five percent (95%) of the shares of New Pasqal before the last Anniversary Date; (ii) merger by absorption of New Pasqal before the last Anniversary Date at the end of which the shareholders who held control of New Pasqal immediately before the completion of the merger will not hold control of the company benefiting from the merger; (iii) transfer or any other form of assignment before the last Anniversary Date by one or more shareholders of New Pasqal to any person of a number of shares having the effect of conferring on such person more than fifty percent (50%) of the share capital and voting rights of New Pasqal; or (iv) sale of all or substantially all of the assets of New Pasqal before the last Anniversary Date to a third party not controlled, directly or indirectly, by New Pasqal or by the shareholders controlling it, it being provided that, for French participants, the Ordinary Shares underlying any RSUs accelerated pursuant to the foregoing may not be delivered before the first anniversary of the date of grant.

Nontransferability and Holding Period

The RSUs are granted to participants personally, and the rights attached to the RSUs may not be transferred (except in case of death of the participant as provided under the RSU Incentive Plan) or subject to any security interest in any way whatsoever before the applicable vesting date. The Ordinary Shares acquired upon settlement of RSUs cannot be transferred or be subject to any security interest during the applicable holding period. The combined duration of the vesting period and the holding period must be at least equal to two (2) years for French participants as from the date of grant.

Corporate officers to whom RSUs have been definitively granted in that capacity are required to retain 1% of such RSUs, as from their vesting date and until the termination of their position as corporate officer, in accordance with the terms of Article L. 225-197-1 II of the French Commercial Code, unless a different retention requirement is specified in the applicable notice of grant.

Adjustment

If, at any time during the vesting period of an RSU grant, New Pasqal is merged or split, a participant will, on the applicable vesting date, receive shares of the surviving entity rather than Ordinary Shares. The number of shares of the surviving entity that will be delivered will depend on the exchange ratio agreed between the parties in the merger or demerger agreement, as the case may be. In the event of financial transactions listed under Article L. 225-181 subsection 2 of the French Commercial Code applying mutatis mutandis to the RSUs occurring during the vesting period and resulting in a modification of the value or number of RSUs initially awarded, the RSU Incentive Plan Administrator, if it deems appropriate, may take all measures to protect the interests and rights of the participants.

Amendment and Duration

The RSU Incentive Plan Administrator may grant RSUs under the RSU Incentive Plan during thirty-eight (38) months measured from the shareholder approval date. The RSU Incentive Plan Administrator may at any time make any necessary amendments to the RSU Incentive Plan more favorable to one or more participants which may be necessary, in particular to enable one or more participants or New Pasqal or a New Pasqal Group company to benefit from the preferential tax and/or social security regime applicable in France or in any other countries where the RSU Incentive Plan may apply.

BSPCE Incentive Plan

Overview

In connection with the Business Combination, the shareholders of New Pasqal approved the BSPCE Incentive Plan and the material terms thereunder. The BSPCE Incentive Plan became effective as of the Closing Date. The purpose of the BSPCE Incentive Plan is to provide a means whereby New Pasqal can attract new talents and secure and retain the services of existing corporate officers, employees and directors, to provide incentives for such persons to exert maximum efforts for the success of New Pasqal and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of Ordinary Shares through the granting of awards under the BSPCE Incentive Plan.

The following is a summary of the material features of the BSPCE Incentive Plan. The summary is qualified in its entirety by reference to the full text of the BSPCE Incentive Plan, a copy of which is filed as Exhibit 10.13 to the registration statement of which this prospectus forms a part.

Purpose

The BSPCE Incentive Plan is intended to motivate and associate certain corporate officers, employees and directors of New Pasqal and certain eligible subsidiaries of the New Pasqal Group, to the New Pasqal Group’s growth and to value their active participation to the success of the New Pasqal Group, through their initiative, contributions and performance.

Types of Awards

The BSPCE Incentive Plan permits the grant of BSPCEs. BSPCEs entitle their holders to subscribe for newly issued Ordinary Shares at a price fixed on the date of grant, thereby enabling participants to benefit from any future increase in New Pasqal’s value.

Share Reserve

Subject to adjustments as set forth in the BSPCE Incentive Plan, the maximum number of Ordinary Shares available for grant under the BSPCE Incentive Plan is equal to ten percent (10%) of the fully diluted, subject to any limitation applicable in accordance with the French Commercial Code, and as converted, outstanding Ordinary Shares immediately following the Closing, it being specified that this ten percent (10%) limitation is a global limitation shared across the RSU Incentive Plan, the BSPCE Incentive Plan, the Stock Option Incentive Plan, the Warrant Delegation and any equivalent equity incentive instruments under local laws. The Ordinary Shares resulting from the exercise of BSPCEs may be registered or bearer shares at the holder’s choice in accordance with the applicable regulations.

Eligibility

Subject to the provisions of Article 163 bis G of the French Tax Code, BSPCEs may be granted to any individual who is employed by New Pasqal under a French law employment contract (contrat de travail), regardless of the nature or duration of such contract (whether permanent, fixed-term, full-time or part-time). In a société anonyme, corporate officers and directors eligible for a BSPCE award are (i) executive officers whose compensation is subject to the tax regime applicable to wages and salaries (i.e., chairman of the Board (président du conseil d’administration), CEO (directeur général) and deputy CEO (directeurs généraux délégués)) and (ii) Board members (administrateurs). BSPCEs may also be granted to employees and directors of companies in which New Pasqal holds, directly or indirectly, at least seventy-five percent (75%) of the share capital or of the voting rights, provided such affiliate satisfies the eligibility conditions under Article 163 bis G of the French Tax Code.

Administration

The BSPCE Incentive Plan is administered by the Board (conseil d’administration) (the “BSPCE Incentive Plan Administrator”). The BSPCE Incentive Plan Administrator has the discretionary power to analyze and interpret the terms of the BSPCE Incentive Plan.

Vesting and Exercisability

Subject to certain acceleration provisions under the BSPCE Incentive Plan, on each of the vesting dates (the “Vesting Dates”), subject to having remained an eligible participant until the relevant Vesting Date, BSPCEs will become vested and exercisable with respect to a percentage of the number of BSPCEs set out in the notice of grant, as follows (unless a different vesting schedule (including any vesting schedule imposing performance conditions) is set forth in the applicable notice of grant): (i) 1st anniversary of the vesting start date (which vesting start date will be set forth in the applicable notice of grant or, absent such specification in the notice of grant, the grant date): 25% of the BSPCEs; (ii) 2nd anniversary of the vesting start date: 25% of the BSPCEs; (iii) 3rd anniversary of the vesting start date: 25% of the BSPCEs; and (iv) 4th anniversary of the vesting start date: the balance of the BSPCEs.

The exercise price per BSPCE is at least equal to the fair market value of an Ordinary Share at the date of grant. The BSPCEs are exercisable within the applicable term set forth in the notice of grant (which, in the absence of specification in the notice of grant, will be twenty (20) years from the date of grant). The exercise price cannot be modified after the date of grant.

For purposes of the foregoing vesting provisions, a participant will cease to be an eligible participant if the participant is no longer bound to New Pasqal, or to any other company within the New Pasqal Group, by a corporate mandate or an employment contract, for whatever reason, including by reason of death, disability, resignation, dismissal, or voluntary or compulsory retirement. A participant will also cease to be an eligible participant if New Pasqal no longer owns at least 50% of the capital or voting rights of the New Pasqal Group company in which such participant holds a position, unless the BSPCE Incentive Plan Administrator decides otherwise.

Acceleration

All or part of the BSPCEs granted to a participant may be definitively vested and exercisable in advance, regardless of any continued service condition, in the event of an express decision to that effect by the BSPCE Incentive Plan Administrator upon the occurrence of any of the following transactions: (i) sale of ninety-five percent (95%) of the shares of New Pasqal before the exercise of the BSPCEs; (ii) merger by absorption of New Pasqal before the exercise of the BSPCEs at the end of which the shareholders who held control of New Pasqal immediately before the completion of the merger will not hold control of the company benefiting from the merger; (iii) transfer or any other form of assignment before the exercise of the BSPCEs by one or more shareholders of New Pasqal to any person of a number of shares having the effect of conferring on such person more than fifty percent (50%) of the share capital and voting rights of New Pasqal; or (iv) sale of all or substantially all of the assets of New Pasqal before the exercise of the BSPCEs to a third party not controlled, directly or indirectly, by New Pasqal or by the shareholders controlling it. A participant must exercise all of such participant’s exercisable BSPCEs within the five (5) days preceding the completion of one of the foregoing transactions.

Nontransferability

BSPCEs are intuitu personae instruments. They are non-transferable and may only be exercised by the participant to whom they were granted, or by such participant’s heirs within the time period prescribed by law.

Termination of Service

Unless extended by decision of the BSPCE Incentive Plan Administrator, a participant will have a period of three (3) months following the applicable departure notification date (or, in the case of permanent incapacity, six (6) months following the applicable departure notification date, or in the case of death, six (6) months following the date of death) to exercise such participant’s exercisable BSPCEs (or, if earlier, until the expiration of the term of the BSPCEs), and in the absence of exercise during such period, the BSPCEs shall automatically become null and void by operation of law. Any BSPCEs that are not exercisable as of the departure notification date or death, as applicable, will be automatically null and void.

Adjustment

If, at any time prior to the exercise of a BSPCE grant, New Pasqal is merged or split, a participant will, upon exercise of the BSPCEs, receive shares of the surviving entity rather than Ordinary Shares. The number of shares of the surviving entity that will be delivered will depend on the exchange ratio agreed between the parties in the merger or demerger agreement, as the case may be. In the event of financial transactions listed under Article L. 225-181 subsection 2 of the French Commercial Code applying mutatis mutandis to the BSPCEs occurring prior to the exercise of a BSPCE grant and resulting in a modification of the value or number of BSPCEs initially awarded, the BSPCE Incentive Plan Administrator, if it deems appropriate, may take all measures to protect the interests and rights of the participants.

Amendment and Duration

The BSPCE Incentive Plan Administrator may grant BSPCEs under the BSPCE Incentive Plan for eighteen (18) months measured from the shareholder approval date, subject to the conditions set out in Article 163 bis G of the French Tax Code. The BSPCE Incentive Plan Administrator may at any time make any amendments to the BSPCE Incentive Plan that are more favorable to one or more participants and that may be necessary, in particular, to enable one or more participants, New Pasqal or any New Pasqal Group company to benefit from a preferential tax and/or social security regime applicable in France or in any other jurisdiction in which the BSPCE Incentive Plan may apply. Any amendment to an individual BSPCE award agreement or grant notice that would adversely affect the rights or obligations of the applicable participant may only be made by mutual agreement between the BSPCE Incentive Plan Administrator and such participant.

Stock Option Incentive Plan

Overview

In connection with the Business Combination, the shareholders of New Pasqal approved the Stock Option Incentive Plan and the material terms thereunder. The Stock Option Incentive Plan became effective as of the Closing Date. The purpose of the Stock Option Incentive Plan is to provide a means whereby New Pasqal can attract new talents and secure and retain the services of existing corporate officers and employees, to provide incentives for such persons to exert maximum efforts for the success of New Pasqal and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of Ordinary Shares through the granting of awards under the Stock Option Incentive Plan.

The following is a summary of the material features of the Stock Option Incentive Plan. The summary is qualified in its entirety by reference to the full text of the Stock Option Incentive Plan, a copy of which is filed as Exhibit 10.14 to the registration statement of which this prospectus forms a part.

Purpose

The Stock Option Incentive Plan is intended to motivate and associate certain corporate officers and employees of New Pasqal and certain eligible subsidiaries of the New Pasqal Group, to the New Pasqal Group’s growth and to value their active participation to the success of the New Pasqal Group, through their initiative, contributions and performance.

Types of Awards

The Stock Option Incentive Plan permits the grant of stock options in accordance with Articles L. 225-177 et seq. of the French Commercial Code (“Stock Options”). Stock Options entitle their holders to subscribe for or purchase newly issued Ordinary Shares at a price fixed on the date of grant, thereby enabling participants to benefit from any future increase in New Pasqal’s value.

Share Reserve

Subject to adjustments as set forth in the Stock Option Incentive Plan, the maximum number of Ordinary Shares available for grant under the Stock Option Incentive Plan is equal to ten percent (10%) of the fully diluted, and as converted, outstanding Ordinary Shares immediately following the Closing, it being specified that this ten percent (10%) limitation is a global limitation shared across the RSU Incentive Plan, the BSPCE Incentive Plan, the Stock Option Incentive Plan, the Warrant Delegation and any equivalent equity incentive instruments under local laws. The Ordinary Shares resulting from the exercise of Stock Options may be registered or bearer shares at the holder’s choice in accordance with the applicable regulations.

Eligibility

Subject to the provisions of Articles L. 225-177 et seq. of the French Commercial Code, Stock Options may be granted to any individual who is employed by New Pasqal under a French law employment contract (contrat de travail), regardless of the nature or duration of such contract (whether permanent, fixed-term, full-time or part-time). In a société anonyme, corporate officers eligible for a Stock Option award are executive officers whose compensation is subject to the tax regime applicable to wages and salaries (i.e., chairman of the Board (président du conseil d’administration), CEO (directeur général) and deputy CEO (directeurs généraux délégués)). Subject to the provisions of Articles L. 225-180 and L. 225-185 of the French Commercial Code, Stock Options may also be granted to employees and corporate officers of companies in which New Pasqal holds, directly or indirectly, at least ten percent (10%) of the share capital or of the voting rights.

Administration

The Stock Option Incentive Plan is administered by the Board (conseil d’administration) (the “Stock Option Incentive Plan Administrator”). The Stock Option Incentive Plan Administrator has the discretionary power to analyze and interpret the terms of the Stock Option Incentive Plan.

Vesting and Exercisability

Subject to certain acceleration provisions under the Stock Option Incentive Plan, on each of the vesting dates (the “Vesting Dates”), subject to having remained an eligible participant until the relevant Vesting Date, Stock Options will become vested and exercisable with respect to a percentage of the number of Stock Options set out in the notice of grant, as follows (unless a different vesting schedule (including any vesting schedule imposing performance conditions) is set forth in the applicable notice of grant): (i) 1st anniversary of the vesting start date (which vesting start date will be set forth in the applicable notice of grant or, absent such specification in the notice of grant, the grant date): 25% of the Stock Options; (ii) 2nd anniversary of the vesting start date: 25% of the Stock Options; (iii) 3rd anniversary of the vesting start date: 25% of the Stock Options; and (iv) 4th anniversary of the vesting start date: the balance of the Stock Options.

The exercise price per Stock Option is at least equal to the fair market value of an Ordinary Share at the date of grant. The Stock Options are exercisable within the applicable term set forth in the notice of grant (which, in the absence of specification in the notice of grant, will be twenty (20) years from the date of grant). The exercise price cannot be modified after the date of grant.

For purposes of the foregoing vesting provisions, a participant will cease to be an eligible participant if the participant is no longer bound to New Pasqal, or to any other company within the New Pasqal Group, by a corporate mandate or an employment contract, for whatever reason, including by reason of death, disability, resignation, dismissal, or voluntary or compulsory retirement. A participant will also cease to be an eligible participant if New Pasqal no longer owns at least 50% of the capital or voting rights of the New Pasqal Group company in which such participant holds a position, unless the Stock Option Incentive Plan Administrator decides otherwise.

Acceleration

All or part of the Stock Options granted to a participant may be definitively vested and exercisable in advance, regardless of any continued service condition, in the event of an express decision to that effect by the Stock Option Incentive Plan Administrator upon the occurrence of any of the following transactions: (i) sale of ninety-five percent (95%) of the shares of New Pasqal before the exercise of the Stock Options; (ii) merger by absorption of New Pasqal before the exercise of the Stock Options at the end of which the shareholders who held control of New Pasqal immediately before the completion of the merger will not hold control of the company benefiting from the merger; (iii) transfer or any other form of assignment before the exercise of the Stock Options by one or more shareholders of New Pasqal to any person of a number of shares having the effect of conferring on such person more than fifty percent (50%) of the share capital and voting rights of New Pasqal; or (iv) sale of all or substantially all of the assets of New

Pasqal before the exercise of the Stock Options to a third party not controlled, directly or indirectly, by New Pasqal or by the shareholders controlling it. A participant must exercise all of such participant’s exercisable Stock Options within the five (5) days preceding the completion of one of the foregoing transactions.

Nontransferability

Stock Options are non-transferable and may only be exercised by the participant to whom they were granted, or by such participant’s heirs within the time period prescribed by law.

Termination of Service

Unless extended by decision of the Stock Option Incentive Plan Administrator, a participant will have a period of three (3) months following the applicable departure notification date (or, in the case of permanent incapacity, six (6) months following the applicable departure notification date, or in the case of death, six (6) months following the date of death) to exercise such participant’s exercisable Stock Options (or, if earlier, until the expiration of the term of the Stock Options), and in the absence of exercise during such period, the Stock Options shall automatically become null and void by operation of law. Any Stock Options that are not exercisable as of the departure notification date or death, as applicable, will be automatically null and void.

Holding Period for Corporate Officers

In accordance with Article L. 225-185 of the French Commercial Code, the Stock Option Incentive Plan Administrator shall indicate in the applicable notice of grant for corporate officers to whom Stock Options have been granted in such capacity whether the Stock Options may not be exercised by such participant prior to the termination of their duties, or shall determine the number of Ordinary Shares resulting from exercise of the Stock Options that they are required to retain in registered form until the termination of their duties. In the absence of any mention in the applicable notice of grant, in case of exercise of the Stock Options, corporate officers will be required to retain a number of Ordinary Shares equal to 1% of the granted Stock Options, until the termination of their duties as corporate officer.

Adjustment

If, at any time prior to the exercise of a Stock Option grant, New Pasqal is merged or split, a participant will, upon exercise of the Stock Options, receive shares of the surviving entity rather than Ordinary Shares. The number of shares of the surviving entity that will be delivered will depend on the exchange ratio agreed between the parties in the merger or demerger agreement, as the case may be. In the event of financial transactions listed under Article L. 225-181 subsection 2 of the French Commercial Code occurring prior to the exercise of a Stock Option grant and resulting in a modification of the value or number of Stock Options initially awarded, the Stock Option Incentive Plan Administrator, if it deems appropriate, may take all measures to protect the interests and rights of the participants.

Amendment and Duration

The Stock Option Incentive Plan Administrator may grant Stock Options under the Stock Option Incentive Plan for thirty-eight (38) months measured from the shareholder approval date. A Stock Option agreement may only be modified by mutual agreement between the Stock Option Incentive Plan Administrator and the applicable participant.

Warrant Delegation

The purpose of the Warrant Delegation is to provide a means by which warrants can be granted to certain persons, including consultants or advisors of New Pasqal, who are not otherwise eligible for grants under the RSU Incentive Plan, the BSPCE Incentive Plan or the Stock Option Incentive Plan.

Subject to adjustments as set forth in the Warrant Delegation, the maximum number of Ordinary Shares available for grant under the Warrant Delegation is equal to ten percent (10%) of the fully diluted, and as converted, outstanding Ordinary Shares immediately following the Closing, it being specified that this ten percent (10%) limitation is a global limitation shared across the RSU Incentive Plan, the BSPCE Incentive Plan, the Stock Option Incentive Plan, the Warrant Delegation and any equivalent equity incentive instruments under local laws.

The Warrant Delegation permits the grant of warrants (bons de souscription d’actions) granted in accordance with article L.228-91 et seq. of the French Commercial Code (“Warrants”).

The Warrants do not benefit from any specific favorable tax and social security contributions regime under French law. Beneficiaries are urged to consult their own tax and social security contributions advisors. It should be noted that the Finance Act for 2025 introduced a new regime applicable to management packages, which is not detailed in the present document. In principle, this regime may, subject to certain conditions, apply to gains relating to the Warrants, including upon the disposal of the shares acquired through the exercise of the Warrants. Accordingly, its application should be assessed on a case-by-case basis. This new regime may also have tax and social security implications for both the beneficiary and the employer.

The terms and conditions applicable to the Warrants, granted under the Warrant Delegation, will be decided and approved by New Pasqal’s Board (conseil d’administration) in accordance with the Warrant Delegation.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

A&R Registration Rights Agreement

In connection with the Closing, the RRA Parties entered into the amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), which amended and restated the Registration Rights Agreement.

The A&R Registration Rights Agreement provides for, among other things, the following:

•        Shelf registration rights:    No later than thirty (30) business days following the Closing, New Pasqal will file a Resale Shelf Registration Statement registering all of the Registrable Securities (as defined in the A&R Registration Rights Agreement). New Pasqal will use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing thereof, but in no event later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the SEC notifies New Pasqal that it will “review” the Resale Shelf Registration Statement) after the Closing Date and (ii) the tenth (10th) Business Day (as defined in the A&R Registration Rights Agreement) after the date New Pasqal is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Subject to certain customary exceptions, at any time and from time to time, holders with registration rights having a reasonably anticipated gross aggregate offering price of at least $25,000,000 of the then-outstanding Registrable Securities may make a written demand for underwritten and other shelf take-downs.

•        Demand registration rights:    At any time and from time to time, holders with registration rights having a reasonably anticipated gross aggregate offering price of at least $25,000,000 of the then-outstanding Registrable Securities may make a written demand for registration of all or part of their Registrable Securities, provided that, among certain other limitations, the securities of such RRA Parties are not subject to lock up and no resale shelf registration statement for such securities is then effective. Upon receipt of such demand, New Pasqal will be required to file a registration statement covering all or any portion of the RRA Parties’ Registrable Securities (as defined therein) requested to be included, including, under certain circumstances, the offering of such Registrable Securities (as defined therein) in the form of an underwritten offering.

•        “Piggy-back” registration rights:    Pursuant to the Securities Act and subject to certain customary exceptions (including underwriter cutbacks), at any time after the Closing, if New Pasqal proposes to file a registration statement with respect to an offering of its equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for New Pasqal’s own account or for the account of the shareholders of New Pasqal, then New Pasqal will (i) notify the holders of Registrable Securities of such offering as soon as possible but not less than ten (10) days before the anticipated filing of such registration statement, and (ii) offer such holders the opportunity to include in such registration statement (including any underwritten offering) register the sale of such number of Registrable Securities that such holders may request in writing within five (5) days following receipt of notice from New Pasqal.

•        Expenses and indemnification:    All fees, costs and expenses of registrations and transfers will be borne by New Pasqal in accordance with the A&R Registration Rights Agreement and underwriting discounts and selling commissions and certain other fees attributable to the Registrable Securities will be borne by the holders selling or transferring such Registrable Securities. The reasonable and documented fees and out-of-pocket expenses of one counsel for all of the holders participating in an underwritten offering shall be reimbursed by New Pasqal, provided that such reimbursable fees and expenses of counsel shall not exceed $50,000 per registration. The A&R Registration Rights Agreement will contain customary cross-indemnification provisions, under which New Pasqal is obligated to indemnify holders of Registrable Securities (as defined therein) in the event of material misstatements or omissions in the applicable registration statement attributable to New Pasqal, and holders of Registrable Securities are obligated to indemnify New Pasqal for material misstatements or omissions attributable to them.

•        Registrable Securities and Term:    Securities of New Pasqal will cease to be Registrable Securities (as defined therein) when (a) such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in a registration statement that covers such Registrable

Securities; (b) such Registrable Securities shall have ceased to be outstanding; (c) such Registrable Securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction; (d) such Registrable Securities shall have been otherwise transferred by a holder, a new certificate or book-entry for such security not bearing a legend restricting further transfer shall have been delivered by New Pasqal and subsequent public distribution of such security shall not require registration under the Securities Act; or (e) such Registrable Securities are eligible for resale without registration pursuant to Rule 144 under the Securities Act (or any successor rule promulgated thereafter by the SEC) without volume or manner-of-sale restrictions and without the requirement for New Pasqal to be in compliance with the current public information required by Rule 144(i)(2) under the Securities Act. Registration Rights under the A&R Registration Rights Agreement will terminate on the earlier of (i) the fifth (5th) anniversary of the date of the A&R Registration Rights Agreement and (ii) with respect to any holder of Registrable Securities, the date on which such holder no longer holds Registrable Securities.

•        Liquidated Damages:    Subject to certain exceptions, if (A) the Shelf Registration Statement has not been filed by the Filing Deadline (as defined in the A&R Registration Rights Agreement), (B) the Shelf Registration Statement has not been declared effective by the Effectiveness Deadline (as defined in the A&R Registration Rights Agreement), or (C) at any time on or after the Effectiveness Deadline the Shelf Registration Statement (or any subsequent Shelf Registration Statement covering Registrable Securities) ceases to be effective or unusable for the public resale of Registrable Securities for more than fifteen (15) consecutive Business Days or for more than an aggregate of forty-five (45) Business Days in any twelve (12) month period (each such event, a “Registration Default”), then, as liquidated damages and not as a penalty, New Pasqal shall pay to each Investor an amount in cash (the “Liquidated Damages”) equal to 1.00% of the aggregate amount paid pursuant to the SPA by such Investor for its securities thereunder then held by such Investor for each 30-day period or pro rata for any portion thereof during which the failure continues; provided that such Liquidated Damages to any Investor may not exceed, in the aggregate, 7.5% of the aggregate purchase price paid by such Investor to New Pasqal under the SPA.

The form of the A&R Registration Rights Agreement is attached as Exhibit 10.4 to the registration statement of which this prospectus forms a part.

Securities Purchase Agreement

In connection with the transactions contemplated by the Business Combination Agreement, Bleichroeder, Merger Sub and certain investors entered into a securities purchase agreement dated as of March 4, 2026 and as amended on May 23, 2026, pursuant to which Investors agreed, among other things subject to certain conditions, to subscribe $312.5 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares and receive warrants to subscribe up to a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at an exercise price of $12.00 per New Pasqal Ordinary Share, subject to adjustments provided in the March 2026 SPA at the closing of the Business Combination, for an aggregate subscription price of $250.0 million, reflecting a 20% original issue discount in a private placement. Each of the Investment Warrants are immediately exercisable upon issuance and will expire five years from the date of Closing. The closing of the Investment occurred substantially concurrent with the Closing. In accordance with the French Commercial Code, the Senior Unsecured Convertible Bonds were issued pursuant to the Terms and Conditions (termes et conditions des obligations convertibles en actions ordinaires) attached to New Pasqal’s shareholders decision issuing the Senior Unsecured Convertible Bonds, and the Investment Warrants were issued pursuant to the Terms and Conditions (termes et conditions des bons de souscriptions d’actions) attached to New Pasqal’s shareholders decision issuing the Investment Warrants.

Bpifrance Large Venture, one of Legacy Pasqal’s investors and an entity with representation on the New Pasqal Board, participated in the March 2026 Financing.

Ranking:    The Senior Unsecured Convertible Bonds shall rank senior to the New Pasqal Ordinary Shares and any other class or series of capital stock of New Pasqal currently existing or hereafter authorized, classified or reclassified by New Pasqal, and junior and subordinated to other unsecured and unsubordinated obligations of New Pasqal.

Bondholders Representative:    Holders of the Senior Unsecured Convertible Bonds shall be organized as Masse. The Masse shall be governed by the provisions of the French Code de commerce and will act in part through a bondholders representative (representant de la masse) and in part through collective decisions of the Convertible Bondholders, whether by general meetings or written consultations as permitted under Article L. 228-46-1 of the French Commercial Code. Any reasonable and documented costs or expenses incurred by the holders of the Senior Unsecured Convertible Bonds in connection with the operation and consultation of the Masse shall be reimbursed by New Pasqal upon presentation of the relevant invoices.

Interest Payments:    The Senior Unsecured Convertible Bonds shall bear from their issuance until they are converted or redeemed, interests payable in cash on a semi-annual basis at a rate equal to 10%. However, if a payment in cash has not been made on a semi-annual payment date, payment on the next semi-annual payment date shall be in PIK at a rate of 12% payable and compounded annually from the last payment date on which a payment in cash has been made.

Liquidation Preference:    Upon any liquidation or deemed liquidation event, the holders of Senior Unsecured Convertible Bonds will be entitled to receive out of the available proceeds, before any distribution is made to holders of ordinary shares or any other junior securities, an amount equal to 100% of the Accrued Value (as defined in the Senior Unsecured Convertible Bonds Terms and Conditions). Thereafter, the holders of Senior Unsecured Convertible Bonds will be entitled to receive their pro rata share of the remaining available proceeds available for distribution to bondholders, pro rata based on the number of Ordinary Shares held by each such holder, including all Ordinary Shares converted and all Ordinary Shares issuable upon conversion immediately prior to such liquidation, dissolution or winding up of New Pasqal.

Protective Provisions:    For as long as 10% of the Senior Unsecured Convertible Bonds issued as of the Closing Date are held by Inflection Point Asset Management LLC or the other investors in the March 2026 Financing or their respective affiliates, New Pasqal shall not, without the affirmative vote or written consent of the Masse, take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New Pasqal, or commence or consent to any bankruptcy proceeding relating to New Pasqal (to the extent permitted under French law); (ii) amend, alter, or repeal any provision of the Company’s bylaws or the Senior Unsecured Convertible Bonds Terms and Conditions in a manner that materially and adversely affects the powers, preferences or rights given to the holders of the Senior Unsecured Convertible Bonds; (iii) create, authorize or issue any other equity security or security convertible into or exercisable for any equity security unless such security ranks junior to the Senior Unsecured Convertible Bonds with respect to its rights, preferences and privileges, or increase the aggregate amount of the Senior Unsecured Convertible Bonds accordingly; (iv) pay any cash dividend or redeem any equity or equity-linked security prior to repayment in full, redemption or conversion of the Senior Unsecured Convertible Bonds into New Pasqal Ordinary Shares, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of New Pasqal; (v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under New Pasqal’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New Pasqal, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New Pasqal; or (vi) incur or guarantee any new indebtedness, including secured and/or senior debt, other than equipment leases or trade payables incurred in the ordinary course of business. The Company will promptly deliver written notice to the Senior Unsecured Convertible Bonds of the occurrence of any breach or default of the foregoing, each of which shall be considered as an event of default unless, if curable, it has not been cured within five business days of formal notice sent by registered letter with acknowledgement of receipt (lettre recommandée avec accusé de reception) or by bailiff service (notification par commissaire de justice).

Optional Conversion:    Each Convertible Bond may be converted into New Pasqal Ordinary Shares at any time at the option of the holder at a rate equal to the then-Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $12.00, subject to adjustments for stock dividends, stock splits, combinations, reclassifications and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of New Pasqal Ordinary Shares at prices less than the conversion price then in effect. In addition, on the date that is six months after the Closing, if the 20-day volume-weighted average price of the New Pasqal Ordinary Shares is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.80.

Redemption Rights:    Unless prohibited by applicable law governing distributions to shareholders, the Senior Unsecured Convertible Bonds shall be redeemable at the option of each holder of Senior Unsecured Convertible Bonds commencing any time after the 5th anniversary of the Closing at a price equal to the Accrued Value. New Pasqal shall elect to settle with (i) cash from distributable amounts in accordance with article L. 232-11 of the French Commercial Code; (ii) cash proceeds from a new issue of equity securities carried out for the purpose of such redemption; (iii) New Pasqal Ordinary Shares on a price per share basis at least 20.0% lower than the last closing price immediately preceding the issuance of notice pursuant to which New Pasqal has elected its settlement method; or (iv) a combination thereof.

Call Rights:    Unless prohibited by applicable law governing distributions to shareholders, all or a portion of the Senior Unsecured Convertible Bonds shall be redeemable at the option of New Pasqal commencing any time (i) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (ii) on or after the 1st anniversary but prior to the 2nd anniversary of the Closing at a price equal to the 140% of the Accrued Value, (iii) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (iv) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (v) on or after the fourth anniversary of the Closing but prior to the 5th anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (vi) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.

Investment Warrants:    At the closing of the March 2026 Financing, the Investors received Investment Warrants to purchase New Pasqal Ordinary Shares. The Investment Warrants are immediately exercisable upon issuance at Closing and will expire five years from the date of Closing. The Investment Warrants include customary cash and cashless exercise provisions. Each Investment Warrant is initially exercisable at $12.00 per New Pasqal Ordinary Share, subject to the same anti-dilution and other adjustments as the Senior Unsecured Convertible Bonds.

Warrant Redemption:    Commencing on the one year anniversary of the Closing, New Pasqal may redeem all outstanding Investment Warrants, in whole and not in part, at any time, upon prior written notice of redemption, as described in the Securities Purchase Agreement, if, and only if, the last reported sale price of the New Pasqal Ordinary Shares underlying such Investment Warrants equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period, and subject to certain other conditions.

Investment Warrants Representative:    Holders of Investment Warrants shall be organized as a Warrants Masse. The Warrants Masse shall be governed by the provisions of the French Code de commerce and will act in part through a representative (representant de la masse) and in part through collective decisions of the Convertible Bondholders, whether by general meetings or written consultations as permitted under Article L. 228-46-1 of the French Commercial Code.

Inflection Point Designation Rights:    In connection with the March 2026 Financing, Bleichroeder and the Sponsor agreed to provide the IP Investors led by Inflection Point, the right to designate an IP nominee to be included as one of the directors that Bleichroeder is entitled to designate to the New Pasqal Board at the Closing (the “Designation Right”) under the Business Combination Agreement. Each of Bleichroeder and the Sponsor agreed to take all actions within its respective power, including voting (or causing to be voted) any securities of Bleichroeder or New Pasqal over which it exercises voting control, and to exercise all rights it may have under the Business Combination Agreement, any organizational documents, any investor rights or similar agreement, or otherwise, to designate the IP Nominee to the New Pasqal Board.

Service Agreement with Wasiq Bokhari

On September 8, 2023, a subsidiary of Legacy Pasqal entered into a service agreement with Mr. Wasiq Bokhari, who has served as Legacy Pasqal’s chairman since January 2024. Pursuant to the agreement, Dr. Bokhari provided advisory services to Legacy Pasqal and its subsidiaries, including corporate growth strategy, fundraising assistance and operational support. Compensation under the agreement was $10,000 per week. The agreement included a non-compete provision prohibiting Dr. Bokhari, for six months following termination, from working with or for any competitor of Legacy Pasqal. This service agreement was terminated effective as of the date of Mr. Bokhari’s appointment as mandataire social on October 29, 2025.

Stock Appreciation Rights

From December 23, 2019 to December 11, 2025, Pasqal SAS entered into certain share appreciation rights (“SAR”) agreements (the “SAR Agreements”) with certain Pasqal SAS’ employees and employees of Pasqal SAS’ subsidiaries. In connection with the Business Combination, after the Closing, Legacy Pasqal will enter into the amendments to the SAR Agreements to provide that (i) the reference securities used to calculate the appreciation payable upon a qualifying liquidity event, as defined therein, is Legacy Pasqal’s securities, and (ii) the qualifying liquidity events, as defined therein, that trigger payment under the SAR Agreements are liquidity events occurring at the level of Legacy Pasqal. Each SAR award is subject to a four-year vesting schedule, and certain SAR awards are subject to additional performance-based vesting conditions set forth therein.

Company Support Agreement

Concurrently with the execution of the Business Combination Agreement, certain shareholders of Pasqal entered into a company support agreement (the “Company Support Agreement”) with Bleichroeder, Legacy Pasqal and Merger Sub, pursuant to which each such shareholders agreed to, among other things, (i) vote in favor of the Business Combination Agreement, the Mergers, and each other proposal related to the Business Combination, and against any alternative transactions or agreements that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Business Combination, (ii) be bound to certain transfer restrictions with respect to its shares and other equity securities of Pasqal prior to the expiration of the Company Support Agreement, and (iii) vote in opposition to any proposals for an Alternative Transaction (as defined in the Company Support Agreement).

Shareholders Agreement

In connection with Pasqal SAS’ Series A and Series B rounds in 2021 and 2022, Pasqal SAS entered into certain shareholders’ agreements (“Series A and Series B SHAs”) with certain Pasqal SAS shareholders. The Series A and Series B SHAs have been terminated and are no longer in effect. In 2025, Pasqal SAS entered into a shareholders’ agreement in connection with its Series C round (“Series C SHA”).

On February 28, 2026, Legacy Pasqal entered into a shareholders’ agreement (“SHA,” together with the Series C SHA, the “SHAs”) that provided certain rights to Legacy Pasqal shareholders including certain approval rights, restrictions on transfers, rights of first offer and refusal, tag-along rights, drag-along rights, observer rights and information rights. The SHAs terminated upon the consummation of the Business Combination.

BSPCEs

In connection with the Pasqal Reorganization, in June 2026, 347,800 historical BSPCEs awarded by Pasqal SAS with an exercise price of €0.37 were exercised by the BSPCE beneficiaries, resulting in the issuance of 347,800 ordinary shares of Pasqal SAS. These 347,800 ordinary shares of Pasqal SAS will be contributed to Legacy Pasqal prior to closing, resulting in the issuance of 347,800 ordinary shares of Legacy Pasqal in remuneration of this contribution. Furthermore, all 2021-1, 2021-2, 2022, 2024, 2025-1 and 2025-2 BSPCE at the level of Pasqal SAS were cancelled, and new BSPCE were issued by Legacy Pasqal and granted to the relevant beneficiaries.

Business Allocation Agreement between Pasqal Holding SAS and Pasqal SAS

In connection with the Pasqal Reorganization, Pasqal SAS and Legacy Pasqal entered into a business allocation agreement pursuant to which all activities relating to the development of core intellectual property or the production of next-generation hardware must be carried out within Pasqal SAS or its subsidiaries, and none of these activities carried out by Pasqal SAS may be transferred to a subsidiary of Pasqal SAS located outside France without the agreement of a strategic committee (including the positive vote of Bpifrance) (the “Strategic Committee”) consisting of five members: the CEO of New Pasqal, the Chairman of Pasqal SAS, two members of the board of directors of New Pasqal, and a representative of Bpifrance. The agreement has an initial term of 15 years, renewable at the request of either party for an additional period of 5 years.

Strategic Committee

In connection with the consummation of the Business Combination, a Strategic Committee was established at Pasqal SAS pursuant to its articles of association, consisting of five members, including (i) the Chief Executive Officer of New Pasqal, (ii) Pasqal SAS’ President, (iii) two board members of New Pasqal and (iv) a representative of Bpifrance, one of Legacy Pasqal’s shareholders that will remain a shareholder of New Pasqal. The consent of the Strategic Committee (majority vote with the positive vote of Bpifrance) is required in connection with decisions relating to, among other things, changes to Pasqal SAS’ jurisdiction of incorporation, the sale of a major portion of intellectual property or assets to a non-French acquirer, the development of any intellectual property by Pasqal SAS filed outside of France, the license of any intellectual property by Pasqal SAS including to any subsidiary of the Pasqal Group, any transfer to be made pursuant to the Business Allocation Agreement, any amendment to the Business Allocation Agreement, any production of critical parts that are not one generation behind outside of France, any amendment to the definition of core hardware technical activities subject to a firewall, and the ratification of the appointment of Pasqal SAS’ President.

Lock-Up Agreements

In connection with the Closing, New Pasqal, the Sponsor, certain shareholders of Legacy Pasqal, certain shareholders of Bleichroeder and certain directors and officers entered into lock-up agreements (the “Lock-Up Agreements”), pursuant to which, among other things, each of the Lock-Up Parties agreed not to effect any sale or distribution of the New Pasqal Ordinary Shares held by such holder after the Closing until the earlier of (i) 180 days after the date on which the Closing occurs, (ii) the day after the date on which the closing price of the New Pasqal Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the date on which the Closing occurs, and (iii) the date on which New Pasqal consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Pasqal’s shareholders having the right to exchange their shares for cash, securities or other property, subject to certain exceptions set forth in the Lock-Up Agreements.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under French law, subject to certain exceptions contained in those agreements.

Bpifrance Board Representation Letter

In connection with the Closing, New Pasqal entered into the Bpifrance Board Representation Letter with Bpifrance, one of Legacy Pasqal’s shareholders that will remain a significant shareholder of New Pasqal following the Business Combination. Pursuant to the Bpifrance Board Representation Letter, for so long as Bpifrance or its affiliates beneficially own any New Pasqal Ordinary Shares, Bpifrance will be entitled to propose the appointment of one member to the New Pasqal Board, who New Pasqal will also propose for appointment to the Board’s nominating and governance committee, and New Pasqal will undertake to submit renewal or replacement resolutions to its shareholders and to co-opt a replacement proposed by Bpifrance if the director so designated ceases to serve. If the BPI Investor ceases to beneficially own at least 50% of the New Pasqal Ordinary Shares it beneficially owned on the date of the Bpifrance Board Representation Letter, Bpifrance has agreed to negotiate in good faith the director appointment rights it will retain thereafter. For this purpose, the “BPI Investor” consists, collectively, of Bpifrance and its affiliated funds and managed or advised entities (including FPS Fonds Innovation Défense and FPS Bpifrance Innovation I, Compartiment B Large Venture 2), together with Caisse des Dépôts et Consignations, the French State and their respective affiliated entities. The board seat designated by Bpifrance is initially held by a legal entity (personne morale) that, in accordance with French law, has appointed Nicolas Berdou as its permanent representative (représentant permanent).

EIC Board Representation Letter

In connection with the Closing, New Pasqal entered into the EIC Board Representation Letter with EIC Fund, one of Legacy Pasqal’s shareholders that will remain a shareholder of New Pasqal following the Business Combination. Pursuant to the EIC Board Representation Letter, for so long as the EIC Investor beneficially owns any New Pasqal Ordinary Shares, EIC Fund will be entitled to propose the appointment of one member to the New Pasqal Board, who New Pasqal will also propose for appointment to the Board’s audit committee, and New Pasqal will undertake to submit renewal or replacement resolutions to its shareholders and to co-opt a replacement proposed by EIC Fund if the director so designated ceases to serve. The board seat designated by EIC Fund will initially be held by Jean Raby.

MC Advisory Board Observer Letter

In connection with the Closing, New Pasqal and MC Advisory entered into the MC Advisory Board Observer Letter, pursuant to which, for so long as MC Advisory Investor beneficially owns 50% of the New Pasqal Ordinary Shares it beneficially owns at the date of the MC Advisory Board Observer Letter, MC Advisory will be entitled to request one non-voting observer to attend meetings of the New Pasqal Board, provided that none of Mr. Combes, Mr. Gundlach or any other member, manager, partner, principal, director, officer, employee, agent, representative, controlling person or other affiliate of MC Advisory, the MC Advisory Investor (as defined therein) or any permitted transfee thereunder is a member of the New Pasqal Board.

Policy Regarding Related Party Transactions After the Business Combination

Upon the closing of the Business Combination, New Pasqal adopted a policy and procedures whereby its audit committee will be responsible for reviewing and approving related party transactions. In addition, New Pasqal’s Code of Ethics will require that all of our employees and directors inform New Pasqal of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest.

PRINCIPAL SECURITYHOLDERS

The following table and accompanying footnotes set forth information known to us regarding the actual beneficial ownership of the Ordinary Shares by:

•        each person who is the beneficial owner of more than 5% of our outstanding Ordinary Shares;

•        each of our current directors and named executive officers; and

•        all of our directors and officers, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the Ordinary Shares subject to Rollover BSPCEs, options, Warrants, Investment Warrants, Senior Unsecured Convertible Bonds or other rights held by that person that are currently exercisable or convertible, or will become exercisable or convertible within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Ordinary Shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership of the Company is based on 212,293,691 Ordinary Shares issued and outstanding as of September 1, 2026 after giving effect to the Business Combination and after giving effect to redemptions by Bleichroeder’s public shareholders in connection with the consummation of the Business Combination. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all Ordinary Shares subject to the Rollover BSPCEs, options, Warrants, Investment Warrants and Senior Unsecured Convertible Bonds held by the person that are currently exercisable or convertible or exercisable or convertible within 60 days of September 1, 2026. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The table excludes the potential dilutive effect of 17,333,333 Ordinary Shares issuable upon exercise of the Warrants, 32,703,460 Ordinary Shares underlying the Rollover BSPCEs and assumed options, 26,041,667 Ordinary Shares issuable upon conversion of the Senior Unsecured Convertible Bonds and 32,552,083 Ordinary Shares issuable upon exercise of the Investment Warrants, in each case other than as reflected in the footnotes below.

Unless otherwise indicated and subject to applicable community property laws, we believe that all persons named in the table below have sole voting and investment power with respect to the Ordinary Shares beneficially owned by them. To our knowledge, none of the Ordinary Shares beneficially owned by any executive officer or director have been pledged as security. Unless otherwise indicated, the address of each shareholder named below is c/o Pasqal Holding SA, 24, rue Emile Baudot, 91120 Palaiseau, France.

	Ordinary Shares	% of Total Ordinary Shares
Directors and Executive Officers(1):
Dr. Loïc Henriet(2)	4,283,671	2.0%
Dr. Wasiq Bokhari(3)	6,555,762	3.0%
Georges-Olivier Reymond(4)	22,231,152	10.5%
Stéphane Rougeot	—	*
Barbara Dalibard	—	*
Michel Combes(5)	4,011,667	1.9%
Andrew Gundlach(6)	4,011,666	1.9%

	Ordinary Shares	% of Total Ordinary Shares
Michael Blitzer	—	*
Alain Aspect(8)	973,107	*
Nicolas Berdou(9)	—	*
Jean Raby	—	*
All Directors and Executive Officers as a Group (eleven individuals)	42,067,025	18.7%

5.0% or Greater Beneficial Owners:
Investiqo SAS(10)	12,382,286	5.8%
Entities affiliated with Quantonation(11)	24,448,402	11.5%
Runa Capital Fund III, L.P.(12)	18,961,944	8.9%
Entities affiliated with Bpifrance Investissement S.A.S.(13)	24,480,841	11.4%
Entities affiliated with Temasek(14)	11,873,655	5.6%
EIC Fund(15)	14,510,094	6.8%
Inflection Point(7)	15,890,625	7.0%

____________

*        Indicates beneficial ownership of less than 1% of our outstanding Ordinary Shares.

(1)      Unless otherwise indicated, the business address of each director and executive officer is 24, rue Emile Baudot, 91120 Palaiseau, France.

(2)      Consists of (i) 1,034,244 New Pasqal Ordinary Shares and (ii) an aggregate of 3,249,427 New Pasqal Ordinary Shares underlying (i) 135,987 BSPCEs that are vested and exercisable as of the date hereof plus (ii) 6,932 BSPCEs that will become vested and exercisable within 60 days, with each BSPCE exercisable for a number of New Pasqal Ordinary Shares equal to the Exchange Ratio. Upon consummation of the Business Combination and pursuant to the Business Combination Agreement, Dr. Henriet acquired 332,753 BSPCEs exercisable for an aggregate of 7,565,520 New Pasqal Ordinary Shares, with the following vesting schedule:(i) 1,946 BSPCEs vesting on a monthly basis between July 1, 2024, and July 1, 2028, (ii) 1,442 BSPCEs vesting on a monthly basis between January 1, 2025, and January 1, 2029, and (iii) 3,544 BSPCEs vesting on a monthly basis between July 1, 2025, and July 1, 2029.

(3)      Consists of an aggregate of 6,555,762 New Pasqal Ordinary Shares underlying (i) 274,476 BSPCEs that are vested and exercisable as of the date hereof plus (ii) 13,865 BSPCEs that will become vested and exercisable within 60 days, with each BSPCE exercisable for a number of New Pasqal Ordinary Shares equal to the Exchange Ratio. Upon consummation of the Business Combination and pursuant to the Business Combination Agreement, Dr. Bokhari acquired 665,507 BSPCEs exercisable for an aggregate of 15,131,063 New Pasqal Ordinary Shares, with the following vesting schedule: (i) 4,100 BSPCEs vesting on a monthly basis between July 1, 2024, and July 1, 2028, (ii) 2,885 BSPCEs vesting on a monthly basis between January 1, 2025, and January 1, 2029, and (iii) 6,880 BSPCEs of vesting on a monthly basis between July 1, 2025, and July 1, 2029.

(4)      Consists of 22,231,152 New Pasqal Ordinary Shares, consisting of (i) 22,185,680 New Pasqal Ordinary Shares and (ii) 45,472 New Pasqal Ordinary Shares underlying 2,000 BSPCEs that are vested and exercisable as of the date hereof. Upon consummation of the Business Combination and pursuant to the Business Combination Agreement, Mr. Reymond acquired 8,000 BSPCEs exercisable for an aggregate of 181,889 New Pasqal Ordinary Shares, vesting annually in four equal installments between March 15, 2026 and March 15, 2029.Mr. Reymond has sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein.

(5)      The shares disclosed for Mr. Combes are held of record by MC Advisory LLC- FZ, consisting of (1) 2,511,667 New Pasqal Ordinary Shares and (2) 1,500,000 New Pasqal Ordinary Shares underlying 1,500,000 New Pasqal Warrants that were formerly Bleichroeder private placement warrants. Mr. Combes is the manager of MC Advisory and may be deemed to beneficially own such securities. Mr. Combes disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein.

(6)      The shares disclosed for Mr. Gundlach consist of (A) 50,233 New Pasqal Ordinary Shares and 30,000 New Pasqal Ordinary Shares underlying 30,000 New Pasqal Warrants that were formerly Bleichroeder private placement warrants held in his personal capacity and (B) 2,461,433 New Pasqal Ordinary Shares and 1,470,000 New Pasqal Ordinary Shares underlying 1,470,000 New Pasqal Warrants that were formerly Bleichroeder private placement warrants held of record by ASG 2019 IRRV TR. Mr. Gundlach holds voting and investment discretion with respect to the securities held of record by ASG 2019 IRRV TR. Mr. Gundlach disclaims any beneficial ownership of the securities held by ASG 2019 IRRV TR other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(7)      Shares are held of record by Inflection Point Fund I LP, or Inflection Point. Consists of (i) 2,000,000 New Pasqal Ordinary Shares, (ii) 1,000,000 New Pasqal Ordinary Shares underlying New Pasqal Warrants that were formerly Bleichoeder private placement warrants, (iii) 5,729,167 shares of New Pasqal Ordinary Shares estimated to be issued to Inflection Point Fund pursuant to the terms of the Senior Unsecured Convertible Bond it holds, at the initial conversion price of $12.00, (ii) 7,161,458 shares of New Pasqal Ordinary Shares issuable upon exercise of the Investment Warrants. Inflection Point Asset Management LLC and Inflection Point GP I LLC are the investment manager and general partner, respectively, of Inflection Point. Voting and dispositive power over securities beneficially owned by Inflection Point are vested in an investment committee of three members, including Michael Blitzer, a director of New Pasqal, Kevin Shannon, who assisted New Pasqal with the Business Combination, and a third individual who does not have, and has not had during the past three years, any relationship with New Pasqal or any of its predecessors or affiliates. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, none of the individuals is deemed a beneficial owner of the entity’s securities.

(8)      Consists of 973,107 New Pasqal Ordinary Shares acquired by Mr. Aspect in the Business Combination. Mr. Aspect has sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein.

(9)      Mr. Berdou does not beneficially own any New Pasqal Ordinary Shares in his individual capacity. Mr. Berdou serves on the New Pasqal Board as the permanent representative (représentant permanent) of Bpifrance , the legal entity (personne morale) designated as a director. Mr. Berdou disclaims beneficial ownership of the New Pasqal Ordinary Shares beneficially owned by the entities affiliated with Bpifrance described herein.

(10)    Investiqo SAS is a French société par actions simplifiée having its registered office located at 7, avenue de la Grande Armée — 75116 Paris, registered with the Paris Trade and Companies Register under the number 848 432 134, represented by Mr. Christophe Jurczak. Investiqo SAS has sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein.

(11)    Consists of (i) 21,924,691 shares held by QUANTONATION 1, a French fonds professionnel de capital investissement having its registered office located at 58, rue d’Hauteville — 75010 Paris under registration with the French Market Authority under number GP-202211 and represented by Quantonation Ventures SAS, a French société par actions simplifiée having its registered office located at 58, rue d’Hauteville — 75010 Paris, registered with the Paris Trade and Companies Register under number 849 813 522, itself represented by Mr. Olivier Tonneau, in which QUANTONATION 1 has sole voting and dispositive power over such New Pasqal Ordinary Shares, (ii) 322,853 New Pasqal Ordinary Shares held by Quantonation Co-Investment SPV I, LLC and (iii) 2,200,858 New Pasqal Ordinary Shares held by FPCI Quantonation Co-Investment SPV II, LLC.

(12)    Runa Capital Fund III, L.P. is an exempted limited partnership organized under the laws of the Cayman Islands, having its registered office at 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1102, Cayman Islands, whose identification number is HS-100958. Runa Capital Fund III, L.P. is represented by its general partner Runa Capital III (GP) who has the sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein. All investment and voting decisions relating to the New Pasqal Ordinary Shares by Runa Capital III (GP) are made by its investment committee. The investment committee is comprised of Andrey Bliznyuk, Dmitry Chikhachev, Dmitry Galperin and Ilya Zubarev. Voting and investment decisions of the investment committee requires an affirmative vote of at least three of the foregoing individuals. Accordingly, none of the individuals is deemed a beneficial owner of the New Pasqal Ordinary Shares under the so-called “rule of three”.

(13)    Consists of (x) 15,936,582 New Pasqal Ordinary Shares held by FPS Fonds Innovation Défense and (y) 6,200,510 New Pasqal Ordinary Shares held by FPS Bpifrance Innovation I, Compartiment B Large Venture 2 (together, the “Bpifrance Funds”). Each of the Bpifrance Funds is a French fonds d’investissement professionnel spécialisé, represented by its management company, Bpifrance Investissement S.A.S., a French société par actions simplifiée having its registered office located at 27-31, avenue du Général Leclerc, 94710 Maisons-Alfort Cedex, registered with the Créteil Trade and Companies Registry under number 433 975 224. Bpifrance Investissement S.A.S., as management company of each of the Bpifrance Funds, has sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein and may be deemed to beneficially own such shares. Bpifrance Investissement S.A.S. is a wholly-owned subsidiary of Bpifrance Participations, which is itself a wholly-owned subsidiary of Bpifrance S.A., which is jointly controlled by the French State and the Caisse des Dépôts et Consignations, each having its principal business address at 27-31, avenue du Général Leclerc, 94710 Maisons-Alfort Cedex, France. The shares reported for the Bpifrance Funds also include (i) 1,041,666 New Pasqal Ordinary Shares estimated to be issued to FPS Bpifrance Innovation I, Compartiment B Large Venture 2 pursuant to the terms of the Senior Unsecured Convertible Bonds it holds, at the initial conversion price of $12.00, and (ii) 1,302,083 New Pasqal Ordinary Shares issuable upon exercise of the Investment Warrants it holds. Bpifrance has the right to designate one member of the New Pasqal Board which right was documented in the Bpifrance Board Representation Letter entered into at the Closing. The board seat designated by Bpifrance is held by a legal entity (personne morale), which, in accordance with French law, has appointed Nicolas Berdou as its permanent representative (représentant permanent), whose business address is 6-8, Boulevard Haussmann, 75009 Paris, France.

(14)    Consists of (i) 10,504,462 New Pasqal Ordinary Shares held by Franklin Investments Pte. Ltd (Temasek) (“Franklin”), a Singaporean private company limited by shares with unique entity number (UEN) 201628627C and a wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”) by which Temasek may be deemed to beneficially own the shares held by Franklin by virtue of its ownership and control of Franklin and (ii) 1,369,193 New Pasqal Ordinary Shares held by Rosa Investments Pte. Ltd., a wholly-owned subsidiary of Temasek. The address of each entity is 60B Orchard Road, #06-18 The Atrium@Orchard, Singapore 238891.

(15)    Alter Domus Management Company S.A. serves as the alternative investment fund manager of EIC Fund. The principal business address of EIC Fund is 15, Boulevard Friedrich Wilhelm Raiffeisen, L-2411 Luxembourg. EIC Fund has the right to designate one member of the New Pasqal Board, which right was documented in the EIC Board Representation Letter entered into at the Closing. The board seat designated by EIC Fund is initially held by Jean Raby.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to 286,674,886 Ordinary Shares, consisting of (a) up to 56,287,179 Ordinary Shares issuable upon conversion of the Senior Unsecured Convertible Bonds, assuming a conversion price of $7.80 per Ordinary Share and taking into account payment-in-kind interest accrued for a period of three years from the Closing Date, (b) up to 50,080,128 Ordinary Shares issuable upon exercise of the Investment Warrants, assuming an exercise price of $7.80 per Ordinary Share, (c) up to 9,583,333 Ordinary Shares held by the Sponsor received upon conversion of 9,583,333 Bleichroeder Class B ordinary shares in connection with the Business Combination, (d) up to 7,750,000 Ordinary Shares issuable upon exercise of the Private Placement Warrants, (e) up to 162,974,246 Ordinary Shares issued to certain affiliated former shareholders of Legacy Pasqal in connection with the Merger, and (ii) up to 7,750,000 Private Placement Warrants. We will not receive any proceeds from the sale of Ordinary Shares or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus.

As used in this prospectus, the term “Selling Securityholders” includes the persons listed in the table below, together with any additional Selling Securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interests in the Ordinary Shares or Private Placement Warrants other than through a public sale.

Certain of the securities held by certain of our Selling Securityholders are subject to transfer restrictions pursuant to the Lock-Up Agreements. Such restrictions began at the Closing of the Business Combination and end on the earlier of (i) 180 days after the date on which the Closing occurred, (ii) the day after the date on which the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the date on which the Closing occurred, and (iii) the date on which New Pasqal consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Pasqal’s shareholders having the right to exchange their shares for cash, securities or other property, subject to certain exceptions set forth in the Lock-Up Agreements.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of September 1, 2026, following the Closing, regarding the beneficial ownership of our Ordinary Shares and Private Placement Warrants by the Selling Securityholders and the Ordinary Shares and Private Placement Warrants being offered by the Selling Securityholders. The applicable percentage ownership of Ordinary Shares is based on approximately 212,293,691 Ordinary Shares outstanding as of September 1, 2026 following the Closing.

Information with respect to Ordinary Shares and Private Placement Warrants owned beneficially after the offering assumes the sale of all of the Ordinary Shares or Private Placement Warrants. The Selling Securityholders may offer and sell some, all or none of their Ordinary Shares or Private Placement Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all Ordinary Shares and Private Placement Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholders is a broker-dealer or an affiliate of a broker dealer.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholder’s method of distributing these shares.

	Ordinary Shares				Warrants to purchase Ordinary Shares
Name of Selling Security Holder(1)	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Georges-Olivier Reymond(2)	22,231,152	22,367,569	—	—
Loïc Henriet(3)	4,283,671	8,599,764	—	—
Wasiq Bokhari(4)	6,555,762	15,131,063	—	—
Entities affiliated with Quantonation(5)	24,448,402	24,448,402	—	—
Entities affiliated with Bpifrance Investissement S.A.S.(6)	24,480,841	26,391,784	—	—
Entities affiliated with Temasek(7)	11,873,655	11,873,655	—	—
EIC Fund(8)	14,510,094	14,510,094	—	—
Alain Aspect(9)	973,107	973,107	—	—
Antoine Browaeys(10)	9,839,930	9,839,930	—	—
Andrew Gundlach(11)	80,233	80,233	—	—	30,000	30,000	—	—
ASG 2019 IRRV TR(11)	3,931,433	3,931,433	—	—	1,470,000	1,470,000	—	—
MC Advisory L.L.C. – FZ(12)	4,011,667	4,011,667	—	—	1,500,000	1,500,000	—	—
Inflection Point Fund I LP(13)	15,890,625	26,400,808	—	—	1,000,000	1,000,000	—	—
Science & Technology Partners Master, L.P.(14)	4,046,875	5,002,346	—	—	1,000,000	1,000,000	—	—
Continental General Insurance Company(15)	8,994,791	15,016,423	666,666	*
Marcello J. Padula(16)	300,000	300,000	—	—
Robert Folino(17)	200,000	200,000	—	—
Katherine Savitt(18)	30,000	30,000	—	—
Antoine Theysset(19)	15,000	15,000	—	—
Clemence Rasigni(20)	15,000	15,000	—	—
Encore Issuances S.A., acting in respect of its Compartment 204(21)	745,336	745,336	—	—
Clear Street LLC(22)	137,500	137,500	—	—	137,500	137,500	—	—
Nicolas Salloum(23)	15,915	15,915	—	—
Lionel Martellini(24)	18,484	18,484	—	—
S.A.G.E.S. (Société Auxiliaire de gestion)(25)	81,463	81,463	—	—
Cyrus Colmcille Claffey(26)	103,494	103,494	—	—
The Denise and Michael Kellen Foundation, Inc.(27)	784,647	784,647	—	—
Alyeska Master Fund, L.P.(28)	10,938,371	53,183,654	—	—
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(29)	4,687,500	8,509,385	—	—
Runa Capital Fund III, L.P.(30)	18,961,944	18,961,944	—	—
Cohen & Company Securities, LLC(31)	2,612,500	2,612,500	—	—	2,612,500	2,612,500	—	—
Investiqo SAS(32)	12,382,286	12,382,286	—	—

____________

*        Indicates beneficial ownership of less than 1% of our Ordinary Shares.

(1)      Unless otherwise noted, the principal business address of each of the following individuals is c/o Pasqal Holding SA, 24, rue Emile Baudot 91120 Palaiseau France.

(2)      Mr. Reymond is a director of New Pasqal. The securities registered for resale consists of 22,367,569 New Pasqal Ordinary Shares, consisting of (i) 22,185,680 New Pasqal Ordinary Shares acquired in the Business Combination and (ii) a maximum of 181,889 New Pasqal Ordinary Shares underlying BSPCEs. Mr. Reymond has sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein.

(3)      Dr. Henriet is the Chief Technology Officer of New Pasqal. The securities registered for resale consists of (i) 1,034,244 New Pasqal Ordinary Shares and (ii) a maximum of 7,565,520 New Pasqal shares underlying BSPCEs. Dr. Henriet has sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein.

(4)      Dr. Bokhari is the Chief Executive Officer and a director of New Pasqal. The securities registered for resale consists of a maximum of 15,131,063 New Pasqal shares underlying BSPCEs held by Dr. Bokhari. Dr. Bokhari has sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein.

(5)      Consists of (i) 21,924,691 shares held by QUANTONATION 1, a French fonds professionnel de capital investissement having its registered office located at 58, rue d’Hauteville — 75010 Paris under registration with the French Market Authority under number GP-202211 and represented by Quantonation Ventures SAS, a French société par actions simplifiée having its registered office located at 58, rue d’Hauteville — 75010 Paris, registered with the Paris Trade and Companies Register under number 849 813 522, itself represented by Mr. Olivier Tonneau, (ii) 322,853 New Pasqal Ordinary Shares held by Quantonation Co-Investment SPV I, LLC and (iii) 2,200,858 shares held by FPCI Quantonation Co-Investment SPV II, LLC. QUANTONATION 1, Quantonation Co-Investment SPV I, LLC and FPCI Quantonation Co-Investment SPV II are managed by QUANTONATION VENTURES SAS, their management company, which is the sole decision maker. QUANTONATION VENTURES SAS’s beneficial owner is its president, Mr Christophe JURCZAK. The address for the Quantonation entities is 58, rue d’Hauteville — 75010 Paris, France. Over the past three (3) years Quantonation 1, together with FPCI Quantonation Co-Investment SPV II and Quantonation Co-Investment SPV I LLC, had the right to appoint a board member under a Shareholders’ Agreement with Legacy Pasqal.

(6)      The shares registered hereby consist of (x) 15,936,582 New Pasqal Ordinary Shares held by FPS Fonds Innovation Défense and (y) 6,200,510 New Pasqal Ordinary Shares held by FPS Bpifrance Innovation I, Compartiment B Large Venture 2 (together, the “Bpifrance Funds”). Each of the Bpifrance Funds is a French fonds d’investissement professionnel spécialisé, represented by its management company, Bpifrance Investissement S.A.S., a French société par actions simplifiée having its registered office located at 27-31, avenue du Général Leclerc, 94710 Maisons-Alfort Cedex, registered with the Créteil Trade and Companies Registry under number 433 975 224. Bpifrance Investissement S.A.S., as management company of each of the Bpifrance Funds, has sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein and may be deemed to beneficially own such shares. Bpifrance Investissement S.A.S. is a wholly-owned subsidiary of Bpifrance Participations, which is itself a wholly-owned subsidiary of Bpifrance S.A., which is jointly controlled by the French State and the Caisse des Dépôts et Consignations, each having its principal business address at 27-31, avenue du Général Leclerc, 94710 Maisons-Alfort Cedex, France. The shares reported for the Bpifrance Funds also include (i) 2,251,487 New Pasqal Ordinary Shares estimated to be issued to FPS Bpifrance Innovation I, Compartiment B Large Venture 2 pursuant to the terms of the Senior Unsecured Convertible Bonds it holds, at the floor conversion price of $7.80 and assuming three years of PIK interest accrued and added to the principal of the Senior Unsecured Convertible Bonds, and (ii) 2,003,205 New Pasqal Ordinary Shares issuable upon exercise of the Investment Warrants it holds assuming an exercise price of $7.80 pursuant to the terms of the Investment Warrants. Bpifrance has the right to designate one member of the New Pasqal Board which right was documented in the Bpifrance Board Representation Letter entered into at the Closing. The board seat designated by Bpifrance is held by a legal entity (personne morale), which, in accordance with French law, has appointed Nicolas Berdou as its permanent representative (représentant permanent), whose business address is 6-8, Boulevard Haussmann, 75009 Paris, France.

(7)      Consists of (i) 10,504,462 New Pasqal Ordinary Shares held by Franklin Investments Pte. Ltd (Temasek) (“Franklin”), a Singaporean private company limited by shares with unique entity number (UEN) 201628627C and a wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”) by which Temasek may be deemed to beneficially own the shares held by Franklin by virtue of its ownership and control of Franklin and (ii) 1,369,193 New Pasqal Ordinary Shares held by Rosa Investments Pte. Ltd., a wholly-owned subsidiary of Temasek. The address of each entity is 60B Orchard Road, #06-18 The Atrium@Orchard, Singapore 238891. Maynard Kang, a director at Temasek, has served as a director of Pasqal Holding SAS.

(8)      Alter Domus Management Company S.A. serves as the alternative investment fund manager of EIC Fund. The principal business address of EIC Fund is 15, Boulevard Friedrich Wilhelm Raiffeisen, L-2411 Luxembourg. EIC Fund has the right to designate one member of the New Pasqal Board, which right was documented in the EIC Board Representation Letter entered into at the Closing. The board seat designated by EIC Fund is initially held by Jean Raby.

(9)      Consists of 973,107 New Pasqal Ordinary Shares acquired by Mr. Aspect in the Business Combination. Mr. Aspect currently serves as the Non-Executive Chair of the New Pasqal Board. Mr. Aspect is one of the founders of Legacy Pasqal and served as Chair of Legacy Pasqal’s Scientific Advisory Board. Mr. Aspect has sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein.

(10)    Consists of 9,839,930 New Pasqal Ordinary Shares acquired by Dr. Browaeys in the Business Combination. Dr. Browaeys is a co-founder of Legacy Pasqal and has previously served as a director of Pasqal Holding SAS.

(11)    The shares disclosed for Mr. Gundlach consist of 50,233 New Pasqal Ordinary Shares and 30,000 New Pasqal Ordinary Shares underlying 30,000 New Pasqal Warrants that were formerly Bleichroeder private placement warrants held in his personal capacity. The New Pasqal Ordinary Shares disclosed for ASG 2019 IRRV TR consist of 2,461,433 New Pasqal Ordinary Shares and 1,470,000 New Pasqal Ordinary Shares underlying 1,470,000 New Pasqal Warrants that were formerly Bleichroeder private placement warrants held of record by ASG 2019 IRRV TR. Mr. Gundlach holds voting and investment discretion with respect to the securities held of record by ASG 2019 IRRV TR. Mr. Gundlach disclaims any beneficial ownership of the securities held by ASG 2019 IRRV TR other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Mr. Gundlach was formerly CEO and executive chairman of Bleichroeder Acquisition Corp. II and is currently a director of New Pasqal.

(12)    The shares disclosed for MC Advisory L.L.C.- FZ consist of (1) 2,511,667 New Pasqal Ordinary Shares and (2) 1,500,000 New Pasqal ordinary shares underlying 1,500,000 New Pasqal Warrants that were formerly Bleichroeder private placement warrants. Mr. Combes is the manager of MC Advisory and may be deemed to beneficially own such securities. Mr. Combes disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein. Mr. Combes was the co-founder of Bleichroeder Acquisition Corp. II and is the lead independent director of the New Pasqal board of directors.

(13)    Securities registered hereby consists of (i) 2,000,000 New Pasqal Ordinary Shares, (ii) 1,000,000 New Pasqal Ordinary Shares underlying New Pasqal Warrants that were formerly Bleichoeder private placement warrants, (iii) 12,383,179 shares of New Pasqal Ordinary Shares estimated to be issued to Inflection Point Fund pursuant to the terms of the Senior Unsecured Convertible Bond it holds, assuming a conversion price of $7.80, (iv) 11,017,628 shares of New Pasqal Ordinary Shares issuable upon exercise of the Investment Warrants and (v) 1,000,000 Private Placement Warrants. Inflection Point Asset Management LLC and Inflection Point GP I LLC are the investment manager and general partner, respectively, of Inflection Point. Voting and dispositive power over securities beneficially owned by Inflection Point are vested in an investment committee of three members, including Michael Blitzer, a director of New Pasqal, Kevin Shannon, who assisted New Pasqal with the Business Combination, and a third individual who does not have, and has not had during the past three years, any relationship with New Pasqal or any of its predecessors or affiliates. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, none of the individuals is deemed a beneficial owner of the entity’s securities. In connection with the March 2026 Financing, certain investors led by Inflection Point Fund had the right to designate a nominee to be included as one of the directors that Bleichroeder was entitled to designate to the New Pasqal Board under the Business Combination Agreement. Michael Blitzer, the founder and managing partner of Inflection Point Asset Management LLC, serves as a director of New Pasqal.

(14)    Securities registered hereby consists of (i) 1,875,000 New Pasqal Ordinary Shares held of record by Science & Technology Partners Master, L.P., (ii) 1,000,000 New Pasqal Ordinary Shares underlying New Pasqal Warrants held of record by Science & Technology Partners Master, L.P. that were formerly Bleichoeder private placement warrants, (iii) 1,125,744 shares of New Pasqal Ordinary Shares estimated to be issued to Science & Technology Partners, L.P. pursuant to the terms of the Senior Unsecured Convertible Bond it holds, assuming a conversion price of $7.80, (iv) 1,001,603 shares of New Pasqal Ordinary Shares issuable upon exercise of the Investment Warrants and (v) 1,000,000 Private Placement Warrants. The address of Science & Technology Partners Master, L.P. is 660 Steamboat Rd, Greenwich, CT 06830.

(15)    Ordinary Shares registered hereby consists of (i) 125,000 New Pasqal Ordinary Shares held of record by Continental General Insurance Company, (ii) 7,880,205 shares of New Pasqal Ordinary Shares estimated to be issued to Continental General Insurance Company pursuant to the terms of the Senior Unsecured Convertible Bond it holds, assuming a conversion price of $7.80 and (iv) 7,011,218 shares of New Pasqal Ordinary Shares issuable upon exercise of the Investment Warrants. The beneficial ownership described herein includes 666,666 New Pasqal Ordinary Shares underlying 666,666 Public Warrants. Continental General Insurance Company (CGIC) is wholly owned by Continental Insurance Group LTD. (CIG). CIG is wholly owned by Continental General Holdings LLC (CGH). CGH is wholly owned by Michael Gorzynski. The address of CGIC is 11001 Lakeline Blvd., Ste. 120, Austin, Texas 78717.

(16)    Mr. Padulla was the CEO of Bleichroeder Acquisition Corp. II, which merged with and into New Pasqal in connection with the Business Combination. Consists of 300,000 New Pasqal Ordinary Shares which Mr. Padulla received via a pro rata distribution by the Sponsor at the Closing of the Business Combination.

(17)    Mr. Folino was the CFO of Bleichroeder Acquisition Corp. II, which merged with and into New Pasqal in connection with the Business Combination. Consists of 200,000 New Pasqal Ordinary Shares which Mr. Folino received via a pro rata distribution by the Sponsor at the Closing of the Business Combination.

(18)    Ms. Savitt was a director of Bleichroeder Acquisition Corp. II, which merged with and into New Pasqal in connection with the Business Combination. Consists of 30,000 New Pasqal Ordinary Shares which Ms. Savitt received via a pro rata distribution by the Sponsor at the Closing of the Business Combination.

(19)    Mr. Theysset was a director of Bleichroeder Acquisition Corp. II, which merged with and into New Pasqal in connection with the Business Combination. Consists of 15,000 New Pasqal Ordinary Shares which Mr. Theysset received via a pro rata distribution by the Sponsor at the Closing of the Business Combination.

(20)    Ms. Rasigni was a director of Bleichroeder Acquisition Corp. II, which merged with and into New Pasqal in connection with the Business Combination. Consists of 15,000 New Pasqal Ordinary Shares which Ms. Rasigni received via a pro rata distribution by the Sponsor at the Closing of the Business Combination.

(21)    Encore Issuances S.A. acting in respect of its Compartment 204 is the beneficial owner of the securities to be sold and it holds the securities of record and has voting power and investment power in respect of them. The address of Encore is 28, Boulevard F.W. Raiffeisen L-2411 Luxembourg, Grand Duchy of Luxembourg.

(22)    Number of Ordinary Shares being registered for sale hereby represents 137,500 Ordinary Shares that are issuable upon the exercise of New Pasqal Warrants that were formerly Bleichroeder private placement warrants. Number of warrants being registered for sale hereby represents 137,500 New Pasqal Warrants that were formerly Bleichroeder private placement warrants. Clear Street is a registered broker dealer and has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute any Ordinary Shares. The principal address of Clear Street is: 4 World Trade Center, 150 Greenwich St., Floor 45, New York, NY 10007.

(23)    The business address of Mr. Salloum is 34 Chemin des Rubiettes, 1222 Vesenaz, Switzerland.

(24)    The business address of Mr. Martellini is 66 chemin de la Brague 06410 Biot, France.

(25)    The business address of S.A.G.E.S. (Société Auxiliaire de gestion) is 16 rue Valentin Hauy, 63000 Clermont Ferrand, France.

(26)    The business address of Mr. Claffey is 12 Fisher Road Truro, MA 02666.

(27)    The business address of the Denise and Michael Kellen Foundation, Inc. is 1345 Avenue of the Americas, 47th Floor New York, NY 10105.

(28)    The beneficial ownership described herein reflects an aggregate of 10,938,371 New Pasqal Ordinary Shares underlying the Senior Unsecured Convertible Bonds and the Investment Warrants (rather than the 29,296,874 New Pasqal Ordinary Shares underlying the Senior Unsecured Convertible Bond and Investment Warrants assuming the initial conversion price of $12.00) as the Senior Unsecured Convertible Bonds and the Investment Warrants are subject to certain beneficial ownership restrictions which include a 4.9% blocker which, for the avoidance of doubt, can be increased or decreased from time to time upon notice to the Company, with such increase or decrease becoming effective upon the 61st day after such notice is delivered to the Company. The Ordinary Shares registered hereby consist of (i) 28,143,590 shares of New Pasqal Ordinary Shares estimated to be issued pursuant to the terms of the Senior Unsecured Convertible Bond, assuming a conversion price of $7.80 and (iv) 25,040,064 shares of New Pasqal Ordinary Shares issuable upon exercise of the Investment Warrants assuming a conversion price of $7.80. The address of the Selling Shareholder is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands, British West Indies.

(29)    Ordinary Shares registered hereby consists of (i) 4,502,974 shares of New Pasqal Ordinary Shares estimated to be issued to Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B pursuant to the terms of the Senior Unsecured Convertible Bond it holds, assuming a conversion price of $7.80 and (iv) 4,006,410 shares of New Pasqal Ordinary Shares issuable upon exercise of the Investment Warrants. The Senior Unsecured Convertible Bonds and the Investment Warrants are subject to certain beneficial ownership restrictions which include a 9.9% blocker which, for the avoidance of doubt, can be increased or decreased from time to time upon notice to the Company, with such increase or decrease becoming effective upon the 61st day after such notice is delivered to the Company. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of the Selling Shareholder is c/o Ayrton Capital, LP, 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(30)    Runa Capital Fund III, L.P. is an exempted limited partnership organized under the laws of the Cayman Islands, having its registered office at 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1102, Cayman Islands, whose identification number is HS-100958. Runa Capital Fund III, L.P. is represented by its general partner Runa Capital III (GP) who has the sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein. All investment and voting decisions relating to the New Pasqal Ordinary Shares by Runa Capital III (GP) are made by its investment committee. The investment committee is comprised of Andrey Bliznyuk, Dmitry Chikhachev, Dmitry Galperin and Ilya Zubarev. Voting and investment decisions of the investment committee requires an affirmative vote of at least three of the foregoing individuals. Accordingly, none of the individuals is deemed a beneficial owner of the New Pasqal Ordinary Shares under the so-called “rule of three”.

(31)    Number of Ordinary Shares being registered for sale hereby represents 2,612,500 Ordinary Shares that are issuable upon the exercise of New Pasqal Warrants that were formerly Bleichroeder private placement warrants. Number of warrants being registered for sale hereby represents 2,612,500 New Pasqal Warrants that were formerly Bleichroeder private placement warrants. Cohen & Company Securities, LLC (“CCS”) is the record owner of the Securities. Jerry Serowik, Senior Managing Director, Head of Cohen & Company Capital Markets (“CCM”), a division of Cohen & Company Securities, LLC, has investment control over the Securities, exercises voting and/or dispositive power over the shares held by CCS. Mr. Serowik disclaims beneficial ownership over any securities held by the Selling Shareholder in which he does not have any pecuniary interest. CCS is a registered broker dealer and has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute any Ordinary Shares. The principal address of Cohen & Company Securities, LLC is: 2929 Arch Street, Suite 1703, Philadelphia PA, 19104, United States.

(32)    Investiqo SAS is a French société par actions simplifiée having its registered office located at 7, avenue de la Grande Armée — 75116 Paris, registered with the Paris Trade and Companies Register under the number 848 432 134, represented by Mr. Christophe Jurczak. Investiqo SAS has sole voting and dispositive power over the New Pasqal Ordinary Shares disclosed herein.

DESCRIPTION OF OUR SECURITIES

Your rights as shareholders of New Pasqal will be governed by the laws of France and the New Pasqal’s Articles of Association. The following description of the material terms of New Pasqal’s share capital, including Ordinary Shares issued in the Business Combination, reflects the state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of French law and New Pasqal’s Articles of Association carefully and in their entirety because they describe your rights as a holder of Ordinary Shares.

I.       Shares

A. New Pasqal Ordinary Shares

New Pasqal’s Articles of Association provide that the share capital is divided into New Pasqal Ordinary Shares with a par value of approximately €0.02 per share, fully paid up. As of the date hereof, there were 212,293,691 Ordinary Shares outstanding. All shares presently issued are fully paid. In connection with the Business Combination, Bleichroeder shareholders approved a delegation of authority to the New Pasqal Board, to (i) increase or decrease New Pasqal’s authorized share capital, for a period of up to twenty-six (26) months following the Closing, and (ii) reduce the par value of the New Pasqal Ordinary Shares, for a period of up to twelve (12) months following the Closing, in each case subject to applicable French law and the limitations set forth in the New Pasqal Articles of Association.

B. Voting Rights

Except as otherwise provided by law, each holder of a New Pasqal Ordinary Share shall be entitled to vote on each matter submitted to a vote of shareholders and shall be entitled to one (1) vote for each New Pasqal Ordinary Share held of record by such holder as of the record date for determining shareholders entitled to vote on such matter.

Except as otherwise required by law or the New Pasqal Articles of Association, each holder of a New Pasqal Ordinary Share shall be entitled to one vote per share at all general meetings of shareholders.

French law and the New Pasqal Articles of Association currently do not impose any limitations on the rights of persons who are not residents of France to hold or vote shares solely as a result of such non-resident status.

C. Dividend Rights

The payment terms for dividends approved by the general meeting of shareholders are determined by the general meeting of shareholders or, failing that, by the Board of Directors. However, cash dividends must be paid within a maximum of nine months after the close of the financial year, unless this period is extended by court order.

The ordinary general meeting of shareholders may grant each shareholder, for all or part of any dividend to be distributed, the option of receiving payment in cash or shares, in accordance with applicable law.

When a balance sheet prepared during or at the end of the financial year and certified by an auditor shows that New Pasqal, since the close of the previous financial year, after setting aside the necessary depreciation and provisions, and after deducting any prior losses and amounts to be allocated to reserves in accordance with applicable laws, regulations, or the bylaws, and taking into account retained earnings, has made a profit, interim dividends may be distributed before the financial statements for the year are approved. The amount of these advance payments cannot exceed the amount of the profit as defined above.

D. Liquidation and Dissolution

Subject to applicable legal provisions, New Pasqal is in liquidation from the moment of its dissolution, regardless of the cause. The shareholders’ general meeting then determines the liquidation procedure and appoints the liquidator(s). New Pasqal’s legal personality continues for the purposes of its liquidation, until its completion.

After settlement of liabilities and reimbursement of capital, and in accordance with French law, any surplus shall be distributed among shareholders pro rata to their rights to profits, unless otherwise provided.

II.     Warrants

In connection with the Business Combination, immediately prior to the Reincorporation Merger Effective Time, the Warrant Agreement dated January 7, 2026, by and between Bleichroeder and Continental Stock Transfer & Trust Company was amended (the “Warrant Amendment Agreement”) to include New Pasqal, as successor in interest to Bleichroeder, to include Computershare Inc. and Computershare Trust Company, N.A. as successor warrant agent, and to provide that each whole warrant under the Warrant Amendment Agreement (a “New Pasqal Warrant”) entitles the registered New Pasqal Warrant holder to purchase one New Pasqal Ordinary Share at a price of $11.50 per share, subject to adjustment.

New Pasqal Warrants

There are currently outstanding an aggregate of 17,333,333 New Pasqal Warrants issued by New Pasqal in accordance with the laws of France that govern security issuances by French companies, which replaced the 9,583,333 Bleichroeder public warrants and 7,750,000 Bleichroeder private placement warrants that were outstanding prior to the consummation of the Business Combination. The New Pasqal Warrants are governed by the laws of the State of New York.

Each New Pasqal Warrant may be exercised during the exercise period (the “Exercise Period”) commencing on the date that is thirty (30) days following the consummation of the Business Combination, and terminating on the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Business Combination is consummated, (y) the liquidation of New Pasqal, and (z) with respect to a redemption, 5:00 p.m., New York City time on the redemption date.

Redemption of warrants for cash when the price per ordinary share equals or exceeds $18.00

Once the New Pasqal Warrants become exercisable, New Pasqal may, at its option, redeem the outstanding New Pasqal Warrants:

•        in whole and not in part;

•        at a price of $0.01 per New Pasqal Warrant, in the case of a cash redemption;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder (the “Redemption Period”); and

•        if, and only if, the reported last sale price of New Pasqal Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at least 30 days after the completion of the Business Combination and ending on the third trading day prior to the date on which notice of redemption is given (the “Measurement Period”).

The right to exercise the New Pasqal Warrants will be forfeited unless the New Pasqal Warrants are exercised prior to the redemption date. On and after the redemption date, a record holder of a New Pasqal Warrant will have no further rights except to receive the redemption price for such holder’s New Pasqal Warrant upon surrender of such New Pasqal Warrant.

We will not redeem New Pasqal Warrants as described above unless (i) a registration statement under the Securities Act covering the sale of the New Pasqal Ordinary Shares issuable upon exercise of New Pasqal Warrants is effective and a current prospectus relating to those New Pasqal Ordinary Shares is available throughout the Measurement Period and the 30-day redemption period or (ii) we require holders to exercise the New Pasqal Warrants on a “cashless basis” as described below.

If New Pasqal elects to redeem all New Pasqal Warrants on a “cashless basis,” each holder will be required to surrender their New Pasqal Warrants in exchange for the number of New Pasqal Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of New Pasqal Ordinary Shares underlying the New Pasqal Warrants, multiplied by the excess of the “Fair Market Value” (as defined below), over the warrant price by (y) the Fair

Market Value. “Fair Market Value” means the average reported closing price of the New Pasqal Ordinary Shares for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to New Pasqal Warrant holders.

If the foregoing conditions are satisfied and New Pasqal issues a notice of redemption of the New Pasqal Warrants, each New Pasqal Warrant holder will be entitled to exercise his, her or its New Pasqal Warrant at any time prior to the redemption date. However, the price of the New Pasqal Ordinary Shares may fall below the $18.00 redemption trigger price (as may be adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a New Pasqal Warrant), as well as below the $11.50 (for whole shares) New Pasqal Warrant exercise price, after the redemption notice is issued.

No fractional New Pasqal Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New Pasqal will round down to the nearest whole number of the number of New Pasqal Ordinary Shares to be issued to the holder. If, at the time of redemption, New Pasqal Warrants are exercisable for a security other than the New Pasqal Ordinary Shares pursuant to the Warrant Agreement as amended by the Warrant Amendment Agreement (for instance, if New Pasqal is not the surviving company in a merger), the New Pasqal Warrants may be exercised for such security. At such time as the New Pasqal Warrants become exercisable for a security other than the New Pasqal Ordinary Shares, New Pasqal (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the securities issuable upon the exercise of the New Pasqal Warrants.

Redemption Procedures at the option of a holder

A holder of a New Pasqal Warrant may notify New Pasqal in writing in the event it elects not to effect the exercise of such holder’s New Pasqal Warrant if giving effect to such exercise would result in such holder (together with its affiliates) or any “group” of which the holder or its affiliate is a member, would beneficially own more than 4.9% or 9.9% of the New Pasqal Ordinary Shares immediately after giving effect to such exercise.

Anti-Dilution Adjustments

1.      Share Capitalizations; Sub-division.    If the number of outstanding New Pasqal Ordinary Shares is increased by a share capitalization payable in New Pasqal Ordinary Shares, or by a sub-division of New Pasqal Ordinary Shares or other similar event, then on the effective date of such event, the number of New Pasqal Ordinary Shares issuable on exercise of each New Pasqal Warrant will increase in proportion to such increase in the outstanding New Pasqal Ordinary Shares.

2.      Aggregation of Shares.    If the number of outstanding New Pasqal Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of New Pasqal Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of New Pasqal Ordinary Shares issuable on exercise of each New Pasqal Warrant will decrease in proportion to such decrease in New Pasqal Ordinary Shares.

3.      Extraordinary Dividends.    If New Pasqal, at any time while the New Pasqal Warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of New Pasqal Ordinary Shares other than (a) as described in subsection 1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the warrant price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each New Pasqal Ordinary Share in respect of such Extraordinary Dividend. “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the New Pasqal Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted pursuant to the Warrant Agreement) does not exceed $0.50 (being 5% of the offering price of the Units in the IPO) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50.

Solely for purposes of illustration, if New Pasqal, at a time while New Pasqal Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the New Pasqal Ordinary Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.      Adjustments in Exercise Price.    Whenever the number of New Pasqal Ordinary Shares purchasable upon the exercise of New Pasqal Warrants is adjusted, as provided in paragraphs 1 and 2 above, the warrant price shall be adjusted (to the nearest cent) by multiplying such warrant price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of New Pasqal Ordinary Shares purchasable upon the exercise of New Pasqal Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of New Pasqal Ordinary Shares so purchasable immediately thereafter.

5.      Replacement of Securities upon Reorganization, etc.    In case of any reclassification or reorganization of the outstanding New Pasqal Ordinary Shares (other than a change covered by paragraphs 1, 2 or 3 above or that solely affects the par value of the New Pasqal Ordinary Shares), or in the case of any merger or consolidation of New Pasqal with or into another entity or conversion of New Pasqal as another entity (other than a consolidation or merger in which New Pasqal is the continuing corporation and is not a subsidiary of another entity whose shareholders did not own all or substantially all of the New Pasqal Ordinary Shares in substantially the same proportions immediately before such transaction and that does not result in any classification or reorganization of the outstanding New Pasqal Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Pasqal as an entirety or substantially as an entirety in connection with which New Pasqal is dissolved, the holders of the New Pasqal Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New Pasqal Warrants and in lieu of the New Pasqal Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New Pasqal Warrants would have received if such holder had exercised his, her or its New Pasqal Warrant(s) immediately prior to such event (the “Alternative Issuance”). If any reclassification or reorganization also results in a change in New Pasqal Ordinary Shares covered by paragraphs 1 and 2, then such adjustment shall be made pursuant to paragraph 1, 2, 3, 4 and this paragraph 5. The provisions of this paragraph 5 will similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the warrant price be reduced to less than the par value per share issuable upon exercise of the New Pasqal Warrant.

Form of Warrants

Each New Pasqal Warrant was issued in registered form only. All of the New Pasqal Warrants are represented by one or more book-entry certificates.

Amendments

The Warrant Agreement and the Warrant Amendment Agreement may be amended by the parties thereto without the consent of any registered holder (i) for the purpose of (x) curing any ambiguity or to correct any defective provision contained therein, including to conform the provisions therein to the description of the terms of the New Pasqal Warrants, (y) adjusting the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2 of the Warrant Agreement or (z) adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement or the Warrant Amendment Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders, and (ii) to provide for the delivery of an alternative issuance. All other modifications or amendments, including any modification or amendment to increase the warrant price or shorten the exercise period shall require the vote or written consent of the registered holders of 50% of the number of the then outstanding New Pasqal Warrants and, solely with respect to any amendment to the terms of the New Pasqal Warrants or any provision of the Warrant Agreement or Warrant Amendment Agreement with respect to the New Pasqal Warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any New Pasqal Warrants), 50% of the number of then outstanding New Pasqal Warrants (including the vote or written consent of each underwriter to the IPO). Notwithstanding the foregoing, New Pasqal may lower the warrant price or extend the duration of the exercise period without the consent of the registered holders.

Exercise of Warrants

New Pasqal Warrants may be exercised by delivering to Computershare Inc. and Computershare Trust Company, N.A. the warrant certificate evidencing the New Pasqal Warrants to be exercised, or, in the case of a book-entry warrant certificate, the New Pasqal Warrants to be exercised on the records of the depositary to an account of Computershare Inc. and Computershare Trust Company, N.A. at the depositary designated for such proposes in writing by Computershare Inc. and Computershare Trust Company, N.A. to the depositary from time to time, a properly completed and executed election to purchase form and payment in full of the warrant price for each New Pasqal Ordinary Share to which the New Pasqal Warrant is exercised and any and all applicable taxes due in connection with the exercise of the New Pasqal Warrant.

No Rights as Shareholder

A New Pasqal Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of New Pasqal, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of New Pasqal or any other matter.

No Fractional Warrants

New Pasqal will not issue fractional New Pasqal Warrants.

No Fractional Shares

New Pasqal shall not issue fractional shares upon exercise of New Pasqal Warrants. If, by reason of any adjustment, the holder of any New Pasqal Warrant would be entitled, upon the exercise of such New Pasqal Warrant, to receive a fractional interest in a share, New Pasqal shall, upon such exercise, round up to the nearest whole number of New Pasqal Ordinary Shares to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants which were initially sold as part of the units in Bleichroeder’s IPO, were also replaced, following the consummation of the Business Combination, by New Pasqal Warrants entitling their holders to acquire New Pasqal Ordinary Shares. These private placement warrants have terms and provisions that are identical to those of the public warrants which were initially sold as part of the units in Bleichroeder’s IPO. The private placement warrants, which were purchased by the Sponsor, Cohen and Clear Street, are identical to the public warrants except that, so long as the private placement warrants are held by the Sponsor, or its permitted transferees, the private placement warrants (and the New Pasqal Ordinary Shares issuable upon exercise of the private placement warrants) (i) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our Business Combination, (ii) are entitled to registration rights and (iii) with respect to private placement warrants held by Cohen, Clear Street and/or their designees, will not be exercisable more than five years from the closing of the IPO in accordance with FINRA Rule 5110(g)(8).

Rollover BSPCEs

Rollover BSPCEs were assumed by New Pasqal, and grant the right to subscribe for New Pasqal Ordinary Shares, with the number of shares adjusted, as applicable to reflect the Exchange Ratio, on the same terms and conditions as were applicable to the Rollover BSPCEs as of immediately prior to the Merger Effective Time (including vesting, exercise period and expiration date), except as otherwise provided by the French Merger Agreement.

III.   Senior Unsecured Convertible Bonds and Investment Warrants

In connection with the transactions contemplated by the Business Combination Agreement, Bleichroeder, Merger Sub and the accredited investors named therein (the “Investors”) entered into a Securities Purchase Agreement, dated as of March 4, 2026 and as amended on May 23, 2026 (the “March 2026 SPA”). Pursuant to the March 2026 SPA, the Investors agreed, among other things, subject to certain conditions, to purchase $312.5 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Ordinary Shares (the “Senior Unsecured Convertible Bonds”) and warrants to purchase a number of New Pasqal Ordinary Shares equal to 125% of the total number of New Pasqal Ordinary Shares into which the Senior Unsecured Convertible Bonds are initially convertible at Closing (the “Investment Warrant”), for an aggregate purchase price of $250 million, reflecting a 20% original issue discount (the “Investment”). The closing of the Investment occurred substantially concurrent with the Closing.

On the Closing Date, in accordance with the French Commercial Code, the Senior Unsecured Convertible Bonds were issued pursuant to the Terms and Conditions (termes et conditions des obligations convertibles en actions ordinaires) attached to New Pasqal’s shareholders decision issuing the Senior Unsecured Convertible Bonds (the “Senior Unsecured Convertible Bonds Terms and Conditions”), and the Investment Warrants were issued pursuant to the Terms and Conditions (termes et conditions des bons de souscriptions d’actions) attached to New Pasqal’s shareholders decision issuing the Investment Warrants (the “Investment Warrants Terms and Conditions”).

In connection with the Investment, Bleichroeder and the Sponsor agreed to provide certain investors (the “IP Investors”) led by Inflection Point, a member of Bleichroeder Manager 2 LLC, the Sponsor’s managing member, the right to designate one individual (the “IP Nominee”) to be included as one of the directors that Bleichroeder is entitled to designate to the New Pasqal at the Closing (the “Designation Right”) under the Business Combination Agreement. Each of Bleichroeder and the Sponsor agreed to take all actions within its respective power, including voting (or causing to be voted) any securities of Bleichroeder or New Pasqal over which it exercises voting control, and to exercise all rights it may have under the Business Combination Agreement, any organizational documents, any investor rights or similar agreement, or otherwise, to designate the IP Nominee to the New Pasqal Board.

Senior Unsecured Convertible Bonds

The March 2026 SPA includes customary representations and warranties from Bleichroeder, Merger Sub and the Investors. The March 2026 SPA also includes customary covenants and agreements related to transfer restrictions, SEC reports, and indemnification. The Senior Unsecured Convertible Bonds may be amended only with the written consent of New Pasqal and bondholders holding a majority of the outstanding aggregate principal amount of the Senior Unsecured Convertible Bonds, or as otherwise required in accordance with the French Commercial Code. Holders of the New Pasqal Ordinary Shares issuable upon conversion of the Investment Warrants are governed by their separate Terms and Conditions and may be amended in accordance with those Terms and Conditions and applicable French law governing bons de souscription d’actions (BSA); the amendment mechanics for the Investment Warrants are separate from, and do not depend on, the consent of holders of the Senior Unsecured Convertible Bonds. Senior Unsecured Convertible Bonds and New Pasqal Ordinary Shares underlying any Investment Warrants have the registration rights set forth in the A&R Registration Rights Agreement.

Ranking:    The Senior Unsecured Convertible Bonds shall rank senior to the New Pasqal Ordinary Shares and any other class or series of capital stock of New Pasqal currently existing or hereafter authorized, classified or reclassified by New Pasqal, and junior and subordinated to other unsecured and unsubordinated obligations of the Company.

Bondholders Representative:    Holders of the Senior Unsecured Convertible Bonds shall be organized as a group for the representation of their interests (the “Masse”). The Masse shall be governed by the provisions of the French Commercial Code and will act in part through a bondholders representative (representant de la masse) and in part through collective decisions of the Convertible Bondholders, whether by general meetings or written consultations as permitted under Article L. 228-46-1 of the French Commercial Code. Any reasonable and documented costs or expenses incurred by the holders of the Senior Unsecured Convertible Bonds in connection with the operation and consultation of the Masse shall be reimbursed by New Pasqal upon presentation of the relevant invoices.

Interest Payments:    The Senior Unsecured Convertible Bonds will accrue interest at the rate per annum of 10.0% per annum payable in cash semi-annually. However, if a payment in cash has not been made on a semi-annual payment date, payment on the next semi-annual payment date shall be in PIK at a rate of 12% payable and compounded annually from the last payment date on which a payment in cash has been made.

Liquidation Preference:    Upon any liquidation or deemed liquidation event, the holders of Senior Unsecured Convertible Bonds will be entitled to receive out of the available proceeds, before any distribution is made to holders of ordinary shares or any other junior securities, an amount equal to the greater of (i) 100% of the Accrued Value (as defined in the Senior Unsecured Convertible Bonds Terms and Conditions) or (ii) such amount as would have been payable had such Convertible Bond been converted into Ordinary Shares immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving effect to any applicable limitations on conversion. Thereafter, the holders of Senior Unsecured Convertible Bonds will be entitled to receive their pro rata share of the remaining available proceeds available for distribution to shareholders, pro rata based on the number of Ordinary Shares held by each such holder, including all Ordinary Shares converted and all Ordinary Shares issuable upon conversion immediately prior to such liquidation, dissolution or winding up of the Company.

Protective Provisions:    For as long as 10% of the Senior Unsecured Convertible Bonds issued as of the Closing are held by Inflection Point Asset Management LLC or the other investors in the March 2026 Financing or their respective affiliates, New Pasqal may not, without the affirmative vote or written consent of the Masse (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New Pasqal, or commence or consent to any bankruptcy proceeding relating to the Company; (ii) amend, alter, or repeal any provision of the Company’s bylaws, the Senior Unsecured Convertible Bonds Terms and Conditions in a manner that materially and adversely affects the powers, preferences or rights given to the holders of the Senior Unsecured Convertible Bonds; (iii) create, authorize or issue any other equity security or security convertible into or exercisable for any equity security unless such security ranks junior to the Senior Unsecured Convertible Bonds with respect to its rights, preferences and privileges, or increase the aggregate amount of the Senior Unsecured Convertible Bonds accordingly; (iv) pay any cash dividend or redeem any equity or equity-linked security prior to repayment in full, redemption or conversion of the Senior Unsecured Convertible Bonds into New Pasqal Ordinary Shares, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of New Pasqal; (v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under New Pasqal’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New Pasqal, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New Pasqal; or (vi) incur or guarantee any new indebtedness, including secured and/or senior debt, other than equipment leases or trade payables incurred in the ordinary course of business. The Company must promptly deliver written notice to the bondholders of the occurrence of any breach or default of the foregoing, each of which shall be considered as an event of default unless, if curable, it has not been cured within five business days of formal notice sent by registered letter with acknowledgement of receipt (lettre recommandée avec accusé de reception) or by bailiff service (notification par commissaire de justice).

Optional Conversion:    Each Convertible Bond may be convertible into New Pasqal Ordinary Shares at any time at the option of the holder at a rate equal to the then-Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $12.00, subject to adjustments for stock dividends, stock splits, combinations, reclassifications and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of New Pasqal Ordinary Shares at prices less than the conversion price then in effect. In addition, on the date that is six months after the Closing, if the 20-day volume-weighted average price of the New Pasqal Ordinary Shares is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.80.

Redemption Rights:    Unless prohibited by applicable law governing distributions to shareholders, the Senior Unsecured Convertible Bonds shall be redeemable at the option of the Requisite Holders commencing any time after the 5th anniversary of the Closing at a price equal to the Accrued Value. New Pasqal shall elect to settle with (i) cash from distributable amounts in accordance with article L. 232-11 of the French Commercial Code; (ii) cash proceeds from a new issue of equity securities carried out for the purpose of such redemption; (iii) New Pasqal Ordinary Shares on a price per share basis at least 20.0% lower than the last closing price immediately preceding the issuance of the related redemption notice; or (iv) a combination thereof.

Call Rights:    Unless prohibited by applicable law governing distributions to shareholders, all or a portion of the Senior Unsecured Convertible Bonds shall be redeemable at the option of New Pasqal commencing any time (i) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (ii) on or after the 1st anniversary but prior to the 2nd anniversary of the Closing at a price equal to the 140% of the Accrued Value, (iii) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (iv) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (v) on or after the fourth anniversary of the Closing but prior to the 5th anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (vi) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.

Investment Warrants

Investment Warrants:    At the closing of the Investment, the Investors received Investment Warrants to purchase New Pasqal Ordinary Shares. The Investment Warrants are immediately exercisable upon issuance at Closing and will expire five years from the date of Closing. The Investment Warrants include customary cash and cashless exercise provisions. Each Investment Warrant is initially exercisable at $12.00 per New Pasqal Ordinary Share, subject to the same anti-dilution and other adjustments as the Senior Unsecured Convertible Bonds.

Warrant Redemption:    Commencing on the one year anniversary of the Closing, New Pasqal may redeem all outstanding Investment Warrants, in whole and not in part, upon prior written notice of redemption if, and only if, the last reported sale price of the New Pasqal Ordinary Shares underlying such Investment Warrants equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period, subject to certain conditions.

IV.    Dividends

An amount of at least five percent (5%) shall be deducted from the profits for the fiscal year reduced by prior losses, if any, in order to constitute the statutory reserve fund. Such deduction shall cease to be mandatory when the amount in the statutory reserve fund is equal to one-tenth of the share capital.

The distributable profits are at the disposal of the shareholders, gathered at a shareholders’ general meeting, which, based on a proposal of the Board of Directors, may, in all or in part, carry them forward, transfer them to general or special reserve funds, or distribute them to shareholders in the form of dividend.

The shareholders may decide to distribute amounts withdrawn from the reserve funds at its disposal. In such case, the decision shall expressly state the reserve items from which the withdrawals are made. However, dividends shall first be withdrawn from the distributable profits for the fiscal year.

Except in case of a share capital reduction, no distribution may be made to shareholders where shareholders’ equity is, or becomes after such distribution, less than the amount of the share capital plus the reserve funds that the law or the by-laws do not authorize to distribute.

The Board of Directors may resolve that New Pasqal pays out an interim dividend to the shareholders, subject to requirements provided for by French law. In such case, the Board of Directors shall set the amount and the date of payment of the interim dividend.

V.      Certain Anti-Takeover Provisions of the New Pasqal Articles of Association; Certain Anti-Takeover Provisions of French Law

The New Pasqal Articles of Association do not contain any specific anti-takeover provisions. Anti-takeover provisions under French law do not apply to New Pasqal since its shares are not traded on a regulated market in a Member State of the E.U. The French law allows shareholders at general meetings to delegate the authority to the board of directors to issue shares or warrants to subscribe for shares, which may make it more difficult for a shareholder to obtain control over New Pasqal’s general meeting of shareholders.

VI.    Transfer Agent, Warrant Agent and Registrar

The Transfer Agent and Warrant Agent for New Pasqal’s capital stock is Computershare Inc. New Pasqal has agreed to indemnify Computershare Inc. in its roles as Transfer Agent and Warrant Agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

VII.  Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Pasqal Ordinary Shares or warrants of New Pasqal for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Pasqal at the time of, or at any time during the three months preceding, a sale and (ii) New Pasqal is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Pasqal Ordinary Shares or warrants of New Pasqal for at least six months but who are affiliates of New Pasqal at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of New Pasqal Ordinary Shares then outstanding; or

•        the average weekly reported trading volume of New Pasqal ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Pasqal under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Pasqal.

VIII. Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, New Pasqal is no longer a shell company, and so, once the conditions described above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

IX.    Registration Rights

In connection with the Closing, the RRA Parties entered into the A&R Registration Rights Agreement, which amended and restated the Registration Rights Agreement. See “Certain Relationships and Related Person Transactions — A&R Registration Rights Agreement” for more information.

X.     Shares Eligible for Future Sale

We have 212,293,691 Ordinary Shares issued and outstanding as of the date of this prospectus. All of the Ordinary Shares issued to holders of Bleichroeder Class A Ordinary Shares in connection with the Business Combination are freely transferable by persons other than by Pasqal “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders (as defined below) described below of owning and disposing of our Ordinary Shares or warrants, which we sometimes refer to collectively as our securities. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire our securities. This discussion applies only to a U.S. Holder that is an initial purchaser of securities pursuant to the offering and that holds our securities as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•        banks, insurance companies, and certain other financial institutions;

•        mutual funds and pension plans;

•        U.S. expatriates and certain former citizens or long-term residents of the United States;

•        dealers or traders in securities or currencies, or who use a mark-to-market method of tax accounting;

•        persons holding our securities as part of a hedging transaction, “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•        persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•        brokers, dealers or traders in securities, commodities or currencies;

•        tax-exempt entities (including private foundations) or government organizations;

•        entities classified for U.S. federal income tax purposes as S corporations, or partnerships;

•        regulated investment companies or real estate investment trusts;

•        trusts and estates;

•        persons who acquired our securities pursuant to the exercise of any employee stock option or otherwise as compensation, or who otherwise acquired the securities in connection with the performance of services;

•        persons holding our securities in connection with a trade or business, permanent establishment, or fixed base outside the United States; and

•        persons who own (directly or through attribution) 10% or more (by vote or value) of our outstanding Ordinary Shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our securities and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our securities.

The discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein — possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of our securities and is:

(A)    An individual who is a citizen or individual resident of the United States;

(B)    a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(C)    an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(D)    a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

PERSONS CONSIDERING AN INVESTMENT IN OUR SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SECURITIES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.

Taxation of Distributions

Subject to the discussion below under “Passive Foreign Investment Company Rules,” the gross amount of distributions paid on Ordinary Shares, other than certain pro rata distributions of Ordinary Shares, before reduction for any French withholding taxes, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described below under “Sale or Other Taxable Disposition of Ordinary Shares.” We generally do not expect to maintain calculations of our earnings and profits under United States federal income tax principles and, therefore, if a U.S. Holder should expect that the entire amount of any distribution generally will be reported as a dividend to such U.S. Holder.

Subject to applicable limitations, amounts treated as dividend income to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income” if we are a “qualified foreign corporation” and certain other requirements are met. However, the qualified dividend income treatment will not apply if we are treated as a PFIC (as defined below) with respect to the U.S. Holder. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of Ordinary Shares or rights to acquire Ordinary Shares) will be the fair market value of such property on the date of distribution.

For foreign tax credit limitation purposes, our dividends will generally be treated as passive category income. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.

Subject to applicable limitations, non-U.S. income taxes withheld from dividends on Ordinary Shares may be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. The U.S. tax rules governing eligibility for foreign tax credits are complex and U.S. Holders are urged to consult their tax advisors regarding the creditability of foreign taxes withheld with respect to dividends or other distributions on Ordinary Shares in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of Ordinary Shares or Warrants

Subject to the discussion below under “Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of our securities will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the securities for more than one year at the time of sale or other taxable disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the securities disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Subject to the PFIC rules described below, long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. The U.S. Holder’s initial tax basis in our Ordinary Shares received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current U.S. federal tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Ordinary Shares received generally should equal the holder’s adjusted tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares generally would include the holding period of the warrant.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the warrants being exercised having a value equal to the exercise price of such warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such warrants. In this case, a U.S. Holder’s initial tax basis in the Ordinary Shares received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Ordinary Shares received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Passive Foreign Investment Company Rules

If we are classified as a passive foreign investment company under Section 1297 of the Code (a “PFIC”) in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

•        at least 75% of its gross income is passive income (the “Income Test”); or

•        at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (the “Asset Test”).

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, and the excess of gains over losses from the disposition of assets which produce passive income. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

It is uncertain whether we or any of our subsidiaries will be treated as a PFIC for U.S. federal income tax purposes for the current or any subsequent tax year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Because PFIC status is based on our income, assets, and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the current or any future taxable year.

If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our securities, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the securities, regardless of whether we continue to meet the tests described above unless (i) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules, or (ii) the U.S. Holder is eligible to make and makes a QEF Election (as defined below) with respect to all taxable years during such U.S. Holders holding period in which we are a PFIC. If the “deemed sale” election is made, a U.S. Holder will be deemed to have sold the securities the U.S. Holder holds at their fair market value and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s securities with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the securities. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available.

For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including, under certain circumstances, a pledge) of our securities, unless (i) such U.S. Holder is eligible to make and makes a QEF Election or (ii) our securities constitute “marketable” securities, and such U.S. Holder makes a mark-to-market election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the securities will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the applicable securities;

•        the amount allocated to the taxable year of disposition, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•        the amount allocated to each other year will be subject to the highest tax rate in effect for that year for individuals or corporations, as appropriate, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the applicable securities cannot be treated as capital, even if a U.S. Holder holds the securities as capital assets.

Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of our securities. A U.S. Holder may avoid the general tax treatment for PFICs described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code (a “QEF,” and such election, a “QEF Election”) for each of the taxable years during the U.S. Holder’s holding period that we are a PFIC. If a QEF Election is not in effect for the first taxable year in the U.S. Holder’s holding period in which we are a PFIC, a QEF Election generally can only be made if the U.S. Holder elects to make an applicable deemed sale or deemed dividend election on the first day of its taxable year in which the PFIC becomes a QEF pursuant to the QEF Election. The deemed gain or deemed dividend recognized with respect to such an election would be subject to the general tax treatment of PFICs discussed above. In order to comply with the requirements of a QEF Election, a U.S. Holder must receive a PFIC Annual Information Statement from us. However, we do not expect that we will be providing the information necessary for U.S. Holders to make or maintain a QEF Election, and we do not expect to make any such undertaking to provide such information in the event that we are a PFIC.

If a U.S. Holder makes a QEF Election with respect to a PFIC, it will be taxed currently on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC, even if no distributions were received. Any distributions we make out of our earnings and profits that were previously included in such a U.S. Holder’s income under the QEF Election would not be taxable to such U.S. Holder. Such U.S. Holder’s tax basis in its applicable securities would be increased by an amount equal to any income included under the QEF Election and decreased by any amount distributed on such securities that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of its securities in an amount equal to the difference between the amount realized and its adjusted tax basis in the securities, each as determined in U.S. dollars. Once made, a QEF Election remains in effect unless invalidated or terminated by the IRS or revoked by the shareholder. A QEF Election can be revoked only with the consent of the IRS. A U.S. Holder will not be currently taxed on the ordinary income and net capital gain of a PFIC with respect to which a QEF Election was made for any taxable year of the non-U.S. corporation that such corporation does not satisfy the Income Test or Asset Test. Each U.S. Holder should consult its tax advisor regarding the availability of, and procedure for making, any deemed gain, deemed dividend or QEF Election.

Alternatively, U.S. Holders can avoid the interest charge on excess distributions or gain relating to the securities by making a mark-to-market election with respect to the securities, provided that the securities constitute “marketable stock.” “Marketable stock” is, generally, stock that is “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the securities will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our securities are listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if our securities remain listed on Nasdaq and are regularly traded, and you are a U.S. Holder of securities, we expect the mark-to-market election would be available to you if we are a classified as a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the securities.

A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the applicable securities at the close of the taxable year over the U.S. Holder’s adjusted tax basis in such securities. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in such securities over the fair market value of the securities at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the securities will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS, unless such securities cease to be marketable.

Unless otherwise provided by the IRS, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the IRS may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.

The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to our securities, subject to certain exceptions (including an exception for securities held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax return. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of our securities.

Material French Tax Consequences for U.S. Holders

The following describes the material French tax consequences to U.S. Holders (as defined below for the purposes of this section) of purchasing, owning and disposing of Ordinary Shares or acquiring, owning, disposing of or exercising warrants.

This discussion does not purport to be a complete analysis or listing of all potential tax effects of the acquisition, ownership or disposition of Ordinary Shares or the acquisition, ownership, disposal or exercise of warrants to any particular investor, and does not discuss tax considerations that arise from rules of general application or that are generally assumed to be known by investors. In addition, this discussion does not address the French tax considerations relating to the Convertible Bonds, other than those that may apply to the Ordinary Shares issued upon conversion of such Convertible Bonds.

All of the following is subject to change. Such changes could apply retroactively and could affect the consequences described below.

The description of the French income tax and real estate wealth tax consequences set forth below is based on the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital of August 31, 1994 which came into force on December 30, 1995 (as amended by any subsequent protocols, including the protocol of January 13, 2009), and the official tax guidelines issued by the French tax authorities in force as of the date hereof (the “Treaty”).

For the purposes of this discussion of French tax consequences, the term “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of our securities and is: (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia, (iii) an estate whose income is eligible for inclusion in gross income for U.S. federal income tax purposes, regardless of its source, or (iv) a trust, if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to treat the trust as a United States person.

If a partnership (or any other entity treated as partnership for U.S. federal income tax purposes) holds Ordinary Shares or warrants, the tax treatment of the partnership and a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partnership or a partner in a partnership that holds Ordinary Shares or warrants, such holder is urged to consult its own tax advisor regarding the specific tax consequences of acquiring, owning and disposing of securities.

This discussion applies only to investors that hold Ordinary Shares or warrants as capital assets that have the U.S. dollar as their functional currency, that are entitled to Treaty benefits under the “Limitation on Benefits” provision contained in the Treaty, and whose ownership of Ordinary Shares or warrants is not effectively connected to a permanent establishment or a fixed base in France.

Certain U.S. Holders (including, but not limited to, U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, banks, insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, persons who acquired the securities pursuant to the exercise of employee share warrants or otherwise as compensation, persons that own (directly, indirectly or by attribution) 5% or more of our voting stock or 5% or more of our outstanding share capital, dealers in securities or currencies, persons that elect to mark their securities to market for U.S. federal income tax purposes and persons holding securities as a position in a synthetic security, straddle or conversion transaction) may be subject to special rules not discussed below.

U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of securities in light of their particular circumstances, especially with regard to the “Limitations on Benefits” provision.

Assets held through a Trust

France introduced a comprehensive set of tax rules applicable to French assets that are held by or in foreign trusts. These rules, among other things, provide for the inclusion of trust assets in the settlor’s net assets for purpose of applying the French real estate wealth tax, for the application of French gift and inheritance duties to French assets held in trust, for a specific tax on capital on the French assets of foreign trusts not already subject to the French real estate wealth tax and for a number of French tax reporting and disclosure obligations. The following discussion does not address the French tax consequences applicable to Ordinary Shares or warrants held in trusts. If Ordinary Shares or warrants are held in trust, the settlor, trustee and beneficiary are urged to consult their own tax advisor regarding the specific tax consequences of acquiring, owning and disposing of Ordinary Shares or of acquiring, owning disposing of or exercising warrants through a trust.

Estate and Gift Taxes

In general, a transfer of securities by gift or by reason of death of a U.S. Holder that would otherwise be subject to French gift or inheritance tax, respectively, will not be subject to such French tax based on the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritances and Gifts, dated November 24, 1978 (as amended by the protocol dated from December 8, 2004), unless the donor or the transferor is domiciled in France at the time of making the gift or at the time of his or her death, or the securities were used in, or held for use in, the conduct of a business through a permanent establishment or a fixed base in France.

Financial Transactions Tax

Under Article 235 ter ZD of the French Tax Code (“FTC”) (Code général des impôts), a financial transaction tax (“FTT”) (taxe sur les transactions financières) applies, subject to certain conditions and exemptions, to certain acquisitions of equity securities or equivalent instruments of French companies, including ordinary shares, whose market capitalization exceeds €1 billion as of December 1st of the year preceding the year during which the taxable acquisition takes place, and whose shares are admitted to trading on a regulated market within the European Union, the European Economic Area or a foreign regulated market formally recognized as such by the Autorité des Marchés Financiers (“AMF”) (in each case within the meaning of the French Monetary and Financial Code, or the “FMFC”). The tax is currently levied at a rate of 0.4% of the acquisition price of the shares. Specific exemptions may apply such as the primary market transaction exemption provided by Article 235 ter ZD II 1° of the FTC.

A list of French relevant companies whose market capitalization exceeds €1 billion as of December 1st of the year preceding the taxation year is published annually by the French tax authorities. The last version of such list was dated December 17, 2025 (BOI-ANNX-000467-17/12/2025). It did not include the Company as its shares were not admitted to trading, on December 1st 2025, on a regulated market within the European Union, the European Economic Area or a foreign regulated market formally recognized as such by the AMF.

In addition, the Nasdaq Global Market, on which the Ordinary Shares are listed, is not currently recognized by the AMF, but this may change in the future.

Accordingly, acquisitions for consideration of Ordinary Shares should not in principle fall within the scope of the FTT.

Under current French legislation, the issuance or transfer of warrants and the delivery of newly issued shares upon exercise of such warrants should not be subject to the FTT.

Registration Duties

Acquisition of equity or similar securities subject to the abovementioned FTT are exempt from registration taxes provided for by Article 726 of the FTC.

In the case where the FTT is not applicable, (1) transfers of shares issued by a French company, including potentially the delivery of existing shares upon exercise of warrants, which are listed on a regulated or organized market within the meaning of the FMFC are subject to uncapped registration duties at the rate of 0.1% if the transfer is evidenced by a written deed (“acte”) executed either in France or outside France, whereas (2) transfers of shares issued by a French company which are not listed on a regulated or organized market within the meaning of the FMFC are subject to uncapped registration duties at the rate of 0.1% notwithstanding the existence of a written deed.

The issuance or sale of warrants are not subject to registration taxes provided for by Article 726 of the FTC which only applies to transfers of droits sociaux (i.e., equity interests such as shares (actions) and partnership interests (parts sociales)). The issuance of warrants does not constitute a transfer of droits sociaux within the meaning of Article 726 of the FTC, as interpreted by the French guidelines (BOI-ENR-DMTOM-40-24/04/2024 and BOI-ENR-DMTOM-40-10-10-12/08/2026).

Real Estate Wealth Tax

Since January 1, 2018, the French wealth tax (impôt de solidarité sur la fortune) has been repealed and replaced by the French real estate wealth tax (impôt sur la fortune immobilière). The scope of the French real estate wealth tax is narrowed to real estate assets (and certain assets deemed to be real estate assets) or rights, held directly or indirectly through one or more legal entities and whose net taxable assets amount at least to €1,300,000.

Broadly, subject to provisions of double tax treaties and to certain exceptions, individuals who are not residents of France for tax purposes within the meaning of Article 4 B of the FTC, are subject to real estate wealth tax in France in respect of the portion of the value of their shares representing real estate assets (Article 965, 2° of the FTC). Some exceptions are provided by the FTC. For instance, any participations representing less than 10% of the share capital of an operating company and shares representing real estate for the professional use of the company considered shall not fall within the scope of the French real estate wealth tax. Under the Treaty (the provisions of which should be applicable to the real estate wealth tax in France), the French real estate wealth tax will however generally not apply to securities held by an eligible U.S. Holder who is a U.S. resident, as defined above and pursuant to the provisions of the Treaty, provided that such (i) U.S. Holder (a) does not own directly or indirectly more than 25% of the issuer’s financial rights and (b) that the securities do not form part of the business property of a permanent establishment or fixed base in France and (ii) that the issuer’s assets do not consist in at least 50 percent of real property located in France, or that the issuer’s shares do not derive at least 50 percent of their value, directly or indirectly, from real property located in France.

U.S. Holders are advised to consult their own tax advisor regarding the specific tax consequences which may apply to their particular situation with respect to such French real estate wealth tax.

Taxation of Dividends

Dividends paid by a French corporation, when their beneficial owners are not French tax residents are generally subject to French withholding tax at a rate of currently (i) 25% for dividends the beneficial owners of which are legal persons which are not French tax residents, and (ii) 12.8% for dividends the beneficial owners of which are individuals who are not French tax residents. Dividends paid by a French corporation in a non-cooperative State or territory, as defined in Article 238-0 A of the FTC, other than those states or territories mentioned in 2° of 2 bis of the same Article, will generally be subject to French withholding tax at a rate of 75% (unless the safeguard clause provided for by Article 187, 2 of the FTC were to apply). For the detailed list of jurisdictions and territories currently included in such list, please refer to the section below “Tax on capital gains upon Sale or Other Disposition.”

However, eligible U.S. Holders entitled to Treaty benefits under the “Limitation on Benefits” provision contained in the Treaty who are U.S. residents, as defined pursuant to the provisions of the Treaty, may not be subject to this 12.8%, 25% or 75% withholding tax rate, but may be subject to the withholding tax at a reduced rate (as described below).

Under the Treaty, the rate of the French withholding tax on dividends paid to an eligible U.S. Holder who is a U.S. resident as defined pursuant to the provisions of the Treaty and the beneficial owner of these dividends, whose ownership of the Ordinary Shares is not effectively connected with a permanent establishment or fixed base that such U.S. Holder has in France, is generally reduced to 15%, or to 5% if such U.S. Holder is a corporation and owns directly or indirectly at least 10% of the share capital of the issuer; such U.S. Holder may under certain conditions claim a refund from the French tax authorities of the amount withheld in excess of the Treaty rates of 15% or 5%, if any.

For U.S. Holders that are not individuals but are U.S. residents, as defined pursuant to the provisions of the Treaty, the requirements for eligibility for Treaty benefits, including the reduced 5% or 15% withholding tax rates, contained in the “Limitation on Benefits” provision of the Treaty, are complex, and certain technical changes were made to these requirements by the protocol of January 13, 2009. U.S. Holders are advised to consult their own tax advisers regarding their eligibility for Treaty benefits in light of their own particular circumstances.

Dividends paid to an eligible U.S. Holder may immediately be subject to the reduced rates of 5% or 15% provided that:

•        such U.S. Holder establishes before the date of payment that it is a U.S. resident under the Treaty by completing and providing the depositary with a treaty form (Form 5000) in accordance with French guidelines (BOI-INT-DG-20-20-20-20-12/09/2012); or

•        the depositary or other financial institution managing the securities account in the United States of such U.S. Holder provides the French paying agent, with a document listing certain information about the U.S. Holder and its Ordinary Shares and a certificate (BOI-LETTRE-000138-28/07/2014) whereby the financial institution managing the U.S. Holder’s securities account in the United States takes full responsibility for the accuracy of the information provided in the document.

Otherwise, dividends paid to a U.S. Holder, if such U.S. Holder is a legal person, will be subject to French withholding tax at the rate of 25%, or 75% if paid to an account situated in a non-cooperative State or territory (as defined in Article 238-0 A of the FTC, but other than those states or territories mentioned in 2° of 2 bis of the same Article 238-0 A of the FTC, unless the safeguard clause provided for by Article 187, 2 of the FTC were to apply), and then reduced at a later date to 5% or 15%, provided that such holder duly completes and provides the French tax authorities with the treaty forms Form 5000 and Form 5001 before December 31 of the second year following the year during which the dividend is paid.

Certain qualifying pension funds and certain other tax-exempt entities are generally subject to the same general filing requirements as other U.S. Holders except that they may have to supply additional documentation evidencing their entitlement to these benefits.

Since the withholding tax rate applicable under French domestic law to U.S. Holders who are individuals does not exceed the cap provided in the Treaty (i.e., 15%), the 12.8% rate shall apply, without any reduction provided under the Treaty.

Besides, please note that pursuant to Article 235 quater of the FTC and under certain conditions, a corporate U.S. Holder which is in a tax loss position for the fiscal year during which the dividend is received may be entitled to a deferral regime, and obtain a withholding tax refund. The tax deferral ends in respect of the first financial year during which this U.S. Holder is in a profit-making position, as well as in the cases set out in Article 235 quater of the FTC. Finance Bill for 2022 extended the deadline to claim the refund (December 31 of the second year following the year of payment instead of three months after the end of the fiscal year following the payment of the income) and clarified the order in which the deferred taxes become due (the forfeiture of the deferral applies in priority to the oldest withholding taxes). Also, pursuant to Article 235 quinquies of the FTC and under certain conditions, a corporate U.S. Holder may be entitled to a refund of a fraction of the withholding tax, up to the difference between the withholding tax paid (on a gross basis) and the withholding tax based on the dividend net of the expenses incurred for the acquisition and conservation directly related to the income, provided (i) that these expenses would have been tax deductible had the U.S. Holder been established in France, and (ii) that the tax rules in the United States do not allow the U.S. Holder to offset the withholding tax.

Taxation of capital gains upon Sale or Other Disposition

Pursuant to Articles 244 bis B and 244 bis C of the FTC, the exercise, sale or redemption of warrants, or the sale of Ordinary Shares issued upon exercise of such warrants, by non-French Resident Holders should not be subject to tax in France, subject to the discussion below.

As a matter of principle, under French tax law, and provided that the Company is not a real estate company within the meaning of Article 244 bis A of the FTC, a U.S. Holder should not be subject to any French tax on any capital gain from the sale, exchange, repurchase or redemption by us of Ordinary Shares, provided such U.S. Holder is not a French tax resident for French tax purposes and has not held more than 25% of our dividend rights, known as “droits aux bénéfices sociaux” at any time during the preceding five years, either directly or indirectly, and, as relates to individuals, alone or with relatives. In the case of redemptions, all or part of the proceeds may, under certain circumstances, be partially or fully qualified as dividends for French domestic tax purposes and therefore be subject to French dividend withholding tax subject to the application of the Treaty.

As an exception, a U.S. Holder resident, domiciled, established or incorporated in a non-cooperative State or territory as set out in the list referred to in Article 238-0 A of the FTC other than those mentioned in 2° of 2 bis of the same Article should be subject to a 75% withholding tax in France on any such capital gain, regardless of the fraction of the dividend rights it holds, unless the safeguard clause provided by the second paragraph of Article 244 bis B of the FTC were to apply. This list of non-cooperative States or territories was last updated on April 15, 2026, and currently includes Anguilla, Antigua and Barbuda, Guam, US Virgin Islands, Palau, Panama, Russia, American Samoa, Vietnam, Turk and Caicos Islands and Vanuatu. States and territories referred to in Article 238-0 A 2 bis 2° of the FTC, and thus outside of the scope of the provisions of Article 244 bis B of the FTC mentioned in this paragraph, are currently Guam, US Virgin Islands, Palau, Panama, Russia, American Samoa and Vietnam.

In general, under the Treaty, a U.S. Holder who is a U.S. resident for purposes of the Treaty and entitled to Treaty benefit will not be subject to French tax on any such capital gain from the sale, exchange, repurchase or redemption by us (other than redemption proceeds which may, under certain circumstances, be partially or fully characterized as dividends under French domestic tax law or administrative guidelines and subject to the application of the Treaty) of Ordinary Shares unless such Ordinary Shares form part of the business property of a permanent establishment or fixed base that the U.S. Holder has in France. U.S. Holders who own Ordinary Shares through U.S. partnerships that are not resident for Treaty purposes are advised to consult their own tax advisors regarding their French tax treatment and their eligibility for Treaty benefits in light of their own particular circumstances.

A holder that is not a U.S. resident for Treaty purposes or is not entitled to Treaty benefit (and in both cases is not resident, established or incorporated in a non-cooperative State or territory as set out in the list referred to in Article 238-0 A of the FTC other than those States or territories mentioned in 2° of 2 bis of the same Article 238-0 A of the FTC, unless the above mentioned safeguard clause were to apply) and has held more than 25% of our dividend rights, known as “droits aux bénéfices sociaux” at any time during the preceding five years, either directly or indirectly, and, as relates to individuals, alone or with relatives, will be subject to a levy in France at the rate of the standard corporate income tax (currently 25%), if such holder is a legal person, or 12.8%, if such holder is an individual subject to the application of any relevant tax treaty.

For a non-French resident entity that holds more than 25% of our dividend rights and may be subject to French tax on capital gains, Article 244 bis B of the FTC provides under certain conditions for a refund mechanism, allowing an eligible non-French resident corporate investor to claim a refund of the non-resident French capital gains tax to the extent such tax exceeds the amount of the French corporate income tax it would have borne if it had been a French resident. This refund mechanism is available to entities established in (i) an EU Member State or a Member State of the European Economic Area (EEA), other than a non-cooperative State or territory within the meaning of Article 238-0 A of the FTC that has concluded a tax treaty with France that includes an administrative assistance provision to combat tax fraud and tax evasion (an “EU/EEA State”) or (ii) a State, other than a non-cooperative State or territory that has concluded a tax treaty with France that includes an administrative assistance clause regarding the exchange of information aimed at combating tax fraud and tax evasion (a “Treaty State”), provided that the transferor is not effectively involved in the management or control of the entity whose shares are disposed of or redeemed. In addition, Article 244 bis B of the FTC also provides that specific collective investment funds established in EU/EEA States or Treaty States are excluded from the scope of the non-resident capital gain tax mentioned above under certain conditions.

In addition, Article 16 of the Finance Act for 2025 amended the provisions of Article 244 bis B of the FTC as to align with EU law, by allowing non-resident individuals to obtain, upon request to the French tax authorities, the reimbursement of the portion of the tax levy that exceeds the personal income tax they would have been liable for if they had been domiciled in France and had opted for the taxation of their securities income pursuant to the progressive income tax rates (benefiting, where applicable under certain conditions and limitations, from holding period allowances).

Special rules apply to U.S. Holders who are residents of more than one country.

The discussion above is a summary of the material French tax consequences of an investment in our securities and is based upon laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. It does not cover all tax matters that may be of importance to a prospective investor. Each prospective investor is urged to consult its own tax advisor about the tax consequences to it of an investment in Ordinary Shares or warrants in light of the investor’s own circumstances.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 17,333,333 Ordinary Shares, which consists of (i) up to 9,583,333 Ordinary Shares that are issuable upon the exercise of 9,583,333 Public Warrants and (ii) up to 7,750,000 Ordinary Shares that are issuable upon the exercise of 7,750,000 Private Placement Warrants.

We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of (i) up to 286,674,886 Ordinary Shares, consisting of (a) up to 56,287,179 Ordinary Shares issuable upon conversion of the Senior Unsecured Convertible Bonds, assuming a conversion price of $7.80 per Ordinary Share and taking into account payment-in-kind interest accrued for a period of three years from the Closing Date, (b) up to 50,080,128 Ordinary Shares issuable upon exercise of the Investment Warrants, assuming an exercise price of $7.80 per Ordinary Share, (c) up to 9,583,333 Ordinary Shares received upon conversion of 9,583,333 Bleichroeder Class B ordinary shares in connection with the Business Combination, (d) up to 7,750,000 Ordinary Shares issuable upon exercise of the Private Placement Warrants, (e) up to 162,974,246 Ordinary Shares issued to former shareholders of Legacy Pasqal in connection with the Merger, and (ii) up to 7,750,000 Private Placement Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants or Investment Warrants exercised in the event that such exercises are for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the Ordinary Shares or Private Placement Warrants to be made directly or through agents.

Each Selling Securityholder and any of their pledgees, assignees, donees, transferees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their Ordinary Shares and Private Placement Warrants covered hereby on the principal trading market or any other stock exchange, market or trading facility on which our Ordinary Shares or Private Placement Warrants are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades in which the broker-dealer will attempt to sell the Ordinary Shares or Private Placement Warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        distributions to their employees, members, partners or shareholders;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agent;

•        in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        directly to one or more purchasers;

•        delayed delivery requirements;

•        by pledge to secure debts and other obligations;

•        through agents;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell Ordinary Shares or Private Placement Warrants under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Ordinary Shares, Private Placement Warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The Selling Securityholders may also sell Ordinary Shares or Private Placement Warrants short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may, from time to time, pledge or grant a security interest in some of the Ordinary Shares or Private Placement Warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee, or other successors-in-interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Ordinary Shares in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealers or agents that are involved in selling the Ordinary Shares or Private Placement Warrants may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to sell the securities.

To facilitate the offering of Ordinary Shares or Private Placement Warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Ordinary Shares or Private Placement Warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more Ordinary Shares or Private Placement Warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Ordinary Shares or Private Placement Warrants by bidding for or purchasing Ordinary Shares or Private Placement Warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if Ordinary Shares or Private Placement Warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Ordinary Shares or Private Placement Warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Ordinary Shares and Private Placement Warrants. We have agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed with each Selling Securityholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of, among other things, (a) the term specified in relation to the registration rights granted to such Selling Securityholder and (b) the date on which such Selling Securityholder ceases to hold any of the Ordinary Shares or Private Placement Warrants covered by this prospectus. The Ordinary Shares and Private Placement Warrants will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Ordinary Shares and Private Placement Warrants covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale of the Ordinary Shares or Private Placement Warrants will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Ordinary Shares or Private Placement Warrants by the Selling Securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Ordinary Shares or Private Placement Warrants to engage in market-making activities with respect to the particular Ordinary Shares or Private Placement Warrants being distributed. This may affect the marketability of the Ordinary Shares or Private Placement Warrants and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares or Private Placement Warrants. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement, as amended by the Warrant Amendment Agreement, on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Computershare Inc. and Computershare Trust Company, N.A., the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP.

EXPERTS

The consolidated financial statements of Pasqal SAS and its subsidiaries as of December 31, 2025 and December 31, 2024 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bleichroeder Acquisition Corp. II at December 31, 2025, and for the period from August 27, 2025 (inception) through December 31, 2025, appearing in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

BLEICHROEDER ACQUISITION CORP. II

Pasqal Holding SAS

Pasqal SAS

BLEICHROEDER ACQUISITION CORP. II
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current Assets
Cash	$866,407	$—
Prepaid expenses	51,913	4,503
Short Term prepaid insurance	152,500	—
Total current assets	1,070,820	4,503
Deferred offering costs	—	217,025
Long-term prepaid insurance	76,250	—
Investments held in Trust Account	292,280,120	—
Total Assets	$293,427,190	$221,528

Liabilities and Shareholders’ Deficit
Current Liabilities
Accrued offering costs	$75,000	$10,791
Accrued expenses	6,153,980	300
Promissory note – related party	—	248,013
Total Current Liabilities	6,228,980	259,104
Deferred underwriting fee	12,250,000	—
Total Liabilities	18,478,980	259,104

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 28,750,000 shares at redemption value of $10.17 and $0 per share at June 30, 2026 and December 31, 2025, respectively	292,280,120	—

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding at June 30, 2026 and December 31, 2025	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding at June 30, 2026 and December 31, 2025 (excluding 28,750,000 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,583,333 shares issued and outstanding at June 30, 2026 and December 31, 2025	958	958
Additional paid-in capital	—	24,042
Accumulated deficit	(17,332,868)	(62,576)
Total Shareholders’ Deficit	(17,331,910)	(37,576)
Total Liabilities and Shareholders’ Deficit	$293,427,190	$221,528

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BLEICHROEDER ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30, 2026	For the Six Months Ended June 30, 2026
Formation, general, and administrative costs	$2,265,709	$7,173,851
Loss from operations	(2,265,709)	(7,173,851)

Other income
Interest earned on marketable securities held in Trust Account	2,564,397	4,780,120
Total other income	2,564,397	4,780,120
Net income (loss)	$298,688	$(2,393,731)

Weighted average shares outstanding Class A ordinary shares, basic and diluted	28,750,000	27,320,442
Basic and diluted net income (loss) per Ordinary Share, Class A Ordinary Shares	$0.01	$(0.06)
Weighted average shares outstanding, Class B ordinary shares, basic	9,583,333	9,521,178
Basic net income (loss) per Ordinary Share, Class B Ordinary Shares	$0.01	$(0.06)
Weighted average shares outstanding, Class B ordinary shares, diluted	9,583,333	9,583,333
Diluted net income (loss) per Ordinary Share, Class B Ordinary Shares	$0.01	$(0.06)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BLEICHROEDER ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026
(UNAUDITED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2026	—	$—	9,583,333	$958	$24,042	$(62,576)	$(37,576)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(10,921,599)	(12,312,164)	(23,233,763)
Sale of 7,750,000 Private Placement Warrants	—	—	—	—	7,750,000	—	7,750,000
Fair value of Public Warrants at issuance	—	—	—	—	3,373,333	—	3,373,333
Allocated value of transaction costs to Class A ordinary shares	—	—	—	—	(225,776)	—	(225,776)
Net loss	—	—	—	—	—	(2,692,419)	(2,692,419)

Balance – March 31, 2026 (unaudited)	—	—	9,583,333	958	—	(15,067,159)	(15,066,201)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,564,397)	(2,564,397)
Net income	—	—	—	—	—	298,688	298,688
Balance – June 30, 2026 (unaudited)	—	$—	9,583,333	$958	$—	$(17,332,868)	$(17,331,910)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BLEICHROEDER ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2026
(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(2,393,731)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(4,780,120)
Changes in operating assets and liabilities:
Prepaid expenses	(199,910)
Long-term prepaid insurance	(76,250)
Accrued expenses	6,153,680
Net cash used in operating activities	(1,296,331)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(287,500,000)
Net cash used in investing activities	(287,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	282,500,000
Proceeds from sale of Private Placements Warrants	7,750,000
Repayment of promissory note – related party	(256,872)
Payment of offering costs	(330,390)
Net cash provided by financing activities	289,662,738

Net Change in Cash	866,407
Cash – Beginning of period	—
Cash – End of period	$866,407

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$75,799
Deferred offering costs paid by Sponsor through promissory note – related party	$8,859
Deferred underwriting fee payable	$12,250,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Bleichroeder Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 27, 2025. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

On February 19, 2026, the Company acquired 100% of the issued and outstanding equity of Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France (“Initial Merger Sub”), resulting in Initial Merger Sub becoming a wholly-owned subsidiary of the Company solely for the purpose of effectuating the Business Combination.

On May 20, 2026, the Company acquired 99.99998% of Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France (“Parent Merger Sub”), with the other 0.00002% owned by Michel Combes. On May 26, 2026, the Company, Initial Merger Sub, Parent Merger Sub, and Pasqal (as defined below) entered into Amendment No. 1 to the Agreement and Plan of Merger and Assignment and Assumption Agreement, pursuant to which Initial Merger Sub assigned to Parent Merger Sub, and Parent Merger Sub assumed, all of Initial Merger Sub’s rights and obligations as “Parent Merger Sub” as defined under the Business Combination Agreement (as defined below), such that Parent Merger Sub was substituted for Initial Merger Sub as a party to, and as “Parent Merger Sub” under, the Business Combination Agreement for all purposes from and after that date. On the same day, the Company disposed of the Initial Merger Sub to its original seller.

On May 26, 2026, the Company disposed of the Initial Merger Sub, and the Initial Merger Sub was no longer a wholly-owned subsidiary of the Company.

As of June 30, 2026, the Company had not yet commenced operations. All activity for the period from August 27, 2025 (inception) through June 30, 2026 relates to the Company’s formation, the Initial Public Offering (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues prior to the completion of the Business Combination and generates non-operating income in the form of interest and/or dividend income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Bleichroeder Sponsor 2 LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2026. On January 9, 2026, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (each “Public Warrant” and collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,750,000 private placement warrants (each a “Private Placement Warrant”) at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,750,000. Of those 7,750,000 Private Placement Warrants, the Sponsor purchased 5,000,000 Private Placement Warrants, and the underwriters, Cohen & Company Capital Markets (“CCM”) and Clear Street LLC (“CS”), purchased 2,750,000 Private Placement Warrants (or 2,612,500 and 137,500 Private Placement Warrants, respectively).

Transaction costs amounted to $17,870,483, consisting of $5,000,000 of cash underwriting fee, $12,250,000 of deferred underwriting fee, and $620,483 of other offering costs.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the interest earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering, on January 9, 2026, an amount of $287,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the Private Placement Warrants was placed in the trust account (the “Trust Account”), with U.S.-based trust account, Continental Stock Transfer & Trust Company, acting as trustee, which will initially be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on management team’s ongoing assessment of all factors related to the potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or by such earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s Public Shares properly submitted in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s Public Shareholders.

The Company will provide the Company’s Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share.

The Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less income taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Business Combination Agreement

On February 28, 2026 (the “Signing Date”), the Company entered into an Agreement and Plan of Merger (as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3, each as defined below, and may be further amended, supplemented or otherwise modified from time to time in accordance with its terms the “Business Combination Agreement”), by and among the Company, Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and, at signing, a wholly owned subsidiary of the Company (“Initial Merger Sub”), and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (“Pasqal”). On May 26, 2026, the Company, Initial Merger Sub, Bleichroeder

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France (“Parent Merger Sub”), and Pasqal entered into Amendment No. 1 to the Agreement and Plan of Merger and Assignment and Assumption Agreement (“Amendment No. 1”), pursuant to which Initial Merger Sub assigned to Parent Merger Sub, and Parent Merger Sub assumed, all of Initial Merger Sub’s rights and obligations under the Business Combination Agreement, and Parent Merger Sub was substituted for Initial Merger Sub as a party to, and as “Parent Merger Sub” under, the Business Combination Agreement for all purposes from and after that date. On June 25, 2026, the Company, Parent Merger Sub and Pasqal entered into Amendment No. 2 to the Agreement and Plan of Merger (“Amendment No. 2”). On July 22, 2026, the Company, Parent Merger Sub and Pasqal entered into Amendment No. 3 to the Agreement and Plan of Merger (“Amendment No. 3”). Pursuant to the Business Combination Agreement, among other things and subject to the terms and conditions therein, (i) the Company will merge with and into Parent Merger Sub (the “Reincorporation Merger”), with Parent Merger Sub being the surviving entity of the Reincorporation Merger (“Parent Surviving Corporation”), and (ii) as promptly as practicable after the effective time of the Reincorporation Merger (the “Reincorporation Merger Effective Time”), Pasqal will merge with and into the Parent Surviving Corporation by way of a merger by absorption (fusion-absorption) in accordance with the applicable provisions of the French Commercial Code (Code de commerce), including Articles L. 236-1 et seq (the “Merger”, and together with the Reincorporation Merger, the “Mergers”), with Parent Surviving Corporation being the surviving entity of the Merger and changing its name to “Pasqal Holding SA” or such other name selected by Pasqal (“New Pasqal”).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 16, 2026. The interim results for the three and six months ended June 30, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Liquidity, Capital Resources and Going Concern

The Company’s liquidity needs up to January 9, 2026 had been satisfied through the loan under an unsecured promissory note from the Sponsor of up to $500,000 (Note 5). As of June 30, 2026, the Company had $866,407 of cash and had a working capital deficit of $5,158,160.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Presentation of Financial Statements--Going Concern,” as of this filing, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Business Combination. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the Completion Window.

Principles of Consolidation

Bleichroeder Acquisition 2 France was incorporated as a société par actions simplifiée under the laws of the Republic of France on March 15, 2022. On February 19, 2026, the Company purchased 100% of the issued and outstanding equity of Bleichroeder Acquisition 2 France (“Initial Merger Sub”), resulting in Initial Merger Sub becoming a wholly-owned subsidiary of the Company solely for the purpose of effectuating the Business Combination. Bleichroeder Acquisition France Merger Sub 2 (“Parent Merger Sub”) was incorporated a société anonyme formed under the laws of the Republic of France on May 19, 2026, solely for the purpose of effectuating the business combination. On May 26, 2026, in connection with Amendment No. 1 to the Business Combination Agreement, Initial Merger Sub assigned to Parent Merger Sub, and Parent Merger Sub assumed all of Initial Merger Sub’s rights and obligations as “Parent Merger Sub” under the Business Combination Agreement, such that Parent Merger Sub was substituted for Initial Merger Sub for all purposes from and after that date. On the same day, the Company disposed of the Initial Merger Sub.

As of June 30, 2026, Parent Merger Sub’s issued and outstanding share capital consisted of 500,000 ordinary shares, of which 499,999 shares were held by Bleichroeder and one(1) share was held by Michel Combes. Parent Merger Sub does not own any material assets or conduct any business activities other than activities incidental to effectuating the Business Combination. The address and telephone number for Parent Merger Sub’s principal executive officers are the same as those for Bleichroeder.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $866,407 of cash and did not have any cash equivalents as of June 30, 2026. The Company did not have any cash or cash equivalents, as of December 31, 2025.

Investments Held in Trust Account

As of June 30, 2026, the assets held in the Trust Account amounting to $292,280,120, were held in mutual funds composed of U.S. treasury securities. As of December 31, 2025, the Company did not have any assets in the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and Public Warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the Public Warrants and then to the Class A ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity and offering costs allocated to the Public Warrants and Private Placement Warrants were charged to shareholders’ deficit as the Public Warrants and Private Placement Warrants, after management’s evaluation, were accounted for under equity treatment.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the unaudited condensed consolidated financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Warrant Instruments

The Company accounted for the Public and Private Placement Warrants to be issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned value.

Share-Based Payment Arrangements

The Company accounts for share awards in accordance with FASB ASC 718, “Compensation — Stock Compensation” (“FASB ASC 718”), which requires that all equity awards be accounted for at their “fair value.” Fair value is measured on the grant date and is equal to the underlying value of the share.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a Business Combination). For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent deficit as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of June 30, 2026, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets.

As of June 30, 2026, the Class A ordinary shares subject to possible redemption reflected in the consolidated balance sheets are reconciled in the following table:

Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(3,373,333)
Class A ordinary shares issuance costs	(17,644,707)
Plus:
Accretion of carrying value to redemption value	23,233,763
Class A ordinary shares subject to possible redemption, March 31, 2026	289,715,723
Plus:
Accretion of carrying value to redemption value	2,564,397
Class A ordinary shares subject to possible redemption, June 30, 2026	$292,280,120

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the Public Warrants and the Private Warrants in the calculation of diluted net income (loss) per ordinary share, because in the calculation of diluted net income (loss) per ordinary share, their exercise is contingent upon future events.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per-share amounts):

	For the Three Months Ended June 30, 2026		For the Six Months Ended June 30, 2026
	Class A	Class B	Class A	Class B
Basic net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$224,016	$74,672	$(1,775,106)	$(618,625)
Denominator:

Basic weighted average shares outstanding	28,750,000	9,583,333	27,320,442	9,521,178
Basic net income (loss) per ordinary share	$0.01	$0.01	$(0.06)	$(0.06)

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Three Months Ended June 30, 2026		For the Six Months Ended June 30, 2026
	Class A	Class B	Class A	Class B
Diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$224,016	$74,672	$(1,772,116)	$(621,614)
Denominator:

Diluted weighted average shares outstanding	28,750,000	9,583,333	27,320,442	9,583,333
Diluted net income (loss) per ordinary share	$0.01	$0.01	$(0.06)	$(0.06)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on January 9, 2026, the Company sold 28,750,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants — As of June 30, 2026, there were 17,333,333 Warrants outstanding, including 9,583,333 Public Warrants and 7,750,000 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their Public Warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00:    The Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the initial Business Combination and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,750,000 private placement warrants (each “Private Placement Warrant”, collectively the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,750,000. Of those 7,750,000 Private Placement Warrants, the Sponsor purchased 5,000,000 Private Placement Warrants, and the underwriters, CCM and CS, purchased 2,750,000 Private Placement Warrants, (or 2,612,500 and 137,500 private placement warrants, respectively).

The Private Placement Warrants are identical to the Public Warrants sold in the Initial Public Offering except that the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by the underwriters and/or their designees, will not be exercisable more than five years from the commencement of sales in this offering in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(8).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 22, 2025, the Sponsor made a capital contribution of $25,000, or approximately $0.003 per share, through payments of offering costs and expenses on the Company’s behalf, for which the Company issued 9,583,333 Class B ordinary shares, known as founder shares, to the Sponsor. Up to 1,250,000 of the founder shares may be surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. On January 9, 2026, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 1,250,000 Founder Shares are no longer subject to forfeiture.

The founder shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering, and holders of founder shares have the same shareholder rights as Public Shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) the founder shares are entitled to registration rights; (iii) the Sponsor and the Company’s officers and directors have entered into a letter agreement, pursuant to which they have agreed to (A) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination, (B) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association prior to the consummation of the initial Business Combination (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within such time period and to liquidating distributions from assets outside the Trust Account and (D) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination transaction) in favor of the initial Business Combination, (iv) the founder shares are automatically convertible into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in the Company Amended and Restated Memorandum and Articles of Association, and (v) prior to, or in connection with, the closing of the initial Business Combination, only holders of the Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend constitutional documents or to adopt new constitutional documents, in each case, as a result of the approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

On November 18, 2025, the Sponsor granted membership interests which equate to an aggregate of 300,000 founder shares to the Chief Operating Officer and membership interests which equate to 200,000 founder shares to the Chief Financial Officer. Also, On November 24, 2025, the Sponsor granted membership interests of an aggregate of 30,000 founder shares to the two independent directors (15,000 each). All membership interests were granted in exchange for their services as director and officers through the Company’s initial Business Combination. The membership interests shall return to the Sponsor if the director is no longer serving the Company on or prior to the initial Business Combination. The granting of the membership interests equating to founder shares to the two independent directors, to the Chief Operating Officer, and to the Chief Financial Officer is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity classified awards is measured at fair value upon the assignment date. The total fair value of the 30,000 membership interests issued to the two directors and 500,000 membership interests issued to the Chief Operating Officer and Chief Financial Officer on November 18, 2025 and November 24, 2025, was $1,562,530 or $2.948 and $2.951, respectively, per share. The Company established the initial fair value of the founder shares on November 18, 2025 and November 24, 2025, using a calculation prepared by a third party valuation team which takes into consideration the implied share price of $9.88 on both dates, risk-free rate of 3.94% and 3.95%, respectively, and remaining term of 0.14 and 0.12 years, respectively. The membership interests were assigned subject to performance conditions (i.e., providing services through Business Combination). Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of founder shares that ultimately vest times the assignment date fair value per share (unless subsequently modified) less the amount initially received for the transfer of founder shares. As of June 30, 2026, the Company determined that the initial Business Combination is not considered probable and therefore no compensation expense has been recognized.

On February 6, 2026, the Sponsor issued 15,000 Class A Units to an individual. The units represent an indirect interest in 15,000 Founder Shares. The fair value of the shares as of February 6, 2026, was determined to be $3.77 per share for an aggregate amount of $56,550. The transfer was made in accordance with the terms of the Company’s operating agreement. The transfer of these shares is contingent on the completion of a business combination. The expense will be recorded when the contingent event of a business combination becomes probable. As of June 30, 2026, the closing of the business combination was not considered to be probable.

On April 1, 2026, the Sponsor issued 15,000 Class A Units to an individual. The units represent an indirect interest in 15,000 Founder Shares. The fair value of the shares as of April 1, 2026, was determined to be $9.95 per share for an aggregate amount of $149,250. The transfer was made in accordance with the terms of the Company’s operating agreement. The transfer of these shares is contingent on the completion of a business combination. The expense will be recorded when the contingent event of a business combination becomes probable. As of June 30, 2026, the closing of the business combination was not considered to be probable.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Related Party

The Sponsor has agreed to loan the Company an aggregate of up to $500,000 to be used for a portion of the expenses of the Initial Public Offering. The loan is non-interest bearing, unsecured and due at the earlier of June 30, 2026 or the closing of the Initial Public Offering. As of June 30, 2026 and December 31, 2025, the Company borrowed a total of $0 and $248,013 under the promissory note. At the closing of the Initial Public Offering, on January 9, 2026, the Company paid the outstanding borrowings in full and borrowings under the promissory note are no longer available.

Service Agreement

The Company has agreed, upon the completion of the Initial Public Offering, to pay an affiliate of the Chief Operating Officer (“COO”) $18,000 per month, then upon the completion of initial Business Combination or liquidation, an amount equal to $600,000 less the total amount of all such monthly payments made up to that time, for services as COO pursuant to an advisory agreement. Prior to initial Business Combination, no payments under this agreement shall be made from amounts held in the Trust Account. As of June 30, 2026 and December 31, 2025, $103,935 and $0 has been incurred and paid for these services and is reflected in the condensed consolidated statement of operations.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $2,000,000 of such Working Capital Loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. As of June 30, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the middle east conflicts. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the middle east conflicts and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets,

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the middle east conflicts and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) and Private Placement Warrants (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) that may be issued upon conversion of Working Capital Loans, if any, and any Class A ordinary shares issuable upon conversion of the founder shares and any Class A ordinary shares held by the initial shareholders at the completion of the Initial Public Offering or acquired prior to or in connection with the initial Business Combination, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the registration statement for the Initial Public Offering. These holders will be entitled to make up to three demands excluding short form demands, and have piggyback registration rights. Notwithstanding anything to the contrary, the underwriters may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the underwriters may participate in a piggyback registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters have a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. On January 9, 2026, the underwriters elected to fully exercise their over-allotment option to purchase an additional 3,750,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $5,000,000 (2.0% of the gross proceeds of the Units sold in the Initial Public Offering) which was paid at the closing of the Initial Public Offering.

Additionally, the underwriters are entitled to a deferred underwriting discount of 4.00% of the gross proceeds of the Initial Public Offering held in the Trust Account, up to $12,250,000 in the aggregate upon the completion of the Company’s Initial Business Combination subject to the terms of the underwriting agreement.

Accrued expenses

Accrued expenses increased from $300 at December 31, 2025 to $6,153,980 at June 30, 2026, primarily due to increased accrued legal fees related to the Business Combination Agreement with Pasqal and will be paid at the closing of the Business Combination.

Business Combination Agreement

On Signing Date, the Company entered into the Business Combination Agreement, by and among the Company, the Initial Merger Sub, and Pasqal. On May 26, 2026, Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France (“Parent Merger Sub”), was substituted for Initial Merger Sub as a party to, and as “Parent Merger Sub” under, the Business Combination Agreement pursuant to Amendment No. 1. On June 25, 2026, the Company, Parent Merger Sub and Pasqal entered into Amendment No. 2. On July 22, 2026,

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

the Company, Parent Merger Sub and Pasqal entered into Amendment No. 3. Pursuant to the Business Combination Agreement, as amended, among other things and subject to the terms and conditions therein, (i) the Company will merge with and into Parent Merger Sub (the “Reincorporation Merger”), with Parent Merger Sub being the surviving entity of the Reincorporation Merger (“Parent Surviving Corporation”), and (ii) as promptly as practicable after the effective time of the Reincorporation Merger (the “Reincorporation Merger Effective Time”), Pasqal will merge with and into the Parent Surviving Corporation by way of a merger by absorption (fusion-absorption) in accordance with the applicable provisions of the French Commercial Code (Code de commerce), including Articles L. 236-1 et seq (the “Merger”, and together with the Reincorporation Merger, the “Mergers”), with Parent Surviving Corporation being the surviving entity of the Merger and changing its name to “Pasqal Holding SA” or such other name selected by Pasqal (“New Pasqal”).

Private Placement Investment

In connection with the transactions contemplated by the Business Combination Agreement, on March 4, 2026, Bleichroeder, Initial Merger Sub and the accredited investors named therein (the “Existing Purchasers”) entered into a Securities Purchase Agreement (the “SPA”). On May 23, 2026, Bleichroeder, Initial Merger Sub, Inflection Point Asset Management LLC and an accredited investor advised by Inflection Point Asset Management LLC (the “New Purchaser” and, together with the Existing Purchasers, the “Investors”) entered into Amendment No. 1 to the SPA (the “SPA Amendment”), which increased the aggregate subscription price under the SPA by $50.0 million and joined the New Purchaser as an additional Investor under the SPA. In connection with Amendment No. 1 to the Business Combination Agreement, on May 26, 2026, Initial Merger Sub and Parent Merger Sub also entered into an assignment and assumption agreement pursuant to which Parent Merger Sub assumed all of Initial Merger Sub’s rights and obligations under the SPA and Initial Merger Sub was released from such obligations arising from and after that date. Pursuant to the SPA, as amended by the SPA Amendment, the Investors have agreed, among other things, subject to certain conditions, to purchase $312 million aggregate principal amount of senior unsecured convertible bonds convertible into New Pasqal Shares (the “Senior Unsecured Convertible Bonds”) and warrants to purchase a number of New Pasqal Shares equal to 125% of the total number of New Pasqal Shares into which the Senior Unsecured Convertible Bonds are initially convertible at Closing (the “Investment Warrants”), for an aggregate purchase price of $250 million, reflecting a 20% original issue discount (the “Investment”). The closing of the Investment shall occur substantially concurrent with the Closing.

In accordance with the French Commercial Code, the Senior Unsecured Convertible Bonds will be issued pursuant to the Terms and Conditions (termes et conditions des obligations convertibles en actions ordinaires) attached to New Pasqal’s shareholders decision issuing the Senior Unsecured Convertible Bonds (the “Senior Unsecured Convertible Bonds Terms and Conditions”), and the Investment Warrants will be issued pursuant to the Terms and Conditions (termes et conditions des bons de souscriptions d’actions) attached to New Pasqal’s shareholders decision issuing the Investment Warrants (the “Investment Warrants Terms and Conditions”).

NOTE 7. SHAREHOLDER’S DEFICIT

Preference Shares — The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. As of June 30, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. As of June 30, 2026 and December 31, 2025, there were no Class A ordinary shares issued or outstanding (excluding 28,750,000 Class A ordinary shares subject to possible redemption.)

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of June 30, 2026 and December 31, 2025, there were 9,583,333 Class B ordinary shares outstanding.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 7. SHAREHOLDER’S DEFICIT (cont.)

The founder shares will automatically convert into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) all ordinary shares issued and outstanding upon the completion of the Initial Public Offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the Private Placement Warrants issued to the Sponsor), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the closing of the initial Business Combination (subject to certain exclusions described herein) minus (iii) any redemptions of Class A ordinary shares by Public Shareholders in connection with an initial Business Combination, and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and in connection with any amendment to the amended and restated memorandum and articles of association made prior to the consummation of the initial Business Combination (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to the rights of holders of Class A ordinary shares or pre-business combination activity; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to, or in connection with, the closing of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The fair value of the Public Warrants is $3,373,333, or $0.352 per Public Warrant. The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the Level 3 valuation of the Public Warrants:

January 9, 2026
Underlying stock price	$9.93
Exercise price	$11.50
Volatility	5.00%
Probability of De-SPAC and market adjustment	27.7%
Risk-free rate	3.87%
Warrant term (years)	7.00

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2026 and December 31, 2025, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

	Level	June 30, 2026	December 31, 2025
Asset:
Investments held in Trust Account – U.S. Treasury Securities	1	$292,280,120	$—

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 9. SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their unaudited condensed financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (the “CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reporting segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	June 30, 2026	December 31, 2025
Cash	$866,407	$—
Investments held in Trust Account	$292,280,120	$—
	For the Three Months Ended June 30, 2026	For the Six Months Ended June 30, 2026
Formation, general, and administrative costs	$2,265,709	$7,173,851
Interest earned on investments held in Trust Account	$2,564,397	$4,780,120

The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Investment Management Trust Agreement, January 7, 2026, by and between the Company and Continental Stock Transfer & Trust Company, (the “Trust Agreement”).

Formation, general, and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete an initial business combination or similar transaction within the Completion Window. The CODM also reviews Formation, general, and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Formation, general, and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net loss are reported on the statement of operations and described within their respective disclosures.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any additional subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On July 22, 2026, the Company, Parent Merger Sub and Pasqal entered into Amendment No. 3 to the Agreement and Plan of Merger (“Amendment No. 3”), which amended and restated the provision of the Business Combination Agreement governing the equity incentive plan to be adopted by the Parent Surviving Corporation in connection with the Business Combination. As amended by Amendment No. 3, the long-term incentive plan (the “LTIP”) will provide for awards in the form of founder’s warrants or free shares of up to 10% of the aggregate number of the Parent Surviving Corporation’s shares issued and outstanding immediately after the closing of the Business Combination on a fully-diluted and as-converted basis (after giving effect to any redemptions by the Company’s shareholders). Amendment No. 3 further provides that the Company and Pasqal will negotiate additional edits to the LTIP, including vesting criteria for new award recipients based on performance conditions, in good faith based on recommendations from Pasqal’s compensation consultant, subject to approval of the Parent Surviving Corporation’s board of directors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of
Bleichroeder Acquisition Corp. II:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Bleichroeder Acquisition Corp. II (the “Company”) as of December 31, 2025, and the related statements of operations, changes in shareholder’s deficit, and cash flows for the period from August 27, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from August 27, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2025.

New York, New York
March 16, 2026
PCAOB ID Number 100

BLEICHROEDER ACQUISITION CORP. II
BALANCE SHEET
DECEMBER 31, 2025

Assets
Current Assets
Prepaid expenses	$4,503
Total Current Assets	4,503
Deferred offering costs	217,025
Total Assets	$221,528

Liabilities and Shareholder’s Deficit
Current Liabilities
Accrued offering costs	$10,791
Accrued expenses	300
Promissory note – related party	248,013
Total Current Liabilities	259,104

Shareholder’s Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,583,333 shares issued and outstanding(1)	958
Additional paid-in capital	24,042
Accumulated deficit	(62,576)
Total Shareholder’s Deficit	(37,576)
Total Liabilities and Shareholder’s Deficit	$221,528

____________

(1)      Includes an aggregate of up to 1,250,000 Class B ordinary shares subject to forfeiture by the holders thereof depending on the extent to which the underwriters’ over-allotment option was exercised (Note 5). On January 9, 2026, the Company consummated its Initial Public Offering and sold 28,750,000 Units, including 3,750,000 Units sold pursuant to the exercise of the underwriters’ option in full to purchase additional units to cover the over-allotment; hence, the 1,250,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

BLEICHROEDER ACQUISITION CORP. II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 27, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Formation, general, and administrative costs	$62,576
Net Loss	$(62,576)

Weighted average shares outstanding, basic and diluted(1)	8,333,333

Basic and diluted net loss per ordinary shares	$(0.01)

____________

(1)      Excluded an aggregate of up to 1,250,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On January 9, 2026, the Company consummated its Initial Public Offering and sold 28,750,000 Units, including 3,750,000 Units sold pursuant to the exercise of the underwriters’ option in full to purchase additional units to cover the over-allotment; hence, the 1,250,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

BLEICHROEDER ACQUISITION CORP. II
STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
FOR THE PERIOD FROM AUGUST 27, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount	Shares(1)	Amount
Balance – August 27, 2025 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary to Sponsor(1)	—	—	9,583,333	958	24,042	—	25,000
Net loss	—	—	—	—	—	(62,576)	(62,576)
Balance – December 31, 2025	—	$—	9,583,333	$958	$24,042	$(62,576)	$(37,576)

____________

(1)      Includes an aggregate of up to 1,250,000 Class B ordinary shares subject to forfeiture by the holders thereof depending on the extent to which the underwriters’ over-allotment option was exercised (Note 5). On January 9, 2026, the Company consummated its Initial Public Offering and sold 28,750,000 Units, including 3,750,000 Units sold pursuant to the exercise of the underwriters’ option in full to purchase additional units to cover the over-allotment; hence, the 1,250,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

BLEICHROEDER ACQUISITION CORP. II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 27, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Cash Flows from Operating Activities:
Net loss	$(62,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	14,746
General and administrative costs paid through promissory note – related party	47,530
Changes in operating assets and liabilities:
Accrued expenses	300
Net cash used in operating activities	—

Net Change in Cash	—
Cash – Beginning	—
Cash – Ending	$—

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$10,791
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$10,254
Deferred offering costs paid by Sponsor through promissory note – related party	$195,980
Prepaid expenses paid by Sponsor through promissory note – related party	$4,503

The accompanying notes are an integral part of these financial statements.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Bleichroeder Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 27, 2025. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of December 31, 2025, the Company had not yet commenced operations. All activity for the period from August 27, 2025 (inception) through December 31, 2025 relates to the Company’s formation, the Initial Public Offering (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues prior to the completion of the Business Combination and will generate non-operating income in the form of interest and/or dividend income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Bleichroeder Sponsor 2 LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2026. On January 9, 2026, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (each “Public Warrant” and collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,750,000 private placement warrants (each “Private Placement Warrant”, collectively the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,750,000. Of those 7,750,000 Private Placement Warrants, the Sponsor purchased 5,000,000 Private Placement Warrants, and the underwriters, CCM and CS, purchased 2,750,000 Private Placement Warrants (or 2,612,500 and 137,500 Private Placement Warrants, respectively).

Transaction costs amounted to $17,870,483, consisting of $5,000,000 of cash underwriting fee, $12,250,000 of deferred underwriting fee, and $620,483 of other offering costs.

The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering, on January 9, 2026, an amount of $287,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the Private Placement Warrants was placed in the trust account (the “Trust Account”), with U.S.-based trust account, Continental Stock Transfer & Trust Company, acting as trustee, which will initially be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on management team’s ongoing assessment of all factors related to the potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. Except with respect to interest earned on the funds

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or by such earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s Public Shares properly submitted in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s Public Shareholders.

The Company will provide the Company’s Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share.

The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less income taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Liquidity and Capital Resources

The Company’s liquidity needs up to December 31, 2025 had been satisfied through the loan under an unsecured promissory note from the Sponsor of up to $500,000 (Note 5). As of December 31, 2025, the Company had no cash and had a working capital deficit of $254,601.

In connection with the Company’s assessment of going concern in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern”, the Company has completed its Initial Public Offering on January 9, 2026, at which time the capital in excess of the funds deposited in Trust Account and/or used to fund offering costs and other expenses was released to the Company for general capital purposes. The Company does not believe it will need to raise additional funds in order to meet the expenditures required to operate its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Initial Business Combination. The Company has the Completion Window to complete the initial Business Combination. Management has determined that upon the consummation of the Initial Public Offering and the sale of the Private Placement Warrants on January 9, 2026, the Company has sufficient funds to finance the working capital needs of the Company within one year from the date of issuance of the financial statements.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash and did not have any cash equivalents as of December 31, 2025.

Deferred Offering Costs

The Company complies with the requirements of the FASB Topic ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC Topic 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, prorate, allocating the Initial Public Offering proceeds to the assigned value of the warrants and to the Class A ordinary shares. On January 9, 2026, upon completion of the Initial Public Offering, offering costs allocated to the Public Shares are charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants are charged to shareholder’s deficit as Public and Private Placement Warrants, after management’s evaluation, are accounted for under equity treatment.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Class B Ordinary Share

Net loss per Class B ordinary share is computed by dividing net loss by the weighted average number of Class B ordinary shares outstanding during the period, excluding Class B ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,250,000 ordinary shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters (see Note 5). As of December 31, 2025, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per Class B ordinary share is the same as basic net loss per Class B ordinary share for the period presented.

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and will be accounted for as a liability pursuant to ASC 480 if not fully exercised at the time of the Initial Public Offering. On January 9, 2026, the underwriters exercised their over-allotment option in full in the amount of 3,750,000 Units as part of the closing of the Initial Public Offering.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Instruments

The Company accounted for the Public and Private Placement Warrants to be issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned value. As of December 31, 2025, there were no Public Warrants and Private Placement Warrants issued or outstanding.

Share-Based Payment Arrangements

The Company accounts for share awards in accordance with FASB ASC 718, “Compensation — Stock Compensation” (“FASB ASC 718”), which requires that all equity awards be accounted for at their “fair value.” Fair value is measured on the grant date and is equal to the underlying value of the share.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a Business Combination). For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited.

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on August 27, 2025, its date of incorporation.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on January 9, 2026, the Company sold 28,750,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

Warrants — As of December 31, 2025, there were no Public Warrants and Private Placement Warrants issued or outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their Public Warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00: The Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the initial Business Combination and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,750,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,750,000. Of those 7,750,000 Private Placement Warrants, the Sponsor purchased 5,000,000 Private Placement Warrants, and the underwriters, CCM and CS, purchased 2,750,000 Private Placement Warrants, (or 2,612,500 and 137,500 Private Placement Warrants, respectively).

The Private Placement Warrants are identical to the Public Warrants sold in the Initial Public Offering except that the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by the underwriters and/or their designees, will not be exercisable more than five years from the commencement of sales in the Initial Public Offering in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(8).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 22, 2025, the Sponsor made a capital contribution of $25,000, or approximately $0.003 per share, through payments of offering costs and expenses on the Company’s behalf, for which the Company issued 9,583,333 Class B ordinary shares, known as founder shares, to the Sponsor. Up to 1,250,000 of the founder shares may be surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. On January 9, 2026, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 1,250,000 Founder Shares are no longer subject to forfeiture.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The founder shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering, and holders of founder shares have the same shareholder rights as Public Shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) the founder shares are entitled to registration rights; (iii) the Sponsor and the Company’s officers and directors have entered into a letter agreement, pursuant to which they have agreed to (A) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination, (B) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association prior to the consummation of the initial Business Combination (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within such time period and to liquidating distributions from assets outside the Trust Account and (D) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination transaction) in favor of the initial Business Combination, (iv) the founder shares are automatically convertible into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in the Company Amended and Restated Memorandum and Articles of Association, and (v) prior to, or in connection with, the closing of the initial Business Combination, only holders of the Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend constitutional documents or to adopt new constitutional documents, in each case, as a result of the approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

On November 18, 2025, the Sponsor granted membership interests which equate to an aggregate of 300,000 founder shares to the Chief Operating Officer and membership interests which equate to 200,000 founder shares to the Chief Financial Officer. Also, On November 24, 2025, the Sponsor granted membership interests of an aggregate of 30,000 founder shares to the two independent directors (15,000 each). All membership interests were granted in exchange for their services as director and officers through the Company’s initial Business Combination. The membership interests shall return to the Sponsor if the director is no longer serving the Company on or prior to the initial Business Combination. The granting of the membership interests equating to founder shares to the two independent directors, to the Chief Operating Officer, and to the Chief Financial Officer is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity classified awards is measured at fair value upon the assignment date. The total fair value of the 30,000 membership interests issued to the two directors and 500,000 membership interests issued to the Chief Operating Officer and Chief Financial Officer on November 18, 2025 and November 24, 2025, was $1,562,530 or $2.948 and 2.951, respectively, per share. The Company established the initial fair value of the founder shares on November 18, 2025 and November 24, 2025, using a calculation prepared by a third party valuation team which takes into consideration the implied share price of $9.88 on both dates, risk-free rate of 3.94% and 3.95%, respectively, and remaining term of 0.14 and 0.12 years, respectively. The membership interests were assigned subject to a performance condition (i.e., providing services through Business Combination). Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of founder shares that ultimately vest times the assignment date fair value per share (unless subsequently modified) less the amount initially received for the transfer of founder shares. As of December 31, 2025, the Company determined that the initial Business Combination is not considered probable and therefore no compensation expense has been recognized.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Related Party

The Sponsor has agreed to loan the Company an aggregate of up to $500,000 to be used for a portion of the expenses of the Initial Public Offering. The loan is non-interest bearing, unsecured and due at the earlier of June 30, 2026 or the closing of the Initial Public Offering. As of December 31, 2025, the Company borrowed a total of $248,013 under the promissory note. At the closing of the Initial Public Offering, on January 9, 2026, the Company paid the outstanding borrowings in full and borrowings under the promissory note are no longer available.

Service Agreement

The Company has agreed, upon the completion of the Initial Public Offering, to pay an affiliate of the Chief Operating Officer (“COO”) $18,000 per month, then upon the completion of initial Business Combination or liquidation, an amount equal to $600,000 less the total amount of all such monthly payments made up that time, for services as COO pursuant to an advisory agreement. Prior to initial Business Combination, no payments under this agreement shall be made from amounts held in the Trust Account. As of December 31, 2025, no amount has been accrued for these services in the Company’s balance sheet.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $2,000,000 of such Working Capital Loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. As of December 31, 2025, no such Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) and Private Placement Warrants (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) that may be issued upon conversion of Working Capital Loans, if any, and any Class A ordinary shares issuable upon conversion of the founder shares and any Class A ordinary shares held by the initial shareholders at the completion of the Initial Public Offering or acquired prior to or in connection with the initial Business Combination, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the registration statement for the Initial Public Offering. These holders will be entitled to make up to three demands excluding short form demands, and have piggyback registration rights. Notwithstanding anything to the contrary, the underwriters may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the underwriters may participate in a piggyback registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters have a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. On January 9, 2026, the underwriters elected to fully exercise their over-allotment option to purchase an additional 3,750,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $5,000,000 (2.0% of the gross proceeds of the Units sold in the Initial Public Offering) which was paid at the closing of the Initial Public Offering.

Additionally, the underwriters are entitled to a deferred underwriting discount of 4.00% of the gross proceeds of the Initial Public Offering held in the Trust Account, up to $12,250,000 in the aggregate upon the completion of the Company’s Initial Business Combination subject to the terms of the underwriting agreement.

NOTE 7. SHAREHOLDER’S DEFICIT

Preference Shares — The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. As of December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. As of December 31, 2025, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of December 31, 2025, there were 9,583,333 Class B ordinary shares outstanding.

The founder shares will automatically convert into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 7. SHAREHOLDER’S DEFICIT (cont.)

issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) all ordinary shares issued and outstanding upon the completion of the Initial Public Offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the Private Placement Warrants issued to the Sponsor), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the closing of the initial Business Combination (subject to certain exclusions described herein) minus (iii) any redemptions of Class A ordinary shares by Public Shareholders in connection with an initial Business Combination, and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and in connection with any amendment to the amended and restated memorandum and articles of association made prior to the consummation of the initial Business Combination (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within the completion window or (B) with respect to any other material provisions relating to the rights of holders of Class A ordinary shares or pre-business combination activity; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to, or in connection with, the closing of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

NOTE 8. SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reporting segment.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 8. SEGMENT INFORMATION (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

December 31, 2025
Deferred offering costs	$217,025
For the Period from August 27, 2025 (Inception) Through December 31, 2025
Formation, general, and administrative costs	$62,576

Formation, general, and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the completion window. The CODM also reviews formation, general, and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Formation and general and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis. All other segment items included in net income or loss are reported on the statement of operations and described within their respective disclosures.

The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through March 16, 2026, the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2026. On January 9, 2026, the Company consummated the Initial Public Offering of 28,750,000 Units, which includes the full exercise by the underwriters of their over-allotment option of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 7,750,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,750,000.

Following the closing of the Initial Public Offering, on January 9, 2026, an amount of $287,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the Private Placement Warrants was placed in the Trust Account.

On January 9, 2026, the Company fully settled the $256,872 outstanding balance of the promissory note. Borrowings under the promissory note are no longer available.

BLEICHROEDER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 9. SUBSEQUENT EVENTS (cont.)

On January 9, 2026, the underwriters were paid in cash an underwriting discount of $5,000,000 simultaneously with the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred underwriting discount of $12,250,000 in the aggregate.

On January 23, 2026, the Company announced that, commencing on January 28, 2026, the holders of the Units sold in the Initial Public Offering, may elect to separately trade the Class A ordinary shares and the Warrants included in the Units. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Any Units not separated will continue to trade on the Nasdaq Global Market under the symbol “BBCQU.” The Class A ordinary shares and the Warrants are expected to trade on the Nasdaq Global Market under the symbols “BBCQ” and “BBCQW,” respectively. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary Shares and warrants.

On February 28, 2026, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), with Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and wholly owned subsidiary of Bleichroeder, and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France.

The transaction is expected to be funded by a combination of the Company’s Trust Account and expected proceeds from a public investment in private equity. The closing of the transaction is expected to occur in the second half of 2026 and is subject to customary closing conditions, including regulatory and shareholder approval.

PASQAL HOLDING SAS
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION AT JUNE 30, 2026 AND DECEMBER 31, 2025 (UNAUDITED)

In € thousand	Notes	June 30, 2026	December 31, 2025
Goodwill	6.1	19,643	19,676
Other intangible assets	6.2	18,858	17,451
Property, plant and equipment, net	6.3	30,346	28,119
Right-of-use assets		8,346	8,978
Deposits		8,802	8,421
Government grant receivables		8,667	1,198
Total non-current assets		94,662	83,844

Inventories, net	7.1	11,796	11,309
Trade receivables		6,109	5,608
Government grant receivables		3,009	8,181
Tax receivables		5,315	3,111
Other current assets		3,110	2,010
Cash and cash equivalents	7.2	110,835	73,762
Total current assets		140,175	103,980

Total Assets		234,837	187,824

Share capital	8.1	868	715
Share premium	8.1	211,131	70,158
Accumulated deficit		(124,889)	(32,533)
Other reserves	8.2	95,196	49,601
Loss for the period		(53,236)	(92,355)
Total equity		129,070	(4,415)

Borrowings	9	7,796	7,640
Lease liabilities		9,359	9,627
Employee benefit liabilities		15,161	11,051
Deferred tax liabilities		379	366
Deferred income from government grants	11	10,023	9,484
Total non-current liabilities		42,719	38,168

Borrowings	9	2,854	105,164
Lease liabilities		520	524
Provisions		357	356
Trade and other payables		13,911	9,556
Contract liabilities	12	28,237	22,977
Deferred income from government grants	11	6,931	7,409
Other current liabilities		10,237	8,084
Total current liabilities		63,048	154,070

Total shareholder’s equity and liabilities		234,837	187,824

The accompanying notes are an integral part of these condensed consolidated financial statements.

PASQAL HOLDING SAS
CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025 (UNAUDITED)

		Six-month period ended
In € thousand	Notes	June 30, 2026	June 30, 2025
Revenue	13	4,872	4,286
Government grant income		2,950	3,544
Other operating income		182	1,275
Purchases of material		(2,569)	(2,692)
Changes in inventory		1,372	1,825
Employee salaries and benefit expenses	10	(41,594)	(15,353)
Professional services and other services	14	(19,553)	(8,261)
Depreciation and amortization		(4,302)	(4,396)
Other operating expenses		(518)	—
Operating loss		(59,161)	(19,773)
Change in fair value of financial liabilities at FVTPL	9	7,048	(3,033)
Finance income		1,414	1,101
Interest expense		(1,996)	(1,838)
Other financial expense		(521)	(2,608)
Loss before tax		(53,216)	(26,150)
Income (expense) tax benefit	15	(20)	31
Loss for the period		(53,236)	(26,118)
Other comprehensive loss		June 30, 2026	June 30, 2025
Items that may be reclassified to profit or loss in subsequent periods		(311)	10
Foreign currency translation adjustments		(311)	10

Items that will not be reclassified to profit or loss/income in subsequent periods		(11)	14
Remeasurement of defined benefit plans		(14)	19
Income tax impact		4	(5)
Other comprehensive (loss)/income for the period, net of tax		(322)	24
Total comprehensive loss for the period		(53,558)	(26,094)

Loss per share
Basic losses per share	16	(6.6)	(3.8)
Diluted losses per share	16	(7.3)	(3.8)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PASQAL HOLDING SAS
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AT JUNE 30, 2026 AND DECEMBER 31, 2025 (UNAUDITED)

In € thousand	Share capital	Share premium	Treasury shares	Accumulated deficit	Other reserves	Other comprehensive income	Loss of the period	Minority interests	Total equity
Balance at January 1, 2025	692	131,114	—	(75,811)	25,269	(94)	(48,498)	—	32,673
Allocation of profit/loss				(48,498)	—		48,498		—
Loss for the period	—	—	—	—	—	—	(26,118)	—	(26,118)
Variation in translation reserves						10			10
Remeasurement of defined benefit plans, net of tax	—	—	—	—	—	14	—	—	14
Total comprehensive loss for the period	—	—	—	—	—	24	(26,118)	—	(26,094)
Equity-settled share-based payments	—	—	—	—	559	—	—	—	559
Other variations	—	(91,776)	—	91,776	(391)	—	—	—	(391)
Total transactions with owners	—	(91,776)	—	91,776	168	—	—	—	168
Balance at June 30, 2025	692	39,339	—	(32,533)	25,438	(70)	(26,118)	—	6,747

Balance at December 31, 2025	715	70,158	—	(32,533)	49,584	16	(92,355)	—	(4,415)
Allocation of profit/loss	—	—	—	(92,355)	—	—	92,355	—	—
Loss for the period	—	—	—	—	—	—	(53,236)	—	(53,236)
Variation in translation reserves						(311)			(311)
Remeasurement of defined benefit plans, net of tax	—	—	—	—	—	(11)	—	—	(11)
Total comprehensive loss for the period	—	—	—	—	—	(322)	(53,236)	—	(53,558)
Issue of share capital	153	140,973	—	—	22,583	—	—	—	163,709
Equity-settled share-based payments	—	—	—	—	23,334	—	—	—	23,334
Other variations	—	—	—	—	—	—	—	—	—
Total transactions with owners	153	140,973	—	—	45,916	—	—	—	187,043
Balance at June 30, 2026	868	211,131	—	(124,889)	95,500	(305)	(53,236)	—	129,070

The accompanying notes are an integral part of these condensed consolidated financial statements.

PASQAL HOLDING SAS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025 (UNAUDITED)

		Six-month period ended
in € thousand	Notes	June 30, 2026	June 30, 2025
CASH FLOW USED IN OPERATING ACTIVITIES
Cash used in operations	19	(25,194)	(19,956)
Net cash flows used in operating activities		(25,194)	(19,956)

CASH FLOW USED IN INVESTING ACTIVITIES
Acquisition of property, plant and equipment	6.3	(2,042)	(4,908)
Acquisition of intangible assets	6.2	(2,423)	(147)
Proceeds from sale of intangible asset		—	112
Receipt of government grants		375	1,359
Change in deposits		(380)	596
Purchases of subsidiary		(500)	(157)
Net cash flows used in investing activities		(4,970)	(3,145)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from borrowings	9	83	43,518
Repayment of borrowings and lease liabilities	9	(1,123)	(1,588)
Interest paid		(188)	(407)
Proceeds from capital increases	8.1	68,480	—
Net cash flows from financing activities		67,251	41,523

Net increase in cash and cash equivalents		37,087	18,422

Cash and cash equivalents at the beginning of the six-month period		73,762	7,163
Effects of exchange rate changes on cash and cash equivalents		(14)	(61)
Cash and cash equivalents at the end of the six-month period		110,835	25,524

The accompanying notes are an integral part of these condensed consolidated financial statements.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 1. Corporate information and description of business

Pasqal Holding SAS (“the Company” or “the parent”) is a simplified corporation incorporated in France under French law. It was created in February 2026 as part of a group reorganization and is registered with the Evry Trade and Companies Register under number 101 390 649. The registered office is located at 24 Rue Emile Baudot, 91120 Palaiseau, France. The Company became the parent company of Pasqal SAS as part of the Group reorganization described in Note 2.2.

The Group is principally engaged in the development and commercialization of quantum computers based on neutral atoms arranged in 2D and 3D lattices, providing useful quantum advantages to its customers to solve real-world problems.

Note 2. Key events

2.1. Business Combination Agreement

On February 28, 2026, Pasqal Holding SAS entered into an agreement and plan of merger (as amended, the “Business Combination Agreement”) with Bleichroeder Acquisition Corp. II (“Bleichroeder”) and Bleichroeder Acquisition France Merger Sub 2 (“Merger Sub”) which, among other things and subject to the terms and conditions contained therein, provided for (a) the merger of Bleichroeder with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub continuing as the surviving company (the “Bleichroeder Surviving Corporation”), and (b) the merger of Pasqal Holding SAS with and into Bleichroeder Surviving Corporation by way of a merger by absorption, with the Bleichroeder Surviving Corporation continuing as the surviving company and changing its name to Pasqal Holding SA (the “Merger”, and together with the Reincorporation Merger, the “Business Combination”). As of June 30, 2026, the proposed Business Combination had not been completed and remained subject to customary closing conditions, including the effectiveness of the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”), shareholder approvals and other conditions set forth in the Business Combination Agreement. The Business Combination was completed on August 27, 2026 (the “Closing”), resulting in the creation of Pasqal Holding SA (“New Pasqal”). See Note 20 for further disclosures.

2.2. Group reorganization

During the first half of 2026, the Group implemented a legal reorganization in connection with its anticipated Business Combination. As part of this reorganization, Pasqal Holding SAS was established as the new parent company of the Group. During the first half of 2026, the shareholders of Pasqal SAS contributed their shares in Pasqal SAS to Pasqal Holding SAS in exchange for shares of Pasqal Holding SAS. The transaction was treated as a capital reorganization with no impact on the carrying values of assets and liabilities or total consolidated equity. All per share data were retroactively adjusted.

2.3. Financing

•        In continuation of the capital increase program initiated in December 2025, the Group proceeded with additional subscriptions of Series C Shares during January and February 2026. A total of 499,769 Series C Shares were issued over this period, generating proceeds of €69,738 thousand.

•        Following these Series C issuances, and upon completion of the Qualified Equity Financing as contractually defined in the redeemable bonds (“ORAs”) agreements, the ORAs were automatically redeemed in Series C Shares on March 2, 2026. As a result of this redemption, a total of 682,448 Series C Shares were issued to ORA holders on March 2, 2026. The ORAs were derecognized upon conversion into equity instruments, with the corresponding amount reclassified from financial liabilities to equity. See Notes 8 and 9 for further disclosures.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 2. Key events (cont.)

•        On March 4, 2026, in connection with the planned Business Combination, Bleichroeder and Merger Sub entered into a securities purchase agreement, as amended on May 23, 2026 (the “Pre-PIPE Securities Purchase Agreement”), with certain investors providing for the issuance of $312.5 million aggregate principal amount of senior unsecured bonds convertible into New Pasqal ordinary shares (the “Convertible Bonds”) and receive warrants to subscribe for a number of New Pasqal ordinary shares equal to 125% of the total number of New Pasqal ordinary shares into which the Convertible Bonds are initially convertible at closing date, at an initial exercise price of $12.00 per share subject to certain adjustments as set forth therein (the “Warrants”), for an aggregate purchase price of $250.0 million, reflecting a 20% original issue discount (the “March 2026 Financing” or “Pre-PIPE”). The Convertible Bonds bear interest at a rate of either 10% per annum payable in cash semi-annually however, if a payment in cash has not been made on a semi-annual payment date, payment on the next semi-annual Payment Date shall be in PIK at a rate of 12% per annum in payment-in-kind and are convertible at the option of the holder. Concurrently with the Closing on August 27, 2026, the Group consummated the March 2026 Financing. See Note 20 for further disclosures.

Note 3. Basis of preparation of the consolidated financial statements

3.1. Statement of compliance

The half-year condensed consolidated financial statements for the six-month period ended June 30, 2026 have been prepared in accordance with IAS 34 (Interim Financial Reporting) as issued by the International Accounting Standards Board (IASB).

The half-year condensed consolidated financial statements do not include all the information and disclosures required in the annual consolidated financial statements. The accompanying notes therefore relate to significant events and transactions of the period, and should be read in conjunction with the annual consolidated financial statements and related notes for the year ended December 31, 2025, included in the Company’s registration statement on Form 20-F.

The accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period, except for the adoption of new and amended IFRS Accounting Standards as set out below:

•        Amendments to the Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7) (issued on 30 May 2024).

•        Contracts Referencing Nature-dependent Electricity Amendments to IFRS 9 and IFRS 7 (issued on 18 December 2024).

The adoption of these amendments did not have a material impact on the Group’s half-year condensed consolidated financial statements.

IFRS 18 — Presentation and Disclosure in Financial Statements, and the amendments to the other standards, is effective for reporting periods beginning on or after 1 January 2027, but earlier application is permitted and must be disclosed. IFRS 18 will apply retrospectively. The Group does not intend to early adopt IFRS 18 and is currently working to identify all impacts the amendments will have on the primary financial statements and notes to the financial statements.

3.2. Authorization for issue

The half-year condensed consolidated financial statements were authorized for issue by the Group’s Board of Directors on September 23, 2026.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 3. Basis of preparation of the consolidated financial statements (cont.)

3.3. Judgments and use of estimates

The significant accounting estimates, assumptions and judgments applied in preparing these half-year condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s consolidated annual financial statements for the year ended December 31, 2025.

Note 4. Liquidity risk

The Group is exposed to liquidity risk, i.e., the risk that it may be unable to meet its financial obligations as they fall due, taking into account the financing requirements associated with the development of its business.

The table below summarizes the Group’s net liquidity position as of June 30, 2026:

In € thousand	June 30, 2026	December 31, 2025
Cash and cash equivalent(1) (A)	110,835	73,762
Current borrowings	(2,854)	(105,164)
Of which ORA	—	(102,278)
Current borrowings excluding ORA(2) (B)	(2,854)	(2,886)
Trade and other payables	(13,911)	(9,556)
Other current liabilities	(10,237)	(8,084)
Trade payables and other current liabilities (C)	(24,149)	(17,641)
Net liquidity position (A) – (B) – (C)	83,832	53,235

____________

(1)      Cash includes amounts received under the Korean grant agreement and IFA loan, with balances amounting to €2,716 thousand and €4,637 thousand, respectively, as of June 30, 2026. See Note 7.2 for further disclosures.

(2)      As of December 31, 2025, the ORAs were excluded from the calculation of the net liquidity position as they were redeemable in ordinary shares of the Company.

The consolidated financial statements as of June 30, 2026, have been prepared on a going concern basis. In assessing the Group’s ability to continue as a going concern for at least twelve months from the reporting date, management considered the Group’s cash position, projected operating results and cash flows, expected working capital requirements, planned capital expenditures, and the availability of additional sources of financing.

As of June 30, 2026, the Group had cash and cash equivalents of €110,835 thousand. In addition, on March 4, 2026 the Group entered into the Pre-PIPE Securities Purchase Agreement for the purchase of Convertible Bonds and Warrants with certain investors for an aggregate purchase price of $250,000 thousand, reflecting a 20% original issue discount. The Pre-PIPE was consummated concurrently with the Closing. See Notes 2 and 20 for further disclosures.

Management believes that its cash and cash equivalents as of June 30, 2026 will be sufficient to meet its working capital and capital expenditure needs for the next twelve months from the reporting date.

Based on the above, management concluded that the going concern basis of accounting remains appropriate as of June 30, 2026.

Note 5. Segment information

The Chief Executive Officer (CEO) is the Chief Operating Decision Maker (CODM). The CODM allocates resources and assesses performance at consolidated level using aggregated information based on the Group’s profit or loss.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 5. Segment information (cont.)

The Group operates in a single operating segment which is the development and implementation of quantum computing solutions.

See Note 13 for further disclosure on revenue-related segment information.

Note 6. Non-current assets

6.1. Goodwill

Carrying amounts and changes during the period

Goodwill amounted to €19,643 thousand as of June 30, 2026 and to €19,676 thousand as of December 31, 2025, respectively. The movement during the period was due to the impact of changes in exchange rates.

As of June 30, 2026, the Group did not identify any indication of impairment.

6.2. Other intangible assets

Carrying amounts and changes during the period

In € thousand	Development costs	Concessions, patents, licenses and similar assets	Intangible assets in progress	Total
Gross intangible assets at January 1, 2026	1,765	14,396	6,305	22,467
Increase	—	67	2,362	2,429
Decrease	—	—	—	—
Translation adjustments	—	(88)	(33)	(121)
Changes in scope	—	—	—	—
Reclassification	203	—	(285)	(82)
Gross intangible assets at June 30, 2026	1,969	14,374	8,348	24,692

Amortization and depreciation of intangible assets at January 1, 2026	(1,495)	(3,520)	—	(5,016)
Increase	(139)	(698)	—	(836)
Decrease	—	—	—	—
Translation adjustments	—	18	—	18
Changes in scope	—	—	—	—
Reclassification	—	—	—	—
Amortization and depreciation of intangible assets at June 30, 2026	(1,634)	(4,199)	—	(5,834)

Net intangible assets at January 1, 2026	270	10,876	6,305	17,451
Increase	(139)	(631)	2,362	1,592
Decrease	—	—	—	—
Translation adjustments	—	(70)	(33)	(103)
Changes in scope	—	—	—	—
Reclassification	203	—	(285)	(82)
Net intangible assets at June 30, 2026	335	10,175	8,348	18,858

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 6. Non-current assets (cont.)

The increase in intangible assets under development as at June 30, 2026 primarily reflects development expenditures incurred by Pasqal SAS and Aeponyx that meet the capitalization criteria. Non-capitalized research and development costs amounted to €4,189 thousand and €4,030 thousand for the periods ended June 30, 2026 and June 30, 2025, respectively.

There were no indications of impairment of intangible assets as at June 30, 2026.

6.3. Property, plant & equipment

Carrying amounts and changes during the period

In € thousand	Plant, equipment and machinery	Fixtures and fittings	Office supplies	Transport equipment	Hardware equipment	Tangible assets in progress	Total
Gross property, plant and equipment at January 1, 2026	14,366	18,900	744	4	3,598	1,069	38,681
Increase	439	46	7	—	101	1,449	2,042
Decrease	—	—	—	—	—	—	—
Translation adjustments	(8)	(23)	(1)	—	64	—	32
Changes in scope	—	—	—	—	—	—	—
Reclassification	273	(54)	—	—	2,995 (1)	(191)	3,023
Gross property, plant and equipment at June 30, 2026	15,070	18,869	750	4	6,757	2,327	43,778

Amortization and depreciation of property, plant, and equipment at January 1, 2026	(4,670)	(2,722)	(158)	(4)	(3,008)	—	(10,561)
Increase	(1,352)	(1,024)	(74)	—	(439)	—	(2,889)
Decrease	—	—	—	—	—	—	—
Translation adjustments	3	5	—	—	(1)	—	8
Changes in scope	—	—	—	—	—	—	—
Reclassification	—	13	—	—	(3)	—	10
Amortization and depreciation of property, plant, and equipment at June 30, 2026	(6,019)	(3,728)	(231)	(4)	(3,451)	—	(13,432)

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 6. Non-current assets (cont.)

In € thousand	Plant, equipment and machinery	Fixtures and fittings	Office supplies	Transport equipment	Hardware equipment	Tangible assets in progress	Total
Net property, plant and equipment at January 1, 2026	9,696	16,177	586	—	590	1,069	28,119
Increase	(913)	(978)	(67)	—	(338)	1,449	(846)
Decrease	—	—	—	—	—	—	—
Translation adjustments	(6)	(17)	(1)	—	63	—	40
Changes in scope	—	—	—	—	—	—	—
Reclassification	273	(41)	—	—	2,992 (1)	(191)	3,033
Net property, plant and equipment at June 30, 2026	9,051	15,142	519		3,307	2,327	30,346

____________

(1)      The reclassification mainly relates to the commissioning of the QPU under the Saudi Aramco contract in May 2026. As of December 31, 2025, €2,578 thousand relating to this contract were classified as inventory.

There were no indications of impairment of property, plant & equipment as at June 30, 2026.

Note 7. Current assets

7.1. Inventories

Carrying amounts and changes during the period

In € thousand	June 30, 2026			December 31, 2025
	Gross	Impairment	Net	Gross	Impairment	Net
Raw materials and other supplies	7,690	—	7,690	6,166	—	6,166
Work in progress – goods	4,427	(321)	4,106	6,695	(1,552)	5,142
Inventories	12,117	(321)	11,796	12,861	(1,552)	11,309

In connection with the contract with Québec Inc., a subsidiary of DistriQ, Pasqal recognized an impairment of work in progress amounting to €1,552 thousand as of December 31, 2025 due to expected future costs to fulfill its obligations. As of June 30, 2026, management reassessed the net realizable value of the related work in progress and recognized a reversal of impairment of €1,231 thousand as such costs had substantially been incurred through June 30, 2026, resulting in an impairment balance of €321 thousand as of June 30, 2026.

No other impairment of inventory was recognized for the period ended June 30, 2026. Management believes that the impairment risk of the components in inventory is low, given the projected revenue for 2026 and the order backlog.

7.2. Cash and cash equivalents

In € thousand	June 30, 2026	December 31, 2025
Marketable securities	—	26
Cash and cash equivalents	110,835	73,736
Total	110,835	73,762

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 7. Current assets (cont.)

Cash and cash equivalents consist of cash at bank and on hand.

As of June 30, 2026, cash and cash equivalents include amounts received by the Group in connection with the Korean grant agreement and the IFA loan for €2,716 thousand and €4,637 thousand, respectively (compared to €2,832 thousand and €4,737 thousand as of December 31, 2025, respectively). Although these funds are contractually restricted to eligible expenditures and subject to reporting requirements, such restrictions do not affect the classification of the bank balance as cash and cash equivalents.

The carrying amount of cash and cash equivalents approximates their fair value due to their short-term nature. For information on the Group’s financial instruments measured at fair value, refer to Note 9.1 below.

Note 8. Consolidated Shareholders’ Equity

8.1. Issued share capital

8.1.1. Description of issued share capital

In € thousand	June 30, 2026	December 31, 2025
Number of shares	8,678,864	7,148,772
Par value	0,10	0,10
Paid-in capital in euros	868	715

As of June 30, 2026, the Company’s share capital amounted to €868 thousand, divided into 8,678,864 common shares with a par value of €0.10 each. Share premiums amounted to €211,131 thousand.

In the first half of 2026, the Group issued 499,769 Series C Shares through several capital increases in exchange for cash resulting in a total increase of €69,738 thousand, of which €50 thousand in share capital and €69,688 thousand in share premium. See Note 2 for further disclosures.

Each Series C Share issued under the Series C Financing carries attached share subscription warrants (collectively, the “BSA Ratchet warrants”) that may entitle the holder to subscribe, at nominal value, for additional Series C Shares upon the occurrence of certain contingent dilutive events (in particular, the issuance of new shares at a per-share price lower than €139.54, or the completion of an initial public offering — including in connection with the planned business combination — with a pre-money valuation of Pasqal S.A.S on a fully diluted basis lower than $2.0 billion). The BSA Ratchet warrants do not meet the definition of an equity instrument under IAS 32 and are accounted for as derivative financial liabilities measured at fair value through profit or loss in accordance with IFRS 9. Based on management’s assessment of facts and circumstances existing at the respective issuance dates and at June 30, 2026, including the expected progression of the contemplated business combination, the fair value of the BSA Ratchet warrants was determined to be immaterial. Accordingly, the proceeds received from the Series C Financing were allocated entirely to the Series C Shares issued. Subsequent to June 30, 2026, and following the completion of the Business Combination, all outstanding BSA Ratchet warrants expired in accordance with their contractual terms.

Following these Series C issuances, and upon completion of the Qualified Equity Financing as contractually defined in the ORA agreements, the ORAs were automatically redeemed in Series C Shares on March 2, 2026. As a result of this redemption, a total of 682,448 Series C Shares were issued to ORA holders on March 2, 2026 for a total amount of €95,230 thousand, of which €68 thousand in share capital, €73,154 thousand in share premium, and the remaining amount in reserves. See Note 9 for further disclosures.

During the first half of 2026, holders of BSPCEs exercised a total of 347,875 BSPCEs, resulting in the issuance of an equivalent number of ordinary shares. These exercises increased the Company’s share capital by €35 thousand and share premium by €100 thousand.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 8. Consolidated Shareholders’ Equity (cont.)

Capital increase costs directly attributed to these transactions amounted to €1,969 thousand and were recognized as a deduction from share premium.

As of June 30, 2026, the rights attached to the different classes of shares are as follows:

(i)     Equal rights to normal dividend distributions with other ordinary shareholders;

(ii)    Priority rights that breakdown by class of common shares as described below (in the event of a sale at a price per Share inferior to the Series C Share Subscription Price):

•        Series A, B and C:

Holders of Series A, Series B and Series C Shares benefit from the most senior economic rights in the distribution waterfall. Following an initial allocation of 10% of the proceeds distributed pro rata among all selling shareholders (regardless of share class), holders of Series A, Series B and Series C Shares are entitled, on a pari passu basis among themselves, to receive an amount equal to: (i) the subscription price paid for such shares, plus (ii) any declared but unpaid dividends, minus (iii) the nominal value of such shares (the “Liquidation Preference A/B/C). This preference ranks ahead of all other share classes. In the event of insufficient proceeds, the Liquidation Preference A/B/C is allocated pro rata among the relevant holders based on their respective entitlements.

•        Seed Shares

Holders of Seed Shares are entitled to receive, after satisfaction of the Liquidation Preference A/B/C, an amount equal to: (i) the subscription price paid for such shares, plus (ii) any declared but unpaid dividends, minus (iii) the nominal value of such shares (the “Liquidation Preference Seed”). In the event of insufficient proceeds, the Liquidation Preference Seed is allocated pro rata among the Seed Shareholders based on their respective entitlements.

•        Other common shares

Holders of Common Shares participate in the initial 10% allocation on a pro rata basis alongside all other share classes. Thereafter, Common Shares rank junior to all preferred share classes. Holders of Common Shares are only entitled to receive any residual proceeds remaining after full satisfaction of the Liquidation Preference A/B/C and the Liquidation Preference Seed if the Liquidation Preference A/B/C and/or the Liquidation Preference Seed is/are applicable, it being specified that if the Liquidation Preference A/B/C and/or the Liquidation Preference Seed is/are applicable, holders of Shares are entitled to 10% of the proceeds on a pro-rata basis, and then Common Shares are entitled to receive any residual proceeds remaining after full satisfaction of the Liquidation Preference A/B/C and the Liquidation Preference Seed.

•        Conversion of Preferred shares

The Series A Shares, Series B Shares and Series C Shares may be converted into common shares upon the occurrence of specific trigger events, notably an initial public offering. In particular, all preferred shares are automatically converted into common shares in the event of an IPO meeting predefined conditions, based on a 1:1 conversion ratio, subject to customary adjustments.

(iii)   In the event of a sale with a price per share higher than such subscription price, the price shall be distributed among the selling Shareholders in proportion to the share capital of the Company on an as-converted to common shares basis.

8.1.2. Distribution of dividends

The Company has not distributed any dividend during the period.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 8. Consolidated Shareholders’ Equity (cont.)

8.2. Other reserves

As of June 30, 2026, other reserves amounted to €95,500 thousand.

The share-based payments reserve is used to recognize the value of equity-settled share-based payments provided to employees, including key management personnel, as part of their remuneration. Refer to Note 8.3 for further disclosures of these plans.

There are no minority shareholders.

8.3. Warrants and options

8.3.1. Founder Share Subscription Warrants (“BSPCE”)

The fair value of the share options is measured at the grant date using a Monte-Carlo simulation model, taking into account the terms and conditions under which the options are granted.

The table below shows the BSPCE plans allocated in previous financial years as of June 30, 2026:

Plan	Number of BSPCE granted	Number of instruments vested	Number of instruments to be vested	Number of BSPCE cancelled	Number of BSPCE exercised(1)	Number of BSPCE outstanding	Exercise price	Vesting period
BSPCE 04_2019	340,000	—	—	—	340,000	—	€0.37	4 years
BSPCE 07_2019	30,000	—	—	—	30,000	—	€0.37	4 years
BSPCE 04_2021	95,100	79,000	—	15,000	1,100	79,000	€14.85	4 years
BSPCE 12_2021	69,700	19,800	9,500	40,369	31	29,300	€32.22	4 years
BSPCE 12_2023	130,100	54,900	26,100	49,100	—	81,000	€73.17	4 years
BSPCE 06_2024	63,386	31,242	25,019	7,050	75	56,261	€74.00	4 years
BSPCE 10_2024	5,500	1,450	4,050	—	—	5,500	€74.00	4 years
BSPCE 04_2025	92,400	23,074	69,226	100	—	92,300	€74.00	4 years
BSPCE 10_2025 DG	286,920	121,152	165,768	—	—	286,920	€73.17	48 months
BSPCE 10_2025	138,460	60,576	77,884	—	—	138,460	€73.17	48 months
BSPCE 11_2025	68,700	3,975	61,925	2,800	—	65,900	€74.00	4 years
BSPCE 03_2026(2)	72,492	36,246	36,246	—	—	72,492	€73.17	48 months
BSPCE 07_2026(3)	500,388	125,097	375,291	—	—	500,388	€50.00	48 months
Total	1,893,146	556,512	851,009	114,419	371,206	1,407,521

____________

(1)      Of which 347,875 BSPCEs exercised during the first half of 2026. See Note 8.1 for further disclosures.

(2)      BSPCE 03_2026 correspond to the increase in certain executives’ awards decided by the Remuneration Committee on March 12, 2026.

(3)      BSPCE 07_2026 were granted to certain executives. In accordance with IFRS 2.IG4, a portion of the expense was recognized in H1 2026, reflecting services received from February 2026, although the grant was formally approved only on 28 July 2026.

The Group accounts for the BSPCE plans as equity-settled plans.

8.3.2. Options

Plan	Grant date by the Chairman	Number of options granted	Number of options cancelled	Number of options exercised	Number of options outstanding	Exercise price	Vesting Period
Options 2024	July 29, 2024	10,385	—	—	10,385	€0.0001	2 years

These options are classified as equity-settled plans. The table below shows the outstanding options as of June 30, 2026:

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 9. Financial liabilities

9.1. Changes during the period in current and non-current borrowings

Carrying amounts and changes during the period

In € thousand	Long-term borrowing from credit institutions – non-current	Issue of investments and advances of the state – non-current	Other loans and financial debts – non-current	Total
Borrowings – non-current at January 1, 2026	1,900	1,231	4,510	7,640
Subscription	—	83	—	83
Reimbursement	—	—	—	—
Translation adjustments	(14)	—	62	48
Changes in scope	—	—	—	—
Reclassification	(440)	(1)	(46)	(487)
Fair value and other changes	152	—	361	512
Borrowings – non-current at June 30, 2026	1,597	1,312	4,887	7,796

Non-current borrowings mainly include:

–       BPI loans for an outstanding amount of €1,527 thousand (€1,810 thousand in 2025).

–       Canadian Investissement Québec loan including capitalized interests for €2,650 thousand (€2,580 thousand in 2025).

–       IFA loan for an outstanding amount of €2,236 thousand (€1,930 thousand in 2025).

BPI Amorçage Investissement (fixed rate of 3.57%), BPI Innovation R&D (fixed rate of 0.71%), the Canadian loan (fixed rate of 4.09%) and the IFA loan (fixed rate of 3.55%) bear interest rates below the prevailing market rate for comparable instruments. In accordance with IFRS 9, these borrowings were initially recognized at fair value based on market borrowing rates. The difference between the cash proceeds received and the initial fair value of each loan constitutes a government grant under IAS 20 and is presented as deferred income from government grants, recognized in profit or loss on a systematic basis over the respective borrowing terms See Note 11 for further disclosure.

In € thousand	Bond issues – current	Long-term borrowing from credit institutions – current	Accrued interests on loans	Other loans and financial debts – current	Current bank borrowings and overdrafts	Issue of investments and advances of the state – current	Total
Borrowings – current at January 1, 2026	102,278	2,711	43	111	14	7	105,164
Subscription	—	—	227	—	—	—	227
Reimbursement	—	(602)	—	—	(7)	(4)	(612)
Conversion	(95,230)	—	—	—	—	—	(95,230)
Translation adjustments	—	—	3	(1)	—	—	2
Changes in scope	—	—	—	—	—	—	—
Reclassification	—	440	(137)	47	—	1	351
Fair value and other changes	(7,048)	—	—	—	—	—	(7,048)
Borrowings – current at June 30, 2026	—	2,549	137	157	7	5	2,854

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 9. Financial liabilities (cont.)

Change in current borrowings as of June 30, 2026 mainly related to the redemption of the ORAs.

In 2025, the Group issued ORAs for a total amount of €68,295 thousand. These instruments were designated in full at fair value through profit or loss and classified within Level 3 of the fair value hierarchy.

In February 2026, the Group completed the capital increase (Series C financing) — see Notes 2 and 8. Following these Series C issuances, and upon completion of the Qualified Equity Financing as contractually defined in the ORA agreements, the ORAs were automatically redeemed in Series C Shares on March 2, 2026. As a result of this redemption, a total of 682,448 Series C Shares were issued to ORA holders on March 2, 2026.

Their fair value at redemption date was determined based on the contractual conversion terms, under which the amount delivered to investors in shares is equal to the nominal amount plus accrued interest, multiplied by a contractual conversion factor contractually defined between 1/0.65 and 1/0.85, depending on the period elapsed between the subscription date and the occurrence of the Qualified Equity Financing event. As of March 2, 2026, the ORAs were remeasured at €95,230 thousand, the corresponding change in fair value was recognized as a gain in profit or loss under “Change in fair value of financial liabilities at FVPL” for €7,048 thousand.

The ORAs were derecognized upon conversion into equity instruments, with the corresponding amount reclassified from financial liabilities to equity.

Further information on the Group’s fair value measurement policies, including the IFRS 13 fair value hierarchy, valuation techniques, significant unobservable inputs and sensitivity analyses relating to these instruments, is provided in Note 18 to the consolidated financial statements as of 31 December 2025.

9.2. Breakdown of borrowings and other loans by maturity

As of June 30, 2026

In € thousand	June 30, 2026	< 1 year	Between 1 and 5 years	Beyond
Long-term borrowing from credit institutions – non-current	1,597	—	1,597	—
Issue of government loans – non-current	1,312	—	1,312	—
Other loans and financial debts – non-current	4,887	—	1,544	3,343
Borrowings – non-current	7,796	—	4,454	3,343

Long-term borrowing from credit institutions – current	2,549	2,549	—	—
Accrued interests on loans	137	137	—	—
Other loans and financial debts – current	157	157	—	—
Current bank borrowings and overdrafts	7	7	—	—
Issue of government loans – current	5	5	—	—
Borrowings – current	2,854	2,854	—	—

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 9. Financial liabilities (cont.)

9.3. Breakdown of borrowings and other loans by maturity (undiscounted Cash Flows)

As of June 30, 2026

In € thousand	June 30, 2026	< 1 year	Between 1 and 5 years	Beyond
Long-term borrowing from credit institutions – non-current	1,870	—	1,870	—
Issue of investments and advances of the state – non-current	1,312	—	1,312	—
Other loans and financial debts – non-current	8,599	—	4,130	4,469
Borrowings – non-current	11,782	—	7,312	4,469
Long-term borrowing from credit institutions – current	2,802	2,802	—	—
Accrued interests on loans	137	137	—	—
Other loans and financial debts – current	157	157	—	—
Current bank borrowings and overdrafts	7	7	—	—
Issue of investments and advances of the state – current	5	5	—	—
Borrowings – current	3,108	3,108	—	—

Note 10. Share-based payments

10.1. Share-based payment arrangements

A description of BSPCEs and options is provided in Note 8.

The liability associated with the share appreciation rights (SARs) awards is measured both at initial recognition and at each reporting date until settlement, based on the fair value of the SARs, determined using a Monte-Carlo simulation model that reflects the terms of the grant and the extent of services rendered by employees.

The table below shows the SARs allocated in previous financial years as of June 30, 2026:

Plan	Number of SAR granted	Number of instruments vested	Number of instruments to be vested	Number of SAR cancelled	Number of SAR exercised	Number of SAR outstanding	Exercise price	Vesting Period
SAR 2022	146,100	103,500	—	40,700	1,900	103,500	€14.85	4 years
SAR 2023	17,700	8,700	2,800	6,200	—	11,500	€73.17	4 years
SAR 06_2024	52,763	23,050	11,982	17,731	—	35,032	€74.00	4 years
SAR 10_2024	4,180	440	1,080	2,660	—	1,520	€74.00	4 years
SAR 04_2025	4,400	2,200	2,200	—	—	4,400	€74.00	4 years
SAR Aeponyx	32,400	8,100	24,300	—	—	32,400	€74.00	4 years
SAR 2025	8,700	1,150	7,550	—	—	8,700	€74.00	3 to 4 years
SAR 2026	20,000	10,312	9,688	—	—	20,000	€74.00	48 months
Total	286,243	155,890	61,162	67,291	1,900	217,052

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 10. Share-based payments (cont.)

10.2. IFRS 2 expense

A breakdown of this expense by plan is shown in the following table:

	For the six-month period ended
in € thousand	June 30, 2026	June 30, 2025
BSPCE(1)	23,143	355
Management option	186	192
Free share plan	5	11
SAR	4,000	472
Total	27,334	1,031

____________

(1)      The increase primarily reflects the recognition of share-based compensation expense relating to additional BSPCE grants awarded to certain executives, together with expense recognized in respect of existing share-based payment plans (see Notes 8.3 and 17 for further disclosures).

The portion of this expense recognized against equity amounted to €23,334 thousand and was recorded within other reserves, whereas the portion recognized against liability amounted to €4,000 thousand and was recognized under employee benefit liabilities.

The following inputs were used in the valuation of the equity-settled plans granted during the first half of 2026 and the cash-settled plans, for the period ended June 30, 2026:

Assumption	June 30, 2026
Risk-free rate	2.4% – 3.1%
Expected volatility	120.3% – 132.8%
Expected exit horizon	3.0 – 6.0 years
Fair value of underlying share	€96.16 – €100.48

•        Risk-free rate:    the risk-free rate applied in the valuation corresponds to the yield on French government bonds, using a maturity consistent with the expected exit horizon.

•        Volatility analysis:    the volatility assumption is derived from the observed share-price volatility of publicly listed companies operating in an industry comparable to Pasqal. The selected volatilities are measured over periods aligned with the various exit scenarios considered. Volatility is calculated on a weekly basis and subsequently annualized.

•        Exit date assumption:    a probabilistic distribution of potential exit dates is applied.

•        Fair value of the underlying share:    The valuation of the common shares is indirectly derived from the overall valuation of the Group. The total equity value is projected using a Monte Carlo simulation, incorporating assumptions regarding share price volatility and the expected timing of an exit event (based on the same assumptions as those used as inputs for the options).

Under each simulated exit scenario, the corresponding equity value is allocated across the various classes of shares in accordance with their respective economic rights. The fair value of Pasqal’s common shares is therefore determined as the average of the simulated values attributable to common shares, discounted at the risk-free rate.

These assumptions are not necessarily indicative of exercise patterns that may occur.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 11. Deferred income from government grants

Breakdown of deferred income from government grants is as follows:

In € thousand	June 30, 2026	December 31, 2025
Deferred income from Government grants – non-current	10,023	9,484
Deferred income from Government grants – current	6,931	7,409
Total deferred income from Government grants	16,955	16,893

As of June 30, 2026, deferred income from government grants mainly includes:

–       €2,209 thousand related to Pasquops, recognized as non-current deferred income from government grants;

–       €1,081 thousand related to EIC Accelerator program, of which €582 thousand is classified as non-current;

–       €1,269 thousand related to i-Nov, of which €1,250 thousand is classified as non-current;

–       €987 thousand related to i-Demo, of which €741 thousand is classified as non-current;

–       €946 thousand related to Panda, recorded as current deferred income from government grants;

–       €622 thousand related to CEPREQ, of which €457 thousand is classified as non-current;

–       €3,847 thousand related to the grant component of the BPI, Pasqal Canada Investissement Québec and IFA loans, classified as current;

–       €2,716 thousand related to the Korean grant, of which €1,901 thousand is classified as non-current.

–       €1,914 thousand related to the French Research Tax Credit (“CIR”), recognized as non-current deferred income from government grants.

Note 12. Contract liabilities

Carrying amounts and movements during the period

In € thousand	Contract liabilities
Contract liabilities at January 1, 2025	19,068
Billings	9,997
Revenue recognized from contract liabilities	(6,127)
Translation adjustments	(1,012)
Interest accretion increase(1)	2,718
Interest accretion release to revenue	(1,667)
Contract liabilities at December 31, 2025	22,977
Billings	5,445
Revenue recognized from contract liabilities	(1,421)
Translation adjustments	51
Interest accretion increase(1)	1,185
Interest accretion release to revenue	—
Contract liabilities at June 30, 2026	28,237

____________

(1)      The accretion reflects the unwinding of discount related to significant financing component identified under IFRS 15.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 12. Contract liabilities (cont.)

For the period ended June 30, 2026, the increase mainly reflects the timing difference between the Group’s billing schedule and the satisfaction of its performance obligations, notably with respect to DistriQ.

Interest expense recognized in respect of the significant financing component amounted to €1,185 thousand for the period ended June 30, 2026 and €1,251 thousand for the period ended June 30, 2025.

All contract liabilities are expected to be settled within the Group’s normal operating cycle and are therefore classified as current liabilities.

Note 13. Revenue

13.1. Breakdown of revenue

	For the six-month period ended
in € thousand	June 30, 2026	June 30, 2025
QPU sales	—	—
QPU-related services(1)	3,944	2,943
Cryostat sales	927	1,342
Total by products or services	4,872	4,286

____________

(1)      QPU-related services are mainly made of R&D services for €2,889 thousand (€2,943 thousand in 2025) and QPU upgrade services for €750 thousand (nil in 2025).

in € thousand	For the six-month period ended
	June 30, 2026%		June 30, 2025%
France	3,145	65%	3,213	75%
Germany	806	17%	9	0%
Rest of Europe	335	7%	448	11%
Saudi Arabia	310	6%	38	1%
North America	271	6%	157	4%
Asia Pacific	—	—	208	4%
Rest of the world	5	0%	212	5%
Total	4,872	100%	4,286	100%

As of June 30, 2026, two customers each accounted for more than 10% of the Group’s consolidated revenue, generated from QPU-related services in France and Germany. These two customers together accounted for 66% of the Group’s consolidated revenue (€3,206 thousand).

As of June 30, 2025, one customer accounted for more than 10% of the Group’s consolidated revenue, generated from QPU-related services in France. This customer accounted for 51% of the Group’s consolidated revenue (€2,200 thousand).

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 13. Revenue (cont.)

13.2. Remaining performance obligations

The amount of the order book (firm orders not fulfilled) and the provisional schedule for the fulfilment of the unfulfilled performance obligations is as follows:

in € thousand	June 30, 2026
Completion expected in the second half of 2026	12,491
Completion expected in 2027 and beyond	24,300
Total order book	36,791

Unfulfilled performance obligations as of December 31, 2025 were as follows:

in € thousand	December 31, 2025
Completion expected in 2026	15,288
Completion expected in 2027 and beyond	20,144
Total order book	35,432

No expected revenue was included for Quebec Inc. due to the significant uncertainty on variable consideration.

Note 14. Professional services and other services

External services primarily comprise fees for outsourced activities, including external professional services, lease expenses that fall outside the scope of IFRS 16 — Leases, and other miscellaneous expenses. For the six-month period ended June 30, 2026, professional services and other services amounted to €19,553 thousand (compared with €8,261 thousand for the six-month period ended June 30, 2025).

The increase was primarily driven by higher fees for external professional services fees, which amounted to €15,501 thousand for the six-month ended June 30, 2026, compared with €4,552 thousand for the corresponding period in 2025. These fees mainly comprise legal, consulting and audit fees incurred in connection with the completion of the Business Combination Agreement and the related listing process (see Note 20 for further details).

Note 15. Income taxes

The table below shows the allocation of income tax expense between current and deferred taxes:

	For the six-month period ended
In € thousand	June 30, 2026	June 30, 2025
Corporation tax	—	0
Deferred taxes	(20)	31
Income tax	(20)	31

The difference between the theoretical tax charge and the actual income tax expense mainly results from tax losses carried forward for which no deferred tax assets have been recognized.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 16. Loss per share

The following table reflects the calculation of the basic and diluted earnings per share.

in € thousand	June 30, 2026	June 30, 2025
Numerator
Loss for the period from continuing operations	(53,236)	(26,118)
Loss attributable to common shareholders from continuing operations	(53,236)	(26,118)

Denominator
Weighted average number of ordinary shares outstanding used in computing basic loss per share	8,021,947	6,923,000
Loss per share – basic	(6.6)	(3.8)

As the Group reported a loss of €53,236 thousand for the period ended June 30, 2026 (€26,118 thousand for the period ended June 30, 2025), diluted loss per share excludes all instruments that could potentially dilute earnings per share in the future periods. They were not included in the calculation of diluted earnings per share because they are antidilutive for the period presented.

Notwithstanding the above, the ORAs outstanding prior to their conversion into ordinary shares on 2 March 2026 had a dilutive effect on earnings per share for the six-month period ended 30 June 2026, primarily as a result of the fair value remeasurement gain recognized prior to conversion (see Note 9). Accordingly, diluted loss per share amounted to €7.3, compared with the basic loss per share of €6.6. The calculation of diluted loss per share for the period is presented below. No comparable dilutive effect was recognized in the six-month period ended 30 June 2025. Accordingly, diluted loss per share was identical to basic loss per share.

in € thousand	June 30, 2026	June 30, 2025
Numerator
Loss for the period from continuing operations	(53,236)	(26,118)
Effect of change of fair value of ORA before conversion	7,048	—
Adjusted Loss for the period	(60,284)	(26,118)

Denominator
Weighted average number of shares for basic loss per share	8,021,947	6,923,000
Dilutive effect of ORA before conversion	226,226	—
Adjusted weighted average number of diluted shares	8,248,173	6,923,000

Loss per share – diluted	(7.3)	(3.8)

As of June 30, 2026, the total number of ordinary shares and potential ordinary shares related to instruments that could potentially dilute basic earnings per share amounted to 10,209,577 (as of June 30, 2025: 7,964,184), including contingently issuable upon settlement of contingent consideration arrangements.

These potentially dilutive instruments consisted of 1,407,521 BSPCEs (as of June 30, 2025: 800,300), 15,885 other equity-settled instruments (as of June 30, 2025: 26,270), and 107,307 shares related to contingent consideration arrangements granted to the former shareholders of Aeponyx (as of June 30, 2025: 214,614). See Notes 8, 10 and 17 for further details on these instruments.

Subsequent to June 30, 2026, the Company completed the March 2026 Financing, which included the issuance of Convertible Bonds initially convertible into 26,041,667 ordinary shares and 32,552,083 Warrants exercisable for ordinary shares. As these instruments were issued after the reporting date, they were not included in the calculation of potentially dilutive instruments. See Note 20.4 for further disclosures.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 17. Related party disclosures

17.1. Related parties transactions and balances

Transactions and balances (excluding KMP compensation)

Related party transactions mainly relate to shareholders, directors and entities controlled or significantly influenced by members of the Group’s key management personnel or Supervisory Board.

The following transactions and balances with related parties occurred during the period:

in € thousand	June 30, 2026	December 31, 2025
Assets
Receivables	238	—
Government grant receivables	2,302	2,493
Liabilities
Borrowings	(4,027)	(24,461)
Deferred income from grants	(5,168)	(5,454)
Other current liabilities	(113)	(291)
in € thousand	June 30, 2026	June 30, 2025
Income
Revenue	285	—
Government grant income	401	358
Expenses
Professional services	(286)	(646)
Interest expense	(35)	(213)

Key management personnel (KMP) compensation

Key management personnel comprise members of Group’s executive management team and members of Supervisory Board who have authority and responsibility for planning, directing and controlling the activities of the Group. As of June 30, 2026, key management personnel consist of 17 individuals (as of June 30, 2025: 10 individuals), including individuals who ceased their functions during the period.

in € thousand	June 30, 2026	June 30, 2025
Employee short-term benefits	(2,006)	(939)
Pension expense	(4)	(13)
Share-based payment transactions(1)	(23,622)	(77)
Total compensation recognized to key management personnel	(25,633)	(1,028)

____________

(1)      The increase in share-based payment expense in the period ended June 30, 2026 mainly relates to the recognition of share-based compensation expense related to BSPCE grants awarded during 2026. See Notes 8.3 and 10 for further disclosures.

The amounts disclosed above represent expenses recognized in profit or loss during the reporting period in respect of key management personnel.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 17. Related party disclosures (cont.)

17.2. Commitments with related parties

The Group has committed to issue a maximum of 107,307 contingent consideration shares in connection with the acquisition of Aeponyx to former owners of Aeponyx, who became members of key management personnel following the acquisition. See Note 20 for further disclosures.

Note 18. Off-balance-sheet commitments

18.1. Commitments given

In € thousand	June 30, 2026	December 31, 2025
Guarantees and collateral granted in connection with financing arrangements(a)	22,413	22,089
Other commitments given(b)	21,735	21,218
Total	44,148	43,307

____________

(a)      Guarantees and collateral granted in connection with financing arrangements

These commitments mainly comprise:

–        a corporate guarantee granted by Pasqal S.A.S in connection with the USD 15,000 thousand loan entered into by Pasqal USA with the Illinois Finance Authority, amounting to €13,165 thousand as of June 30, 2026; and

–        a corporate guarantee granted by Pasqal S.A.S to Investissement Québec in connection with the CAD 15,000 thousand loan entered into by Pasqal Canada, amounting to €9,248 thousand as of June 30, 2026.

(b)     Other commitments given

These commitments mainly comprise:

–        commitments and guarantees entered into in connection with customer contracts, notably the first-demand bank guarantees issued in connection with the Saudi Aramco and Cineca contracts, amounting respectively to €9,462 and €1,299 thousand as of June 30, 2026;

–        security interests and counter-guarantees provided in connection with these bank guarantees, comprising:

•        a pledge granted to HSBC over a receivable relating to a term deposit in connection with the Saudi Aramco guarantee, amounting to €7,570 thousand as of June 30, 2026; and

•        in connection with the Cineca guarantee, a cash collateral pledged to HSBC amounting to €260 thousand and a counter-guarantee provided by Bpifrance to HSBC amounting to €1,039 thousand as of June 30, 2026; and

–        the commitment granted to BDC Capital Inc. in connection with the Aeponyx promissory note amounting to CAD 3,000 thousand (approximately €1,866 thousand) as of June 30, 2026.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 18. Off-balance-sheet commitments (cont.)

18.2. Commitments received

In € thousand	June 30, 2026	December 31, 2025
Undrawn Investissement Québec facility	5,983	6,029
Undrawn Illinois Finance Authority facility	7,899	7,671
Undrawn Korean government grant facility	10,865	11,168
Other commitments received	560	—
Total	25,307	24,868

As of June 30, 2026, the Group had access to an undrawn credit facility with Investissement Québec amounting to CAD 9,704 (approximately €5,983 thousand) thousand, out of a total available facility of CAD 15,000 thousand (approximately €9,248 thousand).

In addition, the Group benefits from a financing arrangement with the Illinois Finance Authority totaling USD 15,000 thousand (approximately €13,165 thousand), of which USD 6,000 thousand (approximately €5,266 thousand) had been drawn as of June 30, 2026, leaving USD 9,000 thousand (approximately €7,899 thousand) available for future drawdown.

In addition, the Group has access to the residual undrawn portion of the cash grant agreement entered into with the Korean Government on November 7, 2025, for a maximum total amount of KRW 24 billion (approximately €14,000 thousand), of which €2,716 thousand had been received as of June 30, 2026 and recognized as deferred income (see Note 11). The undrawn portion remains available subject to the Group’s continued compliance with the conditions of the agreement, including committed investment expenditures, employment targets and use of funds for eligible cost categories.

Note 19. Changes in working capital related to operating activities

In € thousand	June 30, 2026	June 30, 2025
CASH FLOW USED IN OPERATING ACTIVITIES
Consolidated net loss	(53,236)	(26,118)

Depreciation of PPE, amortization of intangible assets and impairments	4,353	4,284
Change in provisions	96	(4,407)
Equity-settled share-based payments & other personnel expense(1)	23,391	692
Change in fair value of financial liabilities at FVTPL	(7,048)	3,033
Gain and losses on disposal of assets	—	(11)
Financial expense – non-cash items	1,728	2,665
Income tax – non-cash items	20	(31)
Interest paid	188	406
Change in operating working capital	5,314	(468)
Cash used in operating activities	(25,194)	(19,956)

____________

(1)      Includes equity-settled share-based payment expense for €23,334 thousand (€559 thousand in 2025) and expense relating to post-combination services in relation with the MCF acquisition for €56 thousand (€133 thousand in 2025).

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 19. Changes in working capital related to operating activities (cont.)

Change in operating working capital is disclosed below:

In € thousand	June 30, 2026	June 30, 2025
Change in operating working capital	5,314	(468)
Change in inventories(1)	(3,497)	(2,802)
Change in trade receivables and related accounts	(494)	780
Change in other receivables	(5,636)	(7,213)
Change in trade payables and related accounts	4,368	3,756
Change in contract liabilities	4,024	2,033
Change in other liabilities	6,550	2,976

____________

(1)      Difference with the change in inventory in the consolidated statement of profit or loss is mainly explained by items that do not impact profit or loss, including foreign exchange effects and certain reclassifications (see Note 6.3 for further disclosures).

Note 20. Events after the reporting period

20.1. Completion of Business Combination and Listing

On August 5, 2026, the SEC declared effective the registration statement filed in connection with the Business Combination. On August 27, 2026, Bleichroeder, Merger Sub and Pasqal Holding SAS consummated the Business Combination as described in Note 2. Former Pasqal Holding SAS shareholders exchanged their shares for equity interests in New Pasqal using an exchange ratio of approximately 22.736 (the “Exchange Ratio”), resulting in the issuance of 199,999,960 New Pasqal ordinary shares. Upon completion of the Business Combination, the combined company became a publicly traded company and its ordinary shares commenced trading on the Nasdaq stock market under the ticker symbol “PSQL”. In addition, the company’s Warrants commenced trading on Nasdaq under the ticker symbol “PSQLW”.

The Business Combination constitutes a significant non-adjusting subsequent event that did not affect the measurement of assets and liabilities as of June 30, 2026 and therefore has not been reflected in these financial statements. The amount in trust after redemptions amounted to €27.7 million. The Business Combination will be accounted for as a capital reorganization within the scope of IFRS 2. Bleichroeder will be treated as the acquired company for accounting purposes, with Pasqal Holding SAS being the acquirer. The net assets of Bleichroeder will be stated at historical cost, with no goodwill or other intangible assets recorded. In accordance with IFRS 2, any excess of the fair value of New Pasqal ordinary shares issued to Bleichroeder shareholders over the fair value of the identifiable net assets of Bleichroeder acquired represents compensation for the service of a stock exchange listing and will be expensed as incurred. The transaction is expected to result in the recognition of a listing services expense in profit or loss of approximately €115.6 million, representing the excess of the estimated fair value of the New Pasqal ordinary shares issued (approximately €102.5 million) over Bleichroeder’s net liabilities (approximately €13.1 million).

20.2. Groupe reorganization

•        On April 7, 2026, the technical milestone underlying the issuance of 55,384 Milestone Shares in connection with the Aeponyx acquisition was determined to have been successfully achieved. As a result, and following delivery of the notice of the conversion event required under the share purchase agreement, the Milestone Shares were converted automatically into an equivalent number of Exchangeable Shares effective as of August 25, 2026. On August 27, 2026, the Exchangeable Shares then outstanding were acquired by Circuits intégrés photoniques Inc., an indirect wholly owned subsidiary of Pasqal Holding

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 20. Events after the reporting period (cont.)

S.A.S., in consideration for the issuance by Pasqal Holding S.A.S. directly to the holders of an equal number of Pasqal Holding S.A.S. Series C shares. This event will be reflected in the Group’s consolidated financial statements for the year ending December 31, 2026.

•        Subsequent to June 30, 2026, and prior to the consummation of the Merger, the Company implemented several modifications to its share-based payment arrangements in connection with its corporate reorganization and the creation of Pasqal Holding SAS, resulting in the issuance of 440,131 BSPCEs. These modifications included:

•        The replacement of outstanding BSPCE awards. The replacement awards were implemented to align existing plans with the post-transaction capital structure and to ensure the continuity of employee and executive participation in the future growth of the Group. As part of this process, an additional 19,070 BSPCEs were granted to preserve the economic position of holders affected by the alignment of existing plans. The modifications will be accounted for prospectively under the IFRS 2 modification guidance. The Company does not expect any material incremental fair value to arise from these modifications.

•        The grant of 12,000 BSPCEs to certain employees. As these awards had not been communicated to the beneficiaries as of June 30, 2026, they do not impact the financial statements for the period then ended.

•        In connection with the Merger, each BSPCE was assumed by New Pasqal and grants the right to subscribe for ordinary shares, with the number of shares adjusted to reflect the Exchange Ratio provided by the French Merger Agreement dated July 3, 2026, as amended on July 27, 2026. Each BSPCE remains subject to the same terms and conditions as were applicable to the corresponding BSPCE as of immediately prior to the effective time of the Merger (including vesting, exercise period and expiration date).

The SAR agreements will be amended by way of an addendum with each beneficiary so that (i) the underlying share used for calculation purposes upon the occurrence of a liquidity event is a share of New Pasqal, and (ii) the liquidity events triggering the payment of the bonus are liquidity events occurring at the level of New Pasqal.

The replacement of Pasqal Holding SAS awards with New Pasqal awards shall be subject to modification accounting under IFRS 2. Given that the terms will be substantially the same as those in effect immediately prior to the closing of the Merger, the Company expects no material incremental fair value impact.

20.3. Business

•        On August 12, 2026, Pasqal entered into a research collaboration agreement with King Abdulaziz City for Science and Technology (“KACST”), represented by its National Center for Quantum Technologies, to advance research and development in quantum technologies in the Kingdom of Saudi Arabia. The collaboration focuses on the development and validation of quantum-safe cryptographic solutions by combining Pasqal’s neutral-atom quantum computing technology and cloud services with KACST’s research infrastructure. The agreement further expands the Company’s presence in Saudi Arabia and complements its existing activities in the region, including the deployment of QPUs with the Saudi Arabian Oil Company. While the collaboration reflects the parties’ shared intention to explore broader opportunities in quantum technologies, the agreement does not provide for any commercial commitments, and there can be no assurance that the collaboration will result in future commercial arrangements or products.

•        On 17 September 2026, Pasqal announced a strategic partnership with USA Rare Earth and Riven Systems to explore the use of quantum machine learning and automated experimentation to improve rare earth separation processes. The collaboration aims to identify and optimize novel extractant molecules for rare earth processing and further demonstrates the expansion of Pasqal’s quantum computing applications in industrial use cases.

PASQAL HOLDING SAS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(UNAUDITED)

Note 20. Events after the reporting period (cont.)

20.4. Financing

•        Substantially concurrently with the Closing, the Company consummated the March 2026 Financing, pursuant to which the Company issued $312.5 million aggregate principal amount of Convertible Bonds, initially convertible into 26,041,667 ordinary shares at an initial conversion price of $12.00 per ordinary share, together with 32,552,083 Warrants initially exercisable at $12.00 per ordinary share subject to certain adjustments as set forth therein, for an aggregate subscription price of $250.0 million, reflecting a 20% original issue discount. The Convertible Bonds require settlement through the delivery of a variable number of the New Pasqal’s own equity instruments and do not meet the criteria for equity classification. Accordingly, the host convertible bond is qualified for and classified as a financial liability in accordance with IAS 32 and is designated as a financial liability measured at fair value through profit or loss (“FVTPL”). The Warrants are freestanding instruments that do not meet the fixed-for-fixed criterion for equity classification and are classified as derivative financial liabilities measured at FVTPL. At initial recognition, both instruments will be measured at their respective fair values and any difference with the total proceeds received will result in a day-one gain or loss. The Company estimates the fair value of the Convertible Bonds and Warrants at approximately €278.5 million and €99.8 million, respectively. As total proceeds amounted to €212.8 million, the transaction is expected to result in a day-one loss of approximately €165.5 million upon issuance.

20.5. Changes in scope of consolidation

•        On 24 July 2026, the Group incorporated Pasqal UK Hardware R&D Ltd as a wholly owned subsidiary of Pasqal SAS. The entity was established to support the Group’s research and development activities in quantum computing technologies.

•        On 24 August 2026, the Group announced an agreement with Eleven Ventures to establish a joint venture intended to deploy, commercialize and scale Pasqal’s quantum computing systems across the Kingdom of Saudi Arabia and the broader Middle East and North Africa region. The joint venture is expected to support the Group’s international expansion and strengthen its presence in the region.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Pasqal:

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Pasqal and its subsidiaries (the “Company”) as of December 31, 2025 and December 31, 2024, and the related consolidated statements of profit or loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and December 31, 2024, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Audit

Neuilly-sur-Seine, France

May 26, 2026

We have served as the Company’s auditor since 2022.

PASQAL SAS
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

In € thousand	Notes	December 31, 2025	December 31, 2024
Goodwill	7.1	19,676	20,033
Other intangible assets	7.2	17,451	14,883
Property, plant and equipment, net	7.3	28,119	28,077
Right-of-use assets	7.4	8,978	10,583
Deposits	7.5	8,421	11,202
Government grant receivables	7.5	1,198	1,517
Total non-current assets		83,844	86,294

Inventories, net	8.1	11,309	14,538
Trade receivables	8.2	5,608	2,133
Government grant receivables	8.3	8,181	9,353
Tax receivables	8.3	3,111	4,316
Other current assets	8.3	2,010	2,210
Cash and cash equivalents	8.4	73,762	7,163
Total current assets		103,980	39,713

Total Assets		187,824	126,007

Share capital	9.1	715	692
Share premium	9.1	70,158	131,114
Accumulated deficit	9.2	(32,533)	(75,811)
Other reserves	9.3	49,601	25,176
Loss for the year		(92,355)	(48,498)
Total equity		(4,415)	32,674

Borrowings	10	7,640	7,853
Lease liabilities	11	9,627	10,190
Employee benefit liabilities	13,14	11,051	6,839
Deferred tax liabilities	26	366	276
Deferred income from government grants	15	9,484	4,683
Other non-current liabilities	7.1,17	—	14,913
Total non-current liabilities		38,168	45,754

Borrowings	10	105,164	5,529
Lease liabilities	11	524	836
Provisions	12	356	4,733
Trade and other payables	17	9,556	6,607
Contract liabilities	16	22,977	19,068
Deferred income from government grants	15	7,409	5,331
Other current liabilities	17	8,084	6,475
Total current liabilities		154,070	48,579

Total shareholder’s equity and liabilities		187,824	126,007

PASQAL SAS
CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

In € thousand	Notes	For the year ended December 31, 2025	For the year ended December 31, 2024
Revenue	19	16,468	3,508
Government grant income	15	7,211	10,794
Other operating income	23	1,907	259
Purchases of material	20	(5,057)	(6,799)
Changes in inventory	8.1	(3,335)	7,220
Employee salaries and benefit expenses	21	(38,671)	(27,860)
Professional services and other services	22	(19,641)	(20,933)
Depreciation and amortization	7	(8,667)	(6,241)
Net impairment losses	7,8	—	(290)
Other operating expenses	23	(711)	(6,407)
Operating loss		(50,496)	(46,750)
Change in fair value of financial liabilities at FVTPL	10,18	(34,931)	4
Finance income	24	1,574	1,041
Interest expense	25	(3,871)	(2,522)
Other financial expense	25	(4,539)	(617)
Loss before tax		(92,263)	(48,844)
Income (expense) tax benefit	26	(93)	347
Loss for the year		(92,355)	(48,498)
Other comprehensive loss		2025	2024
Items that may be reclassified to profit or loss in subsequent periods		47	(54)
Foreign currency translation adjustments		47	(54)

Items that will not be reclassified to profit or loss/income in subsequent periods		63	(39)
Remeasurement of defined benefit plans	13	85	(31)
Income tax impact		(21)	(8)

Other comprehensive (loss)/income for the year, net of tax		111	(93)
Total comprehensive loss for the year		(92,245)	(48,591)

Earnings per share
Basic and diluted losses per share	27	(13.3)	(7.0)

PASQAL SAS
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

In € thousand	Share capital	Share premium	Treasury shares	Accumulated deficit	Other reserves	Other comprehensive income	Loss of the year	Minority interests	Total equity
Balance at January 1, 2024	35	131,114	(1,705)	(22,480)	25,699	(1)	(53,331)	—	79,331

Allocation of profit/loss				(53,331)	—		53,331	—	—
Loss for the year	—	—	—	—	—	—	(48,498)	—	(48,498)
Other comprehensive (loss)/ income	—	—	—	—	—	(39)	—	—	(39)
Total comprehensive loss for the year	—	—	—	—	—	(39)	(48,498)	—	(48,537)

Equity-settled share-based payments	—	—	—	—	1,970	—	—	—	1,970
Variation in translation reserves	—	—	—	—	—	(54)	—	—	(54)
Acquisition (cancellation) of treasury shares	(2)	—	1,705	—	(1,703)	—	—	—	—
Conversion of preferred shares and other variations	660	—	—	—	(696)	—	—	—	(36)
Total transactions with owners	658	—	1,705	—	(430)	(54)	—	—	1,879

Balance at December 31, 2024	692	131,114	—	(75,811)	25,269	(94)	(48,498)	—	32,673
Allocation of profit/loss				(48,498)	—		48,498		—
Loss for the year	—	—	—	—	—	—	(92,355)	—	(92,355)
Other comprehensive (loss)/ income	—	—	—	—	—	63	—	—	63
Total comprehensive loss for the year	—	—	—	—	—	63	(92,355)	—	(92,292)

Issue of share capital	23	30,819	—	—	—	—	—	—	30,842
Equity-settled share-based payments	—	—	—	—	9,475	—	—	—	9,475
Variation in translation reserves	—	—	—	—	—	47	—	—	47
Other variations	—	(91,776)	—	91,776	14,839 (1)	—	—	—	14,839
Total transactions with owners	23	(60,956)	—	91,776	24,315	47	—	—	55,204

Balance at December 31, 2025	715	70,158	—	(32,533)	49,584	16	(92,355)	—	(4,415)

____________

(1)      See Note 9.3.

PASQAL SAS
CONSOLIDATED STATEMENTS OF CASH FLOWS

in € thousand	Notes	For the year ended December 31, 2025	For the year ended December 31, 2024
CASH FLOW USED IN OPERATING ACTIVITIES
Cash used in operations	30	(24,270)	(29,922)
Net cash flows used in operating activities		(24,270)	(29,922)

CASH FLOW USED IN INVESTING ACTIVITIES
Acquisition of property, plant and equipment	7.3	(5,701)	(19,194)
Acquisition of intangible assets	7.2	(5,117)	(869)
Proceeds from sale of intangible asset		155	—
Receipt of government grants		3,893	—
Change in deposits	7.5	2,051	(8,324)
Purchases of subsidiary		(652)	(208)
Net cash flows used in investing activities		(5,371)	(28,595)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from borrowings	10	69,435	7,814
Repayment of borrowings and lease liabilities	10,11	(2,343)	(2,376)
Interest paid		(1,211)	(674)
Proceeds from capital increases	9.1	30,842	—
Other cash flows from financing activities		—	(1)
Net cash flows from financing activities		96,723	4,764

Net increase/(decrease) in cash and cash equivalents		67,082	(53,754)

Cash and cash equivalents at the beginning of the year		7,163	60,896
Effects of exchange rate changes on cash and cash equivalents		(483)	20
Cash and cash equivalents at the end of the year		73,762	7,163

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Corporate information and description of business

Pasqal S.A.S. (“the Company” or “the parent”) is a simplified corporation incorporated in France under French law. It was created in March 2019 for a term of 99 years and is registered with the Evry Trade and Companies Register under number 849 441 522. The registered office is located at 24 Rue Emile Baudot, 91120 Palaiseau, France. Pasqal S.A.S. and its subsidiaries are collectively referred to as “the Pasqal Group” or “the Group”.

The Group is principally engaged in the development and commercialization of modular neutral-atom quantum processing units (“QPUs”) based on neutral atoms arranged in 2D and 3D lattices, providing useful quantum advantages to its customers to solve real-world problems. They are designed for highly-scalable computational capabilities, precise qubit control, and improved coherence times in both analog and digital modes and can operate in standard data-center environments. Pasqal’s technology targets complex computational use cases across multiple industries and is supported by strategic research, industrial, cloud, and high-performance computing partnerships.

Note 2.  Key events

2.1. Key events during the 2025 financial year

2.1.1 Changes in scope of consolidation

•        In the first quarter of 2025, management decided to close the Japanese subsidiary in connection with an internal reorganization program. The procedure was finalized with an effective date of April 30, 2025. The impact of this closure on the Group’s financial statements is not material. See Note 32 for further disclosures.

•        Pasqal Netherlands B.V. was closed on 24 June 2025. The other entities of the subgroup, Pasqal UK Limited and Qu & Co Solutions GmbH, ceased their activities on the same date. As part of this process, a bankruptcy trustee was appointed in the Netherlands. A strike-off procedure has been initiated for Pasqal UK Limited, and a solvent wind-down will be initiated for Qu&Co Solutions GmbH. The related impact on the Group’s financial statements is not material. See Note 32 for further disclosures.

2.1.2. Changes in corporate governance

•        On April 1, 2025, following the resignation of Georges-Olivier Reymond from his position as Chairman of Pasqal SAS, Loïc Henriet was appointed to replace him.

•        On October 29, 2025, Wasiq Bokhari was appointed as Managing Director.

2.1.3. Financing

•        To secure its financing needs for the 2025 financial year and beyond, the Group completed a refinancing through the issuance of bonds redeemable in shares (ORA) for a total amount of €68,295 thousand between April and December 2025, following a decision of the Supervisory Committee on 20 February 2025. The issuance was carried out pursuant to the authorizations granted by the shareholders at the Shareholders’ Meetings held on March 1 and September 19, 2025. The ORA are designated at fair value through profit or loss and amount to €102,278 thousand as of December 31, 2025. See Note 10 for further disclosures.

•        On 5 July 2024, Pasqal entered into an agreement with CMA CGM Group for the issuance of a €5,000 thousand convertible bond (OCA). On 15 October 2025, CMA CGM requested early redemption for an amount of €5,312 thousand, corresponding to the nominal value plus accrued interest, which was settled through the issuance of an ORA for the same amount. The OCA was derecognized and the ORA was recognized at fair value on the same date. Any resulting difference was recognized in profit or loss. See Note 10 for further disclosures.

•        Starting in December 2025, the Group carried out several capital increases through the issuance of new common shares (“Series C Shares”). In December 2025, 225,741 Series C Shares were subscribed for total proceeds of €31,500 thousand. Further issuances occurred in early 2026 for a total amount of €69,738 thousand (see Notes 9.1 and 31.4 for further disclosures).

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Key events (cont.)

2.1.4. Business

•        In March 2025, Pasqal entered into an agreement with the European High Performance Computing Joint Undertaking (EuroHPC JU) for the delivery of EuroQCS-Italy, a first-generation neutral-atom quantum computer to be hosted by CINECA in Bologna and integrated into the Leonardo pre-exascale supercomputer. The system is expected to offer at least 140 qubits in analog mode with commissioning planned in 2026, followed by an upgrade to a hybrid analog/digital architecture in 2027. The contract, co-funded equally by EuroHPC JU and the Italian Ministry of University and Research, has a total price of €12,990 thousand. As at 31 December 2025, no revenue has been recognized, as the commissioning of the system had not yet occurred. See Notes 15 and 19.

2.1.5. Grant agreements

•        On 7 November 2025, Pasqal entered into a grant agreement to support its development plan in South Korea and the broader Asia-Pacific region for a total amount of ₩24 billion (approximately €14 million). In accordance with IAS 20, the grant is allocated between asset-related and income-related components based on the nature of the underlying eligible expenditures. As at 31 December 2025, this grant is presented as deferred income in the statement of financial position and no income has been recognized in profit or loss. See Note 15 for further disclosures.

•        On 7 October 2025, the Group entered into a $15,000 thousand, ten-year financing arrangement with the Illinois Finance Authority (IFA) to support its development in the United States. The loan bears interest at a fixed rate and includes a deferred-interest period. In parallel, the Group entered into a long-term Tax Credit Agreement with the State of Illinois (“MICRO”), under which it may earn refundable tax credits over a ten-year period based on eligible expenses. The revocation of MICRO credits constitutes an event of default under the loan agreement. A variable fee may be owed to the Illinois Finance Authority for quantum computers manufactured at the Illinois site and sold or leased during the loan term. As of 31 December 2025, no such fee has been incurred. See Note 10 for further disclosures.

•        On 1 August 2025, Pasqal was awarded €2,209 thousand for PASQUOPS, a cross-border Franco-German project running from 2025 to 2028 and funded through national innovation agencies in France (BPI) and Germany (VDI). With a total budget of €3,726 thousand, Pasqal leads a consortium of six partners to develop scalable, fault-tolerant neutral-atom quantum computing by improving qubit and gate performance, reducing resources required for logical operations, and identifying relevant real-world applications. See Note 15 for further disclosures.

2.2. Key events during the 2024 financial year

2.2.1. Changes in scope of consolidation

•        On July 29, 2024, Pasqal S.A.S. finalized the acquisition of Aeponyx Enterprises through a holding company, Photonic Integrated Circuits Inc. Aeponyx is specialized in the development of photonic integrated circuits. This acquisition aims to support the growth of the Pasqal Group and the development of quantum computing technologies. Further information is provided in Notes 7.1, 17 and 18.

2.2.2. Changes in shareholder’s equity

•        On June 12, 2024, the shareholders decided to increase the share capital by €659,898.50 through the capitalization of share premiums. This transaction was followed by a 100-for-1 stock split, resulting in 6,946,300 shares outstanding with a par value of €0.10 per share, with no impact on total equity. This stock split has been reflected retrospectively.

•        On July 11, 2024, the Chairman decided to reduce the share capital by €2,330 through the cancellation of 23,300 treasury shares repurchased in 2023, resulting in a €1,702,430 decrease in share premiums.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Key events (cont.)

2.2.3. Financing

•        On July 5, 2024, Pasqal S.A.S. issued a convertible bond to the CMA CGM Group in an amount of €5,000 thousand, completed in August 2024. The bond bears interest at a rate of 5% and matures on December 31, 2025. As of December 31, 2024, it is recognized as a financial instrument at fair value through profit and loss with the corresponding change in fair value recognized in change in fair value of financial liabilities at FVPL. Further details are provided in Note 10.

2.2.4. Other matters

•        In December 2023, the Group signed a lease agreement for new premises in Paris (“Sentier lease”), secured by a first-demand bank guarantee of €2,314 thousand. During the fourth quarter of 2024, management considered different options regarding this lease including its early termination as there was a high probability that those premises would not be occupied. The decision to exit that lease was finally taken in January 2025 and the related termination costs amounting to €2,729 thousand were booked as of December 31, 2024. Those costs also include €414 thousand fit-out and refurbishment costs.

As this situation qualifies as an adjusting event under IAS 10, the financial statements for the year ended December 31, 2024, include a provision of €2,729 thousand for lease termination costs. The amount was determined based on the final settlement agreement signed in June 2025. This provision is classified under current liabilities as it is expected to be settled within 12 months, with the corresponding expense presented in operating loss in the consolidated income statement. This provision was fully utilized in 2025 when the contract was terminated.

•        Following the refurbishment of the Phénix offices, the registered office of Pasqal S.A.S. was relocated to 24 Rue Émile Baudot, 91120 Palaiseau, France. See Note 7.4 for further disclosure.

Note 3.  Basis of consolidation

Subsidiaries are entities controlled by the Group. Control exists when the Group has power over the investee, is exposed (or has rights) to variable returns from its involvement with the investee and has the ability to use its power to affect those returns.

Subsidiaries are fully consolidated from the date control is obtained until the date control ceases. Intercompany balances, transactions, income and expenses are eliminated on consolidation. See Note 32 for further disclosures.

Note 4.  Basis of preparation of the consolidated financial statements

4.1. Statement of compliance

The financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (IASB). The financial statements have been prepared using International Accounting Standards (IAS and IFRS) and interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC IC) (SIC and IFRIC).

4.2. Reporting period and comparative information

These consolidated financial statements are presented for the year ended December 31, 2025, with comparative information provided for the year ended December 31, 2024.

Certain prior year amounts have been reclassified to conform to the current year presentation. These classifications had no impact on previously reported net income, stockholder’s equity, or cash flows.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Basis of preparation of the consolidated financial statements (cont.)

4.3. Internal control over financial reporting

In connection with the preparation of the consolidated financial statements included in the registration statement on Form F-4, management identified certain material weaknesses in the Company’s internal control over financial reporting as of December 31, 2025.

These material weaknesses are described in the section “Risk Factors” of the registration statement. Management has initiated remediation actions to address these matters.

4.4. Authorization for issue

The consolidated financial statements were authorized for issue by the Group’s Board of Directors on May 23, 2026. The consolidated financial statements were approved by the President of Pasqal SAS on May 23, 2026.

4.5. Judgments and use of estimates

The preparation of consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the reporting date, and the reported amounts of income and expenses during the financial year.

These estimates and assessments are evaluated on an ongoing basis based on past experience and various other factors deemed reasonable that form the basis for assessing the carrying amount of assets and liabilities. Actual results may differ materially from these estimates depending on different assumptions or conditions.

The most significant judgments and estimates relate to the following.

4.5.1. Fair value measurement of financial instruments

The Group issues financial instruments that are measured at fair value at each reporting date and classified as financial liabilities in the financial statements. The fair values of these financial liabilities cannot be determined based on quoted prices in active markets and are therefore measured using valuation techniques. The determination of fair value requires the use of judgement, and changes in the assumptions applied could have a significant impact on the reported fair values of these financial instruments. The related financial instruments, valuation techniques and key assumptions are disclosed in Notes 10 and 14.

4.5.2. Development costs

The Group capitalizes costs for product development projects. Initial capitalization of costs is based on management’s judgement that technological and economic feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. See Note 7.2 for further disclosures.

4.5.3. Valuation of share-based payments

Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the risk-free rate, volatility and expected life of the share option or appreciation right, and making assumptions about them.

The Group measures cash-settled share-based payment transactions using a Monte Carlo model to determine the fair value of the liability incurred. The associated cash-settled plan liability needs to be remeasured at the end of each reporting period up to the date of settlement, with any changes in fair value recognized in profit or loss. This requires a reassessment of the estimates used at the end of each reporting period.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Basis of preparation of the consolidated financial statements (cont.)

For the measurement of the fair value of equity-settled transactions with employees at the grant date, the Group uses a Monte Carlo model.

The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 14.

4.5.4. Revenue recognition

Management is required to apply judgement when assessing how customer contracts give rise to enforceable rights and obligations and in determining the appropriate accounting treatment under IFRS 15. The most significant judgments applied by management in applying IFRS 15 relate to:

•        the identification of performance obligations in customer contracts, and

•        the assessment of the timing of revenue recognition (at a point in time versus over time),

•        the determination of standalone selling prices (“SSP”) for distinct performance obligations.

A key estimate refers to measuring progress for performance obligations satisfied over time, which may rely on input or output methods requiring assumptions regarding total contract costs, expected hours or milestones to completion.

See Note 19 for further disclosures.

4.6. Going concern

The consolidated financial statements have been prepared on a going concern basis.

In assessing the appropriateness of the going concern assumption, management considered the Group’s financial position, expected operating performance and liquidity, including cash flow forecasts covering a period of at least twelve months from the reporting date, i.e. through December 31, 2026.

These forecasts take into account the Group’s expected cash burn, committed financing arrangements in place as of December 31, 2025, and management’s ability to manage operating and investment expenditures.

Based on this assessment, management concluded that the Group has sufficient liquidity to meet its obligations as they fall due over the assessment period and that the going concern basis of accounting remains appropriate as of December 31, 2025. See Note 5 for further disclosures.

4.7. Foreign currencies

The Group’s consolidated financial statements are presented in euros, which is also the parent company’s functional currency. Amounts are rounded to the nearest € thousand, unless otherwise stated.

Foreign currency transactions are converted by applying the average exchange rates prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies at the closing date are converted at the closing exchange rate. Translation adjustments are recognized in net income. Non-monetary assets and liabilities denominated in a foreign currency and recorded at historical cost are translated using the exchange rate at the date of the transaction.

Currency gains and losses arising on the translation of net investments in foreign subsidiaries and associates are recognized in equity.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Basis of preparation of the consolidated financial statements (cont.)

The following tables present currency translation rates against the Euro for the Group’s most significant operations.

	2025		2024
Currency	Average rate	Closing rate	Average rate	Closing rate
Pound Sterling (GBP)	0.8571	0.8725	0.8466	0.8292
United States Dollar (USD)	1.1304	1.1733	1.0821	1.0389
Canadian Dollar (CAD)	1.5790	1.6104	1.4819	1.4948
South Korean WON (KRW)	1,606.2193	1,694.9440	1,475.2526	1,532.1444
Saudi Riyal (SAR)	4.2403	4.4003	4.0610	3.8900
Japanese Yen (YEN)	169.1501	184.0899	163.8176	163.0601

4.8. Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

4.8.1. IFRS 18 Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued IFRS 18, which replaces IAS 1 Presentation of Financial Statements. IFRS 18 introduces new requirements for presentation within the statement of profit or loss, as well as disclosure of newly defined management-defined performance measures, subtotals of income and expenses, and includes new requirements for aggregation and disaggregation of financial information based on the identified ‘roles’ of the primary financial statements and the notes.

In addition, narrow-scope amendments have been made to IAS 7 Statement of Cash Flows, which include changing the starting point for determining cash flows from operations under the indirect method, and removing the optionality around classification of cash flows from dividends and interest. In addition, there are consequential amendments to several other standards.

IFRS 18, and the amendments to the other standards, is effective for reporting periods beginning on or after 1 January 2027, but earlier application is permitted and must be disclosed. IFRS 18 will apply retrospectively.

The Group does not intend to early adopt IFRS 18 and is currently working to identify all impacts the amendments will have on the primary financial statements and notes to the financial statements.

4.8.2. Amendments to IFRS 9 and IFRS 7 — Amendments to the Classification and Measurement of Financial Instruments

In May 2024, the IASB issued Amendments to IFRS 9 and IFRS 7, Amendments to the Classification and Measurement of Financial Instruments (the Amendments). The Amendments clarify derecognition rules for financial liabilities, provide guidance for assessing ESG-linked contractual cash flows, refine the definition of ‘non-recourse features’ and the characteristics of contractually linked instruments, and introduce new disclosure requirements for contingent features and FVOCI equity instruments

The Amendments are effective for annual periods starting on or after 1 January 2026 with early adoption permitted for classification of financial assets and related disclosures only.

The Group does not anticipate that the amendments will have a material effect on the Group’s financial statements.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Liquidity risk

The Group is exposed to liquidity risk, i.e., the risk that it will be unable to meet its financial obligations relating to the continuation of its business, given the financing requirements for the development of its business.

The table below summarizes the Group’s net cash position as of December 31, 2025:

In € thousand	December 31, 2025	December 31, 2024
Marketable securities – Cash equivalents	26	193
Cash(1)	73,736	6,970
Cash and cash equivalent (A)	73,762	7,163
Borrowings – current	(105,164)	(5,529)
Of which ORA	(102,278)	—
Borrowings – current excluding ORA(2) (B)	(2,886)	(5,529)
Trade and other payables	(9,556)	(6,607)
Other current liabilities	(8,084)	(6,475)
Current liabilities (C)	(17,641)	(13,082)
Net cash position (A) – (B) – (C)	53,235	(11,448)

____________

(1)      Cash includes amounts received under the Korean grant agreement and IFA loan, for €2,832 thousand and €4,737 thousand as of December 31, 2025, see note 8.4.

(2)      For the year ended December 31, 2025, current borrowings exclude the redeemable bonds (“ORA”) as they are redeemable in ordinary shares of the Company. Accordingly, their settlement is not expected to give rise to any cash outflow.

The consolidated financial statements as of December 31, 2025, have been prepared on a going concern basis. In assessing the Group’s ability to continue as a going concern for at least twelve months from the reporting date, management considered the Group’s cash position, projected operating results and cash flows, expected working capital requirements, planned capital expenditures, and the availability of additional sources of financing.

As of December 31, 2025, the Group had cash and cash equivalents of €73,762 thousand. The Group subsequently completed several capital increases between January 2026 and February 2026 through the issuance of new common shares (“Series C Shares”), generating total proceeds of €69,738 thousand (see Note 31.4 for further disclosures). In addition, in connection with the planned business combination and after December 31, 2025, the Group entered into a pre-PIPE financing arrangement with certain investors. This arrangement includes commitments to participate in a contemplated PIPE financing, representing a total of $200,000 thousand in potential convertible financing and associated warrants, subject to definitive agreements and completion of the business combination.

Pasqal believes that its cash and cash equivalents as of December 31, 2025 and the proceeds it received from the Series C will be sufficient to meet its working capital and capital expenditure needs for the next twelve months from the reporting date.

Based on the above, management concluded that the going concern basis of accounting remains appropriate as of December 31, 2025.

Note 6.     Segment information

The Chief Executive Officer (CEO) is the Chief Operating Decision Maker (CODM). The CODM allocates resources and assesses performance at consolidated level using aggregated information based on the Group’s profit or loss.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Segment information (cont.)

The Group operates in a single operating segment which is the development and implementation of quantum computing solutions.

These tables below present the breakdown of non-current assets by geographic area for the years ended December 31, 2025 and 2024, respectively:

In € thousand	31/12/2025	France	Canada	Other
Goodwill	19,676	15,065	4,611	—
Other intangible assets	17,451	4,044	13,406	1
Property, plant and equipment	28,119	24,687	3,407	25
Total	65,247	43,797	21,424	26
In € thousand	31/12/2024	France	Rest of Europe	Canada	Other
Goodwill	20,033	15,065	—	4,968	—
Other intangible assets	14,883	1,505	—	13,378	—
Property, plant and equipment	28,077	24,275	29	3,746	27
Total	62,993	40,845	29	22,092	27

See Note 19.3 for further disclosure on revenue-related segment information.

Note 7.  Non-current assets

7.1. Goodwill

•        Business combinations

All business combinations are accounted for by applying the purchase method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. Acquisition-related costs are expensed as incurred.

The Group determines that it has acquired a business when the acquired set of activities and assets includes an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organized workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as of the acquisition date.

•        Measurement of goodwill

Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests and any previous interest held over the net identifiable assets acquired and liabilities assumed).

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

assets or liabilities of the acquiree are assigned to those units. In the event of impairment, the loss is recognized in the income statement under operating loss in “Net impairment losses”. Where goodwill has been allocated to a cash-generating unit (CGU) and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

•        Impairment The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. Goodwill is tested for impairment annually as of 31 December and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of each CGU to which the goodwill relates. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

Carrying amounts and changes during the period

Changes in the carrying amount of goodwill for the years ended December 31, 2025 and 2024, are as follows:

In € thousand	Goodwill
Goodwill at January 1, 2024	15,065
Increase	—
Decrease	—
Translation adjustments	—
Changes in scope	4,968
Other variations	—
Goodwill at December 31, 2024	20,033
Increase	—
Decrease	—
Translation adjustments	(357)
Changes in scope	—
Other variations	—
Goodwill at December 31, 2025	19,676

Goodwill amounted to €19,676 thousand as of December 31, 2025 and to €20,033 thousand as of December 31, 2024, respectively. It relates to the acquisitions of Pasqal Netherlands B.V. (formerly Qu & Co) in 2021, MCF in 2022, and Aeponyx in 2024. The related goodwill amounts to €14,775 thousand, €290 thousand and €4,611 thousand as of December 31, 2025, respectively. The goodwill on Aeponyx amounted to €4,968 thousand as of December 31, 2024; the decrease in 2025 reflects foreign currency translation adjustments of €(357) thousand.

On July 29, 2024, the Group acquired 100% of the voting shares of Aeponyx Entreprises Inc. (“Aeponyx”), an unlisted company based in Canada that specializes in the design of integrated photonic circuits (PICs) combined with MEMS (Micro-Electro-Mechanical Systems) technologies, with applications in telecommunications, data centers, advanced sensors, and quantum computing. The Group has acquired Aeponyx with a view to enhancing the scalability, stability, and performance of the optical systems used in Pasqal’s quantum processors.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

Under Canadian investment regulations, the transaction was subject to a national security review conducted post-closing. This review did not create a suspensive condition that could be considered a substantive hurdle. The approval was obtained in March 2025.

The acquisition has been accounted for using the acquisition method. The consideration transferred included fixed and contingent issuable shares measured at fair value at the acquisition date. The contingent consideration was classified as a financial liability in accordance with IAS 32 and is subsequently remeasured at fair value through profit or loss (refer to Notes 17, 18 and 33 for further disclosures). The consolidated financial statements as of December 31, 2024, include the results of Aeponyx for the five-month period from the acquisition date.

For the year ended December 31, 2024, Aeponyx contributed €1,135 thousand to the loss before tax of the Group from the date of acquisition. Aeponyx did not generate any revenue during the period. If the combination had taken place at the beginning of the year, the net loss of the Group for the year ended December 31, 2024, would have been €50,531 thousand, taking into account the fair value remeasurement of the contingent consideration recognized over the full year (see Notes 17,18 and 33).

For impairment testing purposes, goodwill acquired through business combinations is allocated to the following cash-generating units.

in € thousand	December 31, 2025		December 31, 2024
	QPU cash generating unit	Cryostat cash generating unit	QPU cash generating unit	Cryostat cash generating unit
Goodwill	19,386	290	19,743	290
Assets with indefinite useful lives	19,386	290	19,743	290

Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The fair value less costs of disposal calculation is based on available data from binding sales transactions, conducted at arm’s length, for similar assets or observable market prices less incremental costs of disposing of the asset. The value in use calculation is based on a Discounted cash flow (DCF) model. No impairment loss was recognized for the years ended December 31, 2025 and 2024, as the recoverable amount exceeded the carrying amount, based on the Company’s market value as implied by arm’s length equity transactions.

7.2. Other intangible assets

IAS 38 defines an intangible asset as an identifiable non-monetary asset without physical substance that is controlled by the entity. An asset is identifiable:

–       if it is separable (leased, sold, exchanged independently), or

–       if it arises from a contractual or legal right, whether or not that right is separable.

An asset is controlled if the entity has the power to derive future economic benefits from it and to restrict access to it by third parties.

When an intangible asset has a finite useful life, it is depreciated. Assets with indefinite useful lives are not depreciated, but are subject to impairment testing. The indefinite nature is reviewed at each reporting date.

Group’s other intangible assets include software, patents and processes, and development costs.

The depreciation period for software varies between 2 and 3 years. Patents and processes resulting from the acquisition of MCF, Qu&Co, and Aeponyx, are depreciated over 6 years, 4 years and 10 years respectively.

Development costs on an individual project are recognized as an intangible asset when the Group can demonstrate:

•        The technical feasibility of completing the intangible asset so that the asset will be available for use or sale;

•        Its intention to complete and its ability and intention to use or sell the asset;

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

•        How the asset will generate future economic benefits;

•        The availability of resources to complete the asset;

•        The ability to measure reliably the expenditure during development.

Expenses incurred for development costs relate to the improvement of products or technologies that will be used by one or more customers.

Costs capitalized as development costs include employee expenses, external costs, and project-specific purchasing expenses.

Following the initial recognition of the development costs as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete, and the asset is available for use. It is amortized over the period of expected future benefit. The amortization period for such projects is five years from the estimated date of commissioning. This amortization period is reviewed by management based on changes in products and/or technologies. During the period of development, the asset is tested for impairment annually.

Carrying amounts and changes during the period

In € thousand	Development costs	Concessions, patents, licenses and similar assets	Intangible assets in progress	Total
Gross intangible assets at January 1, 2024	1,765	1,882	330	3,977
Increase	—	97	772	869
Decrease	—	(413)	—	(413)
Translation adjustments	—	55	(8)	47
Changes in scope(1)	—	13,165	—	13,165
Reclassification	—	258	274	532
Gross intangible assets at December 31, 2024	1,765	15,044	1,368	18,177
Increase	—	287	4,830	5,117
Decrease	—	—	—	—
Translation adjustments	—	(935)	(110)	(1,045)
Changes in scope(1)	—	—	—	—
Reclassification	—	0	217	217
Gross intangible assets at December 31, 2025	1,765	14,396	6,305	22,467

Amortization and depreciation of intangible assets at January 1, 2024	(803)	(824)	—	(1,627)
Increase(2)	(353)	(1,609)		(1,962)
Decrease	—	290		290
Translation adjustments	—	5		5
Changes in scope(1)	—	—		—
Reclassification	—	—		—
Amortization and depreciation of intangible assets at December 31, 2024	(1,156)	(2,138)		(3,294)

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

In € thousand	Development costs	Concessions, patents, licenses and similar assets	Intangible assets in progress	Total
Increase	(340)	(1,447)	0	(1,787)
Decrease	—	—	—	—
Translation adjustments	—	65	—	65
Changes in scope(1)	—	—	—	—
Reclassification	—	—	—	—
Amortization and depreciation of intangible assets at December 31, 2025	(1,495)	(3,520)	—	(5,016)
Net intangible assets at January 1, 2024	963	1,058	330	2,351
Increase	(353)	(1,513)	772	(1,094)
Decrease	—	(123)	—	(123)
Translation adjustments	—	60	(8)	52
Changes in scope(1)	—	13,165	—	13,165
Reclassification	—	258	274	532
Net intangible assets at December 31, 2024	610	12,906	1,368	14,883
Increase	(340)	(1,160)	4,830	3,330
Decrease	—	—	—	—
Translation adjustments	—	(870)	(110)	(980)
Changes in scope(1)	—	—	—	—
Reclassification	—	—	217	217
Net intangible assets at December 31, 2025	270	10,876	6,305	17,451

____________

(1)      Changes in scope relate to the acquisition of Aeponyx in 2024.

(2)      Intangible assets related to Qu&Co were impaired for an amount of €290 thousand as of December 31, 2024, following the closure on June 24, 2025. This was recorded under “Net impairment losses”. See Note 2.1.1 for further details.

The increase in intangible assets under development in 2025 primarily reflects development expenditures incurred by Pasqal SAS and Aeponyx that meet the capitalization criteria. Non-capitalized research and development costs amounted to €8,171 thousand and €18,866 thousand for the years ended December 31, 2025 and 2024, respectively.

There were no indications of impairment of intangible assets as of December 31, 2025.

7.3. Property, plant & equipment

Property, plant, and equipment are recognized in the consolidated financial statements at their acquisition or production cost, or their fair value when acquired in a business combination, less accumulated depreciation and impairment losses recognized.

The Group has elected to recognize property, plant and equipment at amortized historical cost.

In accordance with IAS 16, depreciation is calculated based on the estimated useful lives of the various categories of fixed assets. Where applicable, the total cost of a tangible asset is allocated among its various components, each of which is recognized separately. This is the case when the various components of an asset have different useful lives or provide benefits to the company at different rates, requiring the use of different depreciation rates and methods.

Depreciation has been determined based on the rate of consumption of the expected economic benefits per asset item on the basis of acquisition cost, according to its probable use. Useful lives are reviewed annually and are adjusted if current expectations differ from previous estimates; these changes in accounting estimates are recognized prospectively.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

Depreciation is calculated using the straight-line method, based on the useful lives of each fixed asset component, as follows:

Item type	Depreciation method	Depreciation duration
Technical installations, tools and equipment	Straight-line	5 to 10 years
Miscellaneous fixtures, transport equipment, office furniture, etc.	Straight-line	3 to 10 years

Carrying amounts and changes during the period

In € thousand	Plant, equipment and machinery	Fixtures and fittings	Office supplies	Transport equipment	Hardware equipment	Tangible assets in progress		Total
Gross property, plant and equipment at January 1, 2024	5,734	1,814	148	4	3,049	4,065		14,814
Increase	3,932	14,629 (1)	142	—	491	—		19,194
Decrease	(470)	(488)	—	—	—	—		(959)
Translation adjustments	(7)	(28)	(1)	—	—	—		(37)
Changes in scope(1)	786	23	—	—	—	—		809
Reclassification	(809)	851	(5)	—	—	(461)		(424)
Gross property, plant and equipment at December 31, 2024	9,166	16,799	284	4	3,539	3,604		33,396
Increase	1,728	320	98	—	69	3,485		5,701
Decrease	—	—	—	—	—	—		—
Translation adjustments	(69)	(226)	(10)	—	(7)	—		(312)
Changes in scope(1)	(42)	—	(60)	—	(3)	—		(104)
Reclassification	3,583 (2)	2,006	430	—	—	(6,019	)(2)	—
Gross property, plant and equipment at December 31, 2025	14,366	18,900	744	4	3,598	1,069		38,681

Amortization and depreciation of property, plant, and equipment at January 1, 2024	(1,134)	(252)	(56)	(2)	(832)	—		(2,277)
Increase	(1,398)	(633)	(49)	(1)	(1,069)	—		(3,150)
Decrease	470	112	—	—	—	—		583
Translation adjustments	(6)	3	—	—	—	—		(3)
Changes in scope	(464)	(11)	—	—	—	—		(476)
Reclassification	—	—	5	—	—	—		5
Amortization and depreciation of property, plant, and equipment at December 31, 2024	(2,532)	(782)	(101)	(3)	(1,902)	—		(5,319)

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

In € thousand	Plant, equipment and machinery	Fixtures and fittings	Office supplies	Transport equipment	Hardware equipment	Tangible assets in progress	Total
Increase	(2,192)	(1,966)	(97)	(1)	(1,111)	—	(5,366)
Decrease	—	—	—	—	—	—	—
Translation adjustments	12	25	2	—	2	—	42
Changes in scope(1)	42	—	38	—	2	—	82
Reclassification	—	—	—	—	—	—	—
Amortization and depreciation of property, plant, and equipment at December 31, 2025	(4,670)	(2,722)	(158)	(4)	(3,008)	—	(10,561)

Net property, plant and equipment at January 1, 2024	4,600	1,562	92	2	2,216	4,065	12,536
Increase	2,534	13,996	93	(1)	(579)	—	16,043
Decrease	—	(376)	—	—	—	—	(376)
Translation adjustments	(13)	(26)	(1)	—	—	—	(40)
Changes in scope(1)	322	11	—	—	—	—	333
Reclassification	(809)	851	—	—	—	(461)	(419)
Net property, plant and equipment at December 31, 2024	6,633	16,017	184	1	1,638	3,604	28,077
Increase	(463)	(1,646)	2	(1)	(1,042)	3,485	335
Decrease	—	—	—	—	—	—	—
Translation adjustments	(57)	(200)	(8)	—	(5)	—	(270)
Changes in scope(1)	—	—	(22)	—	—	—	(22)
Reclassification	3,583	2,006	430	—	—	(6,019)	—
Net property, plant and equipment at December 31, 2025	9,696	16,177	586	—	590	1,069	28,119

____________

(1)      The change in 2024 mainly relates to the refurbishment works of the Company’s head office (Phenix premises) in Palaiseau.

(2)      The reclassification reflects the commissioning of a QPU, transferred from tangible assets in progress to Plant, equipment and machinery on July 01, 2025.

There were no indications of impairment of property, plant & equipment as of December 31, 2025.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

7.4. Right-of-use assets

See Note 11 for further disclosures on the accounting policies related to leases.

Carrying amounts and changes during the period

In € thousand	Right of use real estate	Right of use of transport equipment	Total
Gross Rights of use of assets at January 1, 2024	2,984	20	3,004
Increase	11,293	—	11,293
Decrease	(1,724)	—	(1,724)
Translation adjustments	(10)	—	(11)
Changes in scope	—	—	—
Other variations	—	—	—
Gross Rights of use of assets at December 31, 2024	12,542	20	12,562
Increase	116	—	116
Decrease	(1,049)	—	(1,049)
Translation adjustments	(120)	(1)	(121)
Changes in scope	—	(19)	(19)
Other variations	—	—	—
Gross Rights of use of assets at December 31, 2025	11,489	—	11,489

Amortization of rights of use of assets at January 1, 2024	(885)	(5)	(890)
Increase	(1,747)	(4)	(1,751)
Decrease	661	—	661
Translation adjustments	1	—	1
Changes in scope	—	—	—
Other variations	—	—	—
Amortization of rights of use of assets at December 31, 2024	(1,971)	(8)	(1,979)
Increase	(1,606)	(11)	(1,617)
Decrease	1,049	—	1,049
Translation adjustments	17	0	17
Changes in scope	0	19	19
Other variations	—	—	—
Amortization of rights of use of assets at December 31, 2025	(2,511)	—	(2,511)

Net right of use assets at January 1, 2024	2,099	16	2,114
Increase	9,546	(4)	9,542
Decrease	(1,063)	—	(1,063)
Translation adjustments	(10)	—	(10)
Changes in scope	—	—	—
Other variations	—	—	—
Net right of use assets at December 31, 2024	10,571	12	10,583
Increase	(1,490)	(11)	(1,501)
Decrease	0	—	0
Translation adjustments	(104)	(1)	(104)
Changes in scope	—	—	—
Other variations	—	—	—
Net right of use assets at December 31, 2025	8,978	—	8,978

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

The main Group’s right-of-use assets relate primarily to real estate located in France and Canada, including:

–       Phenix Palaiseau for €6,314 thousand;

–       Office and production sites in Sherbrooke, Quebec, for €1,145 thousand;

–       Gabriel Peri — Joinville le Pont for €977 thousand.

7.5. Other non-current assets

•        Classification and measurement of financial assets

The Group’s financial assets are classified, at initial recognition, as subsequently measured at amortized cost.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows.

The Group initially measures its financial assets at their fair value plus transaction costs.

Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price.

Financial assets at amortized cost are subsequently measured using the effective interest rate (EIR) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

•        Impairment of financial assets

The Group recognizes an allowance for expected credit losses (ECLs) for financial assets not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate.

ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

For trade receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance, where applicable on a case-by-case basis, based on lifetime ECLs at each reporting date.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Non-current assets (cont.)

Carrying amounts and changes during the period

In € thousand	Deposits	Government grant receivables – non-current	Total
Non-current financial assets at January 1, 2024	2,876	1,517	4,393
Increase	8,685	—	8,685
Decrease	(359)	—	(359)
Reclassification	—	—	—
Translation adjustments	(2)	—	(2)
Changes in scope(2)	—	—	—
Other variations	—	—	—
Non-current financial assets at December 31, 2024	11,202	1,517	12,719
Increase	515	2,209	2,724
Decrease	(2,565)	(356)	(2,921)
Reclassification(1)	—	(2,172)	(2,172)
Translation adjustments	(640)	—	(640)
Changes in scope(2)	(92)	—	(92)
Other variations	3	—	3
Non-current financial assets at December 31, 2025	8,421	1,198	9,620

____________

(1)      Corresponds to the reclassification of the current portion of government grant receivables as at December 31, 2025.

(2)      Changes in scope in 2025 mainly relate to the liquidation of subsidiaries.

As of December 31, 2025, the other non-current financial assets mainly include:

–       Deposits for an amount of €8,421 thousand, of which term deposits amounting to €7,340 thousand as part of a First Demand Guarantee relating to the contract with the customer Saudi Arabian Oil Company. The deposit bears interest at a gross nominal rate of 4.86%. The first-demand bank guarantee of €2,314 thousand was recovered in 2025 following the cancellation of the Paris lease (see Note 12 for further disclosure).

–       The non-current portion of government grants to be received for an amount of €1,198 thousand.

Note 8.  Current assets

8.1. Inventories

Inventories consist of raw materials and other supplies, purchased parts (lasers, etc.), semi-finished/semi-assembled products, and finished products.

Inventories and work in progress are valued at their cost or market price, whichever is lower.

Inventories of raw materials, other supplies, and purchased parts are valued at acquisition cost using the weighted average unit cost method (WAUC). This acquisition cost includes the purchase price and incidental expenses.

Finished product inventories are valued at production cost. Financial expenses are not included in the valuation of inventories.

When the realizable value of inventories is lower than their cost, the necessary write-downs are recognized.

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Current assets (cont.)

Carrying amounts and changes during the period

	December 31, 2025			December 31, 2024
In € thousand	Gross	Impairment	Net	Gross	Impairment	Net
Raw materials and other supplies	6,166	—	6,166	9,356	—	9,356
Work in progress – goods	6,695	(1,552)	5,142	5,417	(235)	5,182
Inventories	12,861	(1,552)	11,309	14,773	(235)	14,538

Breakdown of inventories as of December 31, 2025, by geographic area is as follows:

–       France: €8,234 thousand (€10,958 thousand in 2024);

–       Canada: €2,791 thousand (€3,580 thousand in 2024);

–       Rest of the world: €284 thousand (nil in 2024).

This geographical breakdown corresponds to the Group’s production and storage areas.

In connection with the contract with Québec Inc., a subsidiary of DistriQ, Pasqal recognized an impairment of work in progress amounting to €1,552 thousand as of December 31, 2025 and €235 thousand as of December 31, 2024. See Note 12 for further disclosure.

No other impairment of inventory was recognized for the year ended December 31, 2025. Management believes that the impairment risk of the components in inventory is low, given the projected revenue for 2026 and the order backlog.

8.2. Trade receivables

	December 31, 2025			December 31, 2024
In € thousand	Gross	Impairment	Net	Gross	Impairment	Net
Accounts receivable and related accounts	5,608	—	5,608	2,133	—	2,133
Trade receivables	5,608	—	5,608	2,133	—	2,133

The amount of expected credit losses is not significant and not recognized as of December 31, 2025 and 2024.

8.3. Other current assets

	December 31, 2025			December 31, 2024
In € thousand	Gross	Impairment	Net	Gross	Impairment	Net
Government grant receivables – current(1)	8,216	(36)	8,181	9,353	—	9,353
Tax receivables	3,111	—	3,111	4,316	—	4,316
Prepaid expenses and other receivables	2,010	—	2,010	2,210	—	2,210
Other current assets	13,338	(36)	13,302	15,879	—	15,879

____________

(1)      Government grant receivables — current include the French Research Tax Credit (“CIR”) for an amount of €5,202 thousand.

All overdue receivables are immaterial.

8.4. Cash and cash equivalents

In € thousand	December 31, 2025	December 31, 2024
Marketable securities	26	193
Cash and cash equivalents	73,736	6,970
Total	73,762	7,163

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Current assets (cont.)

Cash and cash equivalents consist of cash at bank and on hand.

As of 31 December 2025, cash and cash equivalents include amounts received by the Group in connection with the Korean grant agreement and the IFA loan for €2,832 thousand and €4,737 thousand respectively. Although these funds are contractually restricted to eligible expenditures and subject to reporting requirements, such restrictions do not affect the classification of the bank balance as cash and cash equivalents.

In € thousand	Euro	CAD Dollar	US Dollar	KRW	SAR	December 31, 2025
Marketable securities	26	—	—	—	—	26
Cash and cash equivalents	63,649	973	5,531	3,380	203	73,736
December 31, 2025	63,675	973	5,531	3,380	203	73,762

Note 9.  Consolidated Shareholders’ Equity

9.1. Issued share capital

9.1.1. Description of issued share capital

In € thousand	December 31, 2025	December 31, 2024
Number of shares	7,148,772	6,923,000
Par value	0,10	0,10
Paid-in capital in euros	715	692

As of December 31, 2025, the Company’s share capital amounted to €715 thousand, divided into 7,148,772 common shares with a par value of €0.10 each. Share premiums amounted to €70,158 thousand.

In December 2025, the Group issued 225,741 Series C Shares through several capital increases resulting in a total increase of €31,500 thousand, of which €23 thousand in share capital and €31,477 thousand in share premium. Capital increase costs amounting to €681 thousand were recognized as a deduction from share premium. See Notes 2 for further disclosures.

Each Series C Share issued under the Series C Financing carries attached share subscription warrants (collectively, the “BSA Ratchet warrants”) that may entitle the holder to subscribe, at nominal value, for additional Series C Shares upon the occurrence of certain contingent dilutive events (in particular, the issuance of new shares at a per-share price lower than €139.54, or the completion of an initial public offering — including in connection with the planned business combination — with a pre-money valuation of Pasqal SAS on a fully diluted basis lower than $2.0 billion). The BSA Ratchet warrants do not meet the definition of an equity instrument under IAS 32 and are accounted for as derivative financial liabilities measured at fair value through profit or loss in accordance with IFRS 9. Based on management’s assessment of facts and circumstances existing at the respective issuance dates and at December 31, 2025, including the expected progression of the contemplated business combination, the fair value of the BSA Ratchet warrants was determined to be immaterial. Accordingly, the proceeds received from the Series C Financing were allocated entirely to the Series C Shares issued. See Note 18 for further disclosures.

On June 12, 2024, the share capital had been increased by €658 thousand following a 100-for-1 stock split and a corresponding division by 100 of the nominal value. On July 19, 2024, a total of 3,923,000 preferred shares had been converted into common shares.

As of December 31, 2025, the rights attached to the different classes of shares are as follows:

(i)     Equal rights to normal dividend distributions with other ordinary shareholders; and

(ii)    Priority rights that breakdown by class of common shares as described below:

•        Series A, B and C:

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Consolidated Shareholders’ Equity (cont.)

Holders of Series A, Series B and Series C Shares benefit from the most senior economic rights in the distribution waterfall. Following an initial allocation of 10% of the proceeds distributed pro rata among all selling shareholders (regardless of share class), holders of Series A, Series B and Series C Shares are entitled, on a pari passu basis among themselves, to receive an amount equal to: (i) the subscription price paid for such shares, plus (ii) any declared but unpaid dividends, minus (iii) the nominal value of such shares (the “Liquidation Preference A/B/C). This preference ranks ahead of all other share classes. In the event of insufficient proceeds, the Liquidation Preference A/B/C is allocated pro rata among the relevant holders based on their respective entitlements.

•        Seed Shares

Holders of Seed Shares are entitled to receive, after satisfaction of the Liquidation Preference A/B/C, an amount equal to: (i) the subscription price paid for such shares, plus (ii) any declared but unpaid dividends, minus (iii) the nominal value of such shares (the “Liquidation Preference Seed”). In the event of insufficient proceeds, the Liquidation Preference Seed is allocated pro rata among the Seed Shareholders based on their respective entitlements.

•        Other common shares

Holders of Common Shares participate in the initial 10% allocation on a pro rata basis alongside all other share classes. Thereafter, Common Shares rank junior to all preferred share classes. Holders of Common Shares are only entitled to receive any residual proceeds remaining after full satisfaction of the Liquidation Preference A/B/C and the Liquidation Preference Seed if the Liquidation Preference A/B/C and/or the Liquidation Preference Seed is/are applicable, it being specified that if the Liquidation Preference A/B/C and/or the Liquidation Preference Seed is/are applicable, holders of Shares are entitled to 10% of the proceeds on a pro-rata basis, and then Common Shares are entitled to receive any residual proceeds remaining after full satisfaction of the Liquidation Preference A/B/C and the Liquidation Preference Seed.

9.1.2. Capital management

For the purpose of the Group’s capital management, capital includes issued capital, share premium and all other equity reserves attributable to the equity holders of the parent. In order to maintain or adjust the capital structure, the Group can repurchase its own shares, issue new shares, or issue securities giving access to its capital.

The primary objective of the Group’s capital management is to continue as a going concern and maximize the shareholder value. Capital management focuses on maintaining adequate levels of equity relative to operational needs, strategic investments, and regulatory requirements.

9.1.3. Distribution of dividends

The Company has not distributed any dividend.

9.2. Accumulated deficit

As of December 31, 2025, the Group’s accumulated deficit amounted to €32,533 thousand. This balance reflects accumulated losses of €124,309 thousand, including €91,776 thousand relating to the accumulated deficit of Pasqal SAS as of December 31, 2024 that was offset during the year against share premium pursuant to the shareholders’ written consultation dated June 30, 2025.

The transaction consisted of allocating a portion of the Company’s share premium to absorb these losses, in order to preserve its eligibility for grants, subsidies and, more generally, public funding.

The amount offset corresponded to the balance approved by the shareholders and reflected in the statutory financial statements of Pasqal SAS.

From an accounting perspective, the transaction represented a transfer between components of the shareholders’ equity and therefore had no impact on total shareholders’ equity, profit or loss, other comprehensive income, cash flows, share capital, or the number of shares outstanding.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Consolidated Shareholders’ Equity (cont.)

9.3 Other reserves

As of December 31, 2025, other reserves amounted to €49,584 thousand.

During 2025, the Group recognized within equity the fixed Exchangeable and Milestone Shares component of the contingent consideration related to Aeponyx acquisition for an amount of €14,839 thousand, following the contractual determination of the exchange ratio upon completion of the Serie C financing. Refer to Notes 17 and 18 for further disclosures.

The share-based payments reserve is used to recognize the value of equity-settled share-based payments provided to employees, including key management personnel, as part of their remuneration. Refer to Note 9.4 for further disclosures of these plans.

23,300 treasury shares were cancelled during the 2024 financial year. See Note 2.2 for further disclosures.

There are no minority shareholders.

9.4. Warrants and options

In accordance with IFRS 2, BSPCEs (Founder Share Subscription Warrants) and options granted to corporate officers, employees and service providers are recognized as employee expenses at a value equal to the fair value of the instrument granted. BSPCE and options are equity-settled awards, resulting in the compensation expense being recognized against equity. The fair value of the expense, equal to the fair value of the financial instrument granted, is measured on the grant date. Share-based payment expense is adjusted at each reporting date to reflect the best available estimate of the number of equity instruments expected to be granted.

See Notes 4.5.3 for further disclosures.

9.4.1. Founder Share Subscription Warrants (“BSPCE”)

BSPCE are French startup stock warrants that give employees the right to subscribe to shares at a predefined exercise price. Under the BSPCE plans, the Group may grant equity instruments to eligible employees. Several BSPCE plans were implemented between 2019 and 2025 as shown in the table below.

Vesting of BSPCEs granted up to 2024 was solely based on employees’ continued service with the Group. In 2025, the Group introduced new BSPCE plans under which vesting continues to be subject to service conditions and, for certain grants, is also contingent upon the achievement of specific non-market performance conditions. The fair value of the share options is measured at the grant date using a Monte-Carlo simulation model, taking into account the terms and conditions under which the options are granted.

The table below shows the BSPCE plans allocated in previous financial years as of December 31, 2025:

Plan	Grant date by the Chairman	Number of BSPCE granted	Number of instruments vested	Number of instruments to be vested	Number of BSPCE cancelled	Number of BSPCE exercised	Number of BSPCE outstanding	Exercise price	Vesting period
BSPCE 04_2019(1)(3)	April 24, 2020	340,000	340,000	—	—	7,200	332,800	€0.37	4 years
BSPCE 07_2019(1)(3)	July 15, 2019	30,000	30,000	—	—	15,000	15,000	€0.37	4 years
BSPCE 04_2021(1)(3)	September 27, 2021	95,100	95,100	—	15,000	1,100	79,000	€14.85	4 years
BSPCE 12_2021(1)(3)	July 01, 2022	69,700	48,000	21,700	38,869	31	30,800	€32.22	4 years
BSPCE 12_2023(2)(3)	December 26, 2023	130,100	64,800	65,300	49,100	—	81,000	€73.17	4 years
BSPCE 06_2024(4)	June 12, 2024	63,386	23,590	39,796	4,100	—	59,286	€74.00	4 years
BSPCE 10_2024(4)	October 31, 2024	5,500	1,450	4,050	—	—	5,500	€74.00	4 years
BSPCE 04_2025(4)	April 15, 2025	92,400	—	92,400	100	—	92,300	€74.00	4 years
BSPCE 10_2025 DG(5)	October 31, 2025	286,920	142,845	144,075	—	—	286,920	€73.17	48 months
BSPCE 10_2025(6)	October 31, 2025	138,460	71,961	66,499	—	—	138,460	€73.17	48 months
BSPCE 11_2025(7)	November 05, 2025	68,700	375	68,325	—	—	68,700	€74.00	4 years
December 31, 2025		1,320,266	818,121	502,145	107,169	23,331	1,189,766

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Consolidated Shareholders’ Equity (cont.)

The table below shows the BSPCE plans allocated in previous financial years as of December 31, 2024:

Plan	Grant date by the Chairman	Number of BSPCE granted	Number of instruments vested	Number of instruments to be vested	Number of BSPCE cancelled	Number of BSPCE exercised	Number of BSPCE outstanding	Exercise price	Vesting period
BSPCE 04_2019(1)(3)	April 24, 2020	340,000	340,000	—	—	7,200	332,800	€0.37	4 years
BSPCE 07_2019(1)(3)	July 15, 2019	30,000	30,000	—	—	15,000	15,000	€0.37	4 years
BSPCE 04_2021(1)(3)	September 27, 2021	95,100	71,400	23,700	15,000	1,100	79,000	€14.85	4 years
BSPCE 12_2021(1)(3)	July 01, 2022	69,700	32,000	37,700	30,800	—	38,900	€32.22	4 years
BSPCE 12_2023(2)(3)	December 26, 2023	130,100	31,300	98,800	19,000	—	111,100	€73.17	4 years
BSPCE 06_2024(4)	June 12, 2024	63,386	7,745	55,641	—	—	63,386	€74.00	4 years
BSPCE 10_2024(4)	October 31, 2024	5,500	75	5,425	—	—	5,500	€74.00	4 years
December 31, 2024		733,786	512,520	221,266	64,800	23,300	645,686

____________

(1)      BSPCE 04_2019, BSPCE 07_2019, BSPCE 04_2021, BSPCE 12_2021 were authorized by decision of the Shareholders’ Meeting held on April 26, 2019.

(2)      BSPCE 12_2023 were authorized by unanimous decision of the shareholders on December 22, 2022.

(3)      The number of BSPCEs has been multiplied by 100 following the 100-for-1 stock split decided by unanimous decision of the shareholders on June 12, 2024.

(4)      BSPCE 06_2024, BSPCE 10_2024 and BSPCE 04_2025 were authorized by unanimous decision of the shareholders on June 12, 2024, authorizing the Chairman to implement a plan to issue and allocate 250,000 Founder Share Subscription Warrants (BSPCEs) giving the right to acquire 250,000 common shares of the Company with the cancellation of the preferential subscription right in favor of the Company’s employees.

(5)      BSPCE 10_2025 DG were authorized by unanimous decision of the shareholders on October 29, 2025.

(6)      BSPCE 10_2025 were authorized by unanimous decision of the shareholders on October 13, 2025.

(7)      BSPCE 11_2025 were authorized by unanimous decision of the shareholders on October 29, 2025.

The Group accounts for the BSPCE plans as equity-settled plans.

9.4.2. Options

As part of Pasqal’s acquisition of Aeponyx Inc., options were granted to the former owners of Aeponyx as remuneration for future services rendered. Upon exercise of their options, each beneficiary may ultimately acquire Pasqal shares.

The total number of options granted to key employees amounts to 10,385 options subject to service and non-market performance conditions.

These options are classified as equity-settled plans. The table below shows the outstanding options as of December 31, 2025:

Plan	Grant date by the Chairman	Number of options granted	Number of options cancelled	Number of options exercised	Number of options outstanding	Exercise price	Vesting Period
Options 2024	July 29, 2024	10,385	—	—	10,385	€0.0001	2 years

Note 10. Financial liabilities

All financial liabilities are recognized initially at fair value and, in the case of borrowings, net of directly attributable transaction costs.

After initial recognition, borrowings are subsequently measured at amortized cost using the EIR method.

The Group issued a convertible bond (OCA) in 2024 and bonds redeemable in shares (ORA) in 2025. The OCA is a hybrid financial instrument that presents the characteristics of a compound instrument as defined in IAS 32, i.e., a non-derivative financial instrument that contains both a debt component (related to the contractual cash redemption at maturity and the interest payable) and another component corresponding to the option to convert the instrument into

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Financial liabilities (cont.)

a variable number of Pasqal shares and therefore does not give rise to an equity component. As a result, the Group classified the OCA entirely as a financial liability. The ORA are hybrid financial instruments that do not meet the fixed-for-fixed criterion under IAS 32 and therefore do not give rise to an equity component. The payment of interest on the ORA is not discretionary at the issuer’s option. As a result, the Group classified the ORA entirely as financial liabilities. Pasqal elected, at initial recognition, to designate these instruments in their entirety at fair value through profit or loss, with subsequent changes in fair value recognized in profit or loss. The instruments are presented under “Borrowings”.

Financial liabilities maturing in more than 1 year are recognized as non-current liabilities, while those maturing in less than 1 year are current liabilities.

Accounting policy for liabilities related to leases and to the fair value of cash-settled transactions is disclosed respectively in Notes 11 and 14.

10.1. Changes during the period in current and non-current borrowings

Carrying amounts and changes during the period

In € thousand	Long-term borrowing from credit institutions – non-current		Issue of investments and advances of the state – non-current	Other loans and financial debts – non-current		Total
Borrowings – non-current at January 1, 2024	2,677		693	—		3,370
Subscription	—		—	2,812		2,812
Reimbursement	(179)		—	—		(179)
Translation adjustments	8		—	12		20
Changes in scope	2,405		—	—		2,405
Reclassification	(373)		(7)	(770)		(1,150)
Fair value and other changes	523		—	52		575
Borrowings – non-current at December 31, 2024	5,061		686	2,106		7,853
Subscription	—		550	5,819	(1)	6,369
Reimbursement	(760)		—	—		(760)
Translation adjustments	(167)		—	(251)		(418)
Changes in scope	—		—	—		—
Reclassification	(2,673	)(3)	(6)	(3,476	)(2)	(6,155)
Fair value and other changes	439		—	312		751
Borrowings – non-current at December 31, 2025	1,900		1,231	4,510		7,640

____________

(1)      Corresponds to the subscription of IFA loan for a principal amount of €5,143 thousand (USD 6,000 thousand) and an additional drawdown of €676 thousand (CAD 1,068 thousand) on Investissement Québec loan.

(2)      Corresponds to the reclassification of the grant component of the IFA and Investissement Québec loans. See Note 10.2 for further disclosure.

(3)      Corresponds to the current portion reclassification, mainly on Aeponyx’s promissory note (BDC loan) for €2,090 thousand (non-current portion of €2,578 thousand in 2024).

Non-current borrowings mainly include:

–       Bpifrance S.A. loans for an outstanding amount of €1,810 thousand (€2,323 thousand in 2024).

–       Canadian Investissement Québec loan including capitalized interests for €2,580 thousand (€2,160 thousand in 2024).

–       IFA loan for an outstanding amount €1,930 thousand (none in 2024).

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Financial liabilities (cont.)

BPI Amorçage Investissement (fixed rate of 3.57%), BPI Innovation R&D (fixed rate of 0.71%), the Canadian loan (fixed rate of 4.09%) and the IFA loan (fixed rate of 3.55%) bear interest rates below the prevailing market rate for comparable instruments. In accordance with IFRS 9, these borrowings were initially recognized at fair value based on market borrowing rates. The difference between the cash proceeds received and the initial fair value of each loan constitutes a government grant under IAS 20 and is presented as deferred income from government grants, recognized in profit or loss on a systematic basis over the respective borrowing terms. See Note 15 for further disclosure.

In € thousand	Bond issues – current	Long-term borrowing from credit institutions – current	Accrued interests on loans	Other loans and financial debts – current	Current bank borrowings and overdrafts	Issue of investments and advances of the state – current	Total
Borrowings – current at January 1, 2024	—	312	—	10	6		328
Subscription	5,000	—	—	—	—	—	5,000
Reimbursement	—	(800)	—	—	—	(7)	(807)
Translation adjustments	—	10	—	—	—	—	10
Changes in scope	—	748			—	—	748
Reclassification	—	283	24	(10)	7	17	321
Fair value and other changes	(184)	—	114	—	—		(70)
Borrowings – current at December 31, 2024	4,816	552	138	—	13	10	5,529
Subscription	68,295	38	44	—	—		68,378
Reimbursement	—	(552)	(138)	—	—	(10)	(700)
Conversion	(5,312)	—	—	—	—	—	(5,312)
Translation adjustments	—	—	(2)	—	(1)	—	(2)
Changes in scope	—	—	—	—	—	—	—
Reclassification	—	—	—	111	—	7	118
Fair value and other changes	34,478	2,673	—	—	2	—	37,153
Borrowings – current at December 31, 2025	102,278	2,711	43	111	14	7	105,164

Current borrowings as of December 31, 2025 and 2024 mainly include the bonds redeemable in shares and the CMA CGM convertible bond, respectively.

–       The Group issued in July 2024 a convertible bond to the CMA CGM Group in the amount of €5,000 thousand. The interest rate was 5% and the maturity date was December 31, 2025. The fair value of the convertible bond was determined using an actuarial methodology, relying on the discounting of future cash flows. Principal assumptions used in determining the fair value were as follows: risk-free rate based on the 6-month Euribor, a recovery rate of 10% in the event of default, a credit spread of 2,050 basis points and an underlying share price derived from the most recent observable transaction, being the latest financing round as of the valuation date.

As of December 31, 2024, the convertible bond was then recorded for €4,816 thousand on the balance sheet with the corresponding change in fair value recognized in change in fair value of financial liabilities at FVPL for €184 thousand. On October 15, 2025, following CMA CGM’s request for early redemption, the OCA was derecognized and settled through the issuance of ORA for an amount of €5,312 thousand, corresponding to the nominal amount plus accrued interest. Prior to derecognition, the instrument was remeasured at fair value in accordance with IFRS 9. The resulting impact was recognized in profit or loss for €306 thousand.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Financial liabilities (cont.)

–       Between April and December 2025, the Group issued ORA for a total amount of €68,295 thousand. The ORA carry an annual coupon of 12%, mature on June 30, 2026 and are redeemable in shares, with the number of shares to be issued varying according to the contractually defined conversion terms and the applicable share price at redemption.

These instruments are designated in full at fair value through profit or loss. Their fair value was determined using a valuation model based on discounted expected cash flows, taking into account the different conversion and redemption scenarios over the contractual term. Key valuation assumptions included a 10% recovery rate, a volatility of 40%, a credit spread of 1,917 basis points and an underlying share price derived from the most recent observable transaction, being the latest financing round as of the valuation date. As of December 31, 2025, the ORA were remeasured at €102,278 thousand on the balance sheet, reflecting the overall remeasurement of the instrument based on updated valuation inputs, including the underlying share price at the time of the Series C, as well as the other key assumptions described above. The corresponding change in fair value was recognized in profit or loss under “Change in fair value of financial liabilities at FVPL” for €34,478 thousand.

As of December 31, 2025, the ORA are classified within Level 3 of the fair value hierarchy. The valuation is based on a multi-scenario approach reflecting the various possible contractual redemption events (Qualified Equity Financing, IPO, maturity, Non-Qualified Equity Financing and Exit), each weighted by its probability of occurrence as estimated by management. Actual outcomes may differ from estimate.

10.2. Breakdown of borrowings and other loans by maturity

December 31, 2025

In € thousand	December 31, 2025	< 1 year	Between 1 and 5 years	Beyond
Long-term borrowing from credit institutions – non-current	1,900	—	1,900	—
Issue of government loans – non-current	1,231	—	1,231	—
Other loans and financial debts – non-current	4,510	—	1,335	3,175
Borrowings – non-current	7,640	—	4,465	3,175

Bond issues – current	102,278	102,278	—	—
Long-term borrowing from credit institutions – current	2,711	2,711	—	—
Accrued interests on loans	43	43	—	—
Other loans and financial debts – current	111	111	—	—
Current bank borrowings and overdrafts	14	14	—	—
Issue of government loans – current	7	7	—	—
Borrowings – current	105,164	105,164	—	—

December 31, 2024

In € thousand	December 31, 2024	< 1 year	Between 1 and 5 years	Beyond
Long-term borrowing from credit institutions – non-current	5,061	—	5,061	—
Issue of government loans – non-current	686	—	686	—
Other loans and financial debts – non-current	2,106	—	504	1,602
Borrowings – non-current	7,853	—	6,251	1,602

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Financial liabilities (cont.)

In € thousand	December 31, 2024	< 1 year	Between 1 and 5 years	Beyond
Bond issues – current	4,816	4,816	—	—
Long-term borrowing from credit institutions – current	552	552	—	—
Accrued interests on loans	138	138	—	—
Current bank borrowings and overdrafts	13	13	—	—
Issue of investments and advances of the state – current	10	10	—	—
Borrowings – current	5,529	5,529	—	—

10.3. Breakdown of borrowings and other loans by maturity (undiscounted Cash Flows)

As of December 31, 2025

In € thousand	December 31, 2025	< 1 year	Between 1 and 5 years	Beyond
Long-term borrowing from credit institutions – non-current	2,290	—	2,290	—
Issue of investments and advances of the state – non-current	1,231	—	1,231	—
Other loans and financial debts – non-current	8,447	—	3,521	4,926
Borrowings – non-current	11,968	—	7,042	4,926
Bond issues – current	68,295	68,295	—	—
Long-term borrowing from credit institutions – current	2,998	2,998	—	—
Accrued interests on loans	43	43	—	—
Other loans and financial debts – current	111	111	—	—
Current bank borrowings and overdrafts	14	14	—	—
Issue of investments and advances of the state – current	7	7	—	—
Borrowings – current	71,468	71,468	—	—

As of December 31, 2024

In € thousand	December 31, 2024	< 1 year	Between 1 and 5 years	Beyond
Long-term borrowing from credit institutions – non-current	6,086	—	6,086	—
Issue of government loans – non-current	686	—	686	—
Other loans and financial debts – non-current	2,858	—	1,035	1,822
Borrowings – non-current	9,630	—	7,807	1,822
			—
Bond issues – current	5,000	5,000	—	—
Long-term borrowing from credit institutions – current	899	899	—	—
Accrued interests on loans	138	138	—	—
Current bank borrowings and overdrafts	13	13	—	—
Issue of investments and advances of the state – current	10	10	—	—
Borrowings – current	6,060	6,060	—	—

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Financial liabilities (cont.)

10.4. Breakdown of current and non-current financial liabilities by type of interest rate

As a percentage	December 31, 2025	December 31, 2024
Fixed rate liabilities	100%	97%
Variable rate liabilities	—	3%

10.5. Maturities of main financial liabilities at amortized cost

in € thousand	Starting date	Maturity date	Nominal	Annual rate
BPI – Innovation R&D	September 30, 2021	June 30, 2029	2,000	0.71%
BPI Amorçage Investissement	December 31, 2021	December 31, 2029	2,000	3.57%
Investissement Québec – Pasqal Canada	September 27, 2024	September 27, 2034	3,289	4.09%
BDC Capital Inc.	July 18, 2024	September 19, 2026	1,863	15.00%
Illinois Finance Authority	October 7, 2025	October 7, 2035	5,114	3.55%

The Group is not subject to financial covenants that could affect the terms, repayment schedule, or continuity of the financing arrangements.

Borrowings secured by collateral are presented in Note 29.1.

Breakdown of lease liabilities by maturity is given in Note 11.2.

10.6. Breakdown of current and non-current financial liabilities by currency

In € thousand	EUR	CAD	USD	Total
Borrowings – non-current	3,130	2,580	1,930	7,640
Borrowings – current	102,868	2,253	43	105,998
Financial liabilities by currencies at December 31, 2025	105,998	4,833	1,973	112,804
In € thousand	EUR	CAD	USD	Total
Borrowings – non-current	3,168	4,684	—	7,853
Borrowings – current	5,524	5	—	5,529
Financial liabilities by currencies at December 31, 2024	8,692	4,690	—	13,382

Note 11. Lease liabilities

The lease liability is initially measured at the present value of the lease payments to be made over the lease term. This amount is estimated in each currency based on available market data and takes into account the expected lease term. Lease payments may include fixed or variable payments that depend on a rate or index known at the beginning of the contract. The term used to calculate the lease liability generally corresponds to the fixed term of the contract, unless there is reasonable certainty that the contract will be renewed or terminated. Management reviews the terms at each reporting date. The discount rate used is the lessee’s marginal borrowing rate. Lease liability is measured at amortized cost using the effective interest rate method.

The lessee thus records:

–       A non-current asset representing the right to use the leased asset in the assets section of the consolidated statement of financial position (See Note 7.4 for further disclosures);

–       A financial liability representing the obligation to pay this right in the liabilities section of the consolidated statement of financial position;

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Lease liabilities (cont.)

–       Depreciation charges for rights of use and interest expense on lease liabilities in the consolidated income statement.

The main simplifications introduced by the standard and adopted by the Group are:

–       The exclusion of short-term leases;

–       And the exclusion of leases relating to low-value assets, i.e. assets with a value under €5 thousand.

Lease payments from contracts excluded from the scope of IFRS 16, as well as variable payments not taken into account in the initial measurement of the liability, are recognized as operating expenses.

11.1. Changes in lease liabilities

Carrying amounts and changes during the period

In € thousand	Lease liabilities – non-current	Lease liabilities – current	Total
Lease liabilities at January 1, 2024	760	1,553	2,313
Subscription	11,293	—	11,293
Reimbursement	—	(1,390)	(1,390)
Translation adjustments	(11)	1	(10)
Decrease(1)	(1,180)	—	(1,180)
Reclassification	(672)	672	—
Lease liabilities at December 31, 2024	10,190	835	11,025
Subscription	116	—	116
Reimbursement	—	(883)	(883)
Translation adjustments	(93)	(14)	(107)
Decrease(1)	—	—	—
Reclassification	(585)	585	0
Lease liabilities at December 31, 2025	9,627	524	10,151

____________

(1)      Relates to lease contracts termination.

11.2. Breakdown of lease liabilities by maturity

As of December 31, 2025

In € thousand	December 31, 2025	< 1 year	Between 1 and 5 years	Beyond
Lease liabilities	10,151	524	4,729	4,899
Lease liabilities	10,151	524	4,729	4,899

As of December 31, 2024

In € thousand	December 31, 2024	< 1 year	Between 1 and 5 years	Beyond
Lease liabilities	11,025	836	3,939	6,250
Lease liabilities	11,025	836	3,939	6,250

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Lease liabilities (cont.)

11.3. Lease expenses

in € thousand	December 31, 2025	December 31, 2024
Depreciation expense of right-of-use assets	(1,606)	(1,751)
Interest expense on lease liabilities	(519)	(311)
Total amount recognized in profit or loss	(2,125)	(2,062)
Short-term leases	(2,483)	(2,430)
Variable lease payments	—	—
Total expense not included in the measurement of lease liability	(2,483)	(2,430)

Note 12. Provisions

In accordance with IAS 37, provisions are recognized at the reporting date when the Group has an obligation to a third party resulting from a past event and it is probable that the settlement of this obligation will result in an outflow of resources embodying economic benefits from the company.

Non-current provisions are discounted if the effect of the time value of money is significant, in accordance with IAS 37. Provisions mainly include provisions for litigation, claims and disputes likely to occur from Group activities, as well as provisions related to the normal operating cycle of business.

Provisions are considered current if they cover an obligation that must be settled or resolved within 12 months of the reporting date. Otherwise, provisions are classified as non-current.

If the Group has a contract that is onerous, the present obligation under the contract is recognized and measured as a provision. However, before a separate provision for an onerous contract is established, the Group recognizes any impairment loss that has occurred on assets dedicated to that contract.

An onerous contract is a contract under which the unavoidable costs (i.e., the costs that the Group cannot avoid because it has the contract) of meeting the obligations under the contract exceed the economic benefits expected to be received under it. The unavoidable costs under a contract reflect the least net cost of exiting from the contract, which is the lower of the cost of fulfilling it and any compensation or penalties arising from failure to fulfil it. The cost of fulfilling a contract comprises the costs that relate directly to the contract (i.e., both incremental costs and an allocation of costs directly related to contract activities).

Carrying amounts and changes during the period

In € thousand	Provisions for litigation	Provisions for onerous contract(1)	Other provisions(2)	Total provisions
January 01, 2024	—	—	5	5
Increases in provisions	—	1,438	3,291	4,728
Provisions used	—	—	—	—
Reversal of unused provisions	—	—	—	—
Reclassifications	—	—	—	—
Translation adjustments	—	—	—	—
Changes in scope	—	—	—	—
December 31, 2024	—	1,438	3,296	4,733

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Provisions (cont.)

In € thousand	Provisions for litigation	Provisions for onerous contract(1)	Other provisions(2)	Total provisions
Increases in provisions	100	—	261	361
Provisions used	—	—	(3,286)	(3,286)
Reversal of unused provisions	—	—	—	—
Reclassifications	—	(1,361)	—	(1,361)
Translation adjustments	—	(77)	—	(77)
Changes in scope	—	—	(15)	(15)
December 31, 2025	100	—	256	356

____________

(1)      In December 2024, Pasqal Canada Inc. entered into (i) a contract to supply and install a QPU at Quebec Inc.’s premises and (ii) a related five-year operating and maintenance (“O&M”) agreement. Because of the significant uncertainties affecting the contract price payable by the customer, Pasqual recorded a provision for onerous contract. Based on its best estimate, Pasqal recognized in 2024 a €1,438 thousand non-current provision for an onerous contract and a €235 thousand impairment of inventories in progress.

As of December 31, 2025, the overall level of exposure relating to this contract remained unchanged. The previously recognized onerous contract provision was reversed and reallocated to an impairment of the related work-in-progress inventory (see Note 8.1 for further disclosure).

(2)      As of December 31, 2024, other provisions mainly included a provision of €2,729 thousand for lease termination costs in connection with the cancellation by the Group of a signed lease agreement for new premises in Paris (“Sentier lease”). In 2025, this provision was utilized following the effective termination of the lease during the period and the recognition of actual costs incurred (see Note 23 for further disclosure).

Note 13. Employee benefit liabilities

In accordance with IAS 19 — Employee Benefits, the liability with respect to defined benefit plans is estimated by using the projected credit unit method, which relies on demographic and financial assumptions.

Under this method, the cost of retirement benefits is recognized in the consolidated statement of income (loss) in a manner that spreads the expense evenly over the employees’ period of service. Retirement benefit obligations are measured at the present value of estimated future benefit payments, discounted using market rates of high-quality corporate bonds with maturities that approximate the timing of the expected benefit payments.

The change in the provision between the beginning and the end of the period is recognized:

–       in profit or loss, for the portion relating to service costs and net interest expense; and

–       in other comprehensive income (loss), for the portion corresponding to actuarial gains and losses.

The Group doesn’t operate any other defined benefit plans.

The Group’s contributions to the defined contribution plan are recognized as expenses in the consolidated statement of income (loss) for the period in which they are incurred.

As at December 31, 2025, employee benefit liabilities break down as follows:

In € thousand	December 31, 2025	December 31, 2024
Cash-settled share-based payments	10,542	6,146
Defined benefit obligation	509	405
Other employee benefit liabilities	—	288
Total employee benefit liabilities	11,051	6,839

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Employee benefit liabilities (cont.)

13.1. Employee benefit obligation

France:

All employees of the Company in France are entitled to retirement benefits under French law, which include:

–       retirement pensions paid by social security bodies, funded through contributions from both the Company and the employees (a defined contribution plan); and

–       a lump-sum payment made by the Company to employees when they retire (a defined benefit plan). The amount paid depends on their length of service with the Company and is determined by the collective agreement or Company agreement in force. The retirement indemnity plan (RIP) scheme is statutory and compulsory for all French companies.

This is a defined benefit scheme for which a provision is established. As of December 31, 2025 and 2024, the amounts were €499 thousand and €405 thousand, respectively.

Korea:

Employees of the Company in Korea are entitled to retirement benefits under Korean labor law. All employees who have completed at least one year of continuous service are entitled to a statutory retirement benefit. It corresponds to a lump-sum payment that depends on the employee’s length of service with the Company and becomes payable upon termination of employment.

This statutory severance scheme qualifies as a defined benefit plan under IAS 19. As of December 31, 2025, the benefit obligation amounts to €15 thousand (nil in 2024).

The cost and present value of the defined benefit obligation are determined using actuarial valuations. An actuarial valuation involves making various assumptions that may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates and future pension increases. Due to the complexities involved in the valuation and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date. The calculation is most sensitive to changes in the discount rate and compensation increase.

Actuarial valuations of Pasqal’s benefit obligations were computed by management with assistance from external actuaries. The principal assumptions used are shown below:

	France			Korea
Principal actuarial assumptions	December 31, 2025	December 31, 2024		December 31, 2025		December 31, 2024
Discount rate	4.30%	3.50	%(1)	2.80	%(2)	n.a
Rate of compensation increase (inflation included)	3.75%	3.75%		5.00%		n.a
Rate of price inflation	n.a	n.a		n.a		n.a
Retirement age	65 years	65 years		60 years		n.a
Mortality table	INSEE TH/TF 18 – 20	INSEE TH/TF 18 – 20		Life tables 1970 – 2014 Korean Ministry of Data and Statistics		n.a

____________

(1)      The discount rate used was based on market rates for high-quality “AA” euro-denominated corporate bonds with a duration close to that of the expected benefit payments. The plan duration at the end of the reporting period is approximately 25 years.

(2)      The discount rate was determined based on sovereign bond market rates with a duration close to that of the expected benefit payments. The plan duration is approximately 2 years.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Employee benefit liabilities (cont.)

Tables below reconcile Pasqal’s defined benefit obligations with the amounts recognized in the consolidated income statement and consolidated statement of financial position:

in € thousand	Defined benefit obligations
Defined benefit obligation at January 01, 2024	237
Current service cost	139
Interest cost	12
Actuarial (gains)/losses	31
Plan curtailments	(15)
Defined benefit obligation at December 31, 2024	405
Current service cost	210
Interest cost	21
Actuarial (gains)/losses	(85)
Plan curtailments	(24)
Benefits paid	(12)
Currency translation adjustments	(1)
Defined benefit obligation at December 31, 2025(1)	514

____________

(1)      Including a current portion of €6 thousand. Accordingly, the non-current portion presented within employee benefit liabilities in the statement of financial position amounts to €509 thousand as of December 31,2025.

The following table summarizes the amounts recognized respectively in the statement of profit or loss and in other comprehensive income:

in € thousand	December 31, 2025	December 31, 2024
Pension expense recognized in the statement of profit or loss	207	137
Amount recognized in other comprehensive income	(85)	31

A quantitative sensitivity analysis for significant assumptions as of December 31, 2025, is shown below:

	France		Korea
Changes in assumptions	Impact on defined benefit obligation – 2025 (in € thousand)	Impact on defined benefit obligation – 2024 (in € thousand)	Impact on defined benefit obligation – 2025 (in € thousand)	Impact on defined benefit obligation – 2024 (in € thousand)
Discount rate
-0.25%	31	26	0	n.a
+0.25%	(29)	(24)	(0)	n.a
Compensation increase
-0.25%	(30)	(25)	(0)	n.a
+0.25%	32	27	0	n.a

The sensitivity analyses are based on a change in a significant assumption, keeping all other assumptions constant. The sensitivity analyses may not be representative of an actual change in the defined benefit obligation as it is unlikely that changes in assumptions would occur in isolation from one another.

The expected payments or contributions to the defined benefit plans over the next 5 years amount to €56 thousand.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Employee benefit liabilities (cont.)

13.2. Other employee benefit liabilities

In connection with MCF acquisition in 2022, a portion of the former shareholders’ remuneration was conditional upon their continued employment. As the contingency was linked to post-combination service, it was not part of the consideration transferred in the business combination. Instead, it is accounted for as deferred remuneration. The outstanding non-current portion as of December 31, 2024 was €288 thousand. As of December 31, 2025, this deferred remuneration is entirely classified as a current liability and is presented within current personnel-related liabilities (see Note 17 for further disclosure).

Note 14. Share-based payments

Accounting policy for BSPCEs and options is disclosed in Note 9.

In accordance with IFRS 2, SARs (Stock Appreciation Rights) granted to corporate officers, employees and service providers are recognized as employee expenses at a value equal to the instrument granted. SARs are cash-settled awards, resulting in recognition of a liability, as the settlement provided for in the contract is a repurchase by Pasqal (i.e., a cash settlement). The expense, corresponding to the difference between the fair value of the liability due to employees and service providers and the subscription price of the right, is measured on the grant date and allocated over the vesting period of the SARs (the period between the grant by the Chairman and the date on which the rights become exercisable), then revalued each financial year at the fair value of Group’s shares.

See Notes 4.5.3 for further disclosures.

14.1. Share-based payment arrangements

A description of BSPCEs and options is provided in Note 9.

The Group’s employees that are not resident in France may be granted share appreciation rights (SARs), which are cash-settled instruments. Unlike equity instruments, SARs do not entitle the holder to shares. They operate as “phantom” awards used to determine a deferred cash bonus, the outcome of which results in a cash outflow for the company. Vesting of the SARs is based solely on the employee’s continued service with the Group for a period of ten years from the date of grant.

The liability associated with these awards is measured both at initial recognition and at each reporting date until settlement, based on the fair value of the SARs, determined using a Monte-Carlo simulation model that reflects the terms of the grant and the extent of services rendered by employees. Several SAR plans have been granted by the Chairman between 2022 and 2025 as shown in the table below, with outstanding SARs at year-end reflecting the impact of cancellations and exercises that have occurred since the grant dates.

The table below shows the SARs allocated in previous financial years as of December 31, 2025:

Plan	Grant date by the Chairman	Number of SAR granted	Number of instruments vested	Number of instruments to be vested	Number of SAR cancelled	Number of SAR exercised	Number of SAR outstanding	Exercise price	Vesting Period
SAR 2022(1)	April 1, 2022	146,100	98,400	5,100	40,700	1,900	103,500	€14.85	4 years
SAR 2023(1)	December 26, 2023	17,700	7,900	3,600	6,200	—	11,500	€73.17	4 years
SAR 06_2024	June 12, 2024	52,763	17,749	17,763	17,251	—	35,512	€74.00	4 years
SAR 10_2024	October 31, 2024	4,180	380	1,140	2,660	—	1,520	€74.00	4 years
SAR 04_2025	April 15, 2025	4,400	1,100	3,300	—	—	4,400	€74.00	4 years
SAR Aeponyx	April 15, 2025	32,400	—	32,400	—	—	32,400	€74.00	4 years
SAR 2025	April 15, 2025	8,700	—	8,700	—	—	8,700	€74.00	3 to 4 years(2)
December 31, 2025		266,243	125,529	72,003	66,811	1,900	197,532

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Share-based payments (cont.)

The table below shows the SARs allocated in previous financial years as of December 31, 2024:

Plan	Grant date by the Chairman	Number of SAR granted	Number of instruments vested	Number of instruments to be vested	Number of SAR cancelled	Number of SAR exercised	Number of SAR outstanding	Exercise price	Vesting Period
SAR 2022(1)	April 1, 2022	146,100	85,100	18,400	38,700	1,900	105,500	€14.85	4 years
SAR 2023(1)	December 26, 2023	17,700	3,950	7,550	1,900	—	15,800	€73.17	4 years
SAR 06_2024	June 12, 2024	52,763	6,559	28,953	960	—	51,803	€74.00	4 years
SAR 10_2024	October 31, 2024	4,180	—	1,520	—	—	4,180	€74.00	4 years
December 31, 2024		220,743	95,609	56,423	41,560	1,900	177,283

____________

(1)      The number of SARs has been multiplied by 100 following the 100-for-1 stock split decided by unanimous decision of the shareholders on June 12, 2024.

(2)      Depending on the individual grant terms applicable to each beneficiary.

The Group accounts for the SAR plans as cash-settled plans.

14.2. IFRS 2 expense

The expense recognized over the periods for share-based payment transactions amounted to €13,872 thousand and €2,777 thousand for the years ended December 31, 2025 and December 31, 2024, respectively.

A breakdown of this expense by plan is shown in the following table:

in € thousand	2025	2024
BSPCE	9,069	1,760
Management option	385	161
Free share plan	21	40
SAR	4,396	817
Total	13,872	2,777

The portion of this expense recognized against equity amounted to €9,475 thousand and was recorded within other reserves, whereas the portion recognized against liability amounted to €4,396 thousand and was recognized under employee benefit liabilities.

The IFRS 2 expense to be recognized in future financial years breaks down as follows:

in € thousand	December 31, 2025
2026	8,449
2027	3,289
2028	950
2029	129
Total	12,816

The expense to be recognized in future financial years by plan is broken down as follows:

in € thousand	December 31, 2025
BSPCE	11,324
Management option	223
Free share plan	10
SAR	1,259
Total	12,816

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Share-based payments (cont.)

The following inputs were used in the valuation of the equity-settled plans granted during 2025 and the cash-settled plans, for the year ended December 31, 2025:

Assumption	December 31, 2025
Risk-free rate	1.9% – 2.6%
Expected volatility	107.6% – 188.0%
Expected exit horizon	0.5 – 4.2 years
Fair value of underlying share	€56.39 – €95.18

•        Risk-free rate:    the risk-free rate applied in the valuation corresponds to the yield on French government bonds, using a maturity consistent with the expected exit horizon.

•        Volatility analysis:    the volatility assumption is derived from the observed share-price volatility of publicly listed companies operating in an industry comparable to Pasqal. The selected volatilities are measured over periods aligned with the various exit scenarios considered. Volatility is calculated on a weekly basis and subsequently annualized.

•        Exit date assumption:    a probabilistic distribution of potential exit dates is applied.

•        Fair value of the underlying share:    The valuation of the common shares is indirectly derived from the overall valuation of the Group. The total equity value is projected using a Monte Carlo simulation, incorporating assumptions regarding share price volatility and the expected timing of an exit event (based on the same assumptions as those used as inputs for the options).

Under each simulated exit scenario, the corresponding equity value is allocated across the various classes of shares in accordance with their respective economic rights. The fair value of Pasqal’s common shares is therefore determined as the average of the simulated values attributable to common shares, discounted at the risk-free rate.

These assumptions are not necessarily indicative of exercise patterns that may occur.

Note 15. Deferred income from government grants

Government grants are recognized where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset.

The Group benefits from the following investment grants awarded by the French State and its operators to support its research, development, and industrial deployment programs:

–       An amount of €2,828 thousand was awarded under the French Plan de Relance and the Programme d’Investissements d’Avenir, operated by Bpifrance S.A., to support the CEPREQ project, which aimed to develop the Group’s first industrial production line for quantum processors and establish a dedicated R&D center in Massy (France).

–       Pasqal received €2,495 thousand in public funding from the European Commission under the Horizon 2020 EIC Accelerator program, supporting the development and industrialization of its next-generation neutral-atom quantum processing units, the “Fresnel QPU”.

–       Pasqal was awarded a public funding of €1,269 thousand under the French Concours d’Innovation i-Nov, managed by Bpifrance S.A. The supported program aims to design an architecture capable of significantly increasing the computational repetition rate of the Group’s quantum processors.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Deferred income from government grants (cont.)

–       Pasqal received €1,234 thousand in public funding under the French France 2030 framework, as part of the i-Demo n°1 call for projects. The funded program focuses on developing innovative laser sources for next-generation neutral-atom quantum computers and integrating them into an advanced demonstrator system.

–       Pasqal was awarded €2,209 thousand for PASQUOPS (2025 – 2028), a Franco-German project coordinated by Pasqal and supported by national innovation agencies. With a total budget of €3,726 thousand, the project brings together six partners to advance scalable, fault-tolerant quantum computing on neutral-atom platforms by improving qubit and gate performance, reducing logical-operation resource requirements, and identifying high-impact real-world applications.

The Group also receives several income-related grants, the most significant of which comes from the European Innovation Council (EIC) to support the PANDA project (Photon-Atom Non-linearities and Deterministic Applications). This initiative is the result of a collaboration between five partners, combining both academic and industrial expertise, with the shared objective of fostering innovation and advancing scientific research. The PANDA project aims to lay the foundations for a future photonic quantum computer, by exploring and developing technologies based on photon — atom nonlinear interactions.

In December 2025, the Group entered into a cash grant agreement with the Korean Government. The grant is subject to compliance with specific conditions, including the execution of committed investment expenditures, the achievement of employment targets and the use of the funds in accordance with eligible cost categories. Non-compliance with these conditions could result in the reduction, suspension or repayment of the grant, together with potential penalties or interest. This grant is allocated between asset-related and income-related components based on the nature of the underlying eligible expenditures. As of 31 December 2025, the conditions attached to the grant had not yet been fulfilled. Accordingly, the amounts received have been recognized as deferred income from government grants and will be recognized in profit or loss as and when the related conditions are satisfied.

Breakdown of deferred income from government grants is as follows:

In € thousand	December 31, 2025	December 31, 2024
Deferred income from Government grants – non-current	9,484	4,683
Deferred income from Government grants – current	7,409	5,331
Total deferred income from Government grants	16,893	10,014

As of December 31, 2025, deferred income from government grants mainly includes:

–       €2,209 thousand related to Pasquops, recognized as non-current deferred income from government grants;

–       €1,331 thousand related to EIC Accelerator program, of which €832 thousand is classified as non-current;

–       €1,269 thousand related to i-Nov, recognized as non-current deferred income from government grants;

–       €1,111 thousand related to i-Demo, of which €864 thousand is classified as non-current;

–       €998 thousand related to Panda, recorded as current deferred income from government grants;

–       €865 thousand related to CEPREQ, of which €539 thousand is classified as non-current;

–       €4,106 thousand related to the grant component of the BPI, Pasqal Canada Investissement Québec and IFA loans, classified as current;

–       €2,832 thousand related to the Korean grant, of which €1,982 thousand is classified as non-current.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Contract liabilities

Carrying amounts and movements during the period

In € thousand	Contract liabilities
Contract liabilities at January 1, 2024	3,173
Billings	14,155
Revenue recognized	—
Translation adjustments	—
Accretion increase(1)	1,740
Accretion release	—
Contract liabilities at December 31, 2024	19,068
Billings	9,997
Revenue recognized	(6,127)
Translation adjustments	(1,012)
Accretion increase(1)	2,718
Accretion release	(1,667)
Contract liabilities at December 31, 2025	22,977

____________

(1)      The accretion reflects the unwinding of discount related to significant financing component identified under IFRS 15.

In 2025, the increase mainly reflects the timing difference between the Group’s billing schedule and the satisfaction of its performance obligations, notably with respect to amounts invoiced under Cineca (€5,345 thousand), DistriQ (€2,981 thousand), Julich (€440 thousand) and Genci contracts (€408 thousand). In 2024, increases mainly reflected advances received from Saudi Arabian Oil Company (€9,038 thousand), DGA (€1,800 thousand), GENCI (€1,640 thousand) and Julich (€1,062 thousand).

In 2025, revenue recognized from the release of contract liabilities amounted to €6,127 thousand (in 2024: nil) following the commissioning of the QPUs on the Genci and Julich contracts, as the related performance obligations were satisfied. See Note 19 for further disclosures.

Certain contracts contain a significant financing component within the meaning of IFRS 15. In accordance with IFRS 15, related contract liabilities are accreted using the Group’s incremental borrowing rate determined at contract inception. The incremental borrowing rates applied ranged from 22.14% to 23.13%.

The accretion period corresponds to the period between receipt of customer advances and satisfaction of the related performance obligations and generally ranged from 22 to 36 months.

Interest expense recognized in respect of the significant financing component amounted to €2,718 thousand for the year ended December 31, 2025 and €1,740 thousand for the year ended December 31, 2024.

In 2025, accretion effects relating to the Genci and Julich contracts were released to revenue for an amount of €1,667 thousand, following the commissioning of the QPUs and the satisfaction of the related performance obligations (in 2024: nil). See Note 24 for further disclosures.

The Group applies the IFRS 15 one-year practical expedient and therefore does not recognize a significant financing component when the period between payment and the transfer of goods or services is one year or less.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Other liabilities

A breakdown of other non-current and current liabilities is shown in the table below:

in € thousand	December 31, 2025	December 31, 2024
Trade and other payables	9,556	6,607

Personnel-related liabilities(1)	5,028	3,166
Tax payables	1,995	2,688
Other creditors	1,060	620
Other current liabilities	15,678	6,475

Non-current contingent consideration financial liability(2)	—	14,913
Other non-current liabilities	—	14,913
Total	25,235	27,995

____________

(1)      Including MCF former shareholders’ deferred remuneration for €403 thousand. See Note 13.2 for further disclosures.

(2)      The contingent consideration financial liability arose from the acquisition of Aeponyx completed in 2024 and comprised the issuance of 51,923 Exchangeable Shares and 55,384 Milestone Shares of Pasqal SAS, the Milestone Shares being subject to the achievement of specified operational performance milestones on or before August 1, 2026. The contingent consideration was initially recognized as a financial liability in accordance with IAS 32, as settlement was expected to occur through the issuance of a variable number of Pasqal shares and therefore did not meet the fixed-for-fixed criterion for equity classification. On December 16, 2025, the exchange ratio applicable to the Exchangeable and Milestone Shares became contractually fixed. As this portion of the contingent consideration no longer met the definition of a financial liability under IAS 32, the Group recognized the related instrument within equity for an amount of €14,839 thousand, corresponding to its fair value at the reclassification date (see Note 9.3). The related financial liability was measured at fair value of €14,913 thousand as of December 31, 2024. Refer to Note 18 for fair value measurement disclosures and to Note 33 for the prior period revision related to the initial recognition of this liability.

Note 18. Fair value measurement

The Group measures financial instruments at fair value.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•        In the principal market for the asset or liability; or

•        In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Fair value measurement (cont.)

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

Valuation experts are involved for fair valuation.

Management assesses that the fair values of cash, trade receivables, trade payables and other current financial assets and liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

When the fair values of financial assets and financial liabilities recorded in the statement of financial position cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques. A degree of judgement is required in establishing fair values. Related changes in assumptions could affect the reported fair value of financial instruments.

Contingent consideration — Aeponyx acquisition

The contingent consideration related to the acquisition of Aeponyx is measured at fair value using a probability-weighted valuation model based on the estimated number of Milestone Shares expected to be issued and the reference share price of Pasqal SAS.

The valuation incorporates contractual settlement scenarios and management’s assessment of the probability of achievement of the operational and performance milestones. The valuation was supported by an external valuation specialist.

Significant unobservable inputs used in the valuation include:

–       the reference share price of Pasqal SAS;

–       the estimated number of Milestone Shares expected to be issued;

–       the probability of achievement of the operational and performance milestones;

–       the expected settlement mechanics and applicable exchange ratio scenarios; and

–       a discount rate reflecting the time value of money and the credit risk associated with the instrument.

The related financial liability was classified within non-current liabilities as of December 31, 2024. As of December 31, 2025, the fixed Exchangeable and Milestone Shares were recognized within equity following the determination of the exchange ratio upon completion of the Series C financing.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Fair value measurement (cont.)

The movements in the fair value of the contingent consideration during the period were as follows:

Movement (in € thousand)	Amount	Reference P&L line
Initial recognition at acquisition date (July 29, 2024)	14,733	—
Fair value remeasurement 2024	180	Change in fair value of financial liabilities
Balance at December 31, 2024 (non-current)	14,913	—
Recognition of fixed Exchangeable Shares within equity	(7,245)	—
Recognition of fixed Milestone Shares within equity	(7,594)
Fair value remeasurement 2025	(526)	Other operating income
Unwinding of discount 2025	452	Other operating income
Remaining balance at December 31, 2025 (current)	—	—

The following table provides the fair value measurement hierarchy of the Group’s financial assets and liabilities:

in € thousand	December 31, 2025					December 31, 2024
	Fair value measurement using					Fair value measurement using
	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)		At amortized cost(1)	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)		At amortized cost(1)
Deposits	—	—	—		8,421	—	—	—		11,202
Trade receivables	—	—	—		5,608	—	—	—		2,133
Government grants receivable	—	—	—		9,379	—	—	—		10,870
Cash and cash equivalents	—	—	—		73,762	—	—	—		7,163
Total financial assets	—	—	—		97,170	—	—	—		31,369
Borrowings	—	—	102,278	(2)	10,526	—	—	4,816	(3)	8,566
Lease liabilities	—	—	—		10,151	—	—	—		11,025
Trade and other payables	—	—	—		9,556	—	—	—		6,607
Cash-settled share-based payment liabilities	—	—	10,542		—	—	—	6,146		—
Contingent consideration financial liability(4)	—	—	—		—	—	—	14,913		—
Other financial liabilities	—	—	—		8,084	—	—	—		6,475
Total financial liabilities	—	—	112,820		38,318	—	—	25,875		32,673

____________

(1)      The carrying amount of financial assets measured at amortized cost is deemed to be a reasonable estimation of fair value.

(2)      Corresponds to the fair value of the bonds redeemable in shares measured as at December 31, 2025.

(3)      Corresponds to the fair value of the convertible loan measured as at December 31, 2024.

(4)      Relates to the contingent consideration financial liability arising from the acquisition of Aeponyx completed in 2024. This amount was reclassified, within equity in 2025 (see Note 17). See Notes 17 and 33 for further disclosures on the Exchangeable and Milestone Shares.

Fair values (including accrued interest) for the main financial liabilities are as follows:

•        BPI — Innovation R&D (EUR): €960 thousand at December 31, 2025 (€1,118 thousand at December 31, 2024);

•        BPI Amorçage Investissement (EUR): €1,119 thousand at December 31, 2025 (€1,291 thousand at December 31, 2024);

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Fair value measurement (cont.)

•        Investissement Québec (CAD): €1,621 thousand at December 31, 2025 (€1,081 thousand at December 31, 2024);

•        BDC Capital Inc (CAD): €1,995 thousand at December 31, 2025 (€2,293 thousand at December 31, 2024);

•        Illinois Finance Authority (USD): €1,634 thousand at December 31, 2025.

Note 19. Revenue

19.1. Revenue recognition

Performance obligations

The Group generates revenue from the sale of quantum equipment (QPU) and from the sale of QPU-related services which include computing time on quantum computers, maintenance services and research and development services.

Revenue from contracts with customers is recognized when control of the goods or services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. The Group has concluded that it is the principal in its revenue arrangements.

Revenue from QPU sales (including licenses, hardware and software) is recognized at the point in time when control of the asset is transferred to the customer. QPU sales are recognized at a point in time, as customer arrangements do not meet the criteria for over-time revenue recognition under IFRS 15. In particular, the Group does not develop QPUs for customer-specific configurations, and the related performance obligation is therefore satisfied only upon the transfer of control, generally upon completion of installation and acceptance of the customer.

Revenue from QPU-related services relating to time-sharing computing services, or maintenance, is recognized over time on a usage or straight-line basis. Research and development services revenue is recognized over time using the cost to cost method to measure progress to completion.

In addition, the Group sales cryogenic systems (4K cryostats) used in quantum technology research. Revenue from the sale of cryostats is recognized at the point in time when control of the asset is transferred to the customer.

Revenue unlikely to be collected is not recognized in the financial statements for the period in which the performance obligation is satisfied.

Transaction price

The Group considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for each performance obligation, the Group considers, among other factors, the effects of variable consideration and the existence of a significant financing component. Variable (including contingent) consideration is included in the transaction price only to the extent that it is highly probable that no significant reversal of cumulative revenue will arise when the uncertainty is resolved.

Significant financing component

The Group receives advance payments from customers for the sale of quantum processing units (QPU) with a delivery and commissioning lead time of two years after signing the contract and receipt of payment. There is a significant financing component for these contracts considering the length of time between the customers’ payment and the transfer of the equipment, as well as the prevailing interest rate in the market. As such, the transaction price is adjusted and an interest expense is accreted on contract liabilities.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Revenue (cont.)

Contract liabilities

A contract liability is recognized if a payment is received or a payment is due (whichever is earlier) from a customer before the Group transfers the related goods or services. Contract liabilities are recognized as revenue when the Group satisfies the related performance obligations in accordance with IFRS 15.

See Note 16 for further disclosures.

19.2. Breakdown of revenue

in € thousand	2025	2024
QPU sales(1)	7,457	—
QPU-related services(2)	6,459	2,064
Cryostat sales	2,552	1,444
Total by products or services	16,468	3,508

____________

(1)      Including the release of the accretion effect related to the significant financing components amounting to €1,667 thousand. See Note 16 for further disclosures.

(2)      QPU-related services are mainly made of R&D services. QPU maintenance services represent €7 thousand. No revenue was recognized on time-sharing computing services as at December 31, 2025.

in € thousand	2025	%	2024	%
France	10,352	63%	2,577	73%
Germany	4,387	27%	161	5%
Rest of Europe	790	5%	544	16%
North America	346	2%	—	—
Asia Pacific	228	1%	387	11%
Rest of the world	365	2%	—	—
Total	16,468	100%	3,508	100%

As of December 31, 2025, three customers each accounted for more than 10% of the Group’s consolidated revenue, generated from QPU sales and QPU-related services in France and Germany. These three customers together accounted for 78% of the Group’s consolidated revenue (€12,826 thousand).

As of December 31, 2024, only one customer accounted for more than 10% of the Group’s consolidated revenue, generated from QPU-related services in France. This customer accounted for 23% of the Group’s consolidated revenue (€800 thousand).

19.3. Remaining performance obligations

The amount of the order book (firm orders not fulfilled) and the provisional schedule for the fulfilment of the unfulfilled performance obligations is as follows:

in € thousand	December 31, 2025
Completion expected in 2026	15,288
Completion expected in 2027 and beyond	20,144
Total order book	35,432

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Revenue (cont.)

Unfulfilled performance obligations as of December 31, 2024 were as follows:

in € thousand	December 31, 2024
Completion expected in 2025	13,827
Completion expected in 2026 and beyond	22,323
Total order book	36,150

No expected revenue was included for Quebec Inc. due to the significant uncertainty on variable consideration.

Note 20. Purchases of material

In € thousand	2025	2024
Purchases of raw materials and consumables	(4,992)	(6,645)
Other purchases(1)	(65)	(155)
Purchases of material	(5,057)	(6,799)

____________

(1)      Mainly purchases of goods.

Note 21. Employee salaries and benefit expenses

Employee salaries and benefit expenses amount to €38,671 thousand for the year ended December 31, 2025, compared with €27,860 thousand in 2024.

In € thousand	2025	2024
Salaries, wages and benefits	(18,011)	(18,808)
Social security contributions	(6,261)	(5,268)
Other salaries expenses(a)	(14,214)	(3,648)
Allowance for retirement plan(b)	(186)	(137)
Employee salaries and benefit expenses	(38,671)	(27,860)

(a)    Including in 2025:

–       Spreading of the expense relating to post-combination services in relation with the MCF acquisition for €191 thousand (€383 thousand in 2024).

–       Expense for the financial year relating to BSPCEs, SARs and options for an amount of €13,872 thousand (€2,777 thousand in 2024).

(b)    See further disclosures in Note 13 — Defined benefit obligation.

The Group’s average headcount breaks down as follows:

	December 31, 2025	December 31, 2024
Managers	196	182
Technical and administrative staff	29	16
Total France Workforce	224	198

Expatriate and local headcount	62	95
Average Group headcount	286	293

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 22. Professional services and other services

External services primarily consist of outsourced activities such as accounting and legal fees, lease expenses that fall outside the scope of IFRS 16 — Leases (short-term leases, low-value assets, and variable lease payments, see Notes 7.4 and 11), as well as other miscellaneous expenses. See detailed breakdown below.

In € thousand	2025	2024
Fees for external professional services	(11,909)	(11,053)
Property costs (including rentals)	(2,540)	(2,455)
Advertising and public relation expenses	(688)	(2,384)
Travel and entertainment expenses	(978)	(2,236)
Other outsourced services	(840)	(1,359)
Other external charges	(640)	(454)
Maintenance and repairs	(926)	(316)
Insurance	(294)	(189)
Bank fees	(390)	(173)
Transport costs	(336)	(159)
Telephone, postage	(100)	(154)
Professional services and other services	(19,641)	(20,933)

Note 23. Other operating income and expenses

In € thousand	2025	2024
Change in provisions for onerous contracts	—	(1,438)
Other taxes and levies	(405)	(273)
Other operating expenses	(306)	(4,202)
Other operating income	1,907	259
Net book value of divested intangible assets	—	(123)
Net book value of divested tangible assets	—	(371)
Other operating income and expenses	1,196	(6,148)

Note 24. Finance income

In € thousand	2025	2024
Financial income from cash and cash equivalents	592	706
Foreign exchange gains on financial operations	982	334
Finance income	1,574	1,041

Note 25. Interest expense and other financial expenses

In € thousand	2025	2024
Interest expense(1)	(3,871)	(2,522)
Interest expense on lease liabilities	(519)	(311)
Foreign exchange loss on financial operations	(2,411)	(301)
Issuance costs of financial liabilities measured at FVPL	(1,606)	—
Other financial expense	(3)	(5)
Interest expense and other financial expenses	(8,410)	(3,139)

____________

(1)      Including interest expense related to the accretion of contract liabilities amounting to €2,718 thousand (see Note 16).

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 26. Income taxes

Deferred taxes are recognized to reflect the differences between the book values and tax values of assets and liabilities.

They result from:

–       Temporary differences arising when the book value of an asset or liability differs from its tax value. These are either:

•        Sources of future taxes: (deferred tax liabilities) these are essentially income for which taxation is deferred;

•        Sources of future deductions (deferred tax assets): these mainly comprise provisions that are temporarily non-deductible for tax purposes.

These assets are recognized to the extent that it is probable that sufficient taxable income will be available against which the temporary differences can be offset, and are reviewed at each reporting date.

–       Tax loss carry-forwards (deferred tax assets) that are likely to be recovered in future periods.

Deferred taxes are measured at the local tax rates expected to apply in the period in which the asset will be realized and the liability settled, based on tax rates that have been enacted or substantively enacted at the reporting date, depending on the country. Thus, as of December 31, 2025, temporary differences and tax loss carry-forwards of French entities were recognized at the rates enacted, i.e., 25% for 2025 and beyond. The tax rate for 2024 was 25%.

To the extent that it is not probable for a group entity to recover net deferred tax assets in the medium term, the net deferred tax assets of that entity are impaired.

26.1. Income tax

The table below shows the allocation of income tax expense between current and deferred taxes:

In € thousand	2025	2024
Corporation tax	(1)	—
Deferred taxes	(92)	347
Income tax	(93)	347

The difference between the theoretical tax charge and the actual income tax expense mainly results from tax losses carried forward for which no deferred tax assets have been recognized.

26.2. Deferred tax assets and liabilities

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which deductible temporary differences and tax loss carryforwards can be utilized. Accordingly, deferred tax assets have not been recognized for certain loss-making entities.

As of December 31, 2025, unrecognized deferred tax assets mainly related to tax loss carryforwards of Pasqal SAS amounting to €126.5 million and Pasqal Canada amounting to €7.0 million.

In 2024, the Group’s net deferred tax liability position mainly arose from the fair value step-up recognized on the technology acquired in the Aeponyx acquisition, partially offset by deferred tax assets recognized on Aeponyx’s tax loss carryforwards. In 2025, changes in Aeponyx’s tax loss carryforwards further offset the deferred tax liability relating to the fair value step-up. As a result, the Group’s net deferred tax liability position amounted to €366 thousand as of December 31, 2025 (€276 thousand as of December 31, 2024).

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 26. Income taxes (cont.)

Deferred taxes	December 31, 2025	December 31, 2024
Deferred tax liabilities(1)	(366)	(276)

Deferred tax by nature
Deferred tax on Aeponyx’s tax loss carryforwards(1)	2,886	3,018
Deferred tax on PPA(1)(2)	(3,251)	(3,294)

Deferred tax by country
Canada	(366)	(276)

____________

(1)      Deferred tax balances mainly relate to the fair value step-up on the technology recognized at the Aeponyx acquisition and to Aeponyx’s tax loss carryforwards existing at the acquisition date.

(2)      See Note 7.1 for further disclosure on Aeponyx’s acquisition.

Note 27. Earnings per share

The following table reflects the calculation of the basic and diluted earnings per share.

in € thousand	2025	2024
Numerator
Loss for the period from continuing operations	(92.355)	(48,498)
Loss attributable to owners of the parent from continuing operations	(92.355)	(48,498)

Denominator
Weighted average number of ordinary shares outstanding used in computing basic and diluted loss per share	6,929,134	6,923,000
Loss per share – basic and diluted	(13.3)	(7.0)

As the Group reported a loss of €92.355 thousand for the year ended December 31, 2025 (€48,498 thousand for the year ended December 31, 2024), diluted loss per share excludes all instruments that could potentially dilute earnings per share in the future periods. They were not included in the calculation of diluted earnings per share because they are antidilutive for the period presented. Accordingly, diluted loss per share is identical to basic loss per share.

As of December 31, 2025, the total number of potential ordinary shares related to instruments that could potentially dilute basic earnings per share amounted to 8,460,074 (as of December 31, 2024: 7,985,184), including contingently issuable upon settlement of contingent consideration arrangements. See Notes 9.4, 10 and 17 for further details on these instruments.

Note 28. Related party disclosures

28.1. Definition of related parties

Related parties are defined in accordance with IAS 24 — Related Party Disclosures. Related parties include, among others, key management personnel (“KMP”), members of governance bodies, shareholders and other parties as defined under IAS 24.

The Group does not have a parent company and therefore does not have an ultimate controlling parent.

28.2. Related party transactions and balances

Transactions and balances (excluding KMP compensation)

Related party transactions mainly relate to shareholders, directors and entities controlled or significantly influenced by members of the Group’s key management personnel or Supervisory Board.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 28. Related party disclosures (cont.)

The following transactions and balances with related parties occurred during the period:

in € thousand	December 31, 2025	December 31, 2024
Liabilities
Borrowings	24,364	4,776
Deferred income from grants	2,503	2,503
Other current liabilities	291	—

Income and expenses
Professional services	1,547	1,163
Interest expense	158	95

Key management personnel (KMP) compensation

Key management personnel comprise members of Group’s executive management team and members of Supervisory Board who have authority and responsibility for planning, directing and controlling the activities of the Group. As of December 31, 2025, key management personnel consist of 11 individuals (as of December 31, 2024: 11 individuals), including individuals who ceased their functions during the period.

Key management personnel compensation was as follows:

in € thousand	December 31, 2025	December 31, 2024
Employee short-term benefits	1,993	1,973
Pension expense	25	22
Share-based payment transactions(1)	8,114	16
Total compensation recognized to key management personnel	10,132	2,011

____________

(1)      The increase in Share-based payment expense in 2025 mainly relates to grants and modifications of equity instruments issued to members of key management personnel in connection with the Series C financing and the planned business combination transaction.

The amounts disclosed above represent expenses recognized in profit or loss during the reporting period in respect of key management personnel.

The table below presents the aggregate defined benefit obligation for individuals who hold or have held executive positions during the reporting period:

in € thousand	December 31, 2025	December 31, 2024
Defined benefit obligation	80	62
Total defined benefit obligation	80	62

28.3. Commitments with related parties

The Group has committed to issue contingent consideration shares in connection with the acquisition of Aeponyx to former owners of Aeponyx, who became members of key management personnel following the acquisition. See Note 17 for further disclosures.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 29. Off-balance-sheet commitments

29.1. Commitments given

In € thousand	December 31, 2025	December 31, 2024
Guarantees and collateral granted in connection with financing arrangements(a)	22,089	10,035
Other commitments given(b)	21,218	20,855
Total	43,307	30,890

____________

(a)      Guarantees and collateral granted in connection with financing arrangements

These commitments mainly comprise:

–   a joint guarantee granted by Pasqal SAS to Investissement Québec in connection with the CAD 15,000 thousand loan entered into by Pasqal Canada;

–   a corporate guarantee granted by Pasqal SAS in connection with the USD 15,000 thousand loan entered into by Pasqal USA with the Illinois Finance Authority; and

–   a chattel mortgage granted by Pasqal Canada in connection with the Investissement Québec loan for CAD 15,000 thousand.

(b)     Other commitments given

These commitments mainly comprise:

–   the commitment granted to BDC Capital Inc. in connection with the Aeponyx promissory note amounting to CAD 3,000 thousand (approximately €1,863 thousand) as of December 31, 2025; and

–   commitments and guarantees entered into in connection with strategic commercial agreements, notably the first demand bank guarantee issued in relation to the contract with Saudi Arabian Oil Company (“Aramco”), amounting to 9,189 thousand as of December 31, 2025.

29.2. Commitments received

In € thousand	December 31, 2025	December 31, 2024
Undrawn Investissement Québec facility	6,029	14,314
Undrawn Illinois Finance Authority facility	7,671	—
Undrawn Korean government grant facility	11,168	—
Total	24,868	14,314

As of December 31, 2025, the Group had access to an undrawn credit facility with Investissement Québec amounting to CAD 9,704 thousand, out of a total available facility of CAD 15,000 thousand.

In addition, the Group benefits from a financing arrangement with the Illinois Finance Authority totaling USD 15,000 thousand, of which USD 6,000 thousand had been drawn as of December 31, 2025, leaving USD 9,000 thousand available for future drawdown.

In addition, the Group has access to the residual undrawn portion of the cash grant agreement entered into with the Korean Government on November 7, 2025, for a maximum total amount of KRW 24 billion (approximately €14,000 thousand), of which €2,832 thousand had been received as of December 31, 2025 and recognized as deferred income (see Notes 2.1.5 and 15). The undrawn portion remains available subject to the Group’s continued compliance with the conditions of the agreement, including committed investment expenditures, employment targets and use of funds for eligible cost categories.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 30. Changes in net working capital related to operating activities

In € thousand	December 31, 2025	December 31, 2024
CASH FLOW USED IN OPERATING ACTIVITIES
Consolidated net loss	(92,355)	(48,498)

Depreciation of PPE, amortization of intangible assets and impairments	8,772	6,868
Change in provisions	(4,092)	4,878
Equity-settled share-based payments & other personnel expense(1)	9,666	2,353
Change in fair value of financial liabilities at FVTPL	34,931	(4)
Gain and losses on disposal of assets	(218)	432
Financial expense – non-cash items	3,385	1,685
Income tax – non-cash items	(93)	(347)
Interest paid	1,211	674
Change in operating working capital	14,336	2,037
Cash generated from operations	(24,270)	(29,922)

____________

(1)      Includes equity-settled share-based payment expense for €9,475 thousand (€1,970 thousand in 2024) and expense relating to post-combination services in relation with the MCF acquisition for €191 thousand (€383 thousand in 2024).

Change in operating working capital is disclosed below:

In € thousand	December 31, 2025	December 31, 2024
Change in operating working capital	14,336	2,037
Change in networking capital for operating activities	14,336	2,037
Change in inventories	3,379	(8,641)
Change in trade receivables and related accounts	(3,469)	(1,912)
Change in other receivables	(273)	(1,761)
Change in trade payables and related accounts	3,835	(707)
Change in contract liabilities	9,997	14,155
Change in other liabilities	867	903

Note 31. Events after the reporting period

The following events occurred after the reporting date and do not provide evidence of conditions that existed as of December 31, 2025. Accordingly, they have not been reflected in the consolidated financial statements.

31.1. Business

•        Subsequent to December 31, 2025, the technical milestone underlying the issuance of 55,384 Milestone Shares in connection with the Aeponyx acquisition was successfully achieved. As a result, the issuance of these shares is expected to occur prior to the contractual deadline of August 1, 2026.

This event will be reflected in the Group’s consolidated financial statements for the year ending December 31, 2026. See Notes 17, 18 and 33 for further disclosures.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 31. Events after the reporting period (cont.)

31.2. Business Combination Agreement

On February 28, 2026, the Group entered into a Business Combination Agreement with a special purpose acquisition company (“SPAC”), pursuant to which the Group is expected to become a publicly listed company upon completion of the transaction, subject to the satisfaction of customary closing conditions, regulatory approvals and approval by the SPAC shareholders. As part of this agreement, Pasqal shareholders will receive shares in the combined entity based on an exchange ratio established by reference to the relative equity values of the two parties at the time of the transaction.

The Business Combination Agreement had not been completed as of December 31, 2025, and does not affect the consolidated financial statements for the year then ended.

31.3. Group reorganization

•        Subsequent to December 31, 2025, the Group initiated a legal and operational reorganization project intended to evolve its organizational structure and ownership framework in connection with its anticipated business combination.

This project was formalized through agreements entered into on February 28, 2026. It provides, in particular, for the establishment of a holding company, Pasqal Holding SAS, intended to become the parent company of the Group, as well as the reorganization of certain activities within dedicated subsidiaries.

•        In connection with the implementation of this reorganization, Wasiq Bokhari was appointed President of Pasqal Holding SAS and Loic Henriet managing director of Pasqal Holding SAS. As a result, following completion of the reorganization, Pasqal Holding SAS is expected to assume overall governance and strategic oversight of the Group.

The legal and operational implementation of the reorganization is expected to occur during the first half of 2026 and will involve intragroup transactions, including capital restructuring steps.

As part of this reorganization, the Aeponyx documentation has been updated to enable the exchange of Aeponyx shares against Pasqal Holding SAS shares instead of Pasqal SAS shares.

As these events occurred after the reporting date and do not affect the existence of control as of December 31, 2025, they have no impact on the consolidated financial statements for the year then ended. However, had this transaction been completed prior to the issuance of these financial statements, they would have impacted the potential fully diluted number of shares. The accounting effects of the reorganization will be reflected in the consolidated financial statements of the periods in which the relevant transactions are legally completed.

31.4. Financing

In continuation of the capital increase program initiated in December 2025, the Group proceeded with additional subscriptions of Series C Shares during January and February 2026.

A total of 499,769 Series C Shares were issued over this period, generating proceeds of €69,738 thousand. Following these Series C issuances, and upon completion of the Qualified Equity Financing as contractually defined in the ORA agreements, the ORAs were automatically redeemed in Series C Shares on March 2, 2026.

As a result of this redemption, a total of 682,448 Series C Shares were issued to ORA holders on March 2, 2026. The ORAs were derecognized upon conversion into equity instruments, with the corresponding amount reclassified from financial liabilities to equity.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 31. Events after the reporting period (cont.)

On March 4, 2026, in connection with the planned Business Combination, Bleichroeder and Merger Sub entered into a securities purchase agreement with certain investors (the “March 2026 Financing,” previously referred to herein as the “Pre-PIPE”), pursuant to which such investors agreed, subject to customary closing conditions, to purchase a minimum aggregate subscription amount of $250.0 million of New Pasqal Convertible Bonds and to receive warrants to subscribe for a number of New Pasqal ordinary shares equal to 125% of the shares into which the New Pasqal Convertible Bonds are initially convertible, at an exercise price of $12.00 per share (the “Investment Warrants”), for an aggregate purchase price of $200.0 million, reflecting a 20% original issue discount. The New Pasqal Convertible Bonds will bear interest at 10% per annum payable in cash or 12% per annum payable in kind and will be convertible into New Pasqal ordinary shares at $12.00 per share. Moreover, on May 23, 2026, the Supervisory Committee acknowledged an increase in the investment under the SPA Pre-Pipe framework by an amount of up to USD 50 million in accordance with the existing contractual provisions of the SPA Pre-Pipe agreement. This event constitutes a non-adjusting subsequent event.

31.5. Geopolitical and macroeconomic context

While the Group has operations in Saudi Arabia and holds current assets located in the region with a carrying amount of €694 thousand as of December 31, 2025, it has not identified any material impact on its consolidated financial statements as of the reporting date, whether arising directly from its presence in the country or indirectly from the escalation of the conflict in February 2026, which may have broader implications for global economic conditions.

Nevertheless, the Group continues to closely monitor developments in the region and remains prepared to take all appropriate measures necessary to mitigate any potential impact of the conflict on its financial position, financial performance and financial outlook.

As of the reporting date, the Group estimates that its future commercial backlog in the region amounts to approximately €16,658 thousand.

Note 32. Other information

As of December 31, 2024 and December 31, 2025, the Group’s scope of consolidation includes the following subsidiaries:

Entities	Geographical area	2025		2024
		% interest	Consolidation method	% interest	Consolidation method
Pasqal SAS	France	100%	FC(1)	100%	FC(1)
Pasqal Saudi Arabia	Saudi Arabia	100%	FC(1)	100%	FC(1)
Pasqal Canada Inc.	Canada	100%	FC(1)	100%	FC(1)
Aeponyx Entreprises Inc.	Canada	100%	FC(1)	100%	FC(1)
Photonic Integrated Circuits Inc.	Canada	100%	FC(1)	100%	FC(1)
Pasqal Korea	South Korea	100%	FC(1)	100%	FC(1)
Pasqal USA Inc.	United States	100%	FC(1)	100%	FC(1)
QuandCo Solutions GmbH(3)	Germany	—	NC(2)	100%	FC(1)
Pasqal Japan(3)	Japan	—	NC(2)	100%	FC(1)
Pasqal Netherlands(3)	Netherlands	—	NC(2)	100%	FC(1)
Pasqal UK Ltd(3)	United Kingdom	—	NC(2)	100%	FC(1)

____________

(1)      Fully Consolidated.

(2)      Non Consolidated.

(3)      See Note 2.1.1 for further disclosures.

PASQAL SAS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 33. Revision to prior period financial statements

During the preparation of these consolidated financial statements for the year ended December 31, 2025, the Group identified a revision which impacts the consolidated financial statements for the year ended December 31, 2024 related to the measurement of the consideration transferred in connection with the acquisition of Aeponyx Inc. (“Aeponyx”), completed on July 29, 2024.

At the acquisition date, the consideration transferred, consisting of fixed and contingent Pasqal shares to be issued, had initially been measured based on the undiscounted implied value of the shares to be issued rather than at fair value, as required by IFRS 3 “Business Combinations” and IFRS 13 “Fair Value Measurement”.

As a result, goodwill and the related financial liability were overstated by €767 thousand at the acquisition date. In addition, the subsequent remeasurement of the financial liability recognized in profit or loss for the year ended December 31, 2024 was understated by €180 thousand.

Applying the SEC Staff Accounting Bulletin No. 99, “Materiality”, the Group determined that these revisions were not material to the previously issued FY2024 financial statements individually or in the aggregate, but that it was appropriate to revise the comparative information included in the 2025 Form F-4 (including the December 31, 2024 balance sheet, statements of changes in equity and statement of profit or loss). We have revised the consolidated statement of financial position, consolidated statement of changes in equity and consolidated statement of profit or loss, Note 7, Note 17 and Note 18 as of December 31, 2024. These revisions had no effect on other comprehensive income or our statement of cash flows for the year ended December 31, 2024.

Consolidated statement of financial position as of December 31, 2024

In € thousand	As previously reported	Adjustments	As revised
Goodwill(1)	20,800	(767)	20,033
Total non-current assets	87,062	(767)	86,294
Total assets	126,774	(767)	126,007
Other non-current liabilities(1)	15,500	(587)	14,913
Total non-current liabilities	45,341	(587)	44,754
Total liabilities	93,920	(587)	93,333
Loss for the year(1)	(48,318)	(180)	(48,498)
Total equity	32,853	(180)	32,674

Consolidated statement of profit or loss for the year ended December 31, 2024

In € thousand	As previously reported	Adjustments	As revised
Change in fair value of financial liabilities at FVTPL(1)	184	(180)	4
Loss before tax	(48,665)	(180)	(48,844)
Loss for the year	(48,318)	(180)	(48,498)

____________

(1)      Represents the revision related to the fair value of the consideration transferred in connection with the acquisition of Aeponyx (see Notes 7.1, 17 and 18).